As filed with the Securities and Exchange Commission on April 18, 2014

Registration No. 333-193697

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

McGraw-Hill Global Education Holdings, LLC

(Exact name of registrant as specified in its charter)

Delaware	2731	90-0942340
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Penn Plaza

New York, NY 10121

(646) 766-2001

McGraw-Hill Global Education Finance, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2731	38-3899822
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Penn Plaza

New York, NY 10121

(646) 766-2001

GUARANTORS LISTED ON SCHEDULE A HERETO

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David B. Stafford, Esq.

Senior Vice President and General Counsel

McGraw-Hill Global Education Holdings, LLC

2 Penn Plaza

New York, NY 10121

(646) 766-2626

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Monica K. Thurmond, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
9.75% First-Priority Senior Secured Notes due 2021	$800,000,000	100%	$800,000,000	$103,040
Guarantees of 9.75% First-Priority Senior Secured Notes due 2021	$800,000,000	N/A(3)	N/A(3)	N/A(3)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.
(2)	The registration fee has been calculated pursuant to Rule 457(n) of the Securities Act of 1933. Previously paid.
(3)	No additional consideration is being received for the guarantees, and, therefore no additional fee is required.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

Name	Jurisdiction of Formation	Primary Standard Industrial Classification Code Number	I.R.S Employer Identification No.
McGraw-Hill Global Education Intermediate Holdings, LLC	Delaware	2731	80-0899362
ALEKS Corporation	Delaware	2731	33-0768469
McGraw-Hill Education Publications Overseas LLC	Delaware	2731	45-4673714
McGraw-Hill Education Ventures LLC	Delaware	2731	N/A
McGraw-Hill Global Education, LLC	Delaware	2731	46-0872435
McGraw-Hill Global Education Mexico Holdings, LLC	Delaware	2731	90-0942413
McGraw-Hill International Enterprises LLC	Delaware	2731	N/A
McGraw-Hill Interamericana, Inc.	New York	2731	13-3546793
ALEKS Holdco, LLC	Delaware	2731	N/A
Tegrity, Inc.	California	2731	77-0399280

The address of each of the additional registrants is c/o McGraw-Hill Global Education Intermediate Holdings, LLC, 2 Penn Plaza, New York, NY 10121.

The information in this prospectus is not complete and may be changed. The Issuers may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, APRIL 18, 2014

PRELIMINARY PROSPECTUS

McGraw-Hill Global Education Holdings, LLC

McGraw-Hill Global Education Finance, Inc.

Exchange Offer for $800,000,000

9.75% First-Priority Senior Secured Notes due 2021

The Notes and the Guarantees

•	The Issuers are offering to exchange $800,000,000 of their outstanding 9.75% First-Priority Senior Secured Notes due 2021 and certain related guarantees, which were issued on March 22, 2013 and which they refer to collectively as the “initial notes,” for a like aggregate amount of their registered 9.75% First-Priority Senior Secured Notes due 2021 and certain related guarantees, which they refer to collectively as the “exchange notes.” The exchange notes will be issued under an indenture dated as of March 22, 2013, which they refer to as the “indenture.” The Issuers refer to the initial notes and the exchange notes collectively as the “notes.”

•	The exchange notes will mature on April 1, 2021. The Issuers will pay interest on the exchange notes semi-annually on April 1 and October 1 of each year at a rate of 9.75% per annum, to holders of record on the March 15 or September 15 immediately preceding the interest payment date.

•	The exchange notes will be fully and unconditionally guaranteed by Holdings and each of the Issuers’ domestic restricted subsidiaries that guarantees their senior secured credit facilities.

•	The notes are senior obligations of the Issuers, are guaranteed as senior obligations of Holdings and certain of the Issuers’ domestic subsidiaries, and are secured by first-priority security interests in, subject to permitted liens, substantially all of the existing and future assets of the Issuers and the subsidiary guarantors, which assets also secure our senior secured credit facilities, as described in this prospectus. See “Description of Notes — Security.”

•	The exchanges notes and the related guarantees will rank (i) equally in right of payment with all of the Issuers’ existing and future senior indebtedness, (ii) senior to all of the Issuers’ future subordinated indebtedness, (iii) effectively senior in right of payment to all of the Issuers’ future unsecured indebtedness to the extent of the value of the collateral securing the notes, (iv) equal to all of the Issuers’ existing and future indebtedness that is secured by the collateral on a first-priority basis, including indebtedness under the senior secured credit facilities, to the extent of the value of the collateral, (v) effectively senior to all of the Issuers’ future indebtedness that is secured by the collateral on a junior-priority basis to the extent of the value of the collateral, and (vi) structurally subordinated to all obligations of each of the Issuers’ subsidiaries that is not a guarantor of the notes.

Terms of the Exchange Offer

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2014, unless the Issuers extend it.

•	If all the conditions to this exchange offer are satisfied, the Issuers will exchange all of their initial notes that are validly tendered and not withdrawn for the exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

•	The exchange notes that the Issuers will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

•	The exchange notes that the Issuers will issue you in exchange for your initial notes are new securities with no established market for trading.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 31.

Neither the Securities and Exchange Commission (the “SEC”), nor any state securities commission nor any other regulatory authority has approved or disapproved of these securities nor have any of the foregoing authorities passed upon or endorsed the merits of this exchange offer or the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Issuers have not applied, and do not intend to apply, for listing or quotation of the notes on any national securities exchange or automated quotation system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period of 180 days after the expiration date of the exchange offer, they will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is                 , 2014.

The Issuers have not authorized anyone to give you any information or to make any representations about the Issuers or the transactions they discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in the Issuers’ affairs since the date of this prospectus. Subject to the Issuers’ obligation to amend or supplement this prospectus as required by law and the rules and regulations of the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

Until            , 2014 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

Each prospective purchaser of the exchange notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the notes or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the additional exchange notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and we shall not have any responsibility therefor.

PRESENTATION OF FINANCIAL INFORMATION

This prospectus contains financial statements of McGraw-Hill Global Intermediate Holdings, LLC. On March 22, 2013, MHE Acquisition LLC (“AcquisitionCo”), acquired all of the outstanding equity interests of certain subsidiaries of The McGraw-Hill Companies, Inc. (“MHC”) pursuant to the Purchase and Sale Agreement, dated as of November 26, 2012 and as amended on March 4, 2013 (collectively, the “Acquired Business”). As a result of this transaction, investment funds affiliated with Apollo Global Management, LLC (the “Sponsor”) acquired 100% of AcquisitionCo. This is further described in the “Prospectus Summary - The Founding Transactions” section of this prospectus. We refer to the Acquired Business as the “Founding Acquisition”.

The Successor period ended December 31, 2013 refers to the period from March 23, 2013 to December 31, 2013, and the Predecessor period ended March 22, 2013 refers to the period from January 1, 2013 to March 22, 2013. The term “Successor” refers to McGraw-Hill Global Intermediate Holdings, LLC following the Founding Acquisition and the term “Predecessor” refers to McGraw-Hill Global Intermediate Holdings, LLC prior to the Founding Acquisition.

USE OF NON-GAAP FINANCIAL INFORMATION

We have provided EBITDA, Adjusted EBITDA and Post-Plate Adjusted Cash EBITDA in this prospectus because we believe they provide investors with additional information to measure our performance and evaluate our ability to service our indebtedness. We believe that the presentation of Adjusted EBITDA and Post-Plate Adjusted Cash EBITDA is appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future as well as other items. Further, we believe Adjusted EBITDA and Post-Plate Adjusted Cash EBITDA provide a meaningful measure of operating profitability because we use it for evaluating our business performance and understanding certain significant items.

EBITDA, Adjusted EBITDA and Post-Plate Adjusted Cash EBITDA are not presentations made in accordance with U.S. GAAP, and our use of the terms EBITDA, Adjusted EBITDA and Post-Plate Adjusted Cash EBITDA varies from others in our industry. EBITDA, Adjusted EBITDA and Post-Plate Adjusted Cash EBITDA should not be considered as alternatives to income from continuing operations, income from operations or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or cash flows as measures of liquidity. EBITDA, Adjusted EBITDA and Post-Plate Adjusted Cash EBITDA have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. For example, EBITDA:

•	excludes certain tax payments that may represent a reduction in cash available to us;

•	does not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	does not reflect changes in, or cash requirements for, our working capital needs; and

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness.

In addition, Adjusted EBITDA and Post-Plate Adjusted Cash EBITDA:

•	include estimated cost savings and operating synergies, including some adjustments not permitted under Article 11 of Regulation S-X;

•	do not include one-time expenditures, including costs required to realize the synergies referred to above;

•	reflect the effect of converting deferred revenues on digital sales to a cash basis;

•	reflect the application of the sales return rate for the full year to interim periods;

•	do not include management fees payable to our Sponsor; and

•	do not reflect the impact of earnings or charges resulting from matters that we and the lenders under our new senior secured credit facilities may consider not to be indicative of our ongoing operations.

Our definition of Post-Plate Adjusted Cash EBITDA further modifies Adjusted EBITDA to show the impact of prepublication cash costs. Our definitions of Adjusted EBITDA and Post-Plate Adjusted Cash EBITDA allow us to add back certain non-cash and non-recurring charges or costs that are deducted in calculating income from continuing operations. However, these are expenses that may recur, vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes.

Because of these limitations, we rely primarily on our U.S. GAAP results and use EBITDA, Adjusted EBITDA and Post-Plate Adjusted Cash EBITDA only supplementally.

MARKET AND INDUSTRY DATA

We include in this prospectus statements regarding factors that have impacted our and our customers’ industries, such as our customers’ access to capital. Such statements regarding our and our customers’ industries and market share or position are statements of belief and are based on market share and industry data and forecasts that we have obtained from industry publications and surveys, including those published by the Georgetown University Center on Education and the Workforce, BLS Employment Projection Program, Association of American Publishers, The National Center for Education Statistics, Book Industry Study Group, Inc., Barclays Capital, One Source, Highbeam, Forrester, Global Industry Analysts Book Publishing 2009 and a third-party consulting firm, as well as internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of such information. Neither we nor the initial purchasers have independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, while we believe that the market share, market position and other industry information included herein is generally reliable, such information is inherently imprecise. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus.

TRADEMARKS

This prospectus contains references to our trademarks and service marks. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and historical financial statements included elsewhere herein. Because this is a summary, it is not complete and may not contain all of the information that may be important to you in making an investment decision. Before making an investment decision, you should carefully read the entire prospectus, including the information presented under “Risk Factors,” “Management’s Discussion And Analysis of Financial Condition and Results of Operations” and our combined consolidated and combined financial statements and related notes presented elsewhere in this prospectus.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to (i) “MHGE Holdings” means McGraw-Hill Global Education Holdings, LLC, a Delaware limited liability company, (ii) “MHGE Finance” means McGraw-Hill Global Education Finance, Inc., a Delaware corporation and a direct subsidiary of MHGE Holdings, (iii) the “Issuers” means collectively, MHGE Holdings and MHGE Finance, (iv) “Holdings” means McGraw-Hill Global Education Intermediate Holdings, LLC, a Delaware limited liability company and the direct parent of MHGE Holdings, (v) “Parent” means MHE US Holdings, LLC, a Delaware limited liability company and the direct parent of MHGE Holdings, (vi) “AcquisitionCo” means MHE Acquisition, LLC, a Delaware limited liability company and the direct parent of Parent, (vii) “Georgia Holdings” means Georgia Holdings, Inc., a Delaware corporation and the direct parent of AcquisitionCo, (viii) “MHGE”, the “Company”, “we” and “us” means Holdings and each of its consolidated subsidiaries, including the Issuers and (ix) “MHC” means The McGraw-Hill Companies, Inc., the former owner of the McGraw-Hill Education business acquired by MHGE.

References in this prospectus to the “Sponsor” refer to the investment funds affiliated with Apollo Global Management, LLC as described under “—Our Sponsor”. You should carefully consider all information in this prospectus, including the matters discussed in “Risk Factors.”

Our Company

We are a global provider of educational materials and learning solutions targeting the higher education (two-year and four-year college and university), professional learning and information markets globally with content, tools and services delivered via digital, print and hybrid solutions. We currently distribute products with proprietary and exclusively-owned content in 66 languages across 154 countries to users including post-secondary students, instructors, professionals and institutions. We provide content, tools and services to end-markets that demonstrate long-term growth prospects, including two- and four-year college and university programs and professional medical and technical sectors. For the periods March 23, 2013 to December 31, 2013 (Successor) and January 1, 2013 to March 22, 2013 (Predecessor) we had total revenue of $1,056 million and $186 million, respectively, and a net loss of $86 million and $4 million, respectively. Approximately 28% of our revenue in 2013 was international, and we are focused on international growth markets with global product teams that develop and leverage our content tools and solutions.

We believe we are positioned for growth as the industry continues its evolution from print to digital. We are at the forefront of developing and enabling a new model of personalized and dynamic digital instruction delivered in a highly interactive and adaptive environment. Our digital sales have increased from $86 million in 2008 to $331 million in 2013, a reflection of the growing awareness of the value proposition offered by our digital platforms, including McGraw-Hill Connect, LearnSmart, ALEKS, Tegrity and McGraw-Hill Create. Student activations of our digital platforms are growing even faster than revenues – in 2013 we had over 2.5 million activations of the McGraw-Hill Connect platform alone – driven by improved functionality and familiarity with these products by both students and professors. These platforms provide an important extension to our traditional content portfolio, as we believe they improve learning outcomes by reinforcing concepts taught in traditional classroom settings via print or eBooks, which serve as substitutes to traditional textbooks. While we cannot guarantee that we will be able to maintain or increase our market share in the future, we believe that the success of our digital platforms is driven by the increase in learning efficacy from digital products and an experienced sales force with training in our digital products, coupled with content developed over a century, all of which position us to increase market share over time. In addition to these organic growth opportunities, we have also identified an opportunity to achieve significant cost savings through specific identified initiatives including headcount reduction, facilities rationalization, technology optimization and other means.

Our three businesses are:

•	MHGE Higher Education: (64% of our total revenue for the year ended December 31, 2013) Provides post-secondary students and professors with high-quality digital learning solutions, eBooks, custom publishing solutions, and traditional printed textbook products. MHGE Higher Education digital revenue is derived 17% from eBooks and 83% from digital solutions, including homework management and adaptive learning products that personalize the learning experience in real time, based on individual learning patterns. MHGE Higher Education digital revenue increased from $60 million in 2008 to $261 million in 2013. In 2013, 33% of MHGE Higher Education’s total revenue was derived from digital sales.

•	MHGE Professional: (8% of our total revenue for the year ended December 31, 2013) Provides instructional content and subscription-based information services for professionals and the education/test prep communities when, where and through whichever medium they prefer. MHGE Professional digital revenue is derived 29% from eBooks, 62% from digital subscription platforms and 9% from all other digital platforms. MHGE Professional digital revenue increased from $22 million in 2008 to $47 million in 2013. Digital subscription sales increased from $10 million in 2008 to $29 million in 2013. In 2013, 50% of MHGE Professional’s total revenue was derived from digital sales.

•	MHGE International: (28% of our total revenue for the year ended December 31, 2013) Leverages our global scale, brand recognition and extensive product portfolio to serve educational and professional markets around the world. MHGE International digital revenue increased from $4 million in 2008 to $22 million in 2013. In 2013, 6% of MHGE International’s total revenue was derived from digital sales.

Headquartered in New York, NY, we employ approximately 1,000 sales professionals around the world, which enables us to rapidly respond to addressable markets. We distribute our products in 154 countries. For the year ended December 31, 2012, we generated revenue and Adjusted EBITDA of $1,259 million and $411 million, respectively. For the year ended December 31, 2013, we generated revenue and Adjusted EBITDA of $1,242 million and $420 million, respectively.

Our Industry

Higher Education

Across the globe, education is a strong and growing market, with enrollment fueled by a growing middle-class population in developing regions and a shift toward knowledge-based economies that generally demand higher levels of education. In the U.S., enrollment at degree-granting institutions was approximately 21 million in fall 2012, according to the U.S. Department of Education’s National Center for Education Statistics (“NCES”), representing a 2.5% CAGR since 2000 and a 2.1% CAGR since 1970. The NCES projects continued long-term growth in enrollments at a 1.5% CAGR through 2022. Although very stable over a long period, enrollments tend to be counter-cyclical as individuals return to school in recessionary periods to improve their job prospects when the economy rebounds, as demonstrated by the decline in enrollment in fall 2012 corresponding to an economic rebound from recession.

The American Association of Publishers reports U.S. higher education publishing revenue of $4.3 billion for new materials in 2013 compared to $3.7 billion in 2008, representing growth of 16%. Publishers have historically distributed their textbooks to post-secondary students through campus bookstores but increasingly sell through online retailers and digital platforms. We believe the continuing growth of digital content delivery is driven partly by the proliferation and advancement of enabling technology such as eReaders, tablets and laptop computers. Enhanced technology allows for incrementally richer, digital user experiences such as embedded video, interactive elements and adaptive content, all of which improve the value proposition of existing content beyond that of a simple on-screen version of a book.

Digital learning solutions, including homework management products, function in tandem with the use of print books or eBooks by monitoring and improving a student’s content retention and are most often sold bundled with a print or eBook. Since these digital solutions are supplementary products that do not substitute for the primary course materials, we believe they do not cannibalize from existing sales and instead expand our addressable market. Homework software, for example, is used by millions of students on a subscription basis in addition to prescribed text material.

Custom publishing allows professors to pick and choose personalized content from different sources. Importantly, there is little to no secondary market for digital and custom content, which maximizes the sales and profit potential to the incumbent publishers. Individual professors are primary decision makers in textbook selection, so competing in the market requires a sizable sales force possessing deep relationships with a fragmented customer base of thousands of individual professors. Professors typically choose course materials based primarily on the reputation and pedagogy of the author’s content, and have high re-order rates on an annual basis due to the establishment of teaching curricula and familiarity with certain content.

Continued robust growth in the digital solutions, eBook, and custom publishing markets is expected to more than offset declines in print textbooks, driving continued expansion in the overall market. While pricing for digital books is typically lower than print, the shift to digital content presents an opportunity for publishers to increase revenue and margins over time due to the following factors: (i) eBooks improve sell-through rates and lead to increased profit through the publishing cycle since there is no secondary market for digital books, and therefore no used or rental digital book market to compete with future sales; (ii) digital solutions do not cannibalize existing book sales due to their complimentary nature and therefore expand the addressable market for the incumbent publishers dollar-for-dollar, leading to an incremental revenue capture opportunity; (iii) digital content eliminates a large portion of manufacturing and delivery costs and provides cash flow benefits driven by lower inventory; and (iv) sales may be made directly to consumers or institutions, eliminating distributor intermediary margins.

Professional

U.S. professional publishing is expected to benefit from the growth of knowledge-based industries. The Bureau of Labor Statistics (“BLS”) projects that the industries with the largest job growth will be Professional & Business Services and Healthcare and Social Assistance; as shown in the chart below, these two industries will add over 8 million jobs by 2022, more than all other U.S. industries combined. Job growth in these industries is expected to increase demand for professional publishing products. MHGE Professional revenue related to Professional & Business Services was $46 million and $50 million for the years ended December 31, 2013 and 2012, respectively. MHGE Professional revenue related to Healthcare and Social Assistance was $51 million and $47 million for the years ended December 31, 2013 and 2012, respectively.

International

The addressable international education market in developing regions is increasing due to increased globalization, which encourages use of English as a universal language, and a burgeoning middle class that demands higher quality education. Various international growth sectors are described below:

International growth sectors

Global education and training market

•   The global education and training market, including K – 12, higher education and professional training, is expected to grow from $62.5 billion in 2013 to $66.5 billion by 2015 with education content making up in excess of 70% of the total.

Post-secondary schools	• Rising demand for premium private schools creates robust markets for learning systems.

Learning systems and Public-Private Partnerships	• Customized nature creates opportunities for curriculum experts in international markets.

• Public-Private Partnerships are integrated and holistic solution sets that incorporate curriculum, content, materials, professional development, courseware and inspection programs.

English language learning

•   Students of all ages in non-English speaking countries seek to improve their English for educational, social and professional reasons fueling expected annual growth in the market of approximately 25% from 2012 to 2017 with the overall market reaching almost $200 billion by 2017.

Cross-border education	• Accelerating globalization of professional industries and their workforce fuels demand for globally aligned education solutions.

Source: Outsell 2013 Trend Report. GSV EDU Education Sector Factbook 2012; Global Industry Analysts Book Publishing, 2009.

Our Businesses

MHGE Higher Education

MHGE Higher Education is a leading innovator of digital, traditional print and custom learning solutions for post-secondary markets worldwide, with capabilities in adaptive learning, homework help, lecture capture and learning management systems (“LMS”) integration. Instructional materials include printed and digital texts, lab manuals, interactive study guides, testing materials, software and other multimedia products across the full spectrum of subjects. MHGE Higher Education organizes its content portfolio across three key subject groups: (i) Business, Economics & Career; (ii) Science, Engineering, & Math; and (iii) Humanities, Social Science, & Languages. Substantially all of MHGE Higher Education’s revenue is generated from our 2,000 individual titles with no single title accounting for more than 2% of business revenue. We have a fragmented customer base and sell to most two- and four-year colleges in the United States through a large sales force that interfaces directly with individual professors. We have longstanding and exclusive relationships with many authors and nearly all of our products are covered by copyright in major markets, providing us the exclusive right to produce and distribute such content in those markets during the applicable copyright terms. We have invested significantly in a suite of digital and custom learning solutions. We have the third highest market share in the U.S. higher education publishing market, as of 2011, with a 17% share according to Monument Information Resources (“MIR”). The top three industry leaders, including ourselves, Pearson and Cengage, have, according to MIR, consistently held approximately 75% of the addressable market share since 2005.

MHGE Higher Education’s products include:

•	Digital solutions, which include:

•	McGraw-Hill Connect, a web-based learning suite that allows instructors to integrate digital content into their programs of instruction;

•	McGraw-Hill Create, an on-line tool that allows instructors to create their own customized electronic or print textbooks, drawing from an extensive library of our source materials, which can be combined with their own content;

•	Tegrity, a fully automated lecture capture solution used in traditional, hybrid and online courses to record lectures as well as to supplement course content; and

•	LearnSmart and ALEKS are adaptive learning solutions that provide each student with tailored learning reinforcement based on the student’s responses and knowledge.

•	eBooks, which are electronic versions of our print textbooks that may be used by students over the course of a term but cannot be legally resold or reused;

•	Custom publishing, which provides instructors the ability to weave together various elements including digital text, print, videos, charts and their own materials into a customized learning solution; and

•	Traditional printed textbooks.

Our core digital learning platforms, McGraw-Hill Connect, McGraw-Hill Create, ALEKS, Tegrity and LearnSmart lead the industry with a 37% attachment rate (the percentage of books sold with a digital solution). We believe this high attachment rate results from the content richness and learning efficacy of our digital learning platforms. Each platform offers users a single portal from which to access a variety of learning tools that supplement course material taught in class or covered in the eBook or print textbook. Some digital learning solutions adapt and adjust the student’s learning material in real time based on the student’s observed learning patterns and behavior. According to a study we commissioned, our adaptive learning products improve student outcomes by one letter grade. Student activations on McGraw-Hill Connect, our core digital product, increased 26% in 2013 and have grown revenue organically from $1 million in 2008 to $161 million in 2013.

Our custom solutions provide instructors the ability to weave together various elements including digital text, print, videos, charts and their own materials into a seamless, tailored learning solution, replacing traditional print textbooks and printed class materials. Custom materials, by their nature, have a higher sell-through and are likely to have their content frequently updated by the instructor, resulting in frequent new publications, forced obsolescence of old editions and more limited re-distribution potential into used or rental markets. Custom products create strong loyalty to us from professors and other instructors, as they typically invest significant time and effort into creating unique learning solutions tailored to their teaching styles. MHGE Higher Education’s sales force has expansive coverage of the community of higher-education professors and other instructors. Custom books have grown from 12% of total MHGE Higher Education sales in 2008 to 28% in 2013. Our custom and digital offerings to students have generated a larger component of total sales as they grew from 19% of total MHGE Higher Education revenue in 2008 to 61% in 2013.

MHGE Professional

MHGE Professional is a leading provider of medical, business, technical and educational content and training solutions for students and professionals when, where and through whichever medium they prefer. MHGE Professional’s products include eBooks, digital subscription services and textbooks. eBooks in this market are intended to be retained permanently by our customers and are therefore priced at parity to MHGE Professional’s print books.

We offer more than 7,000 eBooks available on multiple devices, such as the Kindle, Nook, and iPad, and more than 200 medical, test prep and business mobile applications for the iPhone. MHGE Professional provides timely and authoritative knowledge to customers around the world through the release of approximately 650 titles per year. Our roster of distinguished authors and prestigious brands represent some of the best-selling professional publications such as Harrison’s Principles of Internal Medicine, Perry’s Chemical Engineers’ Handbook, and Graham & Dodd’s Security Analysis and are well-regarded globally in both academic and professional career markets. Our products are sold and distributed worldwide in both digital and print format through multiple channels, including research libraries and library consortia, third party agents, direct sales to professional society members, bookstores, online booksellers and other customers, including directly to individuals. Our top customers include retail trade (e.g., Amazon), academic and government institutions and corporations.

In recent years, we have invested heavily in the development of our digital subscription services, which are platforms that provide searchable and customizable digital content integrated with highly functional workflow tools sold primarily to medical and technical professionals. These products are sold on a recurring subscription basis (with a retention rate across major platforms of approximately 94% for the year ended December 31, 2013) into clinical medical markets worldwide, with over 2,300 corporate, academic, library and hospital customers at December 31, 2013. A key component to sustaining our market share is that we own the content, having developed and accumulated it over the past 100 years. Our digital subscription services also provide our customers with access to easily searchable content using our dynamic workflow tools. For example, our flagship title, Harrison’s Principles of Internal Medicine, with 395 chapters and over 4,000 pages, is one of approximately 90 titles we own that are integrated into our Access Medicine digital platform, which is used in more than 90% of U.S. medical schools.

MHGE International

MHGE International primarily sells MHGE Higher Education, MHGE Professional and other products and services to educational, professional, and English language teaching markets in 66 languages and 154 countries around the world. While the business mix and strategic focus of MHGE International varies from region to region according to local market dynamics, MHGE International’s business strategy leverages the content, tools, services, and expertise from our domestic businesses. As a result of the widespread use of English as a universal language, a majority of MHGE International’s revenue during the year ended December 31, 2013 was generated by selling our unmodified U.S. products internationally, and approximately 66% of its revenue was generated from such unmodified U.S. products together with U.S. products with minor regionally-driven cosmetic changes or translations of U.S. products. Only approximately 34% of MHGE International’s revenue for the year ended December 31, 2013 was derived from content created in local markets or products originating from unrelated publishers for distribution in our international markets.

The use of English as a universal language is expected to grow. Media reports indicate that India already has a larger English-speaking population than the United States, and China is expected to follow suit by 2020, providing further opportunities for growth in MHGE International’s sales of our U.S. products. In addition, MHGE International derived approximately 54% of its revenue for the year ended December 31, 2013 from emerging markets, in which we maintain strong brand equity across many high-growth, developing regions, including competitive positions for our higher education business in India, China, Latin America and the Middle East. We are also well-positioned to leverage our brand name and content through an international sales force of nearly 500 sales professionals around the globe, not only to increase the distribution of current products, but also to expand into adjacent educational services such as teacher training and implementing English-based learning platforms. Foreign source revenue for certain MHGE Higher Education and MHGE Professional product lines are recorded in these divisions and receive some sales and related support from MHGE International on a trading terms basis.

Our Competitive Strengths

Our competitive strengths include the following:

Favorable underlying market trends in enrollment, pricing and global scale

We believe the following market trends are favorable to our business:

Enrollment. According to NCES, the primary driver of the higher education market is the long-term trend toward increased domestic post-secondary student enrollment, which increased at a 2.1% CAGR between 1970 and 2012 and is projected by NCES to increase at a 1.5% CAGR through 2022, due in part to increasing foreign student enrollment at U.S. colleges. This trend results from the shift toward a services and knowledge-based economy, which generally demands higher education. Furthermore, the income premium associated with increased levels of education is well-documented, as a person with a bachelor’s degree earns on average 84% more than a high school graduate according to Georgetown University’s Center on Education and the Workplace. Higher education enrollment in the U.S. tends to exhibit a greater-than-average increase during times of recession and a decrease in the first year following a recession, after which time normal growth trends tend to resume. U.S. post-secondary enrollment decreased 1.8% in the fall semester of 2012, according to the National Student Clearinghouse, impacting all publishers as the economy continues to rebound from the recession. We believe this decrease to be a temporary challenge. Since 1970, there have been only three years in which enrollment declined by more than 1% according to NCES. In all three cases, enrollment quickly resumed more normalized growth patterns.

Favorable price fundamentals. According to the BLS, our industry benefited from average annual printed textbook price increases of 5.8% between 1988 and 2011, with the lowest annual increase during the period of 4.1%. Our products benefit from a highly fragmented customer base, as products are marketed to thousands of individual professors who assign them as mandatory course materials. Studies have indicated that professors choose course content based on the reputation and pedagogy of the author’s content, with price as a secondary concern. Moreover, textbook cost is a relatively small expenditure to the student as compared to the cost of tuition, which has increased at a CAGR of 6.1% over the past 30 years.

Compelling international higher education fundamentals. Our international higher education market benefits from rising global household income and wealth. Emerging markets have burgeoning middle classes with increasing discretionary income and upward socioeconomic mobility. The income premium associated with increased levels of education and knowledge has grown dramatically over the past decade, particularly in emerging markets such as China and India. The influx of foreign students into U.S.-based universities demonstrates the value proposition, growing interest and unsatisfied demand for high-quality learning solutions overseas. We expect that growth in the addressable international market will be driven by the rise of distance learning, legislative momentum regarding enrollment and expenditures and the adoption of digital devices, enabling the use of digital learning solutions. As such, we believe there is significant room for international growth as the U.S. accounts for less than 30% of the total global textbook market in 2012. As shown below, we believe there are significant international growth opportunities, particularly in Asia.

Stable market supporting stable market share

The U.S. domestic higher education publishing sector is competitive and includes traditional higher education textbook publishers, such as ourselves, Pearson and Cengage and other competitors that offer traditional textbooks and adaptive learning and other digital services products. Our sales are driven by: (i) the extremely fragmented nature of adoption decisions, which are generally made by each individual instructor, such that the industry is driven by the individual decisions of tens of thousands of instructors; (ii) our content, which we developed over decades through our relationships with authors; (iii) longstanding sales force relationships with professors; and (iv) the increasing prevalence of digital solutions. Although faculty surveys conducted by a third-party consulting firm indicate that over 85% of professors cited familiarity with the previous edition of a textbook as an important criterion when choosing course materials, we work hard to maintain our competitive position, which has remained stable over the past several years as we have successfully adapted to a market increasingly looking for digital solutions, and we have taken advantage of both our brand equity established over 100 years of operations and our digital product portfolio.

Premium branded franchise business with global scale and reach

Our business offers customers a portfolio of marquee brands and high-value proprietary content, delivered via a large, established sales force with broad global reach. We were the first in our industry to introduce digital custom publishing. Custom publishing encompasses making books for individual college needs and adapting books that were already published to better fit a professor’s course content. We currently distribute products with proprietary and exclusively-owned content in 66 languages across 154 countries to users including post-secondary students, instructors, professionals and institutions. Approximately 54% of our MHGE International revenue for the year ended December 31, 2013 was generated in emerging markets. We generated 25% of our MHGE Higher Education revenue from disciplines with a #1 market share and 50% from titles with #1 and #2 market shares. Because of our vast collection of distinguished authors, no single title accounts for more than 2% of revenue. We also have a global sales force of approximately 1,000 experienced professionals, each with an average tenure of 5.4 years. Of these sales professionals, approximately 500 are located outside of the U.S. Our global scale and footprint provides a broad distribution pipeline that serves as a competitive advantage as it could not be replicated easily or inexpensively; moreover, this distribution pipeline positions us well to grow revenues and increase market share as we leverage this pipeline to distribute our portfolio of digital solutions.

Digital products

Our product portfolio has evolved over the years to yield a suite of digital learning solutions. MHGE Higher Education and MHGE Professional deliver students and other end-users rich content in a format they want, through a variety of media and digital devices, bundled with custom and traditional print products. We believe the following factors position us at the forefront of the digital evolution:

Digital migration benefits established publishers

Digital migration allows us to sell high value-add, interactive, adaptive learning solutions designed to reinforce and test concepts taught in primary course materials and significantly improve classroom outcomes. These digital solutions do not compete with our textbook sales (eBook or print) but are instead complementary, with a large addressable market estimated to be $1.7 billion, according to research by a third-party consulting firm. According to this research, this market achieved a 20% CAGR since the beginning of 2006 and is expected to grow at 18% through 2016. At its core, this growth is being driven by the proven and demonstrable impact of digital solutions on improving student outcomes, which is being increasingly acknowledged and “adopted” by both students and professors. We believe digital solutions expand the addressable market for market incumbents such as ourselves on a dollar-for-dollar basis, and we often sell eBooks bundled with digital solutions such as Connect. For the year ended December 31, 2013, we generated MHGE Higher Education digital solution and eBook revenue of $261 million.

We believe the transition from traditional print products to eBooks, digital and custom textbook solutions will disrupt the used and rental textbook markets and allow the publishers to re-capture lost share. There is a pervasive belief in the industry that the rental and used textbook markets are reaching maturity since they are (i) supply constrained and dependent on inflows of new books; (ii) expected to be hampered by the very nature of digital content (such as eBooks), which can typically be licensed on a per-term basis and cannot be legally resold or reused; and (iii) not well-suited to growth in custom publishing, due to the very short revision cycles of custom product which results in limited re-sale or rental opportunities.

Attractive digital economics compared to print

We believe that digital products result in superior economics over the long term relative to print. The sell-through rates on digital content are vastly higher than traditional print textbook, since our digital solutions are not able to be rented or resold legally, thereby reducing supply to the used and rental markets.

For example, in an all-print college course, in the first semester of a six-semester publishing cycle, substantially all books are the new edition. In subsequent semesters, however, there exist readily available used and rental alternatives to new print books, resulting in lost sales to the publisher. Conversely, if the same course is taught in an all-digital format, all students must purchase new eBooks each semester and cannot resell them upon course completion. MHGE Higher Education textbooks in eBook form are priced lower than print textbooks, since they are priced to be comparable to the economics of a one-term print textbook rental, but cost us less to distribute and manufacture, leading to comparable gross margin. Moreover, our bundling of digital solutions with eBooks augments the economics of a digital sale and further improves the economics relative to the traditional all-print model. As shown below, over the course of a publishing cycle, the cumulative economics of a digital model significantly exceed that of the all-print model.

Leading portfolio of digital solutions

We have invested heavily over a multi-year period in our portfolio of sophisticated MHGE Higher Education digital products. As a result, we believe that we have today the most comprehensive and streamlined set of digital solutions in the industry. The competitiveness of our digital solutions relative to peer offerings has been validated through a number of measures. First, McGraw-Hill Connect student activations grew 26% in 2013 relative to a 22% revenue growth, driven by the usage rate of those students purchasing the product increasing from 71% in 2011 to 94% in 2013. This data indicates that students are increasingly aware of the value and effectiveness offered by the platform, which was reflected in the continued robust growth in 2013. Secondly, according to MIR data, the attachment rate for our digital solutions bundled with either an eBook or print textbook sales is 37%, outpacing our next highest competitor’s rates of 26%. Lastly, a faculty survey conducted by a third-party consulting firm of 562 professors indicated our digital offerings were on par with Pearson’s and clearly ahead of those of our other primary competitors in terms of quality and sales force execution.

As our digital portfolio has continued to expand, we have implemented two types of anti-piracy procedures to protect our cash flow: (1) inherent product and usage controls in our digital technology and (2) our legal, regulatory, and internal efforts. Product and usage controls in our technology allow us to require a unique user name and password, monitor applications for abnormal usage, leverage time-based lockouts and limit copy and paste functions to minimize the copying of content. Moreover, the sharing of passwords would result in an abnormal user experience because of tailored content for each user and potentially inaccurate grading for courses using custom digital solutions. In addition, legal and regulatory enforcement efforts provide another layer of protection through regular monitoring of illegally posted or distributed content, litigation, and joint efforts with trade associations.

Revenue generating portfolio of digital products

Our digital solutions sales trends have demonstrated protracted, structural growth in sales volume and price, validating the products’ value proposition by both students and professors. MHGE Higher Education digital revenue increased from $60 million in 2008 to $261 million in 2013. During that same period, eBook revenue has increased from $14 million to $45 million. In our Professional business, the transition to digital is favorable in two ways: (i) we price MHGE Professional eBooks on par with print books, which results in equal revenue but greater profit as a user transitions from a print book to an eBook, and (ii) the major platforms in our MHGE Professional digital subscription services have experienced renewal rates of approximately 94% during 2013. We have achieved an increase in subscription sales from $10 million in 2008 to $29 million in 2013, driven by strong renewals of existing customers coupled with new product expansion and increased penetration of our existing markets.

Stable financial performance and strong operating profile

We generate strong free cash flow (defined as Post-Plate Adjusted Cash EBITDA less capital expenditures) due to favorable operating fundamentals. For the year ended December 31, 2013, we generated Adjusted EBITDA of $420.1 million, which represented a margin of 34%. Over the same period, our prepublication costs were $66.6 million, or approximately 5% of revenue, resulting in Post-Plate Adjusted Cash EBITDA of $353.5 million, while capital expenditures totaled $8.7 million, or approximately 1% of revenue, resulting in free cash flow of $344.8 million. We operate our business on an asset-light basis with modest annual capital expenditure and working capital requirements. The ongoing transition from print to digital will yield additional cash flow benefits over time as digital products require de minimis inventory build relative to print books. Our transition to a stand-alone business with outsourced IT functions will also limit our capital expenditures relative to historical periods. In addition, we have identified significant additional cost savings beyond those included in Adjusted EBITDA that we expect will provide additional cash flow cushion.

Attractive cost savings opportunities as a stand-alone entity

Part of our Sponsor’s underlying investment thesis is our attractive free cash flow profile and the cost savings opportunities available to us as a stand-alone independent entity.

As part of our carve-out from our prior parent company, we have taken the following two levels of cost savings initiatives, which were one-time programs that we expect will generate run-rate cost savings (which were not realized in 2012):

•	Stand-alone costs lower than parent company allocations. We have reduced costs for various shared support and back-office functions that were shared by MHGE and other businesses. The costs for these shared support services were historically over-allocated to us by our prior parent company and considerably higher than on a stand-alone basis with the actions already taken, resulting in $21 million of cost savings compared to our allocated costs in 2012.

The work done to support the carve-out from our prior parent company has focused primarily on shared support services provided by MHC as well as immediate cost reduction opportunities within our business. After the Founding Acquisition, a third level of cost savings initiatives which focused on shared support within our business was implemented:

•

Comprehensive cost savings program. Our comprehensive cost savings program contemplates specific cost savings, which we believe are achievable by implementing more streamlined support functions and efficient processes, better vendor management and sourcing, as well as other initiatives which were developed through a rigorous, bottom-up analysis in partnership with third-party advisors. The comprehensive cost-savings program resulted in approximately $44 million in run-rate savings by the end of 2013 (including realized savings of $13 million) and we expect up to a further $40 million of aggregate run-rate cost savings from actioned initiatives (approved actions in the implementation stage) in 2014 and 2015, representing a total of up to $84 million of run-rate cost savings by the end of 2015.

The approximately $44 million of run rate cost savings for 2013 included headcount reduction opportunities worth $5 million, initiatives relating to process optimization and organizational rationalization worth $10 million, vendor pricing improvement opportunities worth $10 million, IT project portfolio optimization opportunities worth $5 million, outsourcing opportunities worth $6 million and warehouse/office footprint rationalization of $8 million.

Strong competitive positioning with attractive cash flow expansion opportunities

We believe we have a competitive advantage over our peers and are well-positioned to capture market share over the coming years. We believe these advantages are driven by a number of factors, including our digital product portfolio, a marquee brand that resonates in both developed and emerging markets, near-term process improvement opportunities to bolster MHGE International, limited exposure to the struggling for-profit education sector, significant and highly actionable untapped cost savings opportunities, and a reasonable leverage profile that will allow continued investment in high return on investment (“ROI”) digital products. Additionally, over the past two years we have recruited a significant number of talented individuals across the organization from our competitors, and we believe the benefits of this talent upgrade took hold in 2013. Lastly, it is important to note that many of our competitors have already implemented large cost savings initiatives over the past several years and therefore may not have as many remaining cost reduction opportunities as we have.

Motivated management team and experienced equity sponsorship

Our management team consists of experienced professionals with an average of 19 years of education industry experience, including successful leadership tenures at Harcourt Education, Thomson Learning, IBM and companies owned by private equity funds affiliated with firms such as Apollo Global Management, LLC (together with its subsidiaries, “Apollo”). Our management team is backed by equity sponsorship from funds affiliated with Apollo, a global alternative investment manager with approximately $161 billion of assets under management as of December 31, 2013, $50 billion of which is in private equity capital, and a record of investing in education companies such as Laureate International Universities, Connections Education, Sylvan Learning and Berlitz.

Our Strategies

The key elements of our strategies are described below.

Capitalize on favorable underlying market trends in enrollment growth and international demand

We intend to capitalize on favorable market trends. Domestic post-secondary enrollment is projected by NCES to increase at 1.5% annually through 2022. We aim to harness this addressable market growth by offering a broader product portfolio of adaptive and outcome-based digital learning solutions that are designed to generate higher digital sell-through and recurring revenue streams. Success in the educational services market requires experience, a broad array of competencies (including instructional design, curriculum development and alignment to standards), the ability to integrate these competencies into a cohesive offering to efficiently deliver solutions at scale, and an experienced and well-trained sales force. We believe we are one of the few companies with the capabilities to deliver in this market.

We expect to leverage our rich domestic content portfolio to meet international demand for high quality education. Growing middle classes in developing regions with discretionary income and upward socioeconomic mobility are fueling the growth of both public funding and private spending on education. With a strong local presence, valuable strategic partnerships, and a leading portfolio of content and digital tools, we expect to generate significant annual growth in key emerging markets. We also plan to shorten the lead time required to repurpose domestic English language content for distribution internationally and via our digital platforms.

Innovate and sell outcomes-based digital solutions across geographies

We will continue to enhance our global content portfolio with additional authors and new editions in a variety of media formats with the goal of leveraging content distribution across multiple platforms and geographies. We plan to leverage our relationships with over 18,000 authors to further develop our globally relevant, core content portfolio to which we hold copyrights.

We will continue to innovate and refine our digital learning solutions and platforms to facilitate richer, personalized learning experiences with a positive impact on students’ learning efficacy. Our product platforms will provide enhanced eBook platforms and incorporate the most advanced adaptive learning techniques. In addition to selling via our usual channels, we expect to assist institutions of higher education in creating their own outcome-based online programs, an area in which we expect to experience strategic growth at the majority of colleges and universities. Domestically, more than $2.5 billion is spent annually on such programs (online and offline) to mitigate the growing problem of college readiness and student retention, but many are hampered by low success rates. We view developmental education as a significant opportunity for adoption of our outcomes-based products.

Grow custom learning solutions to meet demand for unique materials compiled based on teaching style and curriculum

We plan to leverage and grow our deep, existing relationships with professors and post-secondary instructors in an effort to provide them unique, customized learning solutions. These products have high recurring revenue streams since most instructors rarely change their curricula but do release new editions with updated information, forcing obsolescence of older editions. Professors are typically most concerned with content accuracy and quality, with price as a secondary concern. Moreover, they disrupt used and rental markets by shortening the publishing cycle through more frequent revisions (similar to digital) and limiting supply into re-sale markets. As a result, we believe adoption by professors of custom learning solutions will result in recurring and renewable revenue and higher sell-through.

Implement run-rate operating cost reduction initiatives already identified

In addition to the cost reductions that we have already implemented, we are implementing a comprehensive cost reduction program, under which we have already identified significant cost reduction initiatives, which removed approximately $44 million of aggregate run-rate costs by the end of 2013 and is expected to remove up to a further $40 million of run-rate costs by the end of 2015, for a total of up to $84 million of run-rate savings. Our comprehensive cost rationalization program includes headcount reductions, warehouse and facility rationalizations, program eliminations, achieving technology efficiencies and outsourcing programs.

Evolve to a more asset-light strategy to maximize free cash flow

We are accelerating our product mix in favor of higher-margin, subscription-based digital solutions and custom learning in order to generate higher recurring revenue. We are also moving to a more agile product development model, which shortens time to market and increases content leverage. We expect that this shift, coupled with a shift to more outsourced IT spend, will reduce print inventory and pre-publication investment relative to sales going forward, consistent with our asset-light operating strategy. Similarly, we are evolving our employees’ performance measurement and incentive payment metrics to increase focus on free cash flow generation and Adjusted EBITDA.

The Founding Transactions

Pursuant to a Purchase and Sale Agreement, dated as of November 26, 2012 and as amended on March 4, 2013 (the “Purchase and Sale Agreement”), among AcquisitionCo, MHC and certain other subsidiaries of MHC named therein, as sellers (collectively, the “Sellers”), and McGraw-Hill Education LLC, MHGE acquired from the Sellers all of the outstanding equity interests of certain subsidiaries of MHC named in the Purchase and Sale Agreement (collectively, the “Acquired Business”). The Acquired Business included all of MHC’s educational materials and learning solutions business, which was comprised of two segments: (i) the Higher Education, Professional and International Group (the “HPI business”), which included post-secondary education and professional products both in the United States and internationally and (ii) the SEG business (the “SEG business”), which included school and assessment products targeting students in the pre-kindergarten through secondary school market. We refer to the purchase of the Acquired Business as the “Founding Acquisition.” As of completion of the Founding Acquisition, the Sponsor, certain co-investors and certain members of management directly or indirectly owned all of the equity interests of AcquisitionCo.

In connection with the Founding Acquisition, a restructuring (the “Restructuring”) was completed, the result of which was that the HPI business and the SEG business became held by different legal entities. The HPI business became held by MHGE Holdings and its subsidiaries, while the SEG business became held by McGraw-Hill School Education Intermediate Holdings, LLC (“MHSE Holdings”), a separate wholly owned subsidiary of our Parent, and MHSE Holdings’ subsidiaries (collectively, “MHSE”) The Restructuring took place concurrently with the closing of the Founding Acquisition. As illustrated below under “—Corporate Structure,” MHSE is separately owned by Parent from MHGE. In connection with the Founding Transactions, we have entered into one or more agreements with MHSE, pursuant to which we and MHSE provide to the other certain services. See “Certain Relationships and Related Party Transactions—Services Agreements.” As of consummation of the Founding Transactions, the HPI business comprises all of the assets of the Issuers and their subsidiaries.

Concurrently with the closing of the initial notes, we entered into $1,050 million senior secured credit facilities (the “Senior Facilities”), which included a $240 million revolving credit facility (the “revolving credit facility”) and a $810 million term loan credit facility (the “term loan facility”). In addition, MHSE entered into separate credit facilities. MHGE does not guarantee or provide collateral to the financing for MHSE, and MHSE does not guarantee or provide collateral to the financing of MHGE.

Throughout this prospectus, we collectively refer to the Founding Acquisition, the Restructuring, the investment in AcquisitionCo’s equity, the consummation of the initial notes offering and the entry into the Senior Facilities as the “Founding Transactions.”

Recent Events

Employment Agreement between McGraw-Hill Global Education Holdings, LLC and Mr. Levin

On January 13, 2014, MHGE Holdings announced that it entered into an employment agreement with David Levin. Mr. Levin commenced employment with MHGE Holdings on April 9, 2014, and serves as the MHGE Holdings’ President and Chief Executive Officer. Mr. Levin also serves as a member of the board of directors of MHGE Holdings and the board of directors of the its ultimate parent, Georgia Holdings.

Subject to certain early termination rights, the initial term of Mr. Levin’s employment agreement will continue until the third anniversary of Mr. Levin’s commencement of employment, and will automatically renew for additional one-year periods unless either MHGE Holdings or Mr. Levin provides written notice of non-renewal to the other party at least 90 days before the scheduled expiration date of the term.

Mr. Levin is also subject to the noncompetition, nonsolicitation, nondisparagement, nondisclosure and intellectual property covenants under the Georgia Holdings Executive Severance Plan provided that the noncompetition and nonsolicitation covenants extend for two years following his termination of employment for any reason.

Acquisition

On February 6, 2014, the Company acquired the remaining 80% of Area 9, a Danish company and developer of adaptive learning technology for the higher education market. Prior to the acquisition, the Company had a long-term royalty-based relationship with Area 9. The Company had purchased the other 20% stake in Area 9 in March 2013. Consideration for the acquisition is $28.3 million in cash at closing, 200,000 shares of Georgia Holdings common stock and 50,000 additional shares of Georgia Holdings convertible preferred stock held in escrow. The acquisition is subject to an earn-out payable in shares up to a maximum of 50,000 shares and has consulting payments to the founders of Area 9 of $9.8 million, $2.7 million of which is contingent and expense reimbursement over a four year period of $5.0 million.

Term Loan Repricing

On March 24, 2014, the Company closed a repricing transaction with respect to its term loan facility. In connection with the closing of the repricing, the Company voluntarily prepaid $35.0 million of the term loans, which resulted in $687.9 million of term loans remaining outstanding pro-forma for the repricing transaction (such repriced loans referred to as the “Refinancing Term Loans”). As a result of the repricing amendment, the LIBOR floor and the LIBOR margin applicable to the Refinancing Term Loans were reduced from 1.25% and 7.75% to 1.00% and 4.75%, respectively. The Refinancing Term Loans are prepayable at any time without premium or penalty, provided that there is a 1.00% fee in connection with any repricing of the Refinancing Term Loans that reduces the interest rate prior to the date that is 6 months after the closing of the reprising amendment.

Corporate Structure

The diagram below sets forth a simplified version of our organizational structure and our principal indebtedness as of the date of the prospectus. This chart is provided for illustrative purposes only and does not represent all legal entities affiliated with, or all obligations of, the Issuers.

(1)	The notes and the Senior Facilities were guaranteed by the Parent at the closing of the Founding Transactions. Parent’s guarantee of the notes and the Senior Facilities were released on January 30, 2014 pursuant to the indenture and the credit agreement governing the Senior Facilities.
(2)	Holdings has pledged the equity of MHGE Holdings to secure the Senior Facilities.

(3)	As of December 31, 2013, there was only $0.5 million of letters of credit outstanding under the revolving credit facility. As of December 31, 2013, there were $722.9 million face value of loans outstanding under the term loan facility. As of the date of the prospectus, there were $687.9 million face value of loans outstanding under the term loan facility, which reflects a $35.0 million voluntary prepayment in connection with the repricing transaction that closed on March 24, 2014.
(4)	All wholly owned domestic subsidiaries of MHGE Holdings, other than any domestic subsidiary that is a subsidiary of a foreign subsidiary, guarantee and pledge certain assets under the Senior Facilities and the notes.
(5)	As of December 31, 2013, on a historical basis, non-wholly owned subsidiaries, foreign subsidiaries and other subsidiaries of MHGE Holdings that would not have guaranteed the notes held approximately 18% of our consolidated assets and had no outstanding indebtedness, excluding intercompany obligations. For the years ended December 31, 2013 and 2012, these non-guarantor subsidiaries generated approximately 28% and 29%, respectively, of our revenue and 7% and 11%, respectively, of our EBITDA.
(6)	As part of the Restructuring, the SEG business was placed into MHSE, a subsidiary that is separate from the MHGE Holdings and was financed through a separate debt structure. The Issuers and the guarantors do not guarantee or provide any collateral to the financing for MHSE, and MHSE does not guarantee or provide collateral to the financing for the Issuers. Any cash dividends or similar distributions from MHGE Holdings to MHSE must pass through Parent and will be subject to payment restrictions set forth in the Senior Facilities and the indenture governing the notes. In connection with the Founding Transactions, MHGE Holdings entered into agreements with MHSE, Parent and/or AcquisitionCo relating to shared systems, operations and assets, pursuant to which we will provide certain services to the others and will allocate costs to the others for such services, to be settled in cash on a regular basis. During a transition period, MHGE Holdings and MHSE are obligated to collect and turn over customer receivables relating to the other party pending the separation and testing the relevant systems. See “Certain Relationships and Related Party Transactions – Services Agreements.”

Our Sponsor

Apollo, founded in 1990, is a global alternative investment manager with offices in New York, Los Angeles, Houston, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo had assets under management of more than $161 billion as of December 31, 2013 in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has knowledge and resources. Apollo has experience in managing investments in education companies such as Laureate International Universities, Connections Education, Sylvan Learning and Berlitz.

Corporate Information

Our principal executive offices are located at 2 Penn Plaza, New York, NY 10121 and our telephone number is (646) 766-2001.

SUMMARY OF THE EXCHANGE OFFER

Exchange Offer	The Issuers are offering to exchange up to $800,000,000 aggregate principal amount of their exchange notes for a like aggregate principal amount of their initial notes. In order to exchange your initial notes, you must properly tender them and the Issuers must accept your tender. The Issuers will exchange all outstanding initial notes that are validly tendered and not validly withdrawn. Initial notes may be exchanged only for a minimum principal denomination of $2,000 and in integral multiples of $1,000 in excess thereof.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on , 2014, unless the Issuers decide to extend it.

Exchange Notes	The exchange notes will be material in all respects to the initial notes except that:

•	the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliates of ours or subject to restrictions due to being broker-dealers;

•	the exchange notes are not entitled to the registration rights applicable to the initial notes under the registration rights agreement dated March 22, 2013 (the “Registration Rights Agreement”); and

•	the Issuers’ obligation to pay additional interest on the initial notes due to the failure to consummate the exchange offer by a prior date does not apply to the exchange notes.

Conditions to the Exchange Offer	The Issuers will complete this exchange offer only if subject to customary conditions, some of which they may waive, that include the following conditions:

•	there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer;

•	there is no change in the current interpretation of the staff of the SEC permitting resales of the exchange notes;

•	there is no stop order issued by the SEC which would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the exchange notes under the Trust Indenture Act of 1939 (the “TIA”);

•	there is no litigation or threatened litigation which would impair the Issuers’ ability to proceed with this exchange offer; and

•	the Issuers obtain all the governmental approvals they deem necessary to complete this exchange offer.

Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes	To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to Wilmington Trust, National Association, as exchange agent, at its address indicated under “The Exchange Offer—Exchange Agent.” In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your notes, please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your initial notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure.”

Withdrawal Rights	You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes	If all the conditions to the completion of this exchange offer are satisfied, the Issuers will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. The Issuers will return any initial notes that they do not accept for exchange to you without expense promptly after the expiration date. The Issuers will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

Federal Income Tax Considerations Relating to the Exchange Offer	Exchanging your initial notes for exchange notes will not be a taxable event to you for U.S. federal income tax purposes. Please refer to the section of this prospectus entitled “U.S. Federal Income Tax Considerations.”

Exchange Agent	Wilmington Trust, National Association is serving as exchange agent in the exchange offer.

Fees and Expenses	The Issuers will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	The Issuers will not receive any proceeds from the issuance of the exchange notes. The Issuers are making this exchange offer solely to satisfy certain of their obligations under the Registration Rights Agreement entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this exchange offer:

•	except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act;

•	you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act; and

•	the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.

You will not be able to require us to register your initial notes under the Securities Act unless:

•	the initial purchasers request us to register initial notes that are not eligible to be exchanged for exchange notes in the exchange offer; or

•	you are not eligible to participate in the exchange offer; or

•	you may not resell the exchange notes you acquire in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

•	you are a broker-dealer and hold initial notes that are part of an unsold allotment from the original sale of the initial notes.

In these cases, the Registration Rights Agreement requires the Issuers to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. The Issuers do not currently anticipate that they will register under the Securities Act, any initial notes that remain outstanding after completion of the exchange offer.

Please refer to the section of this prospectus entitled “Risk Factors — Risks Related to The Exchange Offer.”

Resales	It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “—Obligations of Broker-Dealers” below.

To tender your initial notes in this exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

•	you are authorized to tender the initial notes and to acquire exchange notes, and that the Issuers will acquire good and unencumbered title thereto;

•	the exchange notes acquired by you are being acquired in the ordinary course of business;

•	you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes;

•	you are not an affiliate, (as defined in Rule 405) under the Securities Act, of the Issuers, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and

•	if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Please refer to the sections of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors—Risks Related to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

Obligations of Broker-Dealers	If you are a broker-dealer (1) that receives exchange notes, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or (3) who acquired the initial notes directly from us in the initial offering and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

SUMMARY OF TERMS OF THE EXCHANGE NOTES

Issuers	McGraw-Hill Global Education Holdings, LLC and McGraw-Hill Global Education Finance, Inc.

Exchange Notes	Up to $800,000,000 aggregate principal amount of 9.75% First-Priority Senior Secured Notes due 2021. The form and terms of the exchange notes are the same as the forms and terms of the initial notes except that the issuance of the exchange notes is registered under the Securities Act, the exchange notes will not bear legends restricting their transfer and the exchange notes will not be entitled to registration rights under the Issuers’ Registration Rights Agreement. The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture.

Maturity Date	The notes will mature on April 1, 2021.

Interest Payment Date	April 1 and October 1 of each year.

Interest Rate	Interest on the notes will accrue from March 22, 2013 at a rate of 9.75% per annum and will be payable in cash.

Denominations	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided that notes may be issued in denominations of less than $2,000 solely to accommodate book-entry positions that have been created by a DTC participant in denominations of less than $2,000.

Guarantees	The Issuers’ obligations under the notes are fully and unconditionally guaranteed, jointly and severally, by Holdings and the Issuers’ present and future direct or indirect wholly owned material domestic subsidiaries that guarantee the Senior Facilities.

The notes were guaranteed by the Parent at the closing of the Founding Transactions. On January 30, 2014, Parent was released from its guarantee obligations under the Indenture.

Ranking	The notes and the related guarantees will be the Issuers’ senior obligations and will:

•	rank equally in right of payment with all of the Issuers’ existing and future senior indebtedness.

•	rank senior in right of payment to all of the Issuers’ future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the notes;

•	be effectively senior in right of payment to all of the Issuers’ future unsecured indebtedness to the extent of the value of the collateral securing the notes;

•	be equal to all of the Issuers’ existing and future indebtedness that is secured by the collateral on a first-priority basis, including indebtedness under the Senior Facilities, to the extent of the value of the collateral;

•	be effectively senior to all of the Issuers’ future indebtedness that is secured by the collateral on a junior priority basis to the extent of the value of the collateral;

•	be structurally subordinated to all obligations of each of the Issuers’ subsidiaries that is not a guarantor of the notes.

As of December 31, 2013, the notes would have ranked equal to $1,523 million face value of indebtedness drawn (with a further $239.5 million available for borrowing) under the Issuers’ Senior Facilities.

As of December 31, 2013, on a historical basis, non-wholly owned subsidiaries, foreign subsidiaries and other subsidiaries of the Issuers that would not have guaranteed the notes held approximately 18% of the Issuers’ consolidated assets and had no outstanding indebtedness, excluding intercompany obligations. During the years ended December 31, 2013 and 2012, these non-guarantor subsidiaries generated approximately 28% and 29%, respectively, of the Issuers’ revenue and 7% and 11%, respectively, of the Issuers’ EBITDA.

Security	The notes and the related guarantees are secured by first-priority security interests in the collateral (which generally includes substantially all of the existing and future assets of the Issuers and the subsidiary guarantors) subject to permitted liens and certain exclusions as described herein.

The collateral excludes: (i) certain real property, (ii) motor vehicles, (iii) those assets over which the pledging or granting of security interests in such assets would be prohibited by applicable law, rule, regulation or contractual obligation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code), (iv) assets to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences as determined in good faith by the Issuer, and (v) certain other limited assets.

For more information on the security granted, see “Description of Notes—Security.” The security interests in the assets securing the notes may be released under certain circumstances. See “Risk Factors—Risks Related to Our Indebtedness and the Notes,” “Description of Notes—Security—First Lien Intercreditor Agreement” and “Description of Notes—Security—Release of Collateral.”

Intercreditor Agreement	The security granted in the collateral to secure the notes on a first-priority basis will also be granted to secure, on a first-priority basis, indebtedness under the Senior Facilities. In addition, the indenture governing the notes permits us to secure additional indebtedness with liens on the collateral under certain circumstances.

The lenders under the Senior Facilities and the holders of certain debt (including certain hedging and cash management counterparties) will receive parity treatment with respect to the proceeds of an enforcement of the security interest in or other recoveries from the collateral. See “Description of Notes—Security—First Lien Intercreditor Agreement.”

Optional Redemption	Prior to April 1, 2016, the Issuers may redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest and additional interest, if any, to (but not including) the applicable redemption date plus the applicable “make-whole” premium. On or after April 1, 2016, the Issuers may redeem some or all of the notes at the redemption prices set forth in this prospectus.

Additionally, on or prior to April 1, 2016, the Issuers may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of specified equity offerings at the redemption price set forth in this prospectus. See “Description of Notes—Optional Redemption.”

Change of Control	If the Issuers experience a change of control, the Issuers may be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any. The Issuers might not be able to pay you the required price for notes you present us at the time of a change of control because their Senior Facilities or other indebtedness may prohibit payment or they might not have enough funds at that time. See “Description of Notes—Change of Control.”

Certain Covenants	The indenture governing the notes, among other things, limits the Issuers’ ability and the ability of the Issuers’ restricted subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends or distributions on, or redeem or repurchase, capital stock and make other restricted payments;

•	make investments;

•	consummate certain asset sales;

•	engage in transactions with affiliates;

•	grant or assume liens; and

•	consolidate, merge or transfer all or substantially all of the Issuers’ assets.

These limitations are subject to a number of important qualifications and exceptions as described under “Description of Notes—Certain Covenants.” Holdings will not be subject to any of the covenants in the indenture governing the notes.

Most of the restrictive covenants set forth above will cease to apply for so long as the notes are rated investment grade by both rating agencies.

Use of Proceeds	The Issuers will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. The Issuers are making this exchange solely to satisfy their obligations under the Registration Rights Agreement entered into in connection with the offering of the initial notes. See “Use of Proceeds.”

Risk Factors	You should consider all of the information contained in this prospectus before making an investment decision. In particular, you should consider the risks described under “Risk Factors.”

Absence of a Public market for the Exchange Notes	The exchange notes are new securities for which there is no established market. The Issuers cannot assure you that a market for these exchange notes will develop, be maintained or that this market will be liquid. Please refer to the section of this prospectus entitled “Risk Factors—Risks Related to Our Indebtedness and the Notes— Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop, or if developed be maintained, for the notes.”

Form of the Exchange Notes	The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company (“DTC”) with Wilmington Trust, National Association, as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled “Book-Entry; Delivery and Form of Securities” occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

SUMMARY HISTORICAL COMBINED CONSOLIDATED FINANCIAL DATA

The following table presents the summary historical combined consolidated financial and operating results of the Company. The combined statement of operations for the years ended December 31, 2012 and 2011 and the selected combined balance sheet data as of December 31, 2012 have been derived from our audited combined financial statements of our Predecessor included elsewhere in this prospectus. The combined statement of operations for the year ended December 31, 2010 and the selected combined balance sheet data as of December 31, 2011 and 2010 have been derived from our audited combined financial statements of our Predecessor, which are not included in this prospectus.

The combined statement of operations for the period from January 1, 2013 to March 22, 2013 is derived from our audited combined financial statements of our Predecessor included elsewhere in this prospectus. The consolidated statement of operations for the period March 23, 2013 to December 31, 2013 and the selected consolidated balance sheet data as of December 31, 2013 have been derived from the audited consolidated financial statements of the Company (Successor) included elsewhere in this prospectus.

The summary combined consolidated financial and operating results presented below should be read in conjunction with our audited combined consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical combined financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented, including changes that occurred in our operations and capitalization as a result of the Founding Transactions.

	Successor	Predecessor	Combined	Predecessor
(Dollars in thousands) Statements of Operations	Mar 23, 2013 to Dec 31, 2013	Jan 1, 2013 to Mar 22, 2013	Year Ended Dec 31, 2013	Year Ended December 31,
				2012	2011	2010
Revenue	$1,055,805	$186,242	$1,242,047	$1,258,946	$1,335,202	$1,325,924
Cost of goods sold	460,850	56,249	517,099	387,485	406,558	409,824

Gross Profit	594,955	129,993	724,948	871,461	928,644	916,100

Operating expenses:
Operating & administration expenses	494,565	129,336	623,901	640,484	652,389	585,700
Depreciation	16,192	3,874	20,066	19,257	16,130	16,236
Amortization of intangibles	69,231	1,699	70,930	6,799	7,230	4,944
Transaction costs	27,612	—	27,612	—	—	—

Total operating expenses	607,600	134,909	742,509	666,540	675,749	606,880

Operating (loss) income	(12,645)	(4,916)	(17,561)	204,921	252,895	309,220
Interest expense (income), net	135,022	481	135,503	(913)	(2,885)	(1,223)
Other (income)	(2,125)	—	(2,125)	(7,488)	—	—

(Loss) Income from operations before taxes on income	(145,542)	(5,397)	(150,939)	213,322	255,780	310,443
Income tax (benefit) provision	(61,831)	(1,213)	(63,044)	86,470	94,013	112,461

Net (loss) income	(83,711)	(4,184)	(87,895)	126,852	161,767	197,982
Less: net (income) loss attributable to non-controlling interests	(2,251)	631	(1,620)	(4,559)	(4,320)	(4,482)

Net (loss) income attributable to McGraw-Hill Global Education Intermediate Holdings, LLC	$(85,962)	$(3,553)	$(89,515)	$122,293	$157,447	$193,500

	Successor	Predecessor	Combined	Predecessor
(Dollars in thousands) Statements of Operations	Mar 23, 2013 to Dec 31, 2013	Jan 1, 2013 to Mar 22, 2013	Year Ended Dec 31, 2013	Year Ended December 31,
				2012	2011	2010
Other Financial data
EBITDA(1)			$151,583	$317,355	$351,249	$408,570
Adjusted EBITDA(1)			420,128	411,215	428,988	451,390
Post-Plate Adjusted Cash EBITDA(1)			353,545	354,031	383,092	389,120
Capital expenditures			8,660	4,885	7,905	5,455
Investment in prepublication costs			66,583	78,287	73,379	75,578

	Successor	Predecessor
(Dollars in thousands)	As of December 31, 2013	As of December 31,
		2012	2011	2010
Balance Sheet data
Cash and cash equivalents	$253,390	$98,188	$110,267	$104,897
Working capital(2)	89,354	146,628	120,254	116,558
Total assets	2,367,198	1,211,522	1,224,895	1,296,152
Total debt(3)	1,491,915	—	—	—
Total net debt(3)	1,238,525	—	—	—
Equity	223,268	674,580	662,503	680,765

(1)	EBITDA, a measure used by management to assess operating performance, is defined as income from continuing operations plus interest, income taxes, depreciation and amortization, including amortization of plate investment.

Adjusted EBITDA is defined as EBITDA adjusted to exclude unusual items and other adjustments required or permitted in calculating covenant compliance under the indenture governing the notes and/or the Senior Facilities. Post-Plate Adjusted Cash EBITDA reflects the impact of cash spent for prepublication costs. Prepublication costs, which include both the cost of developing education content and testing, scoring and assessment solution products, are capitalized and amortized. These costs are capitalized when the title is expected to generate probable future economic benefits and are amortized upon publication of the title over its estimated useful life of up to six years.

Each of the above described EBITDA-based measures is not a recognized term under U.S. GAAP and does not purport to be an alternative to income from continuing operations as a measure of operating performance or to cash flows from operations as a measure of liquidity. Additionally, each such measure is not intended to be a measure of free cash flows available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Such measures have limitations as analytical tools, and you should not consider any of such measures in isolation or as substitutes for our results as reported under U.S. GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business than U.S. GAAP results alone. Because not all companies use identical calculations, these EBITDA-based measures may not be comparable to other similarly titled measures of other companies. See “Use of Non-GAAP Financial Information.”

Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA provides more comparability between the historical operating results and operating results that reflect purchase accounting and the new capital structure.

Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA and Post- Plate Adjusted Cash EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future.

EBITDA, Adjusted EBITDA and Post-Plate Adjusted Cash EBITDA are calculated as follows:

	Combined	Predecessor
(Dollars in thousands)	Year Ended Dec 31, 2013	Year Ended December 31,
		2012	2011	2010
Net (loss) income	$(87,895)	$126,852	$161,767	$197,982
Interest expense (income), net	135,503	(913)	(2,885)	(1,223)
Income tax (benefit) provision	(63,044)	86,470	94,013	112,461
Depreciation, amortization and prepublication amortization	167,019	104,946	98,354	99,350

EBITDA	151,583	317,355	351,249	408,570

Deferred revenue (a)	49,259	21,234	21,210	19,022
Restructuring charges and headcount reductions (b)	24,700	24,386	18,305	—
Sponsor fees (c)	875	—	—	—
Elimination of corporate overhead (d)	—	58,198	42,652	30,259
Purchase accounting (e)	141,100	—	—	—
Transaction costs (f)	27,612	—	—	—
Acquisition costs (g)	4,296	—	—	—
Other (h)	20,703	(9,958)	(4,428)	(6,461)

Adjusted EBITDA	420,128	411,215	428,988	451,390

Prepublication cash costs (i)	(66,583)	(78,287)	(73,379)	(75,578)

Post-Plate Adjusted Cash EBITDA prior to stand-alone cost savings	$353,545	$332,928	$355,609	$375,812

Stand-alone cost savings for implemented initiatives (j)	—	21,103	27,483	13,308

Post-Plate Adjusted Cash EBITDA	$353,545	$354,031	$383,092	$389,120

Pre-acquisition ALEKS Post-Plate Adjusted Cash EBITDA (k)	5,000	—	—	—
Cost savings for initiatives identified that will be implemented (l)	42,000	24,000	—	—

Pro Forma Post-Plate Adjusted Cash EBITDA	$400,545	$378,031	$383,092	$389,120

(a)	We receive cash for certain digital products up front but recognize revenue over time. We record a liability for deferred revenue when we receive the cash. This adjustment represents the net effect of converting deferred revenues on digital sales to a cash basis assuming the collection of all receivable balances. In 2013, this adjustment was $20,073, and there was also purchase accounting adjustments that reduced reported revenues by $29,186.
(b)	Represents run-rate cost savings, non-recurring severance and other expenses associated with headcount reductions and other cost savings initiated in 2012 and 2013 as part of our formal restructuring initiatives to create a flatter and more agile organization.
(c)	Represents the $3.5 million of annual management fees payable to the Sponsor. The expense incurred for the period March 23, 2013 to December 31, 2013 was $875.
(d)	The general corporate allocations represent executive management costs incurred by MHC. These costs are not representative of operating the business on a stand-alone basis. Corporate overhead allocations were no longer incurred beginning in the first quarter of 2013.
(e)	Represents the effects of the application of purchase accounting associated with the acquisition of MHC’s educational materials and learning solutions business on March 22, 2013, driven by the step-up of acquired inventory of $141,100. The deferred revenue adjustment recorded as a result of purchase accounting has been considered in the deferred revenue adjustment.
(f)	The amount represents the transaction costs associated with the acquisition of MHC’s educational materials and learning solutions business on March 22, 2013.
(g)	The amount represents costs associated with the acquisition of ALEKS Corporation (“ALEKS”) on August 1, 2013.
(h)	Represents (i) cash distributions to non-controlling interest holders (excluding special dividends) of $526 and $5,470, during the years ended December 31, 2013 and 2012, respectively; (ii) the elimination of a $7,488 benefit realized in 2012 as a result of a change in the Company’s vacation policy; (iii) non-cash incentive compensation expense recorded directly beginning in the first quarter of 2013; and (iv) other adjustments permitted and/or required under the indentures governing MHE’s existing notes and the credit agreement governing MHE’s senior credit facilities.
(i)	Represents cash spent for prepublication costs during the period.
(j)	Represents stand-alone cost savings to reflect our expectation that costs incurred on a stand-alone basis will be lower than costs historically allocated to McGraw-Hill Education, LLC by MHC. These allocations were primarily related to services and expenses including (i) global technology operations and infrastructure; (ii) global real estate occupancy; (iii) employee benefits; and (iv) shared services such as tax, legal, treasury, and finance.

(k)	The corresponding revenue impact (including the change in deferred revenue) associated with the EBITDA adjustment was $845.
(l)	Represents the run-rate impact of cost savings attributable to initiatives implemented and those we believe can be implemented in the next twelve months, but does not reflect the estimated costs we expect to incur to implement these savings. These cost savings relate primarily to supply chain initiatives, vendor management, increased utilization of outsourcing arrangements as well as continued streamlining of our operations as a stand-alone entity.
(2)	Working capital is calculated as current assets less current liabilities.
(3)	Total debt is presented as long-term debt plus current portion of long-term debt. Total net debt is total debt less cash and cash equivalents.

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus, before purchasing any notes. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In any such case, you may lose all or a part of your investment in the notes.

Risks Related to Our Business

Introduction of new products, services or technologies could impact our profitability.

We operate in highly competitive markets with significant established competitors that continue to change to adapt to customer needs. In order to maintain a competitive position, we must continue to invest in new offerings and new ways to deliver our products and services. These investments may not be profitable or may be less profitable than what we have experienced historically. In particular, in the context of our current focus on key digital opportunities, including eBooks and adaptive learning products, the market is beginning to develop and we may be unsuccessful in establishing ourselves as a significant factor in any market which does develop. New distribution channels, such as digital formats, the internet, online retailers and mobile delivery platforms (e.g., e-readers), present both threats and opportunities to our traditional publishing models, potentially impacting both sales volumes and pricing. We generally recognize revenues from digital publications on a deferred basis. We expect that our results in 2014 and beyond may be adversely impacted if sales from print products will decline at a rate faster than the increase we expect from digital publications, in part due to offerings from new competitors.

We could experience threats to our existing businesses due to the technology environment within which we operate.

We rely on our information technology, such as databases, systems and applications, to support key product and service offerings. We believe we have appropriate policies, processes and internal controls to ensure the stability of our information technology, provide security from unauthorized access to our systems and maintain business continuity, but our business could be subject to significant disruption and our operating results may be adversely affected by unanticipated system failures, data corruption or unauthorized access to our systems.

With regard to our printed textbooks, we compete with the used textbook market and rental textbook programs for sales of our textbooks, and the growth of the used textbook market and/or rental textbook programs may adversely affect our business.

The higher education used print textbook market has grown in recent years, driven primarily by more efficient distribution of used books and the cost of new textbooks. Our print textbook customers are often presented with the option to purchase new or used textbooks, and we do not generate revenues from any sale after the initial sale of our textbooks. In addition, an increasing number of bookstores and online companies are offering textbook rental programs. Historically, the difficulty in making used textbooks available to students limited the growth of the used textbook market. The internet, however, has made the used textbook market more efficient and has significantly increased student access to used textbooks. The rental market also increased the efficiency of the used textbook market by increasing the return rate of rented used textbooks, which are rented multiple times. If the supply of used textbooks or textbook rental programs increases, students may increasingly look to purchase used textbooks or rent textbooks as an alternative to purchasing our new textbooks. We primarily compete against used and rental textbooks on the basis of supply, price and the development of customized products. If we are unable to effectively compete with growing competition presented by the used textbooks and rental textbook markets, we could experience a loss in sales and our business, financial position and results of operations may be adversely affected.

A significant increase in operating costs and expenses could have a material adverse effect on our profitability.

Our major expenses include employee compensation, printing, paper and distribution costs.

•	We offer competitive salary and benefit packages in order to attract and retain the quality employees required to grow and expand our business. Compensation costs are influenced by general economic factors, including those affecting the cost of health insurance and benefits, and any trends specific to the employee skill sets we require.

•	Marketplace paper prices fluctuate based on the worldwide demand and supply for paper in general and for the specific types of paper we use. For the year ended December 31, 2013, our paper costs were approximately 6% of cost of goods sold. Generally, we have experienced stable paper pricing with majority of domestic paper spending (approximately 55% of total spent) being stabilized through contractual limitations on market-based price fluctuations and international paper spending (approximately 45%) fluctuating with the market. We utilize several methods to try to manage this risk, including, without limitation, negotiated price reductions, long-term agreements and changing paper types to lower cost alternatives, but these strategies may not be entirely successful.

•	Our books and ancillary materials are printed by third parties and we typically have multi-year service contracts for printing of books and ancillary materials in order to reduce price fluctuations over the contract term.

•	We make significant investments in information technology and other technology initiatives. Although we believe we are prudent in our investment strategies and execution of our implementation plans, there is no assurance as to the ultimate recoverability of these investments.

An increase in our operating costs and expenses could have a material, adverse effect on our profitability, financial position and results of operations.

Our ability to protect our intellectual property rights could impact our competitive position.

Our products contain intellectual property delivered through a variety of media, including digital and print. Our ability to achieve anticipated results depends in part on our ability to defend our intellectual property against infringement. Our operating results may be adversely affected by inadequate legal and technological protections for intellectual property and proprietary rights in some jurisdictions and markets.

We rely on a combination of copyrights, trademarks, patents, trade secrets and nondisclosure agreements to protect our intellectual property and proprietary rights. Our efforts to protect our intellectual property and proprietary rights may not be sufficient. We may also be required to initiate expensive and time-consuming litigation to maintain, defend or enforce our intellectual property. In addition, our ability to enforce and protect our intellectual property rights may be limited in certain countries outside the United States, which may impact our profitability.

Despite copyright and trademark protection, third parties may be able to copy, infringe, illegally distribute, import or resell or otherwise profit from our proprietary rights without our authorization. These unauthorized activities may be more easily facilitated by the internet. In addition, the lack of internet-specific legislation relating to intellectual property protection creates an additional challenge for us in protecting our proprietary rights relating to our digital technology. The steps taken by us to protect our proprietary information may not be adequate to prevent misappropriation of our content or technology. In addition, our proprietary rights may not be adequately protected because infringers may not be deterred from misappropriating our technologies despite the existence of laws or contracts prohibiting it. Furthermore, policing unauthorized use of our intellectual property may be difficult, expensive and time-consuming (which may divert our management from implementing our business strategy), and we may be unable to determine the extent of any unauthorized use.

Competitors may harm our sales by designing products that mirror the capabilities of our products or technology without infringing our intellectual property rights. If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.

It has been reported that the U.S. Congress is contemplating a re-write of the United States Copyright Act of 1976, as amended. If changes to that Act, or the copyright laws of any country in which we do a substantial amount of business, materially weaken our ability to protect our intellectual property rights, it could impact our ability to prevent unauthorized use of our product and limit our growth and future revenue.

We may be adversely affected by piracy, unauthorized copying, file-sharing or other infringements on our intellectual property, including our digital content.

As we and our industry transition from providing print content to providing digital content, the risk of piracy, illegal downloading, file-sharing or other infringements of our intellectual property may increase. An increasing portion of our revenue comes from the sale of digital products that are potentially subject to unauthorized consumer copying or digital dissemination without an economic return to us. While we use digital rights management features to protect our digital solutions, no digital rights management system is foolproof, and all such systems are subject to unauthorized tampering or modification. New formats for our digital solutions, together with the decreasing cost of electronic and computer equipment that can potentially be used to copy or disseminate our products, may make us more susceptible to the unauthorized use of our products. If we fail to maintain and develop effective technological means of protecting our intellectual property, we could experience a loss in sales and our business, financial position and results of operations may be adversely affected.

If we or our service providers do not maintain the security of information relating to our customers, employees, authors and vendors, security information breaches through cybersecurity attacks or otherwise could damage our reputation with customers, employees, authors and vendors, and we could incur substantial additional costs and become subject to litigation. Moreover, even if we or our service providers maintain such security, such breaches remain a possibility due to the fact that no data security system is immune from attacks or other incidents.

We receive certain personal information about our customers and potential customers, and we also receive personal information concerning our employees, authors and vendors. Our digital products may also be used for testing, evaluation or grading purposes, and such products may be used by instructors to collect and store confidential student information or to transmit such information to the student records systems of educational institutions. In addition, our online operations depend upon the secure transmission of confidential information over public networks. We maintain security measures with respect to such information, but despite these measures, we may be vulnerable to security breaches by computer hackers and others that attempt to penetrate the security measures that we have in place. A compromise of our security systems (through cyber-attacks or otherwise which are rapidly evolving and sophisticated) that results in personal information being obtained by unauthorized persons could adversely affect our reputation with our customers, potential customers, employees, authors and vendors, as well as our business, financial position and results of operations, and could result in litigation against us or the imposition of governmental penalties. In addition, a security breach could require that we expend significant additional resources related to our information security systems and could result in a disruption of our operations.

We increasingly rely on third-party data storage providers, including cloud storage solution providers, resulting in less direct control over our data. Such third parties may also be vulnerable to security breaches and compromised security systems, which could adversely affect our reputation.

Any security breaches or similar incidents could result in both liability to the parties whose information is misappropriated and harm to our reputation. Such reputational damage could lower rates of adoption of our content by our customers. Security breaches and similar incidents could therefore have a material, adverse effect on our business, financial position and results of operations.

We face intense competition in all aspects of our business.

Competition among companies offering education products is intense and includes a few large industry participants. Like us, these competitors have been in the market for a long period of time and could potentially shift customers away from us just as we could win customers from them. Many of our competitors have substantial financial resources, recognized brands, technological expertise and market experience. Our competitors are also continuously enhancing their products and services, developing new products and services and investing in technology. Some of our competitors are acquiring additional businesses in key sectors that will allow them to offer a broader array of products and services than either they or we currently provide. Some of our competitors have greater resources and less debt than us, and therefore, may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products than we can. In addition, a large number of new and emerging competitors are seeking to capture market share. This high level of competition could cause us to incur unanticipated costs associated with advertising, marketing, sales, research and product development. Competition may require us to reduce the price of our products and services or make additional capital investments that would adversely affect our profit margins. There can be no assurance that we will be able to compete successfully in the future with existing or potential competitors in all markets. The actions of our competitors could therefore have a material, adverse effect on our business, financial position and results of operations.

Declining enrollment at colleges and universities could reduce demand for our products.

U.S. colleges and universities have experienced a recent decline in enrollment, and if this decline becomes a trend, it could lead to decreased demand for our products. Uncertainty about current and future economic conditions, decreases in family income and net worth and a perception of uncertain job prospects for recent graduates, among other factors, can adversely affect demand for higher education. In addition to these factors, enrollment levels at colleges and universities outside of the U.S. are influenced by the global and local economic climate, local political conditions and other factors that make predicting foreign enrollment levels difficult. Our higher education business revenues in the U.S. accounted for approximately 64% of our revenue during the year ended December 31, 2013 and we generated additional revenue from higher education globally. Reduced enrollment at colleges and universities could lead to decreased demand for our products, negatively impacting our business, financial position and results of operations.

We may not be able to continue to attract or retain the key authors that we need to remain competitive and grow.

We depend on our ability to continue to attract and retain talented authors and develop long-term, collaborative relationships with them. We operate in a number of highly visible markets where there is intense competition for successful, published authors. Authorship of a market-leading textbook may increase the market visibility of an author and result in his or her recruitment by other publishers or increase the royalties we must pay such authors. Our rights to exclusively offer authors’ content is dependent on the authors’ transfer of copyrights to us through licensing and assignment agreements. The United States Copyright Act of 1976, as amended, allows an author (or his or her heirs or estate), during a 5-year window, to terminate a previous copyright transfer and thereby regain certain United States rights to his or her works. For copyrights transferred on or after January 1, 1978, the 5-year window begins 35 years from the date of transfer, or if the grant provides a right to publish, the shorter of 35 years from the date of publication or 40 years from the date of transfer. For copyrights transferred before January 1, 1978, the 5-year window begins 56 years from the date on which the copyright was first secured or January 1, 1978, whichever is later. An author who terminates the grant of rights to his or her work could seek to terminate all rights in the work transferred to us or else negotiate more favorable economic or other terms. Such terminations, along with our inability to attract new authors, the loss of certain of our high profile authors or increased costs incurred in attracting or retaining authors could harm our business, results of operations and financial position.

Increased accessibility of free or relatively inexpensive information and materials may reduce demand for or negatively impact the pricing of our products and services.

In recent years, more public sources of free or relatively inexpensive information and research materials have become available, particularly in digital formats and through the internet, and digital versions of products have been offered at lower pricing than similar products offered in traditional media such as print. We expect these trends to continue. For example, some governmental and regulatory agencies have increased the amount of information they make publicly available for free and certain educational institutions have increased demand for lower priced educational materials, including eBooks at prices below the price of print books. Technological changes and the availability of free or relatively inexpensive information and materials have also affected changes in consumer behavior and expectations. Public and private sources of free or relatively inexpensive information and lower pricing for digital products may reduce demand and impact the prices we can charge for our products and services. To the extent that technological changes and the availability of free or relatively inexpensive information and materials limit the prices we can charge or demand for our products and services, our business, financial position and results of operations may be adversely affected.

If we are unable to hire, engage and retain skilled personnel, our business could be adversely affected.

We are dependent on our ability to hire, engage and retain talented, highly skilled employees, including employees with specific areas of expertise. Accomplishing this may be difficult due to many factors, including the geographic location of our main corporate and business offices, fluctuations in global economic and industry conditions, changes in our management and leadership, the attractiveness of our compensation programs and the impact of our restructuring plans on employee morale. If we do not succeed in retaining and engaging our key employees and in attracting new skilled personnel, including personnel with specific areas of expertise, we may be unable to meet our strategic objectives and, as a result, our business could be adversely affected.

Further, as our strategic direction changes to address new opportunities, especially in the fast-changing digital marketplace, we may not have employees whose skills fully align with those required to achieve our strategic objectives. In some cases, we may need to hire suitably skilled employees to address strategic issues we may encounter in the future.

We face risks of doing business abroad and in developing markets.

As we continue to expand our operations overseas, we face the increased risks of doing business abroad, including inflation, fluctuation in interest rates, changes in applicable laws and regulatory requirements including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, export and import restrictions, tariffs, nationalization, expropriation, limits on repatriation of funds, civil unrest, terrorism, unstable governments and legal systems, and other factors. Adverse developments in any of these areas could cause actual results to differ materially from historical and/or expected operating results.

In addition, our international operations and any foreign business expansion we may undertake present numerous risks, including: difficulties in penetrating new markets due to established and entrenched competitors; difficulties in developing products and services that are tailored to the needs of local customers; customers in certain foreign countries may have longer payment cycles; limitations in the ability to repatriate funds to the United States; difficulties in protecting intellectual property, enforcing agreements and collecting receivables under certain foreign legal systems; lack of local acceptance or knowledge of our products and services; and lack of recognition of our brands.

The conduct of our business, including the sourcing of content, distribution, sales, marketing and advertising is subject to various laws and regulations administered by governments around the world. Changes in those laws, regulations or government policies, including tax regulations and accounting standards, may adversely affect our future financial results.

In addition, challenges and uncertainties associated with operating in developing markets have a higher relative risk due to political instability, economic volatility, terrorism, corruption, social and ethnic unrest, and other factors.

While sales in these markets are not currently material to our results, adverse developments related to the risks associated with these markets may cause actual results to differ from historical and forecasted future operating results.

Fluctuations between foreign currencies and the U.S. dollar could have an unfavorable impact on our financial results.

We derived approximately 28% of our net revenue in 2013 from our international sales operations. The financial position and results of operations of our international operations are primarily measured using the foreign currency in the jurisdiction of operation of such business as the functional currency. As a result, we are exposed to currency fluctuations both in receiving cash from our international operations and in translating our financial results back into U.S. dollars. For example, foreign exchange rates had an unfavorable impact on revenue of $5 million in 2013. We have operations in various foreign countries where the functional currency is primarily the local currency, and we generate revenue and incur costs in the local currency. Our principal currency exposures relate to the euro, British Pound, Australian Dollar, Canadian Dollar, Mexican Peso and Indian Rupee. Assets and liabilities of our international operations are translated at the exchange rate in effect at each balance sheet date. Our income statement accounts are translated at the average rate of exchange during the period. A strengthening of the U.S. dollar against the relevant foreign currency reduces the amount of income we recognize from our international operations. In addition, certain of our international operations generate revenues in the applicable local currency or in currencies other than the U.S. dollar, but purchase inventory and incur costs primarily in U.S. dollars. Historically, we have not entered into any derivative financial instruments for hedging purposes.

We cannot predict the effects of exchange rate fluctuations on our future operating results. As exchange rates vary, our results of operations and profitability may be materially adversely impacted. The risks we face in foreign currency transactions and translation may continue to increase as we further develop and expand our international operations, which could adversely affect our business, financial position and results of operations.

We rely on third-party distributors, representatives and retailers to sell certain of our products and our ability to bring products to market may be adversely affected by the loss or failure of one or more of our distributors.

In addition to our own sales force, we offer our products through a variety of third-party distributors, representatives and retailers. We do not ultimately control the performance of our third-party distributors, representatives and retailers to perform as required or to our expectations. Also, certain of our distributors, representatives or retailers may market other products that compete with our products. The loss or termination of one or more of our distributors, representatives or retailers, the failure of one or more of our distributors or representatives to effectively promote our products or meet our contractual requirements, or changes in the financial or business condition of these distributors or representatives could affect our ability to bring products to market. Our failure to bring products to market could have a material, adverse effect on our revenues, profitability, results of operations and financial condition.

We generally permit our distributors to return products they purchase from us. When we record revenue, we record an allowance for sales returns, which is based on the historical rate of return and current market conditions. Our return rates were lower than our historical experience in 2013. Should the estimate of the allowance for sales returns vary by one percentage point from the estimate we use in recording our allowance, the impact on operating income would be approximately $2 million.

A significant portion of our sales is concentrated on a small number of customers. Our profitability and financial results may be impaired if our customers’ demand for our products is reduced.

A significant portion of our sales have been to relatively few customers, which is reflective of concentration in our industry and seasonality of the business. As of December 31, 2013 and December 31, 2012, three customers comprised approximately 53% and 51% of our gross accounts receivable, respectively. For the period January 1, 2013 to March 22, 2013, no single customer accounted for more than 10% of our gross revenue. For the period March 23, 2013 to December 31, 2013, two customers, Barnes & Noble Inc. and Follett Corporation, accounted for 12% and 11% of our gross revenue, respectively. For the year ended December 31, 2012, the same customers accounted for 12% and 11% of our gross revenue, respectively. The loss of, or any reduction in sales or collections from, a significant customer could harm our business and financial results.

Defects in our digital products could decrease market acceptance of our products and harm our reputation.

In the fast-changing digital marketplace, demand for innovative technology has generally resulted in short lead times for producing products that meet customer specifications. Growing demand for innovation and additional functionality in digital products increases the risk that our products may contain flaws or corrupted data, and these defects may only become apparent after product launch, particularly for new products and new features to existing products that are developed and brought to market under tight time constraints. If our customers have a negative experience with one of our digital products, they may be less inclined to continue to purchase our products or to recommend our products to others, which could result in reduced sales of our products and adversely affect our business, prospects, and results of operations.

We may make strategic acquisitions, and these acquisitions could introduce significant risks and uncertainties, including risks related to integrating the acquired businesses and/or achieving benefits from our acquisitions.

In order to position ourselves to take advantage of growth opportunities, we may make strategic acquisitions that involve signif icant risks and uncertainties. These risks and uncertainties include: (1) the difficulty in integrating newly acquired businesses and operations in an efficient and effective manner, (2) the challenges in achieving strategic objectives, cost savings and other anticipated benefits from acquisitions, (3) the potential loss of key employees of the acquired businesses, (4) the risk of diverting the attention of senior management from our operations, (5) risks associated with integrating financial reporting and internal control systems, (6) difficulties in expanding information technology systems and other business processes to accommodate the acquired businesses and (7) future impairments of goodwill of an acquired business.

We could experience difficulties in integrating geographically separated organizations, systems and facilities, and personnel with diverse backgrounds. Integration of an acquired business also may require management resources that otherwise would be available for development of our existing business. If an acquired business fails to operate as anticipated or cannot be successfully integrated with our existing business, results of operations and financial condition could be adversely affected.

We face a number of risks related to the global financial crisis and general economic conditions.

The global financial crisis that has affected and continues to affect the banking system and financial markets has resulted in a severe tightening in the worldwide credit markets, a low level of liquidity in a number of financial markets and increased volatility in credit and equity markets. More recently, the destabilization of various currencies has also negatively affected the global markets. This financial crisis has impacted, and global economic conditions could continue to impact, our business in a number of ways, including:

•	Potential deferment or cancellation of purchases and orders by customers: Uncertainty about current and future global economic conditions may cause, and in some cases has caused, consumers to defer or cancel purchases in response to tighter credit, decreased cash availability and declining consumer confidence. If future demand for our products declines due to global economic conditions, it could negatively impact our financial results.

•	Negative impact from increased financial pressures on key suppliers: Our ability to meet customers’ demands depends, in part, on our ability to obtain timely and adequate delivery of quality materials from our suppliers. If certain key suppliers were to become capacity or liquidity constrained or insolvent, it could result in a reduction or interruption in supplies or an increase in the price of supplies and negatively impact our financial results.

•	From time to time we may need to access the long-term and short-term capital markets to obtain financing. Although we believe our current sources of capital should allow us to finance our operations for the foreseeable future on acceptable terms and conditions, our access to, and the availability of, financing on acceptable terms and conditions in the future will be affected by many factors, including: (1) our financial performance, (2) our credit ratings or absence of a credit rating and (3) the liquidity of the overall capital markets. There can be no assurance that we will have access to the capital markets on terms acceptable to us.

•	Deterioration in economic conditions could cause governments to decrease higher education spending. Such decreases in spending could result in decreases in our revenues, particularly in our MHGE International business. Decreases in financial assistance to higher education students by governments could also cause negative pressure on enrollments, which could result in decreases in our revenues. Any such decreases in revenues could negatively impact our profitability, growth and results of operations.

We could be subject to additional tax liabilities which could adversely affect our business.

International, federal, state and local tax laws and regulations affecting our business, or interpretations or application of these tax laws and regulations, could change. In addition, new international, federal, state and local tax laws and regulations affecting our business could be enacted or taxing authorities may disagree with our interpretation of tax laws and regulations. An increase in general business taxes would adversely affect us if it occurred in a jurisdiction in which we operate.

We are a party to at-will contracts with significant customers and the termination of these contracts could harm our business.

We currently provide or have agreements to provide products and services to certain customers under contracts that are terminable at-will. The fact that these customers have at-will contracts with us gives rise to the possibility that we may have no recourse in the event of customer cancellation of a contract. We anticipate that we will continue to rely upon customers under such at-will contractual arrangements. As a result of this reliance, the election by these customers to terminate any or all of their at-will contracts with us, or the loss of or decrease in business from several of our large customers, could materially and adversely affect our business, prospects, financial condition, and results of operations.

Changes in governmental programs and private lending practices may reduce our revenues or profitability.

Students comprise a significant portion of our consumer base. Many of these students depend on government and private funding, in the form of loans or grants, to pay for their education, including course books, digital products and other materials. Many of these programs are highly regulated and subject to frequent and substantial changes. In recent years, legislative and regulatory changes have resulted in limitations on and, in some cases, reductions in levels of payments to students. Without sufficient government-sponsored loan programs, some of these students may have to forego higher education opportunities. As a result, any decreases or delays in government-sponsored student loans or grants could reduce enrollment and thereby lead to decreased demand for our products, negatively impacting our business, financial position and results of operations.

We may face intellectual property infringement claims that could be time-consuming and costly to defend and could result in our loss of significant rights.

Litigation regarding copyrights and other intellectual property rights is extensive in the publishing industry, including claims involving the terms by which text, photographs and other content are licensed to us for inclusion in our textbooks and other products. We are currently subject to such claims and may continue to be in the future. Our third-party suppliers may also become subject to infringement claims, which in turn could negatively impact our business.

Litigation is expensive and time-consuming and has the potential to divert management’s attention from our business and could have an adverse effect on our business, financial position and results of operations. If there is a successful claim of infringement against us, our customers or our third party intellectual property providers, we may be required to pay substantial damages to the party claiming infringement, stop selling products or using technology that contains the allegedly infringing intellectual property or enter into royalty or license agreements that may not be available on acceptable terms, if at all. All of these requirements could damage our business. We may have to develop non-infringing technology and our failure in doing so or to obtain licenses to the proprietary rights on a reasonable or timely basis could have an adverse effect on our business, financial position and results of operations.

Changes to laws and regulations may have an adverse effect on our business.

Our business and customers’ businesses are subject to United States federal, state and local laws and regulations including laws and regulations relating to intellectual property, libel, privacy, accessibility, product offerings and financial aid eligibility and laws and regulations applicable generally to businesses. New laws and regulations and changes to existing laws and regulations applicable to us and our customers may restrict or require a change to how we and our customers conduct business and could have an adverse effect on our business.

In June 2011, the United States Department of Education finalized new rules that define “gainful employment” as it relates to Title IV financial aid requirements affecting most for-profit school programs and certificate programs at nonprofit and public institutions that prepare students for gainful employment in a recognized occupation. The Department of Education previously established new rules relating to Title IV student aid programs that modified standards relating to the payment of incentive compensation for student recruitment and enrollment by institutions of higher education. The new rules could adversely affect enrollments in, and the number of programs offered by institutions of higher education, including for-profit schools, by limiting such institutions’ ability to recruit students and making some for-profit school programs ineligible for Federal financial aid funding. Reductions in enrollment in institutions of higher education and the number of programs offered by for-profit schools could cause us to experience a loss in sales as there would be lower demand for our products and services.

We could be subject to liabilities under environmental laws and regulations.

Although we generally contract with independent printers and binders for their services, it is possible that we could face liability, regardless of fault, if contamination were to be discovered on properties currently or formerly owned, operated or leased by us or our predecessors or to which we or our predecessors have sent waste. We operate in a number of different jurisdictions, and we are subject to and could be affected by various types of governmental laws and regulations related to the protection of the environment, including laws and regulations governing, among other things, discharges into the ground, air and water, using, managing, transporting and disposing of hazardous substances and remediation of contaminated properties. A failure by us or one of our predecessors to comply with such laws and regulations or liability without fault imposed pursuant to such laws and regulations could materially adversely affect our business, financial position and results of operations.

Consolidation in the markets in which we operate could place us at a competitive disadvantage.

Some of the markets in which we operate have experienced significant consolidation. In particular, the combinations of traditional media content companies and new media distribution companies have resulted in new business models and strategies Similarly, the consolidation of book retailers has increased our reliance on certain customers. We cannot predict with certainty the extent to which these types of business combinations may occur or the impact that they may have. These combinations could potentially place us at a competitive disadvantage with respect to negotiations, scale, resources, and our ability to develop and exploit new media technologies, which could materially and adversely affect our business, financial position and results of operations.

We have a limited operating history as an independent stand-alone company, and our historical financial statements are not necessarily representative of the results we would have achieved as an independent company and may not be reliable indicators of our future results.

The historical financial statements included in this prospectus which relates to the period prior to the Founding Acquisition, do not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as an independent stand-alone company during the periods presented or those that we will achieve in the future, primarily because prior to the Founding Acquisition, our business was operated by MHC as part of its broader corporate organization, rather than as an independent company. MHC or one of its affiliates performed various corporate functions for us, including, but not limited to, tax administration, treasury activities, accounting, information technology services, human resources, legal, ethics and compliance program administration, real estate management, investor and public relations, certain governance functions (including internal audit) and external reporting. Our historical financial statements covering the period prior to the Founding Acquisition reflect allocations of corporate expenses from MHC for these and similar functions. These allocations may be more or less than the comparable expenses we would have incurred had we operated as an independent, publicly traded company during this period.

We entered into shared services agreements to provide MHSE certain services and we may be obligated to continue to provide such services in the event MHSE is unable to pay its allocated costs.

As part of the Restructuring, we entered into shared services agreements to provide MHSE certain services including, but not limited to, payroll, marketing, finance, accounting, legal, procurement, information technology, inventory management, production operations, cash management and human resources, as well as the use of space in certain of our locations. We allocated costs to MHSE for providing the applicable services and space, to be settled in cash on a regular basis. In the event that MHSE is unable to pay its allocated costs for the services provided, including in connection with a bankruptcy of MHSE, we may be obligated to continue to provide such services pursuant to the shared services agreements without compensation, which could also have a negative impact on our business, financial position and results of operations.

Our business relies on our hosting facilities and electronic delivery systems and any failures or disruptions may adversely affect our ability to serve our customers.

We depend on the capacity, reliability and security of our hosting facilities and electronic delivery systems to provide our online products to our customers. Use of our electronic delivery systems and other factors such as loss of service from third parties, operational failures, sabotage, break-ins, and similar disruptions from unauthorized tampering or hacking, human error, national disasters, power loss, or computer viruses could cause our systems to operate slowly or interrupt their availability for periods of time. The failure of our electronic delivery systems may result in an interruption in our operations, harm to our reputation and loss of revenue. If disruptions, failures or slowdowns of our electronic delivery systems occur, our ability to distribute our products and services effectively and to serve our customers may be adversely affected. We do not currently have a back-up facility for all of our online products, and any disruption to our current hosting facilities could have an adverse effect on our business, financial position and results of operations.

If we do not adequately manage and evolve our operational and managerial systems and processes, including the upgrading of our enterprise business support systems, our ability to manage and grow our business may be harmed.

We need to continue to improve existing and implement new operational and managerial systems to manage our business effectively. We have made progress in separating systems that we assumed from MHC and in upgrading our enterprise business support systems. This process currently continues. Any delay in the implementation of, or disruption in the transition to, our new or enhanced systems, could adversely affect our ability to accurately forecast sales demand, manage our supply chain and achieve accuracy in the conversion of electronic data and records. Failure to properly or adequately address these issues could result in the diversion of management’s attention and resources and materially and adversely affect our business, financial position and results of operations.

Our Sponsor’s interest may conflict with or differ from our interests.

Our Sponsor controls our ultimate parent company, which indirectly owns 100% of our common equity. In addition, representatives of our Sponsor comprise a majority of our directors. As a result, our Sponsor can control our ability to enter into significant corporate transactions such as mergers, tender offers and the sale of all or substantially all of our assets. The interests of our Sponsor and its affiliates could conflict with or differ from our interests. For example, the concentration of ownership held by our Sponsor could delay, defer or prevent a change of control of our company or impede a merger, takeover or other business combination which may otherwise be favorable for us.

Our ultimate parent company is also the ultimate parent company of MHSE, which owns the SEG business. Therefore, in addition to controlling our activities through its control of Parent, our Sponsor can also control the activities of MHSE through this same ownership and control structure. There can be no assurance that our Sponsor will not decide to focus its attention and resources on MHSE or on matters relating to MHSE that otherwise could be directed to our business and operations. If our Sponsor determines to focus attention and resources any new business lines of MHSE instead of us, it could adversely affect our ability to expand our existing business or develop new business.

Additionally, our Sponsor is in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete, directly or indirectly with us. Our Sponsor may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Additionally, even if our Sponsor invests in competing businesses through Parent, such investments may also be made through MHSE. Any such investment may increase the potential for the conflicts of interest discussed in this risk factor.

So long as our Sponsor continues to indirectly own a significant amount of the equity of our ultimate parent company, even if such amount is less than 50%, they will continue to be able to substantially influence or effectively control our ability to enter into any corporate transactions.

Because our equity securities are not and will not be registered under the securities laws of the United States or in any other jurisdiction and are not listed on any U.S. securities exchange, we are not subject to certain of the corporate governance requirements of U.S. securities authorities or to any corporate governance requirements of any U.S. securities exchanges.

Risks Related to Our Indebtedness and the Notes

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments on the notes.

We are a highly leveraged company. As of December 31, 2013, we had $1,523 million face value of outstanding indebtedness (in addition to $240 million of commitments under our revolving credit facility of which $nil was drawn (without giving effect to letters of credit)), and for the year ended December 31, 2013, we had total debt service payment obligations of $204 million (including approximately $60 million of debt service relating to fixed rate obligations).

Our substantial indebtedness could have important consequences for you as a holder of the notes. For example, it could:

•	limit our ability to borrow money for our working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes;

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the indenture governing the notes and the agreements governing other indebtedness;

•	require us to dedicate a substantial portion of our cash flow from operations to the repayment of our indebtedness, thereby reducing funds available to us for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	make us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	make us more vulnerable to downturns in our business or the economy;

•	restrict us from making strategic acquisitions, engaging in development activities, introducing new technologies or exploiting business opportunities;

•	cause us to make non-strategic divestitures;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets;

•	prevent us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of certain changes of control, which failure to repurchase would constitute a default under the indenture governing the notes; or

•	expose us to the risk of increased interest rates, as certain of our borrowings, including borrowings under the Senior Facilities, are at variable rates of interest.

In addition, the credit agreement governing the Senior Facilities and the indenture governing the notes contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of substantially all of our indebtedness.

Despite our substantial indebtedness, we may still be able to incur significantly more debt, which could intensify the risks described above.

We and our subsidiaries may be able to incur substantial indebtedness in the future. Although the terms of the indenture governing the notes and the credit agreement governing the Senior Facilities contain restrictions on our and our subsidiaries’ ability to incur additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. As of December 31, 2013, we would have had approximately $240 million available for additional borrowing under the revolving credit facility portion of our Senior Facilities (without giving effect to letters of credit), all of which would be secured. In addition to the notes and our borrowings under the Senior Facilities, the covenants under any other existing or future debt instruments could allow us to incur a significant amount of additional indebtedness. The more leveraged we become, the more we, and in turn our security holders, will be exposed to certain risks described above under “—Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments on the notes.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to pay principal and interest on the notes and to satisfy our other debt obligations will depend upon, among other things:

•	our future financial and operating performance (including the realization of any cost savings described herein), which will be affected by prevailing economic, industry and competitive conditions and financial, business, legislative, regulatory and other factors, many of which are beyond our control; and

•	our future ability to borrow under our revolving credit facility, the availability of which depends on, among other things, our complying with the covenants in the credit agreement governing such facility.

We cannot assure you that our business will generate cash flow from operations, or that we will be able to draw under our revolving credit facility or otherwise, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on the notes.

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements, including the Senior Facilities and the indenture governing the notes, may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. The Sponsor and its affiliates have no continuing obligation to provide us with debt or equity financing. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, could result in a material adverse effect on our business, results of operations and financial condition and could negatively impact our ability to satisfy our obligations under the notes.

If we cannot make scheduled payments on our indebtedness, we will be in default, and holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under the Senior Facilities could terminate their commitments to loan money, our secured lenders (including the lenders under the Senior Facilities and the holders of the notes) could foreclose against the assets securing their loans and the notes and we could be forced into bankruptcy or liquidation. All of these events could cause you to lose all or part of your investment in the notes.

Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries.

We are a holding company and have no direct operations other than holding the equity interests in our subsidiaries and activities directly related thereto. Accordingly, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and (if they are not guarantors of the notes) their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each of our subsidiaries is a distinct legal entity, and under certain circumstances legal and contractual restrictions may limit our ability to obtain cash from them and we may be limited in our ability to cause any future joint ventures to distribute their earnings to us. While the indenture governing the notes and the credit agreement governing the Senior Facilities limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our non-guarantor subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Our operating results fluctuate on a seasonal and quarterly basis and in the event that we do not generate sufficient net sales in the quarter that payment is due on our debt, we may not be able to meet our debt service obligations.

Our business is seasonal. Purchases of MHGE Higher Education products are typically made in the third and fourth quarters for the semesters starting classes in September and January. We typically realize approximately

43% and 26% of net sales during the third and fourth quarters, respectively, making third-quarter results material to full-year performance. This sales seasonality affects operating cash flow from quarter to quarter. There are months when we operate at a net cash deficit from our activities. We cannot make assurances that our third quarter net sales will continue to be sufficient to meet our obligations or that they will be higher than net sales for our other quarters. In the event that we do not derive sufficient net sales in the third quarter, we may not be able to meet our debt service requirements and other obligations.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including defaults under the Senior Facilities that are not waived by the required lenders, and the remedies sought by the holders of such indebtedness could leave us unable to pay principal, premium, if any, or interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including the Senior Facilities), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to (i) declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, (ii) terminate their commitments and cease making further loans and (iii) institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to seek waivers from the required lenders under the Senior Facilities to avoid being in default. If we breach our covenants under the Senior Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under these facilities, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness” and “Description of Notes.”

Upon any such bankruptcy filing, we would be stayed from making any ongoing payments on the notes, and the holders of the notes would not be entitled to receive post-petition interest or applicable fees, costs or charges, or any “adequate protection” under Title 11 of the United States Code, as amended (the “Bankruptcy Code”).

The notes will be structurally subordinated to all liabilities of our non-guarantor subsidiaries.

The notes will be structurally subordinated to indebtedness and other liabilities of our subsidiaries that are not guaranteeing the notes, and the claims of creditors of these subsidiaries, including trade creditors, will have priority as to the assets of these subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us. As of December 31, 2013, on a historical basis, non-wholly owned subsidiaries, foreign subsidiaries and other subsidiaries of the Issuers that would not have guaranteed the notes held approximately 18% of our consolidated assets and had no outstanding indebtedness, excluding intercompany obligations. For the year ended December 31, 2013, these non-guarantor subsidiaries generated approximately 28% of our total revenue and 7% of our EBITDA.

In addition, the indenture governing the notes permit these subsidiaries, subject to some limitations, to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

The notes will not be guaranteed by any of our non-U.S. subsidiaries or any other subsidiaries that are not material or wholly owned. These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefore, whether by dividends, loans, distributions or other payments. Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

Neither Parent nor any subsidiaries of Parent other than Holdings and each of the Issuer’s subsidiaries that guarantees the Senior Facilities will guarantee the notes. See “Description of Notes—Guarantees.”

Our debt agreements contain restrictions that will limit our flexibility in operating our business.

The Senior Facilities and the indenture governing the notes will contain, and any other existing or future indebtedness of ours would likely contain, a number of covenants that will impose significant operating and financial restrictions on us, including restrictions on our and our subsidiaries ability to, among other things:

•	incur additional debt, guarantee indebtedness or issue certain preferred shares;

•	pay dividends on or make distributions in respect of, or repurchase or redeem, our capital stock or make other restricted payments;

•	prepay, redeem or repurchase certain debt;

•	make loans or certain investments;

•	sell certain assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates;

•	alter the businesses we conduct;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	designate our subsidiaries as unrestricted subsidiaries.

In addition, the Senior Facilities require us to comply with certain financial covenants. See “Description of Other Indebtedness—Senior Facilities.”

As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

A failure to comply with the covenants under the Senior Facilities or any of our other future indebtedness could result in an event of default, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any such default, the lenders thereunder:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend further credit;

•	could require us to apply all of our available cash to repay these borrowings; or

•	could effectively prevent us from making debt service payments on the notes (due to a cash sweep feature);

any of which could result in an event of default under the notes.

Such actions by the lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under the Senior Facilities could proceed against the collateral granted to them to secure the Senior Facilities. We will pledge a significant portion of our assets as collateral under the Senior Facilities.

If any of our outstanding indebtedness under the Senior Facilities or our other indebtedness, including the notes, were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full. See “Description of Other Indebtedness” and “Description of Notes.”

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus, without duplication, accrued and unpaid interest and additional interest, if any, to the date of repurchase. Additionally, under the Senior Facilities, a change of control constitutes an event of default that permits the lenders to accelerate the maturity of borrowings and terminate their commitments to lend. The source of funds for any repurchase of the notes and repayment of borrowings under the Senior Facilities would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. It is possible that we will not have sufficient funds at the time of a change of control to make the required repurchase of notes or that restrictions in the Senior Facilities will not allow such repurchases. We may require additional financing from third parties to fund any such repurchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture governing the notes. See “Description of Notes—Change of Control.”

Courts interpreting change of control provisions under New York law (which will be the governing law of the indenture governing the notes) have not provided clear and consistent meanings of such change of control provisions which leads to subjective judicial interpretation. In addition, a court case in Delaware has questioned whether a change of control provision contained in an indenture could be unenforceable on public policy grounds.

We may enter into transactions that would not constitute a change of control that could affect our ability to satisfy our obligations under the notes.

Legal uncertainty regarding what constitutes a change of control and the provisions of the indenture governing the notes may allow us to enter into transactions, such as acquisitions, refinancing or recapitalizations, that would not constitute a change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the notes. The definition of change of control for purposes of the notes includes a phrase relating to the transfer of “all or substantially all” of our assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require us to repurchase notes as a result of a transfer of less than all of our assets to another person may be uncertain.

Federal and state statutes allow courts, under specific circumstances, to void notes and guarantees and require noteholders to return payments received.

If we or any guarantor becomes a debtor in a case under the Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law a court may void or otherwise decline to enforce the notes or the guarantees. A court might do so if it found that when we issued the notes or a guarantor entered into its guarantee, or in some states when payments became due under the notes or the guarantees, we or such guarantor received less than reasonably equivalent value or fair consideration and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was left with inadequate capital to conduct its business;

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay; or

•	was a defendant in an action for money damages or had a judgment for money damages docketed against us or the guarantor if, in either case, the judgment is unsatisfied after final judgment.

The court might also void an issuance of notes or a guarantee, without regard to the above factors, if the court found that we issued the notes or the applicable guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or its guarantee if we or a guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void the issuance of the notes or any guarantee you would no longer have any claim against the Issuers or the applicable guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining obligors, if any. In addition, the court might direct you to repay any amounts that you already received from us or a guarantor. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt, which could result in acceleration of that debt.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot assure you, however, as to what standard a court would apply in making these determinations.

Although each guarantee entered into by a guarantor will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (a) the holder of notes engaged in some type of inequitable conduct, (b) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (c) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under the Senior Facilities are at variable rates of interest and expose us to interest rate risk. Assuming the revolving credit facility is fully drawn, interest will be accrued at variable rates. A 100 basis point increase in the LIBOR on our debt balances outstanding as of December 31, 2013 would increase our annual interest expense by $Nil. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk, may prove disadvantageous or may create additional risks.

The Senior Facilities are secured on a ratable basis by the collateral securing the notes and the guarantees.

The notes and related guarantees are secured by first-priority liens on the collateral, which also secure on a first-priority basis obligations under the Senior Facilities and certain related hedging and cash management obligations, in each case, subject to certain permitted liens, exceptions and encumbrances described in the indenture governing the notes and the security documents relating to the notes, and there may not be sufficient collateral to pay all of the notes. As set out in more detail under “Description of Notes—Security,” holders of certain of our hedging and cash management obligations will also be entitled to receive proceeds from the realization of the collateral along with holders of the notes under certain circumstances, including upon default in payment on, or the acceleration of, any obligations under the Senior Facilities, or in the event of our or any guarantor’s bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, to repay such obligations in full. In the event of our or any guarantor’s bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, the collateral must be used to pay the obligations under the Senior Facilities and holders of certain of our hedging and cash management obligations and the notes ratably, pursuant to a first lien intercreditor agreement among the holders of the notes and the lenders under our Senior Facilities. In addition, the indenture governing the notes permits us and the guarantors to create additional liens under specified circumstances, including liens senior in priority to the liens on the collateral securing the notes. Any obligations secured by such liens may further limit the recovery from the realization of the collateral available to satisfy holders of the notes.

Even though the holders of the notes benefit from a first-priority lien on the collateral that secures our Senior Facilities, the representative of the lenders under the Senior Facilities will initially control actions with respect to the collateral.

The rights of the holders of the notes with respect to the collateral that secures the notes on a first-priority basis are subject to a first lien intercreditor agreement among the holders of the notes and the lenders under our Senior Facilities. Under the first lien intercreditor agreement, any actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control such proceedings will be at the direction of the authorized representative of the lenders under our Senior Facilities until (1) our obligations under our Senior Facilities are discharged (which discharge does not include certain refinancings of our Senior Facilities) or (2) 180 days after the occurrence of an event of default under the indenture governing the notes, if the authorized representative of the holders of the notes represents the largest outstanding principal amount of indebtedness secured by a first-priority lien on the collateral (other than our Senior Facilities) and has complied with the applicable notice provisions and if the notes are at the time due and payable in full. Credit Suisse, AG, the administrative agent under our Senior Facilities, is also the collateral agent for such facilities and will initially be the collateral agent for the noteholders as well.

However, even if the authorized representative of the notes gains the right to direct the collateral agent in the circumstances described in clause (2) above, the authorized representative must stop doing so (and those powers with respect to the collateral would revert to the authorized representative of the lenders under our Senior Facilities) if the authorized representative of the lenders under the Senior Facilities has commenced and is diligently pursuing enforcement action with respect to the collateral or the grantor of the security interest in that collateral (whether our company or the applicable subsidiary guarantor) is then a debtor under or with respect to (or otherwise subject to) an insolvency or liquidation proceeding.

In addition, the Senior Facilities and the indenture permit us, subject to certain limits, to issue additional series of notes or other debt that also have a first-priority lien on the same collateral. At any time that the representative of the lenders under our Senior Facilities does not have the right to take actions with respect to the collateral pursuant to the first lien intercreditor agreement, that right passes to the authorized representative of the holders of the next largest outstanding principal amount of indebtedness secured by a first-priority lien on the collateral. If we issue additional first lien notes or other debt in the future in a greater principal amount than the notes, then the authorized representative for those additional notes or other debt would be next in line to exercise rights under the first lien intercreditor agreement, rather than the authorized representative for the notes.

Under the first lien intercreditor agreement, the authorized representative of the holders of the notes may not object following the filing of a bankruptcy petition to any debtor-in-possession financing or to the use of the shared collateral to secure that financing, subject to conditions and limited exceptions. After such a filing, the value of this collateral could materially deteriorate, and holders of the notes would be unable to raise an objection.

It may be difficult to realize the value of the collateral securing the notes.

The collateral securing the notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the notes and the collateral agent thereunder (the “collateral agent”) and any other creditors that have the benefit of senior priority liens on the collateral securing the notes from time to time, whether on or after the date the notes are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition, unforeseen liabilities and other future events. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables. Additionally, in the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other senior secured obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed.

The security interest of the collateral agent will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Rights in the collateral may be adversely affected by the failure to perfect securities interests in collateral.

Applicable law provides that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the notes may not be perfected with respect to the claims of such notes if the collateral agent for the notes failed to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing such notes. We and the guarantors have limited obligations to perfect the senior secured noteholders’ security interest in specified collateral. For example, with respect to collateral consisting of copyrights held by the Issuers or the subsidiary guarantors on the issue date, we were only required to perfect the collateral agent’s security interest in certain registered U.S. copyrights. In addition, applicable law provides that certain property and rights acquired after the grant of a general security interest, such as real property, certain intellectual property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. The collateral agent for the notes will not monitor, and there can be no assurance that we will inform the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the collateral agent for the notes, as applicable, against third parties.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the notes will be released automatically, including:

•	A sale, transfer or other disposition of such collateral in a transaction not prohibited under the indenture;

•	In respect of the property and assets of a restricted subsidiary that is a guarantor, upon the designation of such guarantor as a unrestricted subsidiary in accordance with the indenture governing the notes;

•	With respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee; and

•	With respect to property and assets that would constitute collateral but are not at such time subject to a lien securing the Senior Facilities, subject to certain conditions.

The guarantee of a subsidiary guarantor will be automatically released to the extent it is released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture. The indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture governing the notes, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a claim on the assets of such unrestricted subsidiary and its subsidiaries that is senior to the claim of the holders of the notes. See “Description of Notes.”

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and the guarantees.

The collateral documents for the notes allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes and the related guarantees.

In addition, we will not be required to comply with all or any portion of Section 314(d) of the TIA if we determine, in good faith based on advice of counsel, that, under the terms of that Section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of Section 314(d) of the TIA is inapplicable to the released collateral. For example, so long as no default or event of default under the indenture would result therefrom and such transaction would not violate the TIA, we may, among other things, without any release or consent by the indenture trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). See “Description of Notes—Security.”

The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the notes will automatically be released from the liens on them and no longer constitute collateral to the extent and for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The notes and the guarantees are secured by a pledge of the stock and other securities of certain of our subsidiaries. Under the SEC regulations in effect as of the issue date of the notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture and the collateral documents that govern the notes provide that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral to the extent and for so long as the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC (or any other governmental agency) pursuant to Rule 3-10 or Rule 3-16 of Regulation S-X (as in effect from time to time) or any other law, rule or regulation.

As a result, holders of the notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of Notes—Security—Limitations on Stock Collateral.”

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court it is impossible to predict:

•	how long payments under the notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral agent could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection”.

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on debt which is to be paid first out of the proceeds of the collateral, the holders of the notes would hold a secured claim only to the extent of the value of the collateral to which the holders of the notes are entitled and unsecured claims with respect to such shortfall. The bankruptcy code only permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

A court could void the liens securing the guarantees or the notes under fraudulent transfer laws.

Although the notes and guarantees will be secured by the collateral owned by us and the guarantors, under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a lien could be voided, or claims with respect to a lien could be subordinated to all other debts of that obligor. In addition, a bankruptcy court could require enforcement proceeds from the collateral to be returned to the obligor or to a fund for the benefit of the other creditors of the obligor. Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its notes and guarantee to be a fraudulent transfer. This provision may not be effective to protect the liens securing the notes and the guarantees from being voided under fraudulent transfer law.

The bankruptcy court might take these actions if it found, among other things, that when an obligor granted its lien:

•	such obligor received less than reasonably equivalent value or fair consideration for the granting of the lien; and

•	such obligor:

•	was (or was rendered) insolvent by the incurrence of the obligation;

•	was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, obligations beyond its ability to pay as those obligations matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it and, in either case, after final judgment, the judgment was unsatisfied.

A bankruptcy court would likely find that an obligor received less than fair consideration or reasonably equivalent value for its lien to the extent that it did not receive direct or indirect benefit from the issuance of the notes. A bankruptcy court could also void a lien if it found that the subsidiary issued its lien with actual intent to hinder, delay or defraud creditors.

Although courts in different jurisdictions measure solvency differently, in general, an entity would be deemed insolvent if the sum of its debts, including contingent and unliquidated debts, exceeds the fair value of its assets, or if the present fair salable value of its assets is less than the amount that would be required to pay the expected liability on its debts, including contingent and unliquidated debts, as they become due.

If a court voided a lien, it could require that noteholders return any enforcement proceeds from the collateral. If any lien were voided, noteholders would retain their rights against us and any guarantors, although there is no assurance that those entities’ assets would be sufficient to pay the notes in full.

The collateral is subject to casualty risks.

We maintain insurance or otherwise insure against certain hazards. There are, however, losses that may be not be insured. If there is a total or partial loss of any of the pledged collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the notes, the Senior Facilities and related guarantees.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop, or if developed be maintained, for the notes.

The notes are new issues of securities for which there is no established public market. We do not intend to have the notes listed on a national securities exchange or included in any automated quotation system. Affiliates of the initial purchasers have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, they are not obligated to make a market in any of the notes, and they may discontinue their market making activities at any time without notice. Therefore, an active market for any of the notes may not develop or, if developed, it may not continue. The liquidity of any market for the notes will depend upon the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. A liquid trading market may not develop for the notes or any series of notes. If an active market does not develop or is not maintained, the price and liquidity of the notes may be adversely affected. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for any of the notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, the notes may trade at a discount from their value on the date you acquired the notes, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Because the notes were issued with OID, in the event of bankruptcy, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

Because the notes were issued with original issue discount (“OID”), in the event of a bankruptcy proceeding involving us, your claim as our creditor may not equal the face amount of the notes. If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, your claim as a holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of the original issue price for the notes and that portion of any OID that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code. Any OID that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds were available.

Risks Related to the Exchange Offer

If you do not properly tender your initial notes, you will continue to hold unregistered initial notes and be subject to the same limitations on your ability to transfer initial notes.

We will only issue exchange notes in exchange for initial notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the initial notes and you should carefully follow the instructions on how to tender your initial notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the initial notes. If you are eligible to participate in the exchange offer and do not tender your initial notes or if we do not accept your initial notes because you did not tender your initial notes properly, then, after we consummate the exchange offer, you will continue to hold initial notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the initial notes. In general, you may only offer or sell the initial notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the Registration Rights Agreement, we do not currently anticipate that we will register under the Securities Act, any initial notes that remain outstanding after the Exchange Offer. In addition:

•	if you tender your initial notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

•	if you are a broker-dealer that receives exchange notes for your own account in exchange for initial notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of those exchange notes.

We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make additional copies of this prospectus and any amendment or supplement to this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes. After the exchange offer is consummated, if you continue to hold any initial notes, you may have difficulty selling them because there will be fewer initial notes outstanding.

The issuance of the exchange notes may adversely affect the market for the initial notes.

To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the Commission contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including without limitation statements relating to our businesses and our prospects, new products, sales, expenses, tax rates, cash flows, prepublication costs and operating and capital requirements. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance and are based on assumptions management believes are reasonable at the time they are made.

Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plan,” “estimate,” “project,” “target,” “anticipate,” “intend,” “may,” “will,” “continue” and other words of similar meaning in connection with a discussion of future operating or financial performance. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual outcomes and results could differ materially from what is expected or forecasted. These risks and uncertainties include, among others:

•	the effect of competitive products and pricing;

•	declining enrollment in colleges and universities;

•	the availability of free or relatively inexpensive educational information and materials;

•	the publishing markets and the impact of technology on them;

•	fluctuations between foreign currencies and the United States dollar;

•	defects in, or security breaches relating to, our digital products;

•	manufacturing, distribution, prepublication costs, amortization, depreciation, capital, technology, and other expenses related to our operations;

•	the uncertain economic climate in the U.S. and abroad or further deterioration in the economy and its impact on the markets in general;

•	adverse developments in general business, economic and political conditions or any outbreak or escalation of hostilities on a national, regional or international basis;

•	the level of success of new product development, global expansion, and strength of domestic and international markets;

•	the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances;

•	the level of interest rates and the strength of the capital markets in the U.S. and abroad;

•	the state of the credit markets and regulatory environment and their impact on us and the economy in general;

•	piracy, unauthorized copying, file-sharing, or other infringements on our intellectual property, including our digital content;

•	changes in government programs or laws;

•	failures in our electronic delivery systems;

•	our ability to adequately manage our operational and managerial systems and processes;

•	the level of funding in the education market;

•	private lending practices;

•	enrollment and demographic trends;

•	the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers, and other general economic and business conditions;

•	the rapidly changing nature of and technological advancements in the education market;

•	fluctuations in our operating results, unanticipated delays or accelerations in our sales cycles and the difficulty of accurately estimating revenues;

•	competition in our existing and future lines of business and the financial resources of competitors;

•	cost-cutting efforts by our customers, third-party funders and governmental organizations;

•	the loss of, or default by, one or more key customers;

•	the level of future cash flows;

•	the levels of capital and prepublication costs;

•	income tax rates;

•	restructuring charges;

•	failure to retain or continue to attract senior management or skilled personnel;

•	future legislative and regulatory developments, including any change in the integration or enforcement of existing laws or regulations; and

•	risks inherent in operating in foreign countries, including the impact of economic, political, legal, regulatory, compliance, cultural, foreign currency fluctuations and other conditions abroad.

You should consider the areas of risk described above, as well as those set forth in the section entitled “Risk Factors” in connection with considering any forward-looking statements that may be made by us and our businesses generally. We cannot assure you that projected results or events reflected in the forward-looking statements will be achieved or occur. The forward-looking statements included in this document are made as of the date of this prospectus. We undertake no obligation to publicly release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for the periods shown. For purposes of determining the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, fixed charges and amortization of capitalized interest. Fixed charges consist of interest expense (before interest is capitalized), amortization of debt premiums and discounts, capitalized expenses related to indebtedness and one-third of rent expense, which represents an appropriate interest factor on operating leases. Fixed charges represent amounts relating to continuing operations.

	Fiscal Year Ended December 31,
	2013	2012		2011		2010
	(Dollars in thousands)
(Loss) income before income taxes	$(150,939)	$213,322		$255,780		$310,443

Fixed charges
Interest expense and amortization of debt issuance cost	141,028	—		—		—
Portion of rent estimated to represent interest factor	8,284	8,222		10,266		10,094

Total fixed charges	$149,312	$8,222		$10,266		$10,094

Income before income taxes plus fixed charges	$(1,627)	$221,544		$266,046		$320,537

Ratio of earnings to fixed charges (2)	NM (1)	27	x	26	x	32	x

(1)	Due to the Company’s loss in the year ended December 31, 2013, the ratio coverage was less than 1.1. The Company must generate additional earnings of $150,939 to achieve a coverage of 1:1.
(2)	The Company has omitted the ratio of earnings to fixed charges for the year ended December 31, 2009 from the data presented above due to a disproportionate and excessive level of time and expense involved in preparing this data. The 2009 financial information is maintained on an archived system and does not contain a sufficient level of detail to allow the Company to apply allocation methods consistent with the allocations of the most recent three year information presented. The omission of the ratio of earnings to fixed charges for 2009 does not have a material impact on the reader’s understanding of the Company’s financial results and condition and related trends.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the Registration Rights Agreement entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization as of December 31, 2013 for the Company. The information in this table should be read in conjunction with “Risk Factors,” “Selected Historical Combined Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

As of December 31, 2013
(Dollars in millions)
Cash and cash equivalents	$253

Debt:
Revolving credit facility(1)	$0
Term loan facility(1)	702
Notes offered hereby(2)	790

Total debt, including current portion	1,492
Equity	223

Total capitalization	$1,715

(1)	The Senior Facilities consist of a five-year $240 million senior secured revolving credit facility and a six-year $810 million senior secured term loan facility at face value. As of December 31, 2013, our $240 million senior secured revolving credit facility had $nil of borrowing outstanding, $0.5 million in letters of credit outstanding and $239.5 million available for future borrowings. The term loan facility was issued at a discount totaling $24 million. As of the date of this prospectus, there were $687.9 million face value of loans outstanding under the term loan facility, which reflects a $35.0 million voluntary prepayment in connection with the repricing transaction that closed on March 24, 2014. Holdings guarantees the Senior Facilities, and all of the material wholly owned domestic subsidiaries of the Issuer have pledged their assets to secure the Senior Facilities. See “Description of Other Indebtedness — Senior Facilities” for a description of the assets that will secure the Senior Facilities.
(2)	The notes are presented at face value and were issued at a discount totaling $11 million.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA

We derived the following unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2013 by applying pro forma adjustments to the audited combined statement of operations for the period from January 1, 2013 to March 22, 2013 and the audited consolidated statement of operations for the period from March 23, 2013 to December 31, 2013 included elsewhere in this prospectus. The pro forma adjustments give effect to the Founding Transactions as if they occurred on January 1, 2013 in the case of the unaudited pro forma combined consolidated statement of operations. A pro forma balance sheet has not been presented due to the fact that the Founding Transactions are reflected in our historical December 31, 2013 balance sheet. In addition, the pro forma adjustments give effect to the Refinancing Term Loans as if it occurred on January 1, 2013 in the case of the unaudited pro forma combined consolidated statement of operations. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with these unaudited pro forma combined consolidated financial statements.

Pro forma adjustments were made primarily to reflect:

•	the Founding Transactions;

•	changes in interest expense and debt issuance costs resulting from indebtedness incurred under the Senior Facilities and the offering of the notes in connection with the Founding Acquisition;

•	changes in depreciation and amortization expense resulting from fair value adjustments to net tangible assets and amortizable intangible assets;

•	the annual advisory fee paid to the Sponsor and other investors following the Founding Acquisition;

•	the Refinancing Term Loans; and

•	the effect of the above adjustments on income tax expense.

The unaudited pro forma combined consolidated statements of operations have been prepared to give effect to the Founding Transactions, including the accounting for the acquisition of our business as a purchase in accordance with Accounting Standards Codification 805 (“ASC 805”), Business Combinations. The total purchase price for the Founding Acquisition was allocated to our net assets based upon estimates of fair value. The pro forma adjustments were based on a preliminary assessment of the value of our tangible and intangible assets by management based on information obtained to date and are subject to revision as additional information becomes available. The actual purchase accounting adjustments described in the accompanying notes may differ from those reflected in these unaudited pro forma combined consolidated statements of operations. Differences between the preliminary and final purchase price allocations may have a material impact on the pro forma amounts of cost of revenue, selling, general and administrative expense, depreciation and amortization, and interest expense.

The unaudited pro forma combined consolidated statements of operations include only those adjustments directly attributable to the Founding Transactions and Refinancing Term Loans that are going to have a continuing impact on us. The unaudited pro forma combined consolidated financial statements do not give effect to any cost-saving initiatives we may pursue.

The unaudited pro forma combined consolidated statements of operations should be read in conjunction with the information contained in “Selected Historical Combined Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and the accompanying notes thereto included elsewhere in this prospectus.

Unaudited Pro Forma Combined Consolidated Statement of Operations

for the Year Ended December 31, 2013

(Dollars in thousands)	Predecessor January 1, 2013 to March 22, 2013	Successor March 23, 2013 to December 31, 2013	Acquisition and Financing		Refinancing Term Loans		Pro Forma
Revenue	$186,242	$1,055,805	$(249	)(1)	—		$1,241,798
Cost of goods sold	56,249	460,850	—		—		517,099

Gross profit	129,993	594,955	(249)		—		724,699

Operating expenses:
Operating & administration expenses	129,336	494,565	2,625	(2)	—		626,526
Depreciation	3,874	16,192	1,176	(3)	—		21,242
Amortization of intangibles	1,699	69,231	15,809	(4)	—		86,739
Transaction costs	—	27,612	—		—		27,612

Total operating expenses	134,909	607,600	19,610		—		762,119

Operating (loss)	(4,916)	(12,645)	(19,859)		—		(37,420)
Interest expense (income), net	481	135,022	36,951	(5)	(33,547	)(7)	138,907
Other (income)	—	(2,125)	—		—		(2,125)

(Loss) from operations before taxes on income	(5,397)	(145,542)	(56,810)		33,547		(174,202)
Income tax (benefit) expense	(1,213)	(61,831)	(19,884	)(6)	11,742		(71,186)

Net (loss) income	(4,184)	(83,711)	(36,926)		21,805		(103,016)

Less: net loss (income) attributable to non-controlling interests	631	(2,251)	—		—		(1,620)

Net (loss) income attributable to McGraw-Hill Global Education Intermediate Holdings, LLC	$(3,553)	$(85,962)	$(36,926)		$21,805		$(104,636)

(1)	Reflects a decrease in revenue due to a step down of unearned revenue, which is a non-cash impact from the preliminary purchase price allocation.
(2)	Reflects the incremental management fees of $3,500 to be paid to the Sponsor. See “Certain Relationships and Related Party Transactions—Management Fee Agreement.”
(3)	Represents the incremental depreciation expense associated with recording our property, plant and equipment at fair value pursuant to purchase accounting as if the Founding Transactions occurred on January 1, 2013.
(4)	Reflects incremental amortization expense associated with the $633,400 of definite-lived intangible assets acquired in connection with the Founding Transactions.

(5)	Represents additional interest expense related to our new term loan facility, revolving credit facility and Notes. The adjustment also includes the amortization of debt issuance costs and OID. The pro forma interest adjustment has been calculated as if the borrowings related to the Founding Transactions occurred on January 1, 2013 as follows:

Interest on new borrowings:
Revolving credit facility (i)	$2,727
Term loan facility (ii)	72,223
Notes (iii)	78,000
Amortization of OID (iv)	6,373
Amortization of deferred financing costs (v)	13,552

Total pro forma interest expense	172,875
Less:
Total historical recorded interest expense (vi)	(135,924)

Net pro forma adjustment to interest expense	$36,951

(i)	$240 million revolving credit facility, of which $35 million was drawn at closing. Interest expense noted in the schedule above represents 10% interest on amounts drawn and 0.5% commitment fee on the undrawn balance.
(ii)	$810 million term loan facility bears interest at LIBOR plus 7.75%. The expense rate represents 9% applied to the amounts outstanding under the term loan facility as if the term loan facility was outstanding beginning January 1, 2013 and scheduled principal payments occurred. To the extent that LIBOR exceeds 1.25%, our indebtedness under the term loan facility will bear interest at a variable rate. As a result, assuming LIBOR exceeds 1.25%, each one-eighth percent change in interest rates for our new term loan facility and revolving credit facility would change pro forma interest expense by approximately $1 million for the year ended December 31, 2013.
(iii)	$800 million Notes bearing interest at 9.75% per annum.
(iv)	Represents non-cash amortization expense associated with OID of $40 million related to the revolving credit facility, the term loan facility and the Notes.
(v)	Represents non-cash amortization expense associated with an estimated $87.6 million of deferred financing costs over term of the revolving credit facility, the term loan facility and the Notes.
(vi)	This adjustment represents the reversal of the impact of the interest expense related to the revolving credit facility, the term loan facility and the Notes that was recorded in the Successor period of March 23, 2013 to December 31, 2013.
(6)	Reflects the income tax effects on the pro forma adjustments using the statutory income tax rate. This rate is not necessarily indicative of our future effective tax rate.
(7)	Represents the reduction in interest expense related to the refinancing of the term loan facility. The pro forma interest adjustment has been calculated as if the refinancing occurred on January 1, 2013. As a result of the refinancing, the outstanding term loan facility is $687.9 million and the LIBOR floor and the LIBOR margin were reduced from 1.25% and 7.75% to 1.00% and 4.75%, respectively. To the extent that LIBOR exceeds 1.00%, our indebtedness under the term loan facility will bear interest at a variable rate. As a result, assuming LIBOR exceeds 1.00%, each one-eighth percent change in interest rates for our amended term loan facility would change pro forma interest expense by approximately $1 million for the year ended December 31, 2013.

SELECTED HISTORICAL COMBINED CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical combined consolidated financial data and operating results. The combined statement of operations for the years ended December 31, 2012 and 2011 and the selected combined balance sheet data as of December 31, 2012 have been derived from our audited combined financial statements of our Predecessor included elsewhere in this prospectus. The combined statement of operations for the year ended December 31, 2010 and the selected combined balance sheet data as of December 31, 2011 and 2010 have been derived from our audited combined financial statements of our Predecessor which are not included in this prospectus. The combined statement of operations for the year ended December 31, 2009 has been derived from our unaudited combined financial statements of our Predecessor not included elsewhere in this prospectus. The combined statement of operations for the period from January 1, 2013 to March 22, 2013 is derived from our audited combined financial statements of our Predecessor included elsewhere in this prospectus. The consolidated statement of operations for the period March 23, 2013 to December 31, 2013 and the selected consolidated balance sheet data as of December 31, 2013 have been derived from the audited consolidated financial statements of the Company (Successor) included elsewhere in this prospectus.

The selected historical combined consolidated financial data and operating results presented below should be read in conjunction with our audited and unaudited combined consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical combined consolidated financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented, including changes that occurred in our operations and capitalization as a result of the Founding Transactions.

	Successor	Predecessor	Combined	Predecessor
	Mar 23, 2013 to Dec 31, 2013	Jan 1, 2013 to Mar 22, 2013	Year Ended Dec 31, 2013	Year Ended December 31,
(Dollars in thousands)				2012	2011	2010	2009(1)
Statements of Operations
Revenue	$1,055,805	$186,242	$1,242,047	$1,258,946	$1,335,202	$1,325,924	$1,275,298
Cost of goods sold	460,850	56,249	517,099	387,485	406,558	409,824

Gross Profit	594,955	129,993	724,948	871,461	928,644	916,100

Operating expenses:
Operating & administration expenses	494,565	129,336	623,901	640,484	652,389	585,700
Depreciation	16,192	3,874	20,066	19,257	16,130	16,236
Amortization of intangibles	69,231	1,699	70,930	6,799	7,230	4,944
Transaction costs	27,612	—	27,612	—	—	—

Total operating expenses	607,600	134,909	742,509	666,540	675,749	606,880

Operating (loss) income	(12,645)	(4,916)	(17,561)	204,921	252,895	309,220
Interest expense (income), net	135,022	481	135,503	(913)	(2,885)	(1,223)
Other (income)	(2,125)	—	(2,125)	(7,488)	—	—

(Loss) Income from operations before taxes on income	(145,542)	(5,397)	(150,939)	213,322	255,780	310,443
Income tax (benefit) provision	(61,831)	(1,213)	(63,044)	86,470	94,013	112,461

Net (loss) income	(83,711)	(4,184)	(87,895)	126,852	161,767	197,982
Less: net (income) loss attributable to non-controlling interests	(2,251)	631	(1,620)	(4,559)	(4,320)	(4,482)

Net (loss) income attributable to McGraw-Hill Global Education Intermediate Holdings, LLC	$(85,962)	$(3,553)	$(89,515)	$122,293	$157,447	$193,500

Other Financial data
EBITDA			$151,583	$317,355	$351,249	$408,570
Adjusted EBITDA			420,128	411,215	428,988	451,390
Post-Plate Adjusted Cash EBITDA			353,545	354,031	383,092	389,120
Capital expenditures			8,660	4,885	7,905	5,455
Investment in prepublication costs			66,583	78,287	73,379	75,578

	Successor	Predecessor
(Dollars in thousands)	As of December 31, 2013	As of December 31,
		2012	2011	2010
Balance Sheet data
Cash and cash equivalents	$253,390	$98,188	$110,267	$104,897
Working capital(2)	89,354	146,628	120,254	116,558
Total assets	2,367,198	1,211,522	1,224,895	1,296,152
Long-term debt	1,483,815	—	—	—
Equity	223,268	674,580	662,503	680,765

(1)	The Company has only included revenue for the year ended December 31, 2009 in the selected financial data presented above due to a disproportionate and excessive level of time and expense involved in preparing this data. The 2009 and prior years financial information is maintained on an archived system and does not contain a sufficient level of detail to allow the Company to apply allocation methods consistent with the allocations of the most recent three year information presented. The omission of the total assets and net income from continuing operations for 2009 does not have a material impact on the readers’ understanding of the Company’s financial results and condition and related trends.
(2)	Working capital is calculated as current assets less current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition provide a narrative of our results of operations and financial condition for the years ended December 31, 2013, 2012 and 2011, which covers periods prior to the consummation of the Founding Transactions. Accordingly, the discussion and analysis of historical periods does not reflect the impact that the Founding Transactions will have on us. Except as otherwise specified, the results of operations and other financial information included in this section present the Company on a stand-alone basis, after giving effect to the Restructuring and do not include Founding Acquisition and related financing adjustments.

You should read the following discussion of our results of operations and financial condition in conjunction with the accompanying audited and unaudited financial statements and notes thereto and “Selected Historical Combined Financial Data” of the Company, appearing elsewhere in this prospectus. This discussion contains forward looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward looking statements.

Overview

We provide educational materials and learning solutions for students, instructors and institutions around the world. We target the two-year and four-year college and university market and the professional learning and information market with content, tools and services delivered via digital, print and hybrid solutions. Digital revenues accounted for approximately 27% of our revenue in 2013. We believe that as world economies become increasingly centered on the service sector and technology, and as the global population continues to rise, higher education will be important for economic growth and prosperity. Our mission is to improve learning and instructional effectiveness by empowering educators and students with solutions that are increasingly accessible and adaptable in the digital, connected world of the 21st century. Our diverse product offerings are distributed in 66 languages across 154 countries. Although much of our revenue is domestic, we are focused on international growth markets and have global product teams that develop and leverage our content tools and solutions. Additionally, 92% of our college texts published in the last three years, along with 7,000 professional titles, are available via digital delivery on e-readers, computers and other electronic devices.

Our Industry

Across the globe, education is a large and growing market. Worldwide, education- related products and services typically account for approximately 5% of a country’s gross domestic product (“GDP”). The United States alone spends more than $1 trillion annually on education, or roughly 7% of its GDP.

The post-secondary content industry serves the needs of students and their professors at degree granting colleges and universities. In the United States enrollment at degree-granting institutions was approximately 21 million in fall 2012. The primary decision maker in choosing instructional materials for a course is the professor. Increasingly, professors are also choosing to work with publishers to customize instructional materials to their needs by including or excluding specific chapters from third-party content providers and/or including materials from the instructor. Publishers have historically distributed their instructional materials to post-secondary students through campus bookstores, but as with other forms of media, higher education instructional materials are experiencing a transition towards digital distribution and subscription-based offerings.

Our industry has been experiencing a shift from print to digital products. We generally recognize revenues from digital publications on a deferred basis, and we expect that our results in 2014 and beyond may be adversely impacted if sales from print products will decline at a rate faster than the increase we expect from digital publications, in part due to offerings from new competitors, but over the longer term we expect to realize significant benefits from this transition.

Our Business

Our three principal businesses are as follows:

•	MHGE Higher Education provides instructional content, adaptive learning (an educational method which uses technology to adapt the presentation of specific content according to students’ learning needs, as indicated by their responses to questions), assessment and institutional services to students, professors, provosts and presidents in the college, university and postgraduate markets in the United States and around the world. Substantially all of MHGE Higher Education’s revenue is generated from individual titles of which we publish over 2,000. Reflecting the breadth and depth of MHGE Higher Education’s content, no individual title accounts for more than 2% of total revenue of MHGE Higher Education.

•	MHGE Professional provides content and subscription-based information services for the professional business, medical, technical and education/test prep communities, including for professionals preparing for entry into graduate programs.

•	MHGE International operations leverage our global scale and brand recognition and extensive product portfolio to serve educational and professional markets around the world. MHGE International pursues numerous product models to drive growth, ranging from reselling primarily MHGE Higher Education and MHGE Professional offerings to creating locally developed product suites customized for each region. MHGE International’s core geographic markets are located in Canada, Australia, Mexico, Spain, United Kingdom, Singapore and India.

The Founding Acquisition

On March 22, 2013, the Parent acquired all of the outstanding equity interests of certain subsidiaries of MHC in the Founding Acquisition. The acquired subsidiaries included all of MHC’s educational materials and learning solutions business, which was comprised of two elements (i) HPI business, which includes post-secondary education and professional products both in the U.S. and internationally and (ii) SEG business, which includes school and assessment products targeting students in the pre-kindergarten through secondary school market.

In connection with the Founding Acquisition, a Restructuring was completed, the result of which was that the HPI business and the SEG business became held by different legal entities. The HPI business is now held by MHGE Holdings and its subsidiaries, while the SEG business is held by MHSE. Neither MHGE nor its parent companies guarantee or provide any collateral to the financing for MHSE, and MHSE does not guarantee or provide collateral to the financing for MHGE or its parent companies.

The term “Predecessor” refers to the historical combined information of HPI business prior to giving effect to the consummation of the Founding Acquisition, but after giving effect to the Restructuring. The term “Successor” refers to Holdings after giving effect to the consummation of the Founding Acquisition. See Notes 1 through 3 to the combined consolidated financial statements for additional information.

Industry Highlights and Outlook

Revenue is affected by enrollments, higher education funding and the number of courses available to students. The median projected increase in U.S. college enrollments is a rise of 15% to 23.4 million between 2009 and 2019, according to the National Center for Education Statistics. Enrollment in the U.S. tends to exhibit a greater than average increase during times of recession (as individuals return to school to improve their job prospects when the economy rebounds) and a decrease in enrollments in the first year following a recession, after which time normal growth trends tend to resume. Such increased enrollments generally have a positive effect on our revenue. In international markets, where government funding generally constitutes a larger percentage of the overall amount spent on education, including on our products, government spending generally decreases during recessionary periods, which can have an adverse effect on our revenue in such markets.

Enrollment decreased 2.1% in the spring semester of 2013 in the United States, impacting all publishers as the economy continued to rebound from the recession. We believe this to be a temporary challenge which may also affect our second half of 2013 results. Since 1970, there have been only three years in which enrollment declined by more than 1%. In all three cases, enrollment quickly resumed more normalized growth patterns.

The U.S. college new textbook market was $4.3 billion in 2013. As technology continues to be the key trend in higher education for course management and content delivery, we will continue our digital transformation by aggressively pursuing a variety of e-initiatives, including eBooks, homework support for students and online faculty support.

Net Income Reconciliation to EBITDA, Adjusted EBITDA and Post-Plate Adjusted Cash EBITDA

EBITDA, a measure used by management to assess operating performance, is defined as income from continuing operations plus interest, income taxes, depreciation and amortization, including amortization of prepublication costs. Adjusted EBITDA is defined as EBITDA adjusted to exclude unusual items and other adjustments required or permitted in calculating covenant compliance under the indenture governing our senior secured notes and/or the Senior Facilities. Post-Plate Adjusted Cash EBITDA reflects the impact of cash spent for prepublication costs. Prepublication costs, reflecting the cost of developing education content are capitalized and amortized. These costs are capitalized when the title is expected to generate probable future economic benefits and are amortized upon publication of the title over its estimated useful life of up to six years. Post-Plate Adjusted Cash EBITDA reflects EBITDA as defined in the Senior Facilities and the indenture.

Each of the above described EBITDA-based measures is not a recognized term under U.S. GAAP and does not purport to be an alternative to income from continuing operations as a measure of operating performance or to cash flows from operations as a measure of liquidity. Additionally, each such measure is not intended to be a measure of free cash flows available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Such measures have limitations as analytical tools, and you should not consider any of such measures in isolation or as substitutes for our results as reported under U.S. GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business than U.S. GAAP results alone. Because not all companies use identical calculations, these EBITDA-based measures may not be comparable to other similarly titled measures of other companies.

Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA provides more comparability between the historical operating results and operating results that reflect purchase accounting and the new capital structure.

Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA and Post-Plate Adjusted Cash EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future.

EBITDA, Adjusted EBITDA and Post-Plate Adjusted Cash EBITDA are calculated as follows:

	Combined	Predecessor
(Dollars in thousands)	Year Ended Dec 31, 2013	Years Ended December 31,
		2012	2011
Net (loss) income	$(87,895)	$126,852	$161,767
Interest expense (income), net	135,503	(913)	(2,885)
Income tax (benefit) provision	(63,044)	86,470	94,013
Depreciation, amortization and prepublication amortization	167,019	104,946	98,354

EBITDA	151,583	317,355	351,249

Deferred revenue(a)	49,259	21,234	21,210
Restructuring charges and headcount reductions(b)	24,700	24,386	18,305
Sponsor fees(c)	875	—	—
Elimination of corporate overhead(d)	—	58,198	42,652
Purchase accounting(e)	141,100	—	—
Transaction costs(f)	27,612	—	—
Acquisition costs(g)	4,296	—	—
Other(h)	20,703	(9,958)	(4,428)

Adjusted EBITDA	420,128	411,215	428,988

Prepublication cash costs(i)	(66,583)	(78,287)	(73,379)

Post-Plate Adjusted Cash EBITDA prior to stand-alone cost savings	$353,545	$332,928	$355,609

Stand-alone cost savings for implemented initiatives(j)	—	21,103	27,483

Post-Plate Adjusted Cash EBITDA	$353,545	$354,031	$383,092

Pre-acquisition ALEKS Post-Plate Adjusted Cash EBITDA(k)	5,000	—	—
Cost savings for initiatives identified that will be implemented(l)	42,000	24,000	—

Pro Forma Post-Plate Adjusted Cash EBITDA	$400,545	$378,031	$383,092

(a)	We receive cash for certain digital products up front but recognize revenue over time. We record a liability for deferred revenue when we receive the cash. This adjustment represents the net effect of converting deferred revenues on digital sales to a cash basis assuming the collection of all receivable balances. In 2013, this adjustment was $20,073, and there was also purchase accounting adjustments that reduced reported revenues by $29,186.
(b)	Represents run-rate cost savings, non-recurring severance and other expenses associated with headcount reductions and other cost savings initiated in 2012 and 2013 as part of our formal restructuring initiatives to create a flatter and more agile organization.
(c)	Represents the annual management fee payable to the Sponsor of $3,500 million. The expense incurred for the period March 23, 2013 to December 31, 2013 was $875.
(d)	The general corporate allocations represent executive management costs incurred by MHC. These costs are not representative of operating the business on a stand-alone basis. Corporate overhead allocations were no longer incurred beginning in the first quarter of 2013.
(e)	Represents the effects of the application of purchase accounting associated with the acquisition of MHC’s educational materials and learning solutions business on March 22, 2013, driven by the step-up of acquired inventory of $141,100. The deferred revenue adjustment recorded as a result of purchase accounting has been considered in the deferred revenue adjustment.
(f)	The amount represents the transaction costs associated with the acquisition of MHC’s educational materials and learning solutions business on March 22, 2013.

(g)	The amount represents costs associated with the acquisition of ALEKS on August 1, 2013.
(h)	Represents (i) cash distributions to non-controlling interest holders (excluding special dividends) of $526 and $5,470 during the years ended December 31, 2013 and 2012, respectively; (ii) the elimination of a $7,488 benefit realized in 2012 as a result of a change in the Company’s vacation policy; (iii) non-cash incentive compensation expense recorded directly beginning in the first quarter of 2013; and (iv) other adjustments permitted and/or required under the indentures governing MHE’s existing notes and the credit agreement governing MHE’s senior credit facilities.
(i)	Represents cash spent for prepublication costs during the period.
(j)	Represents stand-alone cost savings to reflect our expectation that costs incurred on a stand-alone basis will be lower than costs historically allocated to McGraw-Hill Education, LLC by MHC. These allocations were primarily related to services and expenses including (i) global technology operations and infrastructure; (ii) global real estate occupancy; (iii) employee benefits; and (iv) shared services such as tax, legal, treasury, and finance.
(k)	The corresponding revenue impact (including the change in deferred revenue) associated with the EBITDA adjustment was $845.
(l)	Represents the run-rate impact of cost savings attributable to initiatives implemented and those we believe can be implemented in the next twelve months, but does not reflect the estimated costs we expect to incur to implement these savings. These cost savings relate primarily to supply chain initiatives, vendor management, increased utilization of outsourcing arrangements as well as continued streamlining of our operations as a stand-alone entity.

Overall Operating Results

The following table sets forth certain historical combined consolidated financial information for the years ended December 31, 2013 and 2012. For comparison purposes, we have presented the results of operations for the year ended December 31, 2013 on a combined consolidated basis, consisting of the historical results of the Predecessor for the period from January 1, 2013 to March 22, 2013, and for the historical results of operations of the Successor for the period from March 23, 2013 to December 31, 2013. We believe that this presentation, although not in conformity with U.S. GAAP, is beneficial to the reader by providing an easier-to-read discussion of the results of operations and provide the reader with information from which to analyze our financial results that is consistent with the manner that management reviews and analyzes results of operations. The following table and discussion should be read in conjunction with the information contained in our historical combined consolidated financial statements and the notes thereto included elsewhere in this prospectus. However, our historical results of operations set forth below and elsewhere in this prospectus may not necessarily reflect what would have occurred if we had been a separate, stand-alone entity during the periods presented or what will occur in the future.

The Combined Periods Ended January 1, 2013 to March 22, 2013 (Predecessor) and March 23, 2013 to December 31, 2013 (Successor) Compared to the Year Ended December 31, 2012

	Successor	Predecessor	(Combined)	Predecessor
(Dollars in thousands)	March 23, 2013 through December 31, 2013	January 1, 2013 through March 22, 2013	Year ended December 31, 2013	Year ended December 31, 2012	Percentage Increase (Decrease)
Revenue	$1,055,805	$186,242	$1,242,047	$1,258,946	(1.3)%
Cost of goods sold	460,850	56,249	517,099	387,485	33.5%

Gross profit	594,955	129,993	724,948	871,461	(16.8)%

Operating expenses
Operating & administration expenses	494,565	129,336	623,901	640,484	2.6%
Depreciation	16,192	3,874	20,066	19,257	4.2%
Amortization of intangibles	69,231	1,699	70,930	6,799	N/M
Transaction related expenses	27,612	—	27,612	—	N/M

Total operating expenses	607,600	134,909	742,509	666,540	11.4%

Operating (loss) income	(12,645)	(4,916)	(17,561)	204,921	N/M

Interest expense (income), net	135,022	481	135,503	(913)	N/M
Other (income)	(2,125)	—	(2,125)	(7,488)	N/M

(Loss) income from operations before taxes on income	(145,542)	(5,397)	(150,939)	213,322	N/M
Income tax (benefit) provision	(61,831)	(1,213)	(63,044)	86,470	N/M

Net (loss) income	(83,711)	(4,184)	(87,895)	126,852	N/M
Less: net (income) loss attributable to non-controlling interests	(2,251)	631	(1,620)	(4,559)	(64.5)%

Net (loss) income attributable to McGraw-Hill Global Education Intermediate Holdings, LLC	$(85,962)	$(3,553)	$(89,515)	$122,293	N/M

Revenue

Revenue for the periods from March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and for the year ended December 31, 2012 (Predecessor) was $1,055,805, $186,242 and $1,258,946, respectively. This decrease was primarily due to purchase accounting adjustments to unearned revenue balances of $29,186, as well as decreases in MHGE Professional and MHGE International revenue, partially offset by an increase in MHGE Higher Education revenue. Excluding the impact of purchase accounting, revenue for the periods from March 23, 2013 to December 31, 2013 (Successor) and January 1, 2013 to March 22, 2013 (Predecessor) was $1,084,990 and $186,242, respectively. Excluding the impact of purchase accounting, digital revenue grew 22% year over year. Traditional print sales decreased $85,809, partially offset by growth in digital sales of $60,674.

MHGE Higher Education

Excluding the impact of purchase accounting, Higher Education revenue for the periods from March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and for the year ended December 31, 2012 (Predecessor) was $680,359, $117,999 and $766,803, respectively. Increases in MHGE Higher Education revenue were primarily due to growth in both digital revenue of $45,652 and custom revenue of $40,363, partially offset by decreases in print sales of $50,060 and higher returns. In addition, within our digital adaptive learning products, the increase in new student activations for McGraw- Hill Connect and active users of LearnSmart increased 26% and 44%, respectively in 2013 (Successor), which reflects good demand for both product lines. The increase in MHGE Higher Education revenue was offset by a large one-time order of approximately $4,289 in 2012 (Predecessor) that did not repeat in 2013 (Successor). In August 2013, the Company acquired all of the outstanding shares of ALEKS Corporation, a developer of adaptive learning technology for the higher education and K-12 education markets. The ALEKS acquisition contributed $876 in revenue.

MHGE Professional

Excluding the impact of purchase accounting, MHGE Professional revenue for the periods from March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and for the year ended December 31, 2012 (Predecessor) was $94,787, $25,142 and $121,601, respectively. The decrease was primarily due to lower print sales of $8,834, partially offset by growth in digital sales of $5,712.

MHGE International

Excluding the impact of purchase accounting, MHGE International revenue for the periods from March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and for the year ended December 31, 2012 (Predecessor) was $297,453, $54,260 and $370,830, respectively. The decrease was primarily due to declines in higher education sales, English language training sales, school sales in Spain, Canada and Mexico, as well as medical sales. Traditional print sales decreased $28,436, partially offset by growth in digital sales of $9,310.

Foreign exchange rates had an unfavorable impact on revenue of $4,880, $113 and $12,680 for the periods from March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and for the year ended December 31, 2012 (Predecessor), respectively. This impact refers to constant currency comparisons estimated by re-calculating current year results of foreign operations using the average exchange rate from the prior year.

Other

Excluding the impact of purchase accounting, Other revenue for the periods from March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and for the year ended December 31, 2012 (Predecessor) was $12,391, an expense of $11,158 and an expense of $288, respectively.

Cost of Goods Sold

Cost of goods sold for the periods from March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and for the year ended December 31, 2012 (Predecessor) was $460,850, $56,249 and $387,485, respectively. This increase was primarily due to the purchase accounting step-up to fair market value of inventory of $141,100 as of March 23, 2013. Excluding the impact of purchase accounting, cost of goods sold declined $11,486, or 3%, reflecting the decline in revenue and favorable manufacturing costs and royalty rates due to product mix. Excluding the impact of purchase accounting, manufacturing costs as a percentage of total cost of goods sold for the periods from March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and for the year ended December 31, 2012 (Predecessor) were 48%, 45% and 49%, respectively, while royalty expenses as a percentage of total cost of goods sold for the periods from March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and for the year ended December 31, 2012 (Predecessor) were 45%, 44% and 43%, respectively. As a percentage of revenue, cost of goods sold, excluding purchase accounting adjustments, for the periods from March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and for the year ended December 31, 2012 (Predecessor) was 29%, 32% and 31%, respectively.

Operating & Administration Expenses

Operating and administration expenses for the periods from March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and for the year ended December 31, 2012

(Predecessor) were $494,565, $129,336 and $640,484, respectively. The decrease was primarily as a result of the restructuring actions taken in 2012 and a more favorable cost structure as a stand-alone company, partially offset by restructuring actions taken in 2013. In addition, a change in capitalization policy on some components of digital development costs impacted year-over-year comparability. In the year ended December 31, 2012 (Predecessor), these costs were capitalized; however, during the year ended December 31, 2013 (Successor) and going forward, these costs are expensed resulting in a $8,978 unfavorable variance in operating and administrative expense. As a percentage of revenue, operating and administration expenses for the periods from March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and for the year ended December 31, 2012 (Predecessor) were 47%, 69% and 51%, respectively.

Depreciation & Amortization of Intangibles

Total depreciation and amortization expenses for the periods from March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and for the year ended December 31, 2012 (Predecessor) were $85,423, $5,573 and $26,056, respectively. This was primarily due to an increase in the fair value of definite-lived intangible assets of $1,062,407 and $58,541 related to the Founding Acquisition and ALEKS acquisition, respectively.

Transaction related expenses

Transaction related expenses for the periods from March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and for the year ended December 31, 2012 (Predecessor) were $27,612, nil and nil, respectively. This was solely a result of effecting the Founding Transactions and ALEKS acquisition. The transaction related expenses include legal and consulting expenses.

Interest Expense, net

Interest expense, net, for the periods from March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and for the year ended December 31, 2012 (Predecessor) was $135,022, $481 and income of $913, respectively. This was principally a result of effecting the Founding Transactions. As discussed in Note 2 - The Founding Transactions - to the combined consolidated financial statements, our Founding Acquisition was financed by borrowings consisting of an $810,000 6-year senior secured term loan credit facility, all of which was drawn at closing, $240,000 5-year senior secured revolving credit facility, of which $35,000 was drawn at closing, and an issuance of $800,000, 9.75% first-priority senior secured notes.

Provision for Taxes on Income

Taxes on income for the periods from March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and for the year ended December 31, 2012 (Predecessor) were a benefit of $61,831, $1,213 and a provision of $86,470, respectively. The Predecessor tax provisions and related deferred tax assets and liabilities were determined as if the Company was a separate taxpayer. The effective tax rate increased from 40.5% in 2012 (Predecessor) to 41.8% for the periods in 2013 (Successor).

	Years ended December 31,		% Change
(Dollars in thousands)	2012	2011	2012 vs 2011
Revenue	$1,258,946	$1,335,202	(6)%
Cost of goods sold	387,485	406,558	(5)%

Gross profit	871,461	928,644	(6)%
Operating expenses:
Operating & administration expenses	640,484	652,389	(2)%
Depreciation	19,257	16,130	19%
Amortization of intangibles	6,799	7,230	(6)%

Total operating expenses	666,540	675,749	(1)%

Operating income	204,921	252,895	(19)%
Interest (income) expense, net	(913)	(2,885)	(68)%
Other (income)	(7,488)	—	N/M

Income from operations before taxes on income	213,322	255,780	(17)%
Income tax provision	86,470	94,013	(8)%

Net income	126,852	161,767	(22)%

Less: net (income) attributable to non-controlling interests	(4,559)	(4,320)	N/M

Net income attributable to McGraw-Hill Global Education Intermediate Holdings, LLC	$122,293	$157,447	(22)%

Year Ended December 31, 2012 vs. Year Ended December 31, 2011

Revenue

Revenue during 2012 decreased $76 million, or 6%, compared with 2011, primarily due to decreases in MHGE Professional and MHGE International.

Foreign exchange rates had an unfavorable impact of $13 million on revenue. This impact refers to constant currency comparisons estimated by re-calculating current year results of foreign operations using the average exchange rate from the prior year.

MHGE Higher Education

Revenue from MHGE Higher Education products for 2012 decreased by 6% from the prior year. A decrease in sales of new editions during the third quarter, driven by the impact of the growth in the used book and book rental markets, was partially offset by an increase in digital revenue from LearnSmart and McGraw-Hill Connect and custom publishing. The growth in these digital products is leading to a change in the digital sales mix and resulting in a slight decline in the overall digital volume primarily due to a decrease in sales for the lower margin products. Key titles contributing to the performance of MHGE Higher Education in 2012 included McConnell, Economics, 19th edition; Saladin, Anatomy and Physiology, 6th edition; ALEKS, ALEKS Math, 1st edition; Garrison, Managerial Accounting, 14th edition and Lucas, The Art of Public Speaking, 11th edition. MHGE Higher Education digital revenue in 2012 grew by 30% as compared to 2011.

MHGE Professional

Revenue from MHGE Professional products during 2012 decreased compared to 2011, driven by a decline in print book sales, which resulted from the economic conditions in the retail market and the publication of fewer major titles. Nevertheless, slightly higher sales of print books earlier in the year partially offset some of the revenue reduction. The decline in print book sales was further offset by higher sales from digital subscription products and eBooks. Revenue from digital products comprised 34% of MHGE Professional’s revenue during 2012. Revenue from digital products during 2012 grew by 25%, as compared to 2011. As our digital revenue grows, our overall revenue growth will be impacted by the timing of our revenue recognition, because revenue for these subscription-based products is recognized over the term of the subscription.

MHGE International

Revenue from MHGE International during 2012 decreased compared to 2011, primarily due to the economic slowdown in Europe, lower enrollments in the U.K., lower orders from distributors in Latin America and consumer conversions to the rental business in Canada, only partially offset by good performance of engineering titles in India.

Foreign exchange rates had a slightly unfavorable impact on revenue for 2012. This impact refers to constant currency comparisons estimated by re-calculating current year results of foreign operations using the average exchange rate from the prior year.

Cost of goods sold

Cost of goods sold consists primarily of manufacturing costs, royalty expenses for our various authors and other direct expenses for producing our education material. Cost of goods sold during 2012 decreased $19 million or 5% compared to 2011, primarily due to a decrease in manufacturing costs of $22 million or 10%, which was consistent with the reduced revenue across the businesses. Manufacturing costs were 48% of total cost of goods sold for 2012 compared to 51% of total cost of goods sold in 2011, while royalty expenses were 44% and decreased $6 million compared to 2011 reflecting the decrease in revenue. As a percentage of revenue, cost of goods sold increased from 30% in 2011 to 31% in 2012.

Operating & administration expenses

Operating & administration expenses during 2012 decreased by $12 million or 2% compared to 2011, primarily due to lower personnel costs of $27 million as a result of the restructuring actions taken in the fourth quarter of 2011 and the second half of 2012 and lower selling and marketing expenses of $4 million given the reduced revenue opportunities. As a percentage of revenue, operating and administration expenses increased from 49% during 2011 to 51% in 2012.

Foreign exchange rates had a favorable impact of $9 million for 2012. This impact refers to constant currency comparisons and the measurement of monetary assets and liabilities. Constant currency impacts are estimated by re-calculating current year results of foreign operations using the average exchange rate from the prior year. Remeasurement impacts are based on the variance between current-year and prior-year foreign exchange rate fluctuations on assets and liabilities denominated in currencies other than the individual businesses functional currency.

Depreciation & amortization of intangibles

Total depreciation and amortization increased $3 million during 2012 compared to 2011 due to purchases of property, plant and equipment.

Provision for taxes on income

Taxes on income decreased $8 million, or 8%, during 2012 compared to 2011. The effective tax rate increased from 36.8% in 2011 to 40.5% in 2012.

Debt and Liquidity

	As of December 31,
(Dollars in thousands)	2013	2012	2011
Cash and cash equivalents	$253,390	$98,188	$110,267
Short-term borrowings and current portion of long-term debt	8,100	—	—
Long-term debt	1,483,815	—	—

Historically, we have generated operating cash flows (and with respect to the Predecessor, received financial support from MHC) sufficient to fund our seasonal working capital, capital requirements, expenditure and financing requirements. We use our cash generated from operating activities for a variety of needs, including among others: working capital requirements, prepublication costs, capital expenditures and strategic acquisitions.

Our operating cash flows are affected by the inherent seasonality of the academic calendar. This seasonality also impacts cash flow patterns as investments are typically made in the first half of the year to support the strong selling period that occurs in the second half of the year. As a result, our cash flow is typically lower in the first half of the year and higher in the second half.

Going forward, we may need cash to fund operating activities, working capital, capital expenditures, and strategic investments. Our ability to fund our capital needs will depend on our ongoing ability to generate cash from operations, and our access to the bank and capital markets. We believe that our future cash flow from operations, together with our access to funds on hand and capital markets, will provide adequate resources to fund our operating and financing needs for at least the next twelve months. We also expect our working capital requirements to decrease as a result of our migration from print products to digital products.

If our cash flows from operations are less than we require, we may need to incur debt or issue equity. From time to time we may need to access to the long-term and short-term capital markets to obtain financing. Although we believe we can currently finance our operations on acceptable terms and conditions, our access to, and the availability of, financing on acceptable terms and conditions in the future will be affected by many factors, including: (i) our credit ratings, (ii) the liquidity of the overall capital markets and (iii) the current state of the economy. There can be no assurance that we will continue to have access to the capital markets on terms acceptable us. See “Risk Factors” included elsewhere in this prospectus for a further discussion.

Our cash and cash equivalents was $253,390 as of December 31, 2013.

The Founding Acquisition was financed by:

•	Borrowings under MHGE’s Senior Facilities, consisting of a $810,000, 6-year senior secured term loan facility, all of which was drawn at closing and a $240,000, 5-year senior secured revolving credit facility, $35,000 of which was drawn at closing;

•	Issuance by the Issuers, of $800,000, 9.75% first-priority senior secured notes due 2021; and

•	Equity contribution of $950,000 from Parent funded by the Sponsor, co-investors and management.

The Founding Acquisition occurred simultaneously with the closing of the financing transactions and the equity investment described above.

Senior Facilities

In connection with the Founding Transactions, on March 22, 2013, MHGE, our wholly owned subsidiary, together with the Company, entered into the Senior Facilities, which is governed by a first lien credit agreement with Credit Suisse AG, as administrative agent and the other agents and lenders party thereto, that provides senior secured financing of up to $1,050,000, consisting of:

•	term loan facility in an aggregate principal amount of $810,000 with a maturity of six years; and

•	revolving credit facility in an aggregate principal amount of up to $240,000 with a maturity of five years, including both a letter of credit sub-facility and a swingline loan sub-facility.

The interest rate on the borrowings under the Senior Facilities is based on LIBOR or Prime, plus an applicable margin. The interest rate as of December 31, 2013 was 9% for the term loan facility and there were no borrowings outstanding under the revolving credit facility. The term loan facility and the revolving credit facility were issued at a discount of 3% and 2%, repectively. Debt issuance costs and the discount are amortized to interest expense over the term of the respective facility. The amount of amortization included in interest expense for the period from March 23, 2013 to December 31, 2013 (Successor) was $10,800. There was no amortization expense recorded in the Predecessor periods in both 2012 and 2013.

The term loan facility requires quarterly amortization payments totaling 1% per annum of the original principal amount of the facility, with the balance payable on the final maturity date. The term loan facility also includes custom mandatory prepayments requirements based on certain events such as asset sales, debt issuances, and defined levels of free cash flows.

The obligations under the Senior Facilities were initially guaranteed by Parent at the closing of the Founding Transactions and such guarantee was released on January 30, 2014.

All obligations under the Senior Facilities are guaranteed by Holdings and each of MHGE’s existing and future direct and indirect material, wholly owned domestic subsidiaries and are secured by first priority lien on substantially all tangible and intangible assets of MHGE and each subsidiary guarantor, 100% of the capital stock of MHGE and each subsidiary guarantor and 65% of the capital stock of the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to exceptions.

The revolving credit facility includes a springing financial maintenance covenant that requires MHGE’s net first lien leverage ratio not to exceed 7.00 to 1.00 (the ratio of consolidated net debt secured by first-priority liens on the collateral to EBITDA, as defined in the Senior Facilities). The covenant will be tested quarterly when the revolving credit facility is more than 20% drawn (including outstanding letters of credit), beginning with the fiscal quarter ended June 30, 2013, and will be a condition to drawings under the revolving credit facility (including for new letters of credit) that would result in more than 20% drawn thereunder. As of December 31, 2013 (Successor), the borrowings under the revolving credit facility were less than 20%, and so the covenant was not in effect.

On December 31, 2013, the Company prepaid 10% of the $810,000 term loan facility outstanding under its First Lien Credit Agreement against remaining installments thereunder in reverse order of maturity. This $81,000 prepayment is in addition to the Company’s scheduled quarterly repayment of $2,025 that was paid on the same date.

On March 24, 2014, the Company closed a repricing transaction with respect to its term loan facility. In connection with the closing of the repricing, the Company voluntarily prepaid $35,000 of the term loan facility, which resulted in $687,925 of the term loan facility remaining outstanding. As a result of the repricing amendment, the LIBOR floor and the LIBOR margin were reduced from 1.25% and 7.75% to 1.00% and 4.75%, respectively. The reduction in rates and the $35,000 voluntary principal repayment will result in annual cash interest savings of $25,734.

Pro Forma Post-Plate Adjusted Cash EBITDA as presented earlier reflects EBITDA as defined in the Senior Facilities. Solely for the purpose of calculating the springing financial covenant, prepublication costs should be excluded from the calculation of EBITDA.

9.75% First-Priority Senior Secured Notes due 2021

In connection with the Founding Acquisition, on March 22, 2013, the Issuers issued $800,000 in principal amount of the notes in a private placement. The notes bear interest at a rate of 9.75% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2013. The notes were issued at a discount of 1.363%. Debt issuance costs and the discount are amortized to interest expense over the term of the notes using the effective interest method. The amount of amortization included in interest expense for the period from March 23, 2013 to December 31, 2013 (Successor) was $4,644. There was no amortization expense recorded in the Predecessor periods in both 2012 and 2013.

The Issuers may redeem the notes at their option, in whole or in part, at any time on or after April 1, 2016, at certain redemption prices.

Commencing March 24, 2014, the Company will be paying an incremental 0.25% interest rate on the notes until the registration statement of which this prospectus forms a part is declared effective by the SEC. The incremental interest rate increases an incremental 0.25% every 90 days that the notes are not registered under the registration statement, provided that the additional interest on the notes may not exceed 1.00%. The Company has begun the registration process with the SEC having filed an initial registration statement on January 31, 2014.

The notes are fully and unconditionally guaranteed by Holdings and each of MHGE’s domestic restricted subsidiaries that guarantee the Senior Facilities. In addition, the notes and the related guarantees are secured by first priority lien on the same collateral that secure the Senior Facilities, subject to certain exclusions.

The notes were initially guaranteed by Parent at the closing of the Founding Transactions and such guarantee was released on January 30, 2014.

The Senior Facilities and the notes contain certain customary affirmative covenants and events of default. In addition, the negative covenants in the Senior Facilities and the notes limit MHGE’s and its restricted subsidiaries’ ability to, among other things: incur additional indebtedness or issue certain preferred shares, create liens on certain assets, pay dividends or prepay junior debt, make certain loan, acquisitions or investments, materially change its business, engage into transactions with affiliates, conduct asset sales, restrict dividends from subsidiaries or restrict liens, or merge, consolidate, sell or otherwise dispose of all or substantially all of MHGE’s assets.

Holdings is not bound by any financial or negative covenants in the Senior Facilities and the notes, other than, prior to an IPO, with respect to incurrence of liens on and the pledge of MHGE Holding’s capital stock and with respect to the maintenance of its existence.

Scheduled Principal Payments

The scheduled principal payments required under the terms of the Senior Facilities and the notes as of December 31, 2013 were as follows:

Successor
(Dollars in thousands)	As of December 31, 2013
2014	$8,100
2015	8,100
2016	8,100
2017	8,100
2018	8,100
2019 and beyond	1,482,425

1,522,925
Less: Current Portion	8,100

$1,514,825

Capital Expenditure and Prepublication Costs

Part of our plan for growth and stability includes disciplined capital expenditures and prepublication costs.

An important component of our cash flow generation is our prepublication efficiency. We have been focused on optimizing our prepublication costs to generate content that can be leveraged across our full range of products, maximizing long-term return on investment. Prepublication costs, principally external preparation costs, are amortized from the year of publication over their estimated useful lives (one to six years) using either an accelerated or straight-line method. The majority of the programs are amortized using an accelerated methodology. We periodically evaluate the amortization methods, rates, remaining lives and recoverability of such costs. In evaluating recoverability, we consider our current assessment of the market place, industry trends, and the projected success of programs. Our prepublication costs were $52,455 and $14,128 for the periods from March 23, 2013 to December 31, 2013 and January 1, 2013 to March 22, 2013, respectively, and $78,287 and $73,379 for the years ended December 31, 2012 and 2011, respectively. During the preliminary purchase price allocation prepublication costs were recharacterized as Content, an identified intangible asset.

Capital expenditures include purchases of property and equipment and additions to technology projects. We have also focused on investments for technology requirements for learning platforms and enhancements and the continuing investment in digital product development. Capital expenditures were $6,749 and $1,911 for the periods from March 23, 2013 to December 31, 2013 and January 1, 2013 to March 22, 2013, respectively, and $4,885 and $7,905 for the years ended December 31, 2012 and 2011, respectively.

Our planned capital expenditures and prepublication costs will require, individually and in the aggregate, significant capital commitments and, if completed, may result in significant additional revenues. Cash needed to finance investments and projects currently in progress, as well as additional investments being pursued, is expected to be made available from operating cash flows and our credit facilities. See Debt and Liquidity for further information.

Cash Flows

Cash and cash equivalents increased from $98,188 as of December 31, 2012 (Predecessor) to $253,390 as of December 31, 2013 (Successor). This increase was primarily attributable to the cash provided in connection with the Founding Acquisition.

Cash flows from operating, investing and financing activities are presented in the following table:

	Successor	Predecessor	Year ended December 31,
(Dollars in thousands)	March 23, 2013 through December 31, 2013	January 1, 2013 through March 22, 2013	2012	2011
Cash flows from operating activities	$365,087	$29,747	$209,474	$281,101
Cash flows from investing activities	(1,823,804)	(49,128)	(94,716)	(89,968)
Cash flows from financing activities	1,693,883	(57,724)	(129,634)	(180,678)

Net cash flows from operating activities consist of profit after tax adjusted for changes in net working capital and non-cash items such as depreciation, amortization and write-offs, and movements in provisions and pensions. For the Successor and Predecessor year ended December 31, 2013 and years ended December 31, 2012 and 2011, respectively:

•

Cash flows provided by operating activities for the periods from March 23, 2013 to December 31, 2013 and January 1, 2013 to March 22, 2013 were $365,087 and $29,747 respectively, compared to $209,474 for the year ended December 31, 2012. The increase in cash provided by operating activities in 2013 was primarily of depreciation, amortization of intangibles, prepublication costs and deferred financing costs and stock-based compensation expense. The cash provided by operating activities increased as a result of positive changes in working capital, due to the timing of vendor payments and related expense management. Cash flows provided by operating activities in 2012 decreased from $281,101 in 2011 to $209,474, primarily as a result of negative changes in working capital, due to the timing of vendor payments and related expense management.

•	Cash flows used in investing activities for the periods from March 23, 2013 to December 31, 2013 and January 1, 2013 to March 22, 2013 were $1,823,804 and $49,128 respectively, compared to $94,716 for the year ended December 31, 2012. The increase is primarily as a result of the $1,764,646 paid for the Founding Acquisition of the HPI business and ALEKS. Cash flows used in investing activities during 2012 were $94,716 compared to $89,968 in 2011, primarily as a result of higher investment in prepublication and other projects.

•	Cash flows provided by financing activities for the periods from March 23, 2013 to December 31, 2013 and January 1, 2013 to March 22, 2013 were $1,693,883 and $(57,724) respectively, compared to cash used of $129,634 for the year ended December 31, 2012. This was primarily as a result of the borrowings and equity contribution from the Founding Transactions, offset by the funds allocated to MHSE and payment of transaction costs. Cash flows used for financing activities during 2012 were $129,634 compared to $180,678 in 2011, primarily as a result of decreased transfers to MHC.

Contractual Obligations

We typically have various contractual obligations, which are recorded as liabilities in our combined consolidated balance sheets, while other items, such as certain purchase commitments and other executory contracts, are not recognized, but are disclosed herein. For example, we are contractually committed to acquire paper and other printing services and make certain minimum lease payments for the use of property under operating lease agreements.

The following table summarizes our contractual obligations and other commitments as of December 31, 2013:

	Payments due by Period
	Total	2014	2015-2016	2017-2018	2019 and beyond
Long-term debt, including current portion	$1,522,925	$8,100	$16,200	$16,200	$1,482,425
Interest on long-term debt	846,672	144,922	251,961	244,111	205,678
Operating lease obligations(1)	62,541	13,373	20,492	14,996	13,680
Paper and printing services(2)	143,200	50,100	76,100	17,000	—
Purchase obligation and other(3)	57,627	—	57,627	—	—

(1)	Amounts shown include taxes and escalation payments related to our operating lease obligations.
(2)	We have contracts to purchase paper and printing services that have target volume commitments. However, there are no contractual terms that require us to purchase a specified amount of goods or services and if significant volume shortfalls were to occur during a contract period, then revised terms may be renegotiated with the supplier. These obligations are not recorded in our combined consolidated financial statements until contract payment terms take effect.
(3)	“Other” consists primarily of commitments for production support and enhancement activity related to the Oracle ERP system.

In addition to the amounts included above, effective January 1, 2013, in connection with the Founding Transactions, MHGE, our wholly owned subsidiary, entered into transition services agreement with MHC, pursuant to which MHC will provide MHGE and us with certain corporate services, including corporate accounting, treasury, global procurement and manufacturing, facilities, human resources and information technology through 2014.

Off-Balance Sheet Arrangements

As of December 31, 2013 and 2012, we did not have any relationships with uncombined entities, such as entities often referred to as specific purpose or variable interest entities where we are the primary beneficiary, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such we are not exposed to any financial liquidity, market or credit risk that could arise if we had engaged in such relationships.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations is based upon our condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities.

On an ongoing basis, we evaluate our estimates and assumptions, including those related to revenue recognition, allowance for doubtful accounts and sales returns, valuation of inventories, prepublication costs, valuation of long-lived assets, goodwill, incentive compensation and stock-based compensation, income taxes and contingencies. We base our estimates on historical experience, current developments and on various other assumptions that we believe to be reasonable under these circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that cannot readily be determined from other sources. There can be no assurance that actual results will not differ from those estimates.

Management considers an accounting estimate to be critical if it required assumptions to be made that were uncertain at the time the estimate was made and changes in the estimate or different estimates could have a material effect on our results of operations.

We believe the following critical accounting policies require us to make significant judgments and estimates in the preparation of our combined consolidated financial statements.

Revenue Recognition

Revenue is recognized as it is earned when goods are shipped to customers or services are rendered. We consider amounts to be earned once evidence of an arrangement has been obtained, services are performed, fees are fixed or determinable and collectability is reasonably assured.

Arrangements with multiple deliverables

Revenue relating to products that provide for more than one deliverable is recognized based upon the relative fair value to the customer of each deliverable as each deliverable is provided. Revenue relating to agreements that provide for more than one service is recognized based upon the relative fair value to the customer of each service component as each component is earned. If the fair value to the customer for each service is not objectively determinable, we make our best estimate of the services’ stand-alone selling price and recognize revenue as earned as the services are delivered. Because we determine the basis for allocating consideration to each deliverable primarily on prices experienced from completed sales, over time the portion of consideration allocated to each deliverable in a multiple deliverable arrangement may increase or decrease depending on the most recent selling price of a comparable product or service sold on a stand-alone basis. For example, as the demand for, and prevalence of, digital products increases, we may be required to increase the amount of consideration allocable to digital products included in multiple deliverable arrangements because the fair value of such products or services may increase relative to other products or services bundled in the arrangement. Conversely, in the event that demand for our print products decreases, thereby causing us to experience reduced prices on our print products, we may be required to allocate less consideration to our print products in our arrangements that include multiple deliverables.

Subscription-based products

Subscription income is recognized over the related subscription period that the subscription is available and is used by the customer. Subscription revenue received or receivable in advance of the delivery of services or publications is included in deferred revenue. Incremental costs that are directly related to the subscription revenue are deferred and amortized over the subscription period. For the year ended December 31, 2013, no significant changes have been made to the underlying assumptions related to estimates of revenue or the methodologies applied. Included among the underlying assumptions related to our estimates that impact the recognition of subscription income is the period that our subscriptions are accessed by our customers, the extent of our responsibility to provide access to our subscription-based products, and the extent of complementary support services customers demand to access our products.

Service arrangements

Revenue relating to arrangements that provide for more than one service is recognized based upon the relative fair value to the customer of each service component as each component is earned. Such arrangements may include digital products bundled with traditional print products, obligations to provide products and services in the future at no additional cost, and periodic training pertinent to products and services previously provided. If the fair value to the customer for each service is not objectively determinable, we make our best estimate of the services’ stand-alone selling price and recognize revenue as earned as the services are delivered. Losses on contracts are recognized in the period in which the loss first becomes foreseeable. Contract losses are measured as the amount that the estimated total costs to complete the contract exceed the estimated total revenues that will be generated by the contract.

Allowance for Doubtful Accounts and Sales Returns

The allowance for doubtful accounts and sales returns reserves methodology is based on historical analysis, a review of outstanding balances and current conditions. In determining these reserves, we consider, among other factors, the financial condition and risk profile of our customers, areas of specific or concentrated risk as well as applicable industry trends or market indicators. The allowance for sales returns is a significant estimate, which is based on historical rates of return and current market conditions. The provision for sales returns is reflected as a reduction to “Revenues” in our combined consolidated statements of operations. Sales returns are charged against the reserve as products are returned to inventory. Accounts receivable losses for bad debt are charged against the allowance for doubtful accounts when the receivable is determined to be uncollectible. The change in the allowance for doubtful accounts is reflected as part of operating and administrative expenses in our combined consolidated statement of operations. The allowance for doubtful accounts was $16,213 and $10,725 and sales returns was $168,383 and $163,735 as of December 31, 2013 and as of December 31, 2012, respectively. The impact on operating income for a one percentage point change in the allowance for doubtful accounts is approximately $0.2 million. A significant estimate is the allowance for sales returns, which is based on the historical rate of return and current market conditions. Should the estimate of the allowance for sales returns vary by one percentage point, the impact on operating income would be approximately $2 million.

For the periods from March 23, 2013 to December 31, 2013 and January 1, 2013 to March 22, 2013 and the years ended December 31, 2012 and 2011, we made no material changes in our assumptions regarding the determination of the allowance for doubtful accounts and sales returns.

Inventories

Inventories, consisting principally of books, are stated at the lower of cost (first-in, first-out) or market and the majority of our inventories relate to finished goods. A significant estimate is the reserve for inventory obsolescence and is reflected in operating and administration expenses. In determining this reserve, we consider management’s current assessment of the marketplace, industry trends and projected product demand as compared to the number of units currently on hand. The reserve for inventory obsolescence was $45,548 as of December 31, 2013 and $54,958 as of December 31, 2012. The impact on operating income for a one percentage point change in the estimate for inventory obsolescence is approximately $0.5 million.

For the periods from March 23, 2013 to December 31, 2013 and January 1, 2013 to March 22, 2013 and the years ended December 31, 2012 and 2011, we made no material changes in our assumptions regarding the determination of the valuation of inventories and reserve for inventory obsolescence.

Prepublication Costs

Prepublication costs, which include both the cost of developing education content and the development of testing, scoring and assessment solution products, are initially capitalized and subsequently amortized. Costs incurred prior to the publication date of a title or release date of a product represent activities associated with product development. These may be performed internally or outsourced to subject matter specialists and include, but are not limited to, editorial review and fact verification, graphic art design and layout and the process of conversion from print to digital media or within various formats of digital media. These costs are capitalized when the title is expected to generate probable future economic benefits and are amortized upon publication of the title over its estimated useful life of up to six years, with a higher proportion of the amortization typically taken in the earlier years. Costs are amortized using either an accelerated or straight-line method. The majority of the programs are amortized using an accelerated methodology. Amortization expenses for prepublication costs are charged as a component of operating & administration expenses. We periodically evaluate the amortization methods, rates, remaining lives and recoverability of such costs, which are sometimes dependent upon program acceptance by state adoption authorities. In evaluating recoverability, we consider our current assessment of the marketplace, industry trends and the projected success of programs.

For the periods ended March 23, 2013 to December 31, 2013 and January 1, 2013 to March 22, 2013, prepublication costs amortization expense was $65,858 and $10,165, respectively, million, representing 11% and 8% of operating expenses and 5% and 5% of our total expenses, respectively. The impact on combined consolidated amortization expense for a one percentage point change in the annual prepublication costs amortization is approximately $1 million.

For the years ended December 31, 2012 and 2011 prepublication costs amortization expense was $78,890 and $74,994, respectively, representing 12% and 11% of operating expenses and 7% and 7% of our total expenses, respectively. The impact on combined amortization expense for a one percentage point change in the annual prepublication costs amortization is approximately $1 million.

For the periods from March 23, 2013 to December 31, 2013 and January 1, 2013 to March 22, 2013 and the years ended December 31, 2012 and 2011, no significant changes have been made to the amortization rates applied to prepublication costs, the underlying assumptions related to estimates of amortization or the methodology applied.

Accounting for the Impairment of Long-Lived Assets (Including Other Intangible Assets)

We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Upon such an occurrence, recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to current forecasts of undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. For long-lived assets held for sale, assets are written down to fair value, less cost to sell. Fair value is determined based on market evidence, discounted cash flows, appraised values or management’s estimates, depending upon the nature of the assets.

There were no material impairments of long-lived assets for the periods from March 23, 2013 to December 31, 2013, January 1, 2013 to March 22, 2013 and the years ended December 31, 2012 and 2011.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill represents the excess of purchase price and related costs over the fair value of identifiable assets acquired and liabilities assumed in a business combination. Indefinite-lived intangible assets consist of the Company’s acquired brands. Goodwill and indefinite-lived intangible assets are not amortized, but instead are tested for impairment annually during the fourth quarter each year, or more frequently if events or changes in circumstances indicate that the asset might be impaired. We have three reporting units, Higher Education, Professional and International with goodwill and indefinite-lived intangible assets that are evaluated for impairment.

We initially perform a qualitative analysis evaluating whether there are events or circumstances that provide evidence that it is more likely than not that the fair value of any of our reporting units or indefinite-lived intangible assets are less than their carrying amount. If, based on our evaluation we do not believe that it is more likely than not that the fair value of any of our reporting units or indefinite-lived intangible assets are less than their carrying amount, no quantitative impairment test is performed. Conversely, if the results of our qualitative assessment determine that it is more likely than not that the fair value of any of our reporting units or indefinite-lived intangible assets are less than their respective carrying amounts, we perform a two-step quantitative impairment test.

During the first step, the estimated fair value of the reporting units are compared to their carrying value including goodwill and the estimated fair value of the intangible assets. Fair values of the reporting units are estimated using the income approach, which incorporates the use of a discounted free cash flow analysis, and are corroborated using the market approach, which incorporates the use of revenue and earnings multiples based on market data. The discounted free cash flow analyses are based on the current operating budgets and estimated long-term growth projections for each reporting unit. Future cash flows are discounted based on a market comparable weighted average cost of capital rate for each reporting unit, adjusted for market and other risks where appropriate. Fair values of indefinite-lived intangible assets are estimated using avoided royalty discounted free cash flow analyses. Significant judgments inherent in these analyses include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the discounted free cash flow analyses reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the discounted free cash flow analyses are based upon an estimate of the royalty rates that a market participant would pay to license the Company’s trade names and trademarks.

If the fair value of the reporting units or indefinite-lived intangible assets is less than its carrying value, a second step is performed, which compares the implied fair value of the reporting unit’s goodwill or indefinite-lived intangible assets to the carrying value. The fair value of the goodwill or indefinite-lived intangible assets is determined based on the difference between the fair value of the reporting unit and the net fair value of the identifiable assets and liabilities of the reporting unit or carrying value of the indefinite-lived intangible asset. If the implied fair value of the goodwill or indefinite-lived intangible assets is less than the carrying value, the difference is recognized as an impairment charge. Significant judgments inherent in this analysis include estimating the amount and timing of future cash flows and the selection of appropriate discount rates, royalty rate and long-term growth rate assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit and indefinite-lived intangible asset and for some of the reporting units and indefinite-lived intangible assets could result in an impairment charge, which could be material to our financial position and results of operations.

We performed our impairment assessment of goodwill and indefinite-lived intangible assets and concluded that no impairment existed for the periods March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and the years ended December 31, 2012 and 2011 (Predecessor).

Income Taxes

Prior to the Founding Acquisition, we were part of MHC and were included in their consolidated tax returns. The current and deferred tax expense recorded in the combined consolidated financial statements has been determined by applying the accounting provisions on income taxes as if we were a separate taxpayer.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. We recognize liabilities for uncertain tax positions taken or expected to be taken in income tax returns. Accrued interest and penalties related to unrecognized tax benefits are recognized in interest expense and operating expense, respectively.

Judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and unrecognized tax benefits. Valuation allowances are established when management determines that it is more-likely-than not that some portion or all of the deferred tax asset will not be realized. Management evaluates the weight of both positive and negative evidence in determining whether a deferred tax asset will be realized. Management will look to a history of losses, future reversal of existing taxable temporary differences, taxable income in carryback years, feasibility of tax planning strategies, and estimated future taxable income. The valuation allowance can also be affected by changes in tax laws and changes to statutory tax rates.

Our effective tax rate was 43% and 22% for the periods from March 23, 2013 to December 31, 2013 and January 1, 2013 to March 22, 2013, respectively. Our effective tax rate was 41% and 37%, for the years ended December 31, 2012 and 2011, respectively.

We file income tax returns in the United States federal jurisdiction, various states and foreign jurisdictions, and we are routinely under audit by many different tax authorities. We believe that our accrual for tax liabilities is adequate for all open audit years based on our assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. If any of these tax audit settlements do occur within that period we would make any necessary adjustments to the accrual for unrecognized tax benefits. Until formal resolutions are reached between us and the tax authorities, the determination of a possible audit settlement range with respect to the impact on unrecognized tax benefits is not practicable. On the basis of present information, it is our opinion that any assessments resulting from the current audits will not have a material effect on our combined consolidated financial statements.

We consider the earnings of certain non-U.S. subsidiaries to be indefinitely invested outside the United States on the basis of estimates that future domestic cash generation will be sufficient to meet future domestic cash needs. We have not recorded a deferred tax liability related to the U.S. federal and state income taxes or foreign withholding taxes of undistributed earnings of foreign subsidiaries indefinitely invested outside the United States. Should we decide to repatriate the foreign earnings, we would have to adjust the income tax provision in the period we determined that the earnings will no longer be indefinitely invested outside the United States.

For the periods from March 23, 2013 to December 31, 2013 and January 1, 2013 to March 22, 2013 and the years ended December 31, 2012 and 2011, we have made no changes in our assumptions regarding the determination of the provision for income taxes. However, certain events could occur that would affect our estimates and assumptions regarding deferred taxes, such as changes in current tax laws and applicable enacted tax rates. Additionally, our effective tax rate could change from period to period based on non-recurring events, such as the settlement of tax audits, changes in valuation allowances, and tax impact of significant unusual or extraordinary items, as well as recurring factors such as changes in the geographic mix of income.

Contingencies

We accrue for loss contingencies when both (a) information available prior to issuance of the financial statements indicates that it is probable that a liability had been incurred at the date of the financial statements and (b) the amount of loss can reasonably be estimated. When we accrue for loss contingencies and the reasonable estimate of the loss is within a range, we record its best estimate within the range. We disclose an estimated possible loss or a range of loss when it is at least reasonably possible that a loss may have been incurred. Neither an accrual nor disclosure is required for losses that are deemed remote.

Recently Adopted Accounting Standards

In February 2013, the Financial Accounting Standards Board (“FASB”) issued amended guidance expanding the disclosure requirements for amounts reclassified out of accumulated other comprehensive income. The amendments require an entity to present, either on the face of the statement where net income is presented or in the notes to its financial statements, details of significant items reclassified in their entirety out of accumulated other comprehensive income and identification of the respective line items effecting net income for instances when reclassification is required under U.S. GAAP. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity will be required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. The amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by type. The amendments are effective prospectively for our reporting period beginning January 1, 2013. The adoption of the guidance did not have any impact on our financial position, results of operations or cash flows.

In July 2012, the FASB issued guidance that simplified how an entity tests for impairment of indefinite-lived intangible assets. Under the revised guidance, an entity has the option first to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity determines that it is more likely than not that the indefinite-lived intangible asset is impaired, then the entity is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value of the indefinite-lived intangible asset with its carrying amount. Otherwise, no further testing is required. The guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted for annual and interim impairment tests performed as of a date before July 27, 2012. We adopted the FASB’s guidance during the three months ended December 31, 2012. We do not expect the adoption of the guidance to have any impact on our financial position, results of operations or cash flows.

In September 2011, the FASB issued guidance that simplified how an entity tests goodwill for impairment. The revised guidance provides an entity the option to make a qualitative evaluation about the likelihood of goodwill impairment. Under the revised guidance, an entity is permitted to first assess qualitative factors to determine whether goodwill impairment exists prior to performing analyses comparing the fair value of a reporting unit to its carrying amount. If, after assessing the totality of events or circumstances, an entity determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the quantitative impairment test is required. Otherwise, no further testing is required. The guidance was effective beginning January 1, 2012; however, early adoption was permitted. We adopted the FASB’s guidance during our fourth quarter ended December 31, 2011. The adoption of this guidance did not have a significant impact on our financial position, results of operations or cash flows.

In June 2011, the FASB issued guidance that modified how comprehensive income is presented in an entity’s financial statements. The guidance issued requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements and eliminates the option to present the components of other comprehensive income as part of the statement of equity. The revised financial statement presentation for comprehensive income was effective for us beginning January 1, 2012 and has been incorporated into this prospectus, and did not have any impact on our financial position, results of operations or cash flows.

In May 2011, the FASB issued new guidance for fair value measurements intended to achieve common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards. The amended guidance provides a consistent definition of fair value to ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards. The amended guidance changes certain fair value measurement principles and enhances the disclosure requirements, particularly for Level 3 fair value measurements. The amended guidance, which went into effect for us beginning January 1, 2012, did not have a significant impact on our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosure About Market Risk

Foreign Exchange Risk

Our exposure to market risk includes changes in foreign exchange rates. We have operations in various foreign countries where the functional currency is primarily the local currency. For international operations that are determined to be extensions of the parent company, the United States dollar is the functional currency. Our principal currency exposures relate to the euro, British Pound, Australian Dollar, Canadian Dollar, Singapore Dollar and Mexican Peso. We have not entered into any derivative financial instruments for hedging or speculative purposes but we may enter into hedging arrangements in the future.

Interest Rate Risk

We have issued fixed and floating-rate debt and will be subject to variations in interest rates in respect of our floating-rate debt. Borrowings under our Senior Facilities will accrue interest at variable rates, and a 100 basis point increase in the LIBOR on our debt balances outstanding as of December 31, 2013 would increase our annual interest expense by $0. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

In the future we may use interest rate hedges to manage the mix of our debt between fixed and variable rate instruments. We do not purchase or hold any derivative financial instruments for trading purposes.

From time to time we may enter into hedging arrangements with respect to LIBOR borrowings under our Senior Facilities.

INDUSTRY

Overview

Across the globe, education is a strong and growing market, with enrollment fueled by a growing middle-class population in developing regions and a shift toward knowledge-based economies that generally demand higher levels of education. The global demand for higher education has led to government focus on post-secondary access and outcomes. According to estimates from NCES, the U.S. alone spent more than $1 trillion on education for the 2010-11 school year, or roughly 8% of its GDP, while worldwide, education-related services typically account for approximately 5% of a country’s GDP. The income premium associated with increased education is well-documented at all levels. For example, according to Georgetown University’s Center on Education and the Workplace, a person with a bachelor’s degree earns on average 84% more than a high school graduate, with this “gap” steadily increasing over time. Post-secondary enrollments serve as one of the underlying demand drivers for our products. In the U.S., enrollment at degree-granting institutions was approximately 21 million in fall 2012, according to NCES, representing a 2.5% CAGR since 2000 and a 2.1% CAGR since 1970. The NCES projects continued long-term growth in enrollments at a 1.5% CAGR through 2022. Although very stable over a long period, enrollments tend to be counter-cyclical as individuals return to school in recessionary periods to improve their job prospects when the economy rebounds, as demonstrated by the decline in enrollment in fall 2012 corresponding to an economic rebound from recession. As shown below, domestic higher education enrollments declined by more than 1% only three times since 1970, all of which occurred following periods of economic weakness. In each case, enrollments quickly rebounded to more normalized growth patterns in the subsequent years.

We believe the continuing growth of digital content delivery is driven partly by the proliferation and advancement of enabling technology such as eReaders, tablets and laptop computers. Enhanced technology allows for incrementally richer, digital user experiences such as embedded video, interactive elements and adaptive content, all of which improve the value proposition of existing content beyond that of a simple on-screen version of a book. For example, our newly enhanced eBooks and digital solutions offer the text and graphics of a traditional print product plus multimedia video aids, note-taking capabilities, search/indexing functionality and adaptive tools that recognize a student’s weakest areas and respond with appropriate content.

Digital learning solutions, including homework management products, function in tandem with the use of print books or eBooks by monitoring and improving a student’s content retention and are most often sold bundled with a print or eBook. Since these digital solutions are supplementary products that do not substitute for the primary course materials, we believe they do not cannibalize from existing sales and instead expand our addressable market.

Demand for digital solutions is expected to increase as the price of enabling technology becomes more accessible. The recent launch of Amazon’s Kindle Fire HD multimedia tablet at approximately $199 and price drop of the basic Kindle from approximately $399 at its introduction to $69 today underscores the increasing penetration of these devices. According to the International Data Corporation, global digital tablet shipments reached 69 million in 2011, 31 million of which were in the U.S. Shipment growth is expected to continue through 2016 at CAGRs of 23% in the U.S. and 24% globally.

Higher Education

The higher education content market serves the needs of students and professors at higher educational institutions, specifically degree granting colleges and universities. The American Association of Publishers reports U.S. higher education publishing revenue of $4.3 billion for new materials in 2013 compared to $3.7 billion in 2008, representing growth of 16%. Publishers have historically distributed their textbooks to post-secondary students through campus bookstores but increasingly sell through online retailers and digital platforms. The market is trending toward digital products and custom publishing solutions. Homework software, for example, is used by millions of students and represents a subscription-based pricing model, and custom publishing allows professors to pick and choose personalized content from different sources. Importantly, there is little to no secondary market for digital and custom content, which maximizes the sales and profit potential to the incumbent publishers. Individual professors are primary decision makers in textbook selection, so competing in the market requires a sizable sales force possessing deep relationships with a fragmented customer base of thousands of individual professors. Professors typically choose course materials based primarily on the reputation and pedagogy of the author’s content, and have high re-order rates on an annual basis due to the establishment of teaching curricula and familiarity with certain content. As a result, the higher education market benefits industry incumbents and market share gains or losses tend to be gradual. With the advent and proliferation of increasingly complex digital learning solutions, sales force training and development is an important competitive differentiator in the industry, due to the need to educate and sell professors on the value proposition offered by these exciting new products. The U.S. market is also highly concentrated. The top three companies have comprised approximately 75% of addressable market share since 2005, with the remainder of the market comprised primarily of niche competitors specializing in particular subject matters.

Continued robust growth in the digital solutions, eBook, and custom publishing markets is expected to more than offset declines in print textbooks, driving continued expansion in the overall market. While pricing for digital books is typically lower than print, the shift to digital content presents an opportunity for publishers to increase revenue and margins over time due to the following factors: (i) eBooks improve sell-through rates and lead to increased profit through the publishing cycle since there is no secondary market for digital books, and therefore no used or rental digital book market to compete with future sales; (ii) digital solutions do not cannibalize existing book sales due to their complimentary nature and therefore expand the addressable market for the incumbent publishers dollar-for-dollar, leading to an incremental revenue capture opportunity; (iii) digital content eliminates a large portion of manufacturing and delivery costs and provides cash flow benefits driven by lower inventory; and (iv) sales may be made directly to consumers or institutions, eliminating distributor intermediary margins.

Professional

U.S. professional publishing is expected to benefit from the growth of knowledge-based industries. The BLS projects that the industries with the largest job growth will be Professional & Business Services and Healthcare and Social Assistance; as shown in the chart below, these two industries will add over 8 million jobs by 2022, more than all other U.S. industries combined. Job growth in these industries is expected to increase demand for professional publishing products. MHGE Professional revenue related to Professional & Business Services was $46 million and $50 million for the years ended December 31, 2013 and 2012, respectively. MHGE Professional revenue related to Healthcare and Social Assistance was $51 million and $47 million for the years ended December 31, 2013 and 2012, respectively.

International

The addressable international education market in developing regions is increasing due to increased globalization, which encourages use of English as a universal language, and a burgeoning middle class that demands higher quality education. Various international growth sectors are described below:

International growth sectors

Global education and training market

•   The global education and training market, including K – 12, higher education and professional training, is expected to grow from $62.5 billion in 2013 to $66.5 billion by 2015 with education content making up in excess of 70% of the total.

Post-secondary schools	• Rising demand for premium private schools creates robust markets for learning systems.

Learning systems and Public-Private Partnerships	• Customized nature creates opportunities for curriculum experts in international markets.

• Public-Private Partnerships are integrated and holistic solution sets that incorporate curriculum, content, materials, professional development, courseware and inspection programs.

English language learning

•   Students of all ages in non-English speaking countries seek to improve their English for educational, social and professional reasons fueling expected annual growth in the market of approximately 25% from 2012 to 2017 with the overall market reaching almost $200 billion by 2017.

Cross-border education	• Accelerating globalization of professional industries and their workforce fuels demand for globally aligned education solutions.

Source: Outsell 2013 Trend Report: GSV EDU Education Sector Factbook 2012; Global Industry Analysts, Book Publishing, 2009.

BUSINESS

Overview

We are a global provider of educational materials and learning solutions targeting the higher education (two-year and four-year college and university), professional learning and information markets globally with content, tools and services delivered via digital, print and hybrid solutions. We currently distribute products with proprietary and exclusively-owned content in 66 languages across 154 countries to users including post-secondary students, instructors, professionals and institutions. We provide content, tools and services to end-markets that demonstrate long-term growth prospects, including two- and four-year college and university programs and professional medical and technical sectors. For the periods March 23, 2013 to December 31, 2013 (Successor) and January 1, 2013 to March 22, 2013 (Predecessor) we had total revenue of $1,056 million and $186 million, respectively, and a net loss of $86 million and $4 million, respectively. Approximately 28% of our revenue in 2013 was international, and we are focused on international growth markets with global product teams that develop and leverage our content tools and solutions.

We believe we are positioned for growth as the industry continues its evolution from print to digital. We are at the forefront of developing and enabling a new model of personalized and dynamic digital instruction delivered in a highly interactive and adaptive environment. Our digital sales have increased from $86 million in 2008 to $331 million in 2013, a reflection of the growing awareness of the value proposition offered by our digital platforms, including McGraw-Hill Connect, LearnSmart, ALEKS, Tegrity and McGraw-Hill Create. Student activations of our digital platforms are growing even faster than revenues – in 2013 we had over 2.5 million activations of the McGraw-Hill Connect platform alone – driven by improved functionality and familiarity with these products by both students and professors. These platforms provide an important extension to our traditional content portfolio, as we believe they improve learning outcomes by reinforcing concepts taught in traditional classroom settings via print or eBooks, which serve as substitutes to traditional textbooks. While we cannot guarantee that we will be able to maintain or increase our market share in the future, we believe that the success of our digital platforms is driven by the increase in learning efficacy from digital products and an experienced sales force with training in our digital products, coupled with content developed over a century, all of which position us to increase market share over time. In addition to these organic growth opportunities, we have also identified an opportunity to achieve significant cost savings through specific identified initiatives including headcount reduction, facilities rationalization, technology optimization and other means.

Our three businesses are:

•	MHGE Higher Education: (64% of our total revenue for the year ended December 31, 2013) Provides post-secondary students and professors with high-quality digital learning solutions, eBooks, custom publishing solutions, and traditional printed textbook products. MHGE Higher Education digital revenue is derived 17% from eBooks and 83% from digital solutions, including homework management and adaptive learning products that personalize the learning experience in real time, based on individual learning patterns. MHGE Higher Education digital revenue increased from $60 million in 2008 to $261 million in 2013. In 2013, 33% of MHGE Higher Education’s total revenue was derived from digital sales.

•	MHGE Professional: (8% of our total revenue for the year ended December 31, 2013) Provides instructional content and subscription-based information services for professionals and the education/test prep communities when, where and through whichever medium they prefer. MHGE Professional digital revenue is derived 29% from eBooks, 62% from digital subscription platforms and 9% from all other digital platforms. MHGE Professional digital revenue increased from $22 million in 2008 to $47 million in 2013. Digital subscription sales increased from $10 million in 2008 to $29 million in 2013. In 2013, 50% of MHGE Professional’s total revenue was derived from digital sales.

•	MHGE International: (28% of our total revenue for the year ended December 31, 2013) Leverages our global scale, brand recognition and extensive product portfolio to serve educational and professional markets around the world. MHGE International digital revenue increased from $4 million in 2008 to $22 million in 2013. In 2013, 6% of MHGE International’s total revenue was derived from digital sales.

Headquartered in New York, NY, we employ approximately 1,000 sales professionals around the world, which enables us to rapidly respond to addressable markets. We distribute our products in 154 countries. For the year ended December 31, 2012, we generated revenue and Adjusted EBITDA of $1,259 million and $411 million, respectively. For the year ended December 31, 2013, we generated revenue and Adjusted EBITDA of $1,242 million and $420 million, respectively.

Our Businesses

MHGE Higher Education

MHGE Higher Education is a leading innovator of digital, traditional print and custom learning solutions for post-secondary markets worldwide, with capabilities in adaptive learning, homework help, lecture capture and LMS integration. Instructional materials include printed and digital texts, lab manuals, interactive study guides, testing materials, software and other multimedia products across the full spectrum of subjects. MHGE Higher Education organizes its content portfolio across three key subject groups: (i) Business, Economics & Career; (ii) Science, Engineering, & Math; and (iii) Humanities, Social Science, & Languages. Substantially all of MHGE Higher Education’s revenue is generated from our 2,000 individual titles with no single title accounting for more than 2% of business revenue. We have a fragmented customer base and sell to most two- and four-year colleges in the United States through a large sales force that interfaces directly with individual professors. We have longstanding and exclusive relationships with many authors and nearly all of our products are covered by copyright in major markets, providing us the exclusive right to produce and distribute such content in those markets during the applicable copyright terms. We have invested significantly in a suite of digital and custom learning solutions. We have the third highest market share in the U.S. higher education publishing market, as of 2011, with a 17% share according to MIR. The top three industry leaders, including ourselves, Pearson and Cengage, have, according to MIR, consistently held approximately 75% of the addressable market share since 2005.

MHGE Higher Education’s products include:

•	Digital solutions, which include:

•	McGraw-Hill Connect, a web-based learning suite that allows instructors to integrate digital content into their programs of instruction;

•	McGraw-Hill Create, an on-line tool that allows instructors to create their own customized electronic or print textbooks, drawing from an extensive library of our source materials, which can be combined with their own content;

•	Tegrity, a fully automated lecture capture solution used in traditional, hybrid and online courses to record lectures as well as to supplement course content; and

•	LearnSmart and ALEKS are adaptive learning solutions that provide each student with tailored learning reinforcement based on the student’s responses and knowledge.

•	eBooks, which are electronic versions of our print textbooks that may be used by students over the course of a term but cannot be legally resold or reused;

•	Custom publishing, which provides instructors the ability to weave together various elements including digital text, print, videos, charts and their own materials into a customized learning solution; and

•	Traditional printed textbooks.

Our core digital learning platforms, McGraw-Hill Connect, McGraw-Hill Create, ALEKS, Tegrity and LearnSmart lead the industry with a 37% attachment rate (the percentage of books sold with a digital solution). We believe this high attachment rate results from the content richness and learning efficacy of our digital learning platforms. Each platform offers users a single portal from which to access a variety of learning tools that supplement course material taught in class or covered in the eBook or print textbook. Some digital learning solutions adapt and adjust the student’s learning material in real time based on the student’s observed learning patterns and behavior. According to a study we commissioned, our adaptive learning products improve student outcomes by one letter grade. Student activations on McGraw-Hill Connect, our core digital product, increased 26% in 2013 and have grown revenue organically from $1 million in 2008 to $161 million in 2013.

Our custom solutions provide instructors the ability to weave together various elements including digital text, print, videos, charts and their own materials into a seamless, tailored learning solution, replacing traditional print textbooks and printed class materials. Custom materials, by their nature, have a higher sell-through and are likely to have their content frequently updated by the instructor, resulting in frequent new publications, forced obsolescence of old editions and more limited re-distribution potential into used or rental markets. Custom products create strong loyalty to us from professors and other instructors, as they typically invest significant time and effort into creating unique learning solutions tailored to their teaching styles. MHGE Higher Education’s sales force has expansive coverage of the community of higher-education professors and other instructors. Custom books have grown from 12% of total MHGE Higher Education sales in 2008 to 28% in 2013. Our custom and digital offerings to students have generated a larger component of total sales as they grew from 19% of total MHGE Higher Education revenue in 2008 to 61% in 2013.

MHGE Professional

MHGE Professional is a leading provider of medical, business, technical and educational content and training solutions for students and professionals when, where and through whichever medium they prefer. MHGE Professional’s products include eBooks, digital subscription services and textbooks. eBooks in this market are intended to be retained permanently by our customers and are therefore priced at parity to MHGE Professional’s print books.

We offer more than 7,000 eBooks available on multiple devices, such as the Kindle, Nook, and iPad, and more than 200 medical, test prep and business mobile applications for the iPhone. MHGE Professional provides timely and authoritative knowledge to customers around the world through the release of approximately 650 titles per year. Our roster of distinguished authors and prestigious brands represent some of the best-selling professional publications such as Harrison’s Principles of Internal Medicine, Perry’s Chemical Engineers’ Handbook, and Graham & Dodd’s Security Analysis and are well-regarded globally in both academic and professional career markets. Our products are sold and distributed worldwide in both digital and print format through multiple channels, including research libraries and library consortia, third party agents, direct sales to professional society members, bookstores, online booksellers and other customers, including directly to individuals. Our top customers include retail trade (e.g., Amazon), academic and government institutions and corporations.

In recent years, we have invested heavily in the development of our digital subscription services, which are platforms that provide searchable and customizable digital content integrated with highly functional workflow tools sold primarily to medical and technical professionals. These products are sold on a recurring subscription basis (with a retention rate across major platforms of approximately 94% for the year ended December 31, 2013) into clinical medical markets worldwide, with over 2,300 corporate, academic, library and hospital customers at December 31, 2013. A key component to sustaining our market share is that we own the content, having developed and accumulated it over the past 100 years. Our digital subscription services also provide our customers with access to easily searchable content using our dynamic workflow tools. For example, our flagship title, Harrison’s Principles of Internal Medicine, with 395 chapters and over 4,000 pages, is one of approximately 90 titles we own that are integrated into our Access Medicine digital platform, which is used in more than 90% of U.S. medical schools.

MHGE International

MHGE International primarily sells MHGE Higher Education, MHGE Professional and other products and services to educational, professional, and English language teaching markets in 66 languages and 154 countries around the world. While the business mix and strategic focus of MHGE International varies from region to region according to local market dynamics, MHGE International’s business strategy leverages the content, tools, services, and expertise from our domestic businesses. As a result of the widespread use of English as a universal language, a majority of MHGE International’s revenue during the year ended December 31, 2013 was generated by selling our unmodified U.S. products internationally, and approximately 66% of its revenue was generated from such unmodified U.S. products together with U.S. products with minor regionally-driven cosmetic changes or translations of U.S. products. Only approximately 34% of MHGE International’s revenue for the year ended December 31, 2013 was derived from content created in local markets or products originating from unrelated publishers for distribution in our international markets.

The use of English as a universal language is expected to grow. Media reports indicate that India already has a larger English-speaking population than the United States, and China is expected to follow suit by 2020, providing further opportunities for growth in MHGE International’s sales of our U.S. products. In addition, MHGE International derived approximately 54% of its revenue for the year ended December 31, 2013 from emerging markets, in which we maintain strong brand equity across many high-growth, developing regions, including competitive positions for our higher education business in India, China, Latin America and the Middle East. We are also well-positioned to leverage our brand name and content through an international sales force of nearly 500 sales professionals around the globe, not only to increase the distribution of current products, but also to expand into adjacent educational services such as teacher training and implementing English-based learning platforms. Foreign source revenue for certain MHGE Higher Education and MHGE Professional product lines are recorded in these divisions and receive some sales and related support from MHGE International on a trading terms basis.

Our Competitive Strengths

Our competitive strengths include the following:

Favorable underlying market trends in enrollment, pricing and global scale

We believe the following market trends are favorable to our business:

Enrollment. According to NCES, the primary driver of the higher education market is the long-term trend toward increased domestic post-secondary student enrollment, which increased at a 2.1% CAGR between 1970 and 2012 and is projected by NCES to increase at a 1.5% CAGR through 2022, due in part to increasing foreign student enrollment at U.S. colleges. This trend results from the shift toward a services and knowledge-based economy, which generally demands higher education. Furthermore, the income premium associated with increased levels of education is well-documented, as a person with a bachelor’s degree earns on average 84% more than a high school graduate according to Georgetown University’s Center on Education and the Workplace. Higher education enrollment in the U.S. tends to exhibit a greater-than-average increase during times of recession and a decrease in the first year following a recession, after which time normal growth trends tend to resume. U.S. post-secondary enrollment decreased 1.8% in the fall semester of 2012, according to the National Student Clearinghouse, impacting all publishers as the economy continues to rebound from the recession. We believe this decrease to be a temporary challenge. Since 1970, there have been only three years in which enrollment declined by more than 1% according to NCES. In all three cases, enrollment quickly resumed more normalized growth patterns.

Favorable price fundamentals. According to the BLS, our industry benefited from average annual printed textbook price increases of 5.8% between 1988 and 2011, with the lowest annual increase during the period of 4.1%. Our products benefit from a highly fragmented customer base, as products are marketed to thousands of individual professors who assign them as mandatory course materials. Studies have indicated that professors choose course content based on the reputation and pedagogy of the author’s content, with price as a secondary concern. Moreover, textbook cost is a relatively small expenditure to the student as compared to the cost of tuition, which has increased at a CAGR of 6.1% over the past 30 years.

Compelling international higher education fundamentals. Our international higher education market benefits from rising global household income and wealth. Emerging markets have burgeoning middle classes with increasing discretionary income and upward socioeconomic mobility. The income premium associated with increased levels of education and knowledge has grown dramatically over the past decade, particularly in emerging markets such as China and India. The influx of foreign students into U.S.-based universities demonstrates the value proposition, growing interest and unsatisfied demand for high-quality learning solutions overseas. We expect that growth in the addressable international market will be driven by the rise of distance learning, legislative momentum regarding enrollment and expenditures and the adoption of digital devices, enabling the use of digital learning solutions. As such, we believe there is significant room for international growth as the U.S. accounts for less than 30% of the total global textbook market in 2012. As shown below, we believe there are significant international growth opportunities, particularly in Asia.

Stable market supporting stable market share

The U.S. domestic higher education publishing sector is competitive and includes traditional higher education textbook publishers, such as ourselves, Pearson and Cengage and other competitors that offer traditional textbooks and adaptive learning and other digital services products. Our sales are driven by: (i) the extremely fragmented nature of adoption decisions, which are generally made by each individual instructor, such that the industry is driven by the individual decisions of tens of thousands of instructors; (ii) our content, which we developed over decades through our relationships with authors; (iii) longstanding sales force relationships with professors; and (iv) the increasing prevalence of digital solutions. Although faculty surveys conducted by a third-party consulting firm indicate that over 85% of professors cited familiarity with the previous edition of a textbook as an important criterion when choosing course materials, we work hard to maintain our competitive position, which has remained stable over the past several years as we have successfully adapted to a market increasingly looking for digital solutions, and we have taken advantage of both our brand equity established over 100 years of operations and our digital product portfolio.

Premium branded franchise business with global scale and reach

Our business offers customers a portfolio of marquee brands and high-value proprietary content, delivered via a large, established sales force with broad global reach. We were the first in our industry to introduce digital custom publishing. Custom publishing encompasses making books for individual college needs and adapting books that were already published to better fit a professor’s course content. We currently distribute products with proprietary and exclusively-owned content in 66 languages across 154 countries to users including post-secondary students, instructors, professionals and institutions. Approximately 54% of our MHGE International revenue for the year ended December 31, 2013 was generated in emerging markets. We generated 25% of our MHGE Higher Education revenue from disciplines with a #1 market share and 50% from titles with #1 and #2 market shares. Because of our vast collection of distinguished authors, no single title accounts for more than 2% of revenue. We also have a global sales force of approximately 1,000 experienced professionals, each with an average tenure of 5.4 years. Of these sales professionals, approximately 500 are located outside of the U.S. Our global scale and footprint provides a broad distribution pipeline that serves as a competitive advantage as it could not be replicated easily or inexpensively; moreover, this distribution pipeline positions us well to grow revenues and increase market share as we leverage this pipeline to distribute our portfolio of digital solutions.

Digital products

Our product portfolio has evolved over the years to yield a suite of digital learning solutions. MHGE Higher Education and MHGE Professional deliver students and other end-users rich content in a format they want, through a variety of media and digital devices, bundled with custom and traditional print products. We believe the following factors position us at the forefront of the digital evolution:

Digital migration benefits established publishers

Digital migration allows us to sell high value-add, interactive, adaptive learning solutions designed to reinforce and test concepts taught in primary course materials and significantly improve classroom outcomes. These digital solutions do not compete with our textbook sales (eBook or print) but are instead complementary, with a large addressable market estimated to be $1.7 billion, according to research by a third-party consulting firm. According to this research, this market achieved a 20% CAGR since the beginning of 2006 and is expected to grow at 18% through 2016. At its core, this growth is being driven by the proven and demonstrable impact of digital solutions on improving student outcomes, which is being increasingly acknowledged and “adopted” by both students and professors. We believe digital solutions expand the addressable market for market incumbents such as ourselves on a dollar-for-dollar basis, and we often sell eBooks bundled with digital solutions such as Connect. For the year ended December 31, 2013, we generated MHGE Higher Education digital solution and eBook revenue of $261 million.

We believe the transition from traditional print products to eBooks, digital and custom textbook solutions will disrupt the used and rental textbook markets and allow the publishers to re-capture lost share. There is a pervasive belief in the industry that the rental and used textbook markets are reaching maturity since they are (i) supply constrained and dependent on inflows of new books; (ii) expected to be hampered by the very nature of digital content (such as eBooks), which can typically be licensed on a per-term basis and cannot be legally resold or reused; and (iii) not well-suited to growth in custom publishing, due to the very short revision cycles of custom product which results in limited re-sale or rental opportunities.

Attractive digital economics compared to print

We believe that digital products result in superior economics over the long term relative to print. The sell-through rates on digital content are vastly higher than traditional print textbook, since our digital solutions are not able to be rented or resold legally, thereby reducing supply to the used and rental markets.

For example, in an all-print college course, in the first semester of a six-semester publishing cycle, substantially all books are the new edition. In subsequent semesters, however, there exist readily available used and rental alternatives to new print books, resulting in lost sales to the publisher. Conversely, if the same course is taught in an all-digital format, all students must purchase new eBooks each semester and cannot resell them upon course completion. MHGE Higher Education textbooks in eBook form are priced lower than print textbooks, since they are priced to be comparable to the economics of a one-term print textbook rental, but cost us less to distribute and manufacture, leading to comparable gross margin. Moreover, our bundling of digital solutions with eBooks augments the economics of a digital sale and further improves the economics relative to the traditional all-print model. As shown below, over the course of a publishing cycle, the cumulative economics of a digital model significantly exceed that of the all-print model.

Leading portfolio of digital solutions

We have invested heavily over a multi-year period in our portfolio of sophisticated MHGE Higher Education digital products. As a result, we believe that we have today the most comprehensive and streamlined set of digital solutions in the industry. The competitiveness of our digital solutions relative to peer offerings has been validated through a number of measures. First, McGraw-Hill Connect student activations grew 26% in 2013 relative to a 22% revenue growth, driven by the usage rate of those students purchasing the product increasing from 71% in 2011 to 94% in 2013. This data indicates that students are increasingly aware of the value and effectiveness offered by the platform, which was reflected in the continued robust growth in 2013. Secondly, according to MIR data, the attachment rate for our digital solutions bundled with either an eBook or print textbook sales is 37%, outpacing our next highest competitor’s rates of 26%. Lastly, a faculty survey conducted by a third-party consulting firm of 562 professors indicated our digital offerings were on par with Pearson’s and clearly ahead of those of our other primary competitors in terms of quality and sales force execution.

As our digital portfolio has continued to expand, we have implemented two types of anti-piracy procedures to protect our cash flow: (1) inherent product and usage controls in our digital technology and (2) our legal, regulatory, and internal efforts. Product and usage controls in our technology allow us to require a unique user name and password, monitor applications for abnormal usage, leverage time-based lockouts and limit copy and paste functions to minimize the copying of content. Moreover, the sharing of passwords would result in an abnormal user experience because of tailored content for each user and potentially inaccurate grading for courses using custom digital solutions. In addition, legal and regulatory enforcement efforts provide another layer of protection through regular monitoring of illegally posted or distributed content, litigation, and joint efforts with trade associations.

Revenue generating portfolio of digital products

Our digital solutions sales trends have demonstrated protracted, structural growth in sales volume and price, validating the products’ value proposition by both students and professors. MHGE Higher Education digital revenue increased from $60 million in 2008 to $261 million in 2013. During that same period, eBook revenue has increased from $14 million to $45 million. In our Professional business, the transition to digital is favorable in two ways: (i) we price MHGE Professional eBooks on par with print books, which results in equal revenue but greater profit as a user transitions from a print book to an eBook, and (ii) the major platforms in our MHGE Professional digital subscription services have experienced renewal rates of approximately 94% during 2013. We have achieved an increase in subscription sales from $10 million in 2008 to $29 million in 2013, driven by strong renewals of existing customers coupled with new product expansion and increased penetration of our existing markets.

Stable financial performance and strong operating profile

We generate strong free cash flow (defined as Post-Plate Adjusted Cash EBITDA less capital expenditures) due to favorable operating fundamentals. For the year ended December 31, 2013, we generated Adjusted EBITDA of $420.1 million, which represented a margin of 34%. Over the same period, our prepublication costs were $66.6 million, or approximately 5% of revenue, resulting in Post-Plate Adjusted Cash EBITDA of $353.5 million, while capital expenditures totaled $8.7 million, or approximately 1% of revenue, resulting in free cash flow of $344.8 million. We operate our business on an asset-light basis with modest annual capital expenditure and working capital requirements. The ongoing transition from print to digital will yield additional cash flow benefits over time as digital products require de minimis inventory build relative to print books. Our transition to a stand-alone business with outsourced IT functions will also limit our capital expenditures relative to historical periods. In addition, we have identified significant additional cost savings beyond those included in Adjusted EBITDA that we expect will provide additional cash flow cushion.

Attractive cost savings opportunities as a stand-alone entity

Part of our Sponsor’s underlying investment thesis is our attractive free cash flow profile and the cost savings opportunities available to us as a stand-alone independent entity. As part of our carve-out from our prior parent company, we have taken the following two levels of cost savings initiatives, which were one-time programs that we expect will generate run-rate cost savings (which were not realized in 2012):

•	Stand-alone costs lower than parent company allocations. We have reduced costs for various shared support and back-office functions that were shared by MHGE and other businesses. The costs for these shared support services were historically over-allocated to us by our prior parent company and considerably higher than on a stand-alone basis with the actions already taken, resulting in $21 million of cost savings compared to our allocated costs in 2012.

The work done to support the carve-out from our prior parent company has focused primarily on shared support services provided by MHC as well as immediate cost reduction opportunities within our business. After the Founding Acquisition, a third level of cost savings initiatives which focused on shared support within our business was implemented:

•

Comprehensive cost savings program. Our comprehensive cost savings program contemplates specific cost savings, which we believe are achievable by implementing more streamlined support functions and efficient processes, better vendor management and sourcing, as well as other initiatives which were developed through a rigorous, bottom-up analysis in partnership with third-party advisors. The comprehensive cost-savings program resulted in approximately $44 million in run-rate savings by the end of 2013 (including realized savings of $13 million) and we expect up to a further $40 million of aggregate run-rate cost savings from actioned initiatives (approved actions in the implementation stage) in 2014 and 2015, representing a total of up to $84 million of run-rate cost savings by the end of 2015. The approximately $44 million of run rate cost savings for 2013 included headcount reduction opportunities worth $5 million, initiatives relating to process optimization and organizational rationalization worth $10 million, vendor pricing improvement opportunities worth $10 million, IT project portfolio optimization opportunities worth $5 million, outsourcing opportunities worth $6 million and warehouse/office footprint rationalization of $8 million.

Strong competitive positioning with attractive cash flow expansion opportunities

We believe we have a competitive advantage over our peers and are well-positioned to capture market share over the coming years. We believe these advantages are driven by a number of factors, including our digital product portfolio, a marquee brand that resonates in both developed and emerging markets, near-term process improvement opportunities to bolster MHGE International, limited exposure to the struggling for-profit education sector, significant and highly actionable untapped cost savings opportunities, and a reasonable leverage profile that will allow continued investment in high ROI digital products. Additionally, over the past two years we have recruited a significant number of talented individuals across the organization from our competitors, and we believe the benefits of this talent upgrade took hold in 2013. Lastly, it is important to note that many of our competitors have already implemented large cost savings initiatives over the past several years and therefore may not have as many remaining cost reduction opportunities as we have.

Motivated management team and experienced equity sponsorship

Our management team consists of experienced professionals with an average of 19 years of education industry experience, including successful leadership tenures at Harcourt Education, Thomson Learning, IBM and companies owned by private equity funds affiliated with firms such as Apollo. Our management team is backed by equity sponsorship from funds affiliated with Apollo, a global alternative investment manager with approximately $161 billion of assets under management as of December 31, 2013, $50 billion of which is in private equity capital, and a record of investing in education companies such as Laureate International Universities, Connections Education, Sylvan Learning and Berlitz.

Our Strategies

The key elements of our strategies are described below.

Capitalize on favorable underlying market trends in enrollment growth and international demand

We intend to capitalize on favorable market trends. Domestic post-secondary enrollment is projected by NCES to increase at 1.5% annually through 2022. We aim to harness this addressable market growth by offering a broader product portfolio of adaptive and outcome-based digital learning solutions that are designed to generate higher digital sell-through and recurring revenue streams. Success in the educational services market requires experience, a broad array of competencies (including instructional design, curriculum development and alignment to standards), the ability to integrate these competencies into a cohesive offering to efficiently deliver solutions at scale, and an experienced and well-trained sales force. We believe we are one of the few companies with the capabilities to deliver in this market.

We expect to leverage our rich domestic content portfolio to meet international demand for high quality education. Growing middle classes in developing regions with discretionary income and upward socioeconomic mobility are fueling the growth of both public funding and private spending on education. With a strong local presence, valuable strategic partnerships, and a leading portfolio of content and digital tools, we expect to generate significant annual growth in key emerging markets. We also plan to shorten the lead time required to repurpose domestic English language content for distribution internationally and via our digital platforms.

Innovate and sell outcomes-based digital solutions across geographies

We will continue to enhance our global content portfolio with additional authors and new editions in a variety of media formats with the goal of leveraging content distribution across multiple platforms and geographies. We plan to leverage our relationships with over 18,000 authors to further develop our globally relevant, core content portfolio to which we hold copyrights.

We will continue to innovate and refine our digital learning solutions and platforms to facilitate richer, personalized learning experiences with a positive impact on students’ learning efficacy. Our product platforms will provide enhanced eBook platforms and incorporate the most advanced adaptive learning techniques. In addition to selling via our usual channels, we expect to assist institutions of higher education in creating their own outcome-based online programs, an area in which we expect to experience strategic growth at the majority of colleges and universities. Domestically, more than $2.5 billion is spent annually on such programs (online and offline) to mitigate the growing problem of college readiness and student retention, but many are hampered by low success rates. We view developmental education as a significant opportunity for adoption of our outcomes-based products.

Grow custom learning solutions to meet demand for unique materials compiled based on teaching style and curriculum

We plan to leverage and grow our deep, existing relationships with professors and post-secondary instructors in an effort to provide them unique, customized learning solutions. These products have high recurring revenue streams since most instructors rarely change their curricula but do release new editions with updated information, forcing obsolescence of older editions. Professors are typically most concerned with content accuracy and quality, with price as a secondary concern. Moreover, they disrupt used and rental markets by shortening the publishing cycle through more frequent revisions (similar to digital) and limiting supply into re-sale markets. As a result, we believe adoption by professors of custom learning solutions will result in recurring and renewable revenue and higher sell-through.

Implement run-rate operating cost reduction initiatives already identified

In addition to the cost reductions that we have already implemented, we are implementing a comprehensive cost reduction program, under which we have already identified significant cost reduction initiatives, which removed approximately $44 million of aggregate run-rate costs by the end of 2013 and is expected to remove up to a further $40 million of run-rate costs by the end of 2015, for a total of up to $84 million of run-rate savings. Our comprehensive cost rationalization program includes headcount reductions, warehouse and facility rationalizations, program eliminations, achieving technology efficiencies and outsourcing programs.

Evolve to a more asset-light strategy to maximize free cash flow

We are accelerating our product mix in favor of higher-margin, subscription-based digital solutions and custom learning in order to generate higher recurring revenue. We are also moving to a more agile product development model, which shortens time to market and increases content leverage. We expect that this shift, coupled with a shift to more outsourced IT spend, will reduce print inventory and pre-publication investment relative to sales going forward, consistent with our asset-light operating strategy. Similarly, we are evolving our employees’ performance measurement and incentive payment metrics to increase focus on free cash flow generation and Adjusted EBITDA.

Our Products

MHGE Higher Education Products

MHGE Higher Education provides a wide range of leading digital solutions and custom products to students and instructors in addition to traditional printed textbooks. Instructional materials include digital and printed texts, lab manuals, interactive study guides, testing materials, software and other multimedia products across the full spectrum of subjects, and organizes its content portfolio across three key subject groups: (i) Business, Economics & Career; (ii) Science, Engineering, & Math; and (iii) Humanities, Social Science, & Languages. Substantially all of MHGE Higher Education’s revenue is generated from our 2,000 individual titles with no single title accounting for more than 2% of business revenue. We have a fragmented customer base and sell to most two- and four-year colleges in the United States through a large sales force that interfaces directly with individual instructors.

Higher Education’s digital solutions include, among others, online access to electronic textbooks, online assessment software, personalized digital learning plans, course management software, cloud-based classroom activity capture and replay, and social network and community tools. These solutions form a seamless, fully-digital ecosystem that enhances the value and results of higher education over the entire learning lifecycle.

MHGE Higher Education broadly organizes its digital portfolio into four primary product groups:

Digital product portfolio
Digital text content	• eBooks, digital custom publishing and other digital content eBooks available on all major platforms and custom eBooks available directly through the Higher Education Create bookstore

Online courses	• Development of full education courses and programs built in individual learning modules at the topic level • Fully customizable to achieve specific outcomes

Homework management, assessment and tutoring	• Web-based homework assignment and assessment solutions, adaptive learning systems and online tutoring • Key platforms include McGraw-Hill Connect, ALEKS, Tegrity and LearnSmart

Experiential	• Simulations and online games, virtual labs, audio programs and other digital education products

MHGE Higher Education’s eBooks are digitized and enhanced versions of MHGE Higher Education’s print product portfolio. Our eBooks are designed to be compatible with a broad range of devices, including the Kindle and Nook eReaders, the iPad and other tablets and standard desktop and laptop computers. We believe that eBooks will continue to increase in popularity as the prevalence of these devices also increases. eBooks offer features not present in traditional print products, including search/index functionality, note taking capabilities, embedded video, interactive elements and adaptive content. Our eBooks contain rights management features that are designed to prevent copying or resale. Students pay for eBooks based on usage for one school term. The amount paid is designed to be comparable to the cost of a one-term rental of a print textbook. Therefore, our eBooks are priced lower than print textbooks but cost us less to distribute and manufacture, leading to comparable gross margin. Moreover, our bundling of digital solutions with eBooks augments the economics of a digital sale and further improves the economics relative to the traditional all-print model.

The majority of MHGE Higher Education’s digital growth comes from high value-add, interactive, adaptive learning solutions. McGraw-Hill Connect is a web-based learning suite that allows instructors to integrate digital content into their programs of instruction, creating a customized and tailored learning environment that is accessible by students anytime and anywhere through their digital devices. Students can learn interactively through embedded video, simulations, virtual laboratories, audio programs and online games. Connect contains a suite of tools, including integrated eBooks, course and assignment set-up tools, grading and feedback tools, learning aids, reporting tools and an ability to integrate with our Tegrity and LearnSmart products to further enhance educational outcomes. McGraw-Hill Connect is offered for most core freshman and sophomore level courses in the United States and serves more than 3 million users across campuses nationwide.

Tegrity is a fully automated lecture capture solution used in traditional, hybrid and online courses to record lectures as well as supplementary course content. Tegrity is designed to enhance both on-campus and remote learning by allowing instructors to efficiently distribute lecture content and allowing students to learn anywhere and everywhere through digital devices. We price Tegrity based on either lecture hours recorded or number of student users.

LearnSmart is an adaptive learning solution that provides each student with tailored learning reinforcement based on the student’s responses and knowledge. LearnSmart is an interactive product that determines which concepts the student does not know or understand and then teaches those concepts using a personalized plan designed for each student’s success. All LearnSmart questions are tied to clear learning objectives. When students answer questions, they also rank how confident they are in their answers. Based on each student’s response and level of certainty, LearnSmart continuously adapts the content presented to each student, so the material is always relevant and geared towards mastering the learning objectives. Once a concept is mastered, LearnSmart then identifies the concepts students are most likely to forget throughout the term and encourages periodic review to ensure that concepts are truly retained.

ALEKS is a developer of adaptive learning technology for the higher education and K-12 education markets. ALEKS uses research-based, artificial intelligence to rapidly and precisely determine each student’s knowledge state, pinpointing exactly what a student knows and doesn’t know. ALEKS then instructs students on the topics they’re most ready to learn, constantly updating each student’s knowledge state and adapting to the student’s individualized learning needs. McGraw-Hill Education has marketed and sold ALEKS for math in the higher education space for more than 10 years.

McGraw-Hill Create is an on-line tool for instructors that enables them to create their own customized, full-color textbooks in either print or electronic form. Instructors can compile their textbooks from source materials we provide, which include 6,000 leading McGraw-Hill textbooks, 14,000 articles, 40,000 law and business cases and 9,000 readings, and they can also include their own custom content. Create allows the creation of textbooks across a number of disciplines and study areas, including accounting, business law, economics, finance, management, marketing, philosophy, political science, sociology, world languages, anatomy and physiology, chemistry, engineering, biology, psychology, English and mathematics.

Our custom solutions provide instructors the ability to weave together various elements including digital text, print, videos, charts and their own materials into a seamless, tailored learning solution, replacing traditional print textbooks and printed class materials. Custom materials, by their nature, have a higher sell-through and are likely to have their content frequently updated by the instructor, resulting in frequent new publications, forced obsolescence of old editions and more limited re-distribution potential into used or rental markets. Custom products create strong loyalty to us from professors and other instructors, as they typically invest significant time and effort into creating unique learning solutions tailored to their teaching styles. MHGE Higher Education’s sales force has expansive coverage of the community of higher-education professors and other instructors. Custom books have grown from 12% of total MHGE Higher Education sales in 2008 to 28% in 2013.

MHGE Higher Education continues to provide students with traditional print textbooks, with a library of titles across the full spectrum of subjects.

MHGE Professional Products

MHGE Professional is at the forefront of the accelerating transformation to electronic delivery and digital solutions, offering more than 7,000 eBook titles and 17 digital subscription services across the Medical, Engineering & Science and Test Prep categories. Professional’s digital asset database contains the content of thousands of books and approximately 500,000 semantically-tagged XML pages of reference content and digital images. MHGE Professional’s digital product portfolio can be broadly categorized into two main categories—eContent (including eBooks and related applications) and digital subscription services.

eContent (eBooks)

eBooks represent the majority of MHGE Professional’s eContent offerings. MHGE Professional’s collection of more than 7,000 eBooks are sold on all major eBook retail websites and through MHGE Professional’s own websites. Our eBooks are designed to be compatible with a broad range of devices, including the Kindle and Nook eReaders, the iPad and other tablets and standard desktop and laptop computers. Further, MHGE Professional offers Enhanced eBooks, featuring audio, video, whiteboard presentations and animations, which provide a more feature-rich and interactive user experience and creates the opportunity for additional monetization of existing content. In the professional market, a premium is placed on educational content that can be interactive and hands-on in nature. As a result, eBooks in this market are now priced at parity to print books and are generally able to be kept permanently by the purchaser, in contrast with a discount to print in the higher education market.

Although still a small percentage of the market, eBooks in the professional market are growing significantly, driven by increasing adoption of eReaders and other compatible digital devices, as prices fall and functionality improves. MHGE Professional is well-positioned to benefit from the transition of print to digital, as eContent has significantly higher unit profit due primarily to lower manufacturing costs. The continued evolution from print to eBooks in the professional market is therefore expected to be accretive to gross margin and gross profit.

Digital Subscription Services

MHGE Professional offers 17 different workflow-embedded digital platforms that offer rich media and online functionality and are sold on an annual subscription basis to academic institutions, hospitals and corporations and are organized across three broad subject categories—Medical, Engineering & Science, and Test Prep. The flagship Access line of products provide an integrated digital workspace that combines MHGE Professional’s content, contextualized rich media and high-functionality workflow tools such as custom curriculum, which allows instructors to select specific reference content, videos, and animations, assign to students and monitor progress. For example, AccessMedicine is an innovative online resource that provides students, residents, clinicians, researchers, and all health professionals with access to more than 90 medical titles, updated content, thousands of images and illustrations, interactive self-assessment, case files, time-saving diagnostic and point-of-care tools, a comprehensive search platform and the ability to view from and download content to a mobile device. Updated frequently and expanded continuously by world-renowned physicians, AccessMedicine provides fast, direct access to the information necessary for completing evaluations, diagnoses, and case management decisions, as well as for pursuing research, medical education, or self-assessment and board review.

The value proposition of MHGE Professional’s digital subscription platforms is compelling for our subscribers, and the economics are attractive and highly scalable for us. Digital subscription platforms provide a stable, recurring revenue stream with sticky customers and very high annual re-order rates; benefit from high barriers to entry due to large volumes of proprietary content developed over many years (with original use typically for print products) aggregated and bundled with interactive media features; and are highly profitable due to the low variable cost nature of these products, with gross margins typically upwards of 90%.

MHGE International Products

A substantial portion of the products sold by MHGE International are unmodified copies of our U.S. products, our U.S. products with certain cosmetic modifications or translated versions of our U.S. products, which generated more than 66% of MHGE International’s revenue in 2013. Only approximately 34% of MHGE International’s 2013 revenue was derived from content created in local markets or products originating from unrelated publishers for distribution in our international markets.

Although approximately 94% of MHGE International’s 2013 revenue was generated by traditional print products, digital offerings are driving significant international growth. In more developed markets, with a greater prevalence of digital devices, many of our U.S.-developed digital solutions, such as Connect, Tegrity and LearnSmart are becoming more relevant. The Create platform, which allows instructors to assemble course materials from a vast library of textbooks, articles and business case studies, has experienced rapid international adoption.

Raw Materials, Printing and Binding

Paper is one of the principal raw materials used in our business. We have not experienced and do not anticipate experiencing difficulty in obtaining adequate supplies of paper for operations. We have contracts to purchase paper and printing services that have target volume commitments. However, there are no contractual terms that require us to purchase a specified amount of goods or services and if significant volume shortfalls were to occur during a contract period, then revised terms may be renegotiated with the supplier.

Environmental

We generally contract with independent printers and binders for their services. However, it is possible that we could face liability, regardless of fault, if contamination were to be discovered on properties currently or formerly owned, operated or leased by us or our predecessors, or to which we or our predecessors have sent waste. We are not currently aware of any material environmental liabilities or other material environmental issues at our properties or arising from our current operations. However, we cannot assure that such liabilities or issues will not materially adversely affect our business, financial position or results of operations in the future.

Seasonality

Our revenues, operating profit and operating cash flows are affected by the inherent seasonality of the academic calendar, particularly with respect to MHGE Higher Education and MHGE International. Changes in our customers’ ordering patterns may affect the comparison of our results in a quarter with the same quarter of the previous year, or in a fiscal year with the prior fiscal year, where our customers may shift the timing of material orders for any number of reasons, including, but not limited to, changes in academic semester start dates or changes to their inventory management practices.

Competition

We are one of the largest education companies in the world by revenue. Our product portfolio and customer base span the entire educational spectrum, and as a result we compete with a variety of companies in different product offerings. Competitors include traditional educational publishers such as Pearson Education, Inc. and Cengage Learning Holdings II L.P.

We believe that we are well positioned to compete with our peer group in the following key areas: digital products; sales force execution; brand equity; and international platform strength. In addition, we trail our competitors in the for-profit education sector, which represented approximately 13% of our revenue for the year ended December 31, 2013; however, this sector is currently struggling. Moreover, we have not fully implemented a number of cost savings opportunities, while many of our competitors have already implemented expansive cost-savings programs.

Regulation & Government Funding

Across the globe, education is a strong and growing market. Increasing demand for education is fundamentally driven by rising household wealth. As income increases beyond sustainability thresholds, the demand for greater and higher quality educational access increases disproportionally. Furthermore, as the world continues to shift towards a knowledge-based economy, demand for an educated workforce extends even further. This dynamic creates global implications for education providers.

In the United States, there is renewed focus on the importance of education across the social spectrum. Education discussions have influenced decisions within government at all levels, foundations and corporations. In addition, the demand for a well-educated workforce continues to grow with the rise of the global knowledge-based economy. To meet this need, the United States government has supported enrollment growth in post-secondary institutions through expanded access to Pell Grants and other funding programs. Simultaneously, these institutions are reevaluating their curricula to ensure that they are meeting the growing demand. The result of this renewed focus is growth in student enrollments combined with increased institutional demand for educational programs that deliver market-appropriate educational experiences. Despite these trends, enrollment trends decreased 1.8% in the fall semester of 2012 in the United States.

Internationally, a slightly different dynamic is taking shape. Many developing countries do not have the educational infrastructure to support the rapidly increasing enrollment demands. As these economies continue to grow and generate increasing household wealth, student demand is expected to greatly exceed the existing enrollment capacity. Although these countries are investing significantly to expand their capacity, they are increasingly relying on the private sector to meet this demand. In these markets, educational providers such as we expect to have opportunities to offer full-service solutions to help fulfill their needs.

Even though the recent global economic turmoil has dampened the market for educational providers in the short term, we believe the long-term trends remain strong. The renewed focus on outcomes-driven instruction is transforming education through the convergence of technology, content and delivery, creating new opportunities for services and integrated solutions. We believe we will be well positioned to respond to these changing market needs.

Our Personnel

As of December 31, 2013, we had over 2,700 employees worldwide, of which approximately 1,400 were employed in the United States. None of our employees in the United States is represented by a union.

Properties

Our corporate headquarters are located in leased premises at Two Penn Plaza, New York, NY 10121. We lease office facilities at 70 locations, of which 22 are in the United States. In addition, we occupy real property that either we or Parent owns at 16 locations, of which 9 are in the United States. Our properties consist primarily of office space used by our operating segments, and we also utilize warehouse space and book distribution centers. We believe that all of our facilities are well maintained and are suitable and adequate for our current needs.

Legal Proceedings

In the normal course of business both in the United States and abroad, the Company is a defendant in various lawsuits and legal proceedings which may result in adverse judgments, damages, fines or penalties and may be subject to inquiries and investigations by various governmental and regulatory agencies concerning compliance with applicable laws and regulations. In view of the inherent difficulty of predicting the outcome of legal matters, we cannot state with confidence what the timing, eventual outcome, or eventual judgment, damages, fines, penalties or other impact of these pending matters will be. We believe, based on our current knowledge, that the outcome of the legal actions, proceedings and investigations currently pending should not have a material, adverse effect on the Company’s combined financial condition.

Intellectual Property

Our products contain intellectual property delivered through a variety of media, including digital and print. We rely on a combination of copyrights, trademarks, patents, non-disclosure agreements and other agreements to protect our intellectual property and proprietary rights. We also obtain significant content, materials and technology through license arrangements with third party licensors.

We have registered certain patents, trademarks and copyrights in connection with our publishing businesses. We also register domain names, when appropriate, for use in connection with our websites and internet addresses. We believe we either own or have obtained the rights to use all intellectual property rights necessary to provide our products and services. We believe we have taken, and continue to take, in the ordinary course of business, appropriate legal steps to protect our intellectual property in all relevant jurisdictions.

We rely on authors for the majority of the content for our products. In most cases, copyright ownership has either vested in us, as a “work made for hire”, been assigned to us by the original author(s), or the author has retained the copyright and granted us an exclusive license to utilize the work. The term of copyright under United States law is generally the life of the author plus 70 years (works first published prior to 1978 generally have a copyright term of 95 years from the date of first publication). With respect to materials created as “works made for hire”, the term of copyright is the shorter of 95 years from publication or 120 years from creation.

Under U.S. copyright law, authors (or their heirs or estates) also have a statutory right to terminate any assignment or license. For works assigned or licensed on or after January 1, 1978, authors (or their heirs or estates) have the right to terminate such assignment or license during a five-year period generally commencing 35 years from the date of the assignment or license, or if the grant covers the right to publish the work, the shorter of 35 years from the date of publication or 40 years from the date of the assignment or license. For works first assigned or licensed prior to January 1, 1978, authors (or their heirs or estates) have a statutory right to terminate such assignment or license for a five-year period generally commencing at the end of 56 years from the date on which the copyright was first secured or January 1, 1978, whichever is later.

Piracy of intellectual property can negatively affect the value of and demand for our products and services. We attempt to mitigate the risk of piracy through (1) the implementation of restrictive use mechanisms and other limitations inherent to our products and (2) the use of internal monitoring combined with legal and regulatory initiatives.

Some of our products contain inherent usage controls and other built-in safeguards that reduce the risk and ease of piracy, including: (a) requirements that users login to their accounts with user names and passwords; (b) the fact that sharing account access for many of our products would result in an abnormal user experience and inaccurate grading; (c) our use of time-based lockouts that allow our eBooks to be automatically disabled based on subscription length; and (d) the inherent limitations in the usefulness and ease of copying the text of many of our products, due to the adaptive and interactive nature of our key content together with certain limitations on copying and pasting.

We also use a variety of legal actions, regulatory initiatives and internal monitoring efforts to further mitigate piracy concerns, including:

•	online monitoring of piracy-related activities;

•	initiation of litigation against certain infringers, both individually and jointly with other domestic and foreign publishers;

•	requesting that third parties take down infringing content;

•	lobbying efforts;

•	monitoring of our digital applications for abnormal load/usage; and

•	anti-piracy educational programs.

Since 2007, we have engaged an outside law firm that uses web-based technology to search for active titles that are illegally posted or distributed on the internet. We also perform other regular searches for illegal use or distribution of our content, investigate notices of illegal postings of our intellectual property and send take down notices to infringing internet service providers and web sites. Over the past six years, we have joined with other education publishers to engage outside counsel to investigate and file numerous copyright and trademark suits in federal court against various individual online sellers of low priced foreign editions offered outside permitted territories, as well as against sellers of illegal electronic copies of textbooks, solutions manuals and other supplemental materials. We have partnered with various trade associations, particularly the Association of American Publishers (AAP) and the Software Information Industry Association (SIIA), to pursue joint actions against sources of both print and electronic piracy. We also work regularly with the AAP, SIIA and other trade associations to lobby legislative and other government officials in the U.S. and abroad so as to establish laws and regulations that might assist content owners in combating piracy. In 2006 we established a corporate-wide Anti-Piracy Committee that has held annual webinars on piracy topics and educated our employees on issues related to piracy. We have placed a “Report Piracy” button on various internal and external sites that enables employees, authors and third parties to report instances of illegal distribution of our materials. All such reports are investigated pursuant to our internal piracy policies and procedures.

MHGE has made significant investments in its digital technology and development capabilities. Through MHGE’s Digital Platform Group, MHGE creates world class digital learning solutions that bring together MHGE’s trusted content and expertise in learning curriculum. The Digital Platform Group houses deep expertise in software design and development, learning technology standards, data analytics, user experience, and digital instructional design to provide a one stop shop for the design and creation of learning solutions. Lead by deeply experienced digital product managers, the Digital Platform Group uses an Agile development methodology to establish a rigorous and repeatable process and a high-quality result. The Digital Platform Group has established a technology portfolio of reusable and scalable frameworks and software code enhancing MHGE’s ability to quickly adapt existing products and bring new technology to markets.

MANAGEMENT

The following table provides information regarding the executive officers and the members of the board of directors (the “Board”) of Georgia Holdings, Inc. (“Georgia Holdings”), the direct parent of AcquisitionCo, as of the date of the prospectus. The Board manages the general course of our affairs and businesses and has delegated certain authority to the respective board of managers of AcquisitionCo, Parent, Holdings and MHGE Holdings to supervise our operations and activities.

Name	Age	Position(s)
David Levin	51	President and Chief Executive Officer and Director
Patrick Milano	53	Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Assistant Secretary
David Stafford	51	Senior Vice President, General Counsel and Secretary
Thomas Kilkenny	55	Senior Vice President and Controller
Lloyd G. Waterhouse	62	Director
Larry Berg	47	Director
Antoine Munfakh	31	Director
Evan Bayh	56	Director
Mark Wolsey-Paige	51	Director
Ronald Schlosser	65	Executive Chairman and Director

David Levin became the President and Chief Executive Officer and a Director of Georgia Holdings on April 9, 2014. Mr. Levin previously served as the chief executive of UBM plc (“UBM”), a multinational media company headquartered in London. Prior to his tenure at UBM, Mr. Levin was chief executive of Symbian Software, a U.K based software group that built the operating system to power the first generation of smartphones. He has also served as chief executive of Psion PLC, a London-based consumer and business technology company, and as chief operating officer and finance director of Euromoney Institutional Investor PLC, one of Europe’s largest business and financial magazine publishers. Mr. Levin also served for seven years as a non-executive on the Finance Committee of the Oxford University Press. Mr. Levin received his bachelor’s degree in politics, philosophy and economics from Oxford University and his MBA from Stanford University. The Board believes that Mr. Levin provides valuable insight and perspective on general and strategic business matters stemming from his extensive executive and management experience at UBM, Symbian Software and Psion PLC.

Patrick Milano is the Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Assistant Secretary of Georgia Holdings. He was previously the Chief Financial Officer and Chief Administrative Officer of the McGraw-Hill Education segment of MHC since May 2012. Prior to becoming an officer of McGraw-Hill Education, LLC, between 2000 and 2012, Mr. Milano held several Standard and Poor’s leadership and financial roles including his most recent role as Executive Vice President, Operations. Prior to that, Mr. Milano held a number of positions at McGraw-Hill Education, LLC, including Senior Vice President of Finance and Operations of Macmillan/McGraw-Hill. Mr. Milano is a graduate of Rutgers University, holds an MBA from Monmouth University and is a Certified Public Accountant.

David Stafford is the Senior Vice President, General Counsel and Secretary of Georgia Holdings. Prior to becoming an officer of Georgia Holdings, Mr. Stafford was vice president and associate general counsel at MHC. From 2006 to 2009, he served as senior vice president, corporate affairs, and assistant to the chairman and chief executive officer. Before joining MHC in 1992, he was an associate at the New York City law firms of Battle Fowler and Rosenman & Colin LLP. Mr. Stafford is a graduate of Columbia College and received his J.D. degree from Cornell Law School. He serves on the Board of Trustees of YAI Network, a not-for-profit that provides services to people who are developmentally disabled.

Thomas Kilkenny is the Senior Vice President and Controller of Georgia Holdings. Prior to becoming an officer of Georgia Holdings, he was Senior Vice President and Controller of Core Media Group (renamed from

CKX Entertainment, Inc.) from 2005 to 2012. From 2003 to 2004, he was Chief Financial Officer of Perseus Book Group. He previously held a number of positions at MHC from 1991 to 2003. Mr. Kilkenny is a magna cum laude graduate of Seton Hall University, holds an MBA from New York University and is a Certified Public Accountant.

Lloyd G. Waterhouse is a Director of Georgia Holdings and was the President and Chief Executive Officer of Georgia Holdings until his retirement on April 8, 2014. He was previously the President and Chief Executive Officer of the McGraw-Hill Education segment of MHC since June 2012. Mr. Waterhouse began his career with International Business Machines Corporation (“IBM”) in 1973 in the firm’s data processing division. He later became General Manager of Marketing and Services for IBM Asia Pacific. In 1992, he was appointed President of IBM’s Asia Pacific Services Corporation and later became Director of Global Strategy at IBM. In 1996, Mr. Waterhouse was named General Manager Marketing and Business Development, IBM Global Services, before being promoted to General Manager, E-Business Services, a division focused on consulting, education and training for customers. In 1999, Mr. Waterhouse became President and Chief Operating Officer, and later Chief Executive Officer, of Reynolds & Reynolds Co., a company primarily focused on software for the automotive industry. In 2006, he was appointed Chief Executive Officer of Harcourt Education, a leader in the United States School Education sector. The parent company of Harcourt Education decided to sell the business in 2007 and it merged with Houghton Mifflin Harcourt at the end of that year. Mr. Waterhouse has since served as a director of SolarWinds, Inc., ITT Educational Services, Ascend Learning LLC, Digimarc Corporation, i2 Technologies, Inc. and Atlantic Mutual Insurance Companies. Mr. Waterhouse is a graduate of Pennsylvania State University and holds an MBA from Youngstown State University. The Board believes that Mr. Waterhouse provides valuable insight and perspective on general strategic and business matters, stemming from his extensive executive and management experience with IBM and Houghton Mifflin Harcourt.

Larry Berg is a Director of Georgia Holdings. Mr. Berg is a Senior Partner at Apollo having joined in 1992 and oversees the Firm’s efforts in manufacturing and industrials. Prior to that time, Mr. Berg was a member of the Mergers and Acquisitions group of Drexel Burnham Lambert Incorporated. Mr. Berg serves on the board of directors of Rexnord Industries, Jacuzzi Bath, ABC Supply, and Do Something. Mr. Berg graduated magna cum laude with a BS in Economics from the University of Pennsylvania’s Wharton School of Business and received an MBA from the Harvard School of Business. The Board believes that Mr. Berg’s extensive experience in making and managing private equity investments on behalf of Apollo and his experience in financing, analyzing and investing in public and private companies enables him to provide meaningful input and guidance to the Board and the Company.

Antoine Munfakh is a Director of Georgia Holdings. Mr. Munfakh is a Principal at Apollo having joined in 2008. Prior to that time, Mr. Munfakh spent two years as an Associate at the private equity firm Court Square Capital Partners. Previously, Mr. Munfakh was an Analyst in the Financial Sponsor Investment Banking group at JPMorgan. Mr. Munfakh graduated summa cum laude from Duke University with a BS in Economics, where he was elected to Phi Beta Kappa. The Board believes that Mr. Munfakh provides valuable insight to the Board on strategic and business matters, stemming from his experience analyzing, making and managing investments in public and private companies.

Evan Bayh is a Director of Georgia Holdings. Mr. Bayh is a Partner at McGuire Woods LLP having joined the firm in 2011. Prior to that time, Mr. Bayh was a two-term U.S. Senator from 1999-2011 and a former two-term governor of Indiana from 1989-1997. In addition to his law practice, Mr. Bayh is a senior advisor at Apollo Management in New York. He is a graduate of Indiana University and received his J.D. degree from the University of Virginia Law School. Mr. Bayh serves as a director because of his extensive leadership skills, significant executive experience and his legal and policy knowledge which makes him a valuable asset to the Board.

Mark Wolsey-Paige is a Director of Georgia Holdings. Mr. Wolsey-Paige serves as an advisor to the Sponsor on healthcare-related deals. Prior to becoming and advisor at Apollo Global Management, Mr. Wolsey-Paige served as Executive Vice President, Product Development & Supply at Siemens Healthcare

Diagnostics from 2007-2009. In 2007, he was appointed Chief Strategy and Technology Officer for Dade Behring Inc. prior to its acquisition by Siemens. Previously, Mr. Wolsey-Paige worked at Baxter Diagnostics, which became a part of Dade Behring, and became Vice President, Strategy and Business Development in 2000. Prior to joining Dade Berhing, he was a consultant at Bain & Company in Boston. Before that, Mr. Wolsey-Paige served four years in the U.S. Army, achieving the rank of Captain and worked in the Strategic Plans and Policy Directorate on the Army staff in the Pentagon. Mr. Wolsey-Paige holds an MBA. from Harvard University and is a graduate of Washington University. Mr. Wolsey-Paige serves as a director because his product development, corporate strategy and technology experience provides valuable knowledge and to the Board.

Ronald Schlosser is the Executive Chairman and a Director of Georgia Holdings. Ron currently advises global leaders in private equity investing in information services, including healthcare, data services and education. He has served as Chairman and Chief Executive Officer of Haights Cross Communications, an educational and library information company, and has served as a Senior Advisor to Providence Equity Partners and Chairman of several education and information services portfolio companies, including Jones & Bartlett, Assessment Technologies Institute, Edline and Survey Sampling International. Mr. Schlosser served as Chief Executive Officer of Thomson Learning Group, after serving as Chief Executive Officer of Thomson Scientific and Healthcare, after joining Thomson Financial Publishing as its President & Chief Executive Officer in 1995. He is a Board Member of iParadigms, Copyright Clearance Center, New York University—Enterprise Learning, and The Peddie School. Mr. Schlosser is a graduate of Rider University and holds an MBA from Fairleigh Dickinson University. Mr. Schlosser serves as a Director because of his extensive industry and business experience in the education and information sectors, which enables him to offer the Board important industry-specific perspectives, and his experience as CEO of Thomson, which provides the Board with operational matters expertise.

Committees of the Board

Audit Committee. The Audit Committee consists of two members: Messrs. Wolsey-Paige and Munfakh, both of whom qualify as audit committee financial experts, as such term is defined in Item 407(d)(5) of Regulation S-K. Mr. Wolsey-Paige is the chair of the Audit Committee. In light of our status as a privately-held company and the absence of a public trading market for our common stock, there are no requirements that we have an independent audit committee.

The Audit Committee is directly responsible for the appointment, compensation, retention (including termination) and oversight of the independent auditors, the granting of appropriate pre-approvals of all auditing services and non-audit services to be provided by the independent auditors, meeting and discussing with management, the internal audit group and independent auditors the annual audited and quarterly unaudited financial statements, any legal, regulatory any compliance matters (including tax) that could have a significant impact on financial statements, reviewing and discussing with management major financial risk exposures and steps taken to monitor, controlling and managing them and review the responsibilities and results of the internal audit group.

Compensation Committee. The Compensation Committee consists of three members: Messrs. Berg, Munfakh and Schlosser. The Compensation Committee is responsible for formulating, evaluating and approving the compensation and employment arrangements of the officers of Georgia Holdings and the Company.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of three members: Messrs. Bayh, Berg and Waterhouse. The Nominating and Corporate Governance Committee is responsible for assisting Georgia Holdings in identifying and recommending candidates to the Board, recommending composition of the Board and committees and reviewing and recommend revisions to the corporate governance guidelines.

Code of Ethics

We have adopted a code of ethics, referred to as our “Code of Business Ethics,” that applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and senior financial and accounting officers. A copy of our Code of Business Ethics is available on our website at www.mheducation.com

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion describes our process of determining the compensation and benefits provided to our “named executive officers” in fiscal year 2013. This discussion and the compensation tables which follow concentrate solely on those compensation and benefits provided by MHGE, including those compensation and benefits which we assumed from our prior parent company in connection with the Founding Acquisition. Certain of our named executive officers may be entitled to additional compensation and benefits provided by our prior parent company in respect of their service with our prior parent company prior to the Founding Acquisition. This discussion and the compensation tables which follow do not describe any legacy compensation and benefits provided by our prior parent company for which our prior parent company retained liabilities.

Our named executive officers for fiscal year 2013 are:

•	Lloyd G. Waterhouse, President and Chief Executive Officer (“CEO”)

•	Patrick Milano, Executive Vice President, Chief Financial Officer (“CFO”), Chief Administrative Officer (“CAO”) and Assistant Secretary

•	David Stafford, Senior Vice President, General Counsel and Secretary

•	Thomas Kilkenny, Senior Vice President and Controller

Executive Summary

•	On March 22, 2013, our business was carved-out from our prior parent company and sold to AcquisitionCo. Following the Founding Acquisition, our senior leadership team has focused on building an operational framework for MHGE as a standalone business.

•	Lloyd G. Waterhouse was hired in July 2012 to lead the carve-out of our business from our prior parent company. His responsibilities included identifying and implementing a strategic plan that would set MHGE on a path for continued growth as an independent firm. Following Mr. Waterhouse’s announcement of his intent to retire, we amended his employment and option award agreements to reflect his agreement to continue employment until his successor joins our firm and to encourage Mr. Waterhouse to aid us through a successful transition. Mr. Waterhouse retired from employment effective April 8, 2014, and David Levin succeeded Mr. Waterhouse as our President and CEO effective April 9, 2014.

•	On January 13, 2014, we announced that we entered into an employment agreement with David Levin, who succeeded Mr. Waterhouse as our President and CEO effective April 9, 2014. Mr. Levin was most recently the Chief Executive Officer of UBM plc, where he served from April 2005 to March 2014. From April 2002 until April 2005, he was Chief Executive Officer of Symbian plc. The compensation and benefits provided under Mr. Levin’s employment agreement were designed to incentivize him to relocate to the New York, NY area where our headquarters are located, and to provide him with market-competitive compensation and benefits.

•	Following the Founding Acquisition, we implemented new compensation programs for our named executive officers and other key employees, including a new annual cash incentive plan and an equity program, to incentivize growth of MHGE’s standalone business. These new compensation programs are intended to (i) encourage key employees across all business units to deliver targeted “EBITDA” goals (defined below) and (ii) align the interests of key employees with those of Georgia Holdings’ stockholders by providing equity ownership.

Executive Compensation Programs

Compensation Philosophy and Objectives

Our executive compensation philosophy is focused on pay for performance and is designed to reflect appropriate governance practices aligned with the needs of our business. We grant target levels of compensation that are designed to attract and retain employees who are able to meaningfully contribute to our success. The Compensation Committee of the board of directors of Georgia Holdings (the “Compensation Committee”) considers several factors in designing target levels of compensation, including, but not limited to, historical levels of pay for each executive, actual turnover in the executive ranks, market data on the compensation of executive officers at similar companies, and its judgment about retention risk with regard to each executive relative to his or her importance to the Company.

The Company’s mix of fixed versus variable compensation, within the target total level of pay, is driven by the Company’s emphasis on pay for performance. The Company uses variable compensation, including performance equity grants, together with management’s accumulated equity holdings, both vested and unvested, to enhance alignment of the interests of our named executive officers and the interests of Georgia Holdings’ stockholders.

Specifically, for fiscal year 2013, the objectives of the executive compensation programs for our standalone business focused on delivering key initiatives and performance goals for our five-year plan. Our objectives were as follows:

•	Deliver on our three key initiatives:

•	Reimagine learning through our reorganization and development of a world-class digital platform

•	Grow our international presence by leveraging and improving our existing platforms and targeting new areas for growth

•	Achieve operational excellence by implementing best practices and eliminating redundant or unnecessary practices in order to achieve best quality results

•	Align the interests of our executives with those of Georgia Holdings’ stockholders, by rewarding them for delivering on the key initiatives that will position MHGE as a leading force in digital education products and learning methods

•	Encourage achievement of EBITDA and free cash flow goals developed in conjunction with our five-year plan

•	Enable the hiring and retention of high-caliber talent

•	Provide appropriate incentives for both business and individual performance

•	Encourage prudent, but not excessive, risk-taking

•	Build value by linking a significant portion of compensation to long-term company performance, and

•	Develop an entrepreneurial culture that contributes to our continued growth, by being performance-driven, nimble, and cost-conscious.

Compensation Programs

For fiscal year 2013, the principal elements of our executive compensation programs were as follows:

Compensation Element	Brief Description	Objectives
Base Salary	Fixed compensation	• Provide a competitive, fixed level of cash compensation to attract and retain the most talented and skilled employees

Annual Incentive Plan	Variable cash compensation earned based on achieving pre-established annual goals	• Motivate and reward employees to achieve or exceed MHGE’s current year EBITDA goals

Option Awards	One-time nonqualified option awards made to senior leaders	• Align performance of our key talent with Georgia Holdings’ stockholders • Encourage achievement of annual and cumulative EBITDA and free cash flow goals

Further, we provide our named executive officers with certain retention incentives for continued service following the Founding Acquisition, severance payments and benefits, retirement benefits, limited perquisites and other fringe benefits, and participation in health and welfare plans available to our employees generally.

The following discussion provides further details on these executive compensation programs.

Base Salaries

Base salaries provide a fixed amount of cash compensation on which our named executive officers can rely. As of December 31, 2013, the annual base salaries for our named executive officers were as follows:

Name / Title	Fiscal Year 2013 Base Salary
L.B. Waterhouse President and CEO	$1,000,000

P. Milano Executive Vice President, CFO, CAO and Assistant Secretary	$550,000

D. Stafford Senior Vice President, General Counsel and Secretary	$450,000

T. Kilkenny Senior Vice President and Controller	$331,500

In determining base salaries for fiscal year 2013, we reviewed relevant market data to obtain a general understanding of current market practices, so we can design our executive compensation program to be competitive. Market data is not used exclusively, but rather as a point of reference to draw comparisons and distinctions. We also take into account an executive officer’s job responsibilities, performance, qualifications and skills in determining individual compensation levels.

The survey data we primarily used in determining fiscal year 2013 compensation were (i) the Towers Watson Executive Compensation Media Survey, for which we utilized a sample of firms focusing on book publishers, business to business media, consumer magazines, newspapers, information services, and multiple media platforms, and (ii) the Radford Executive Compensation Survey, which focuses on technology firms. In all cases, data for firms with revenues in the $1 billion to $3 billion range was used.

2013 Annual Incentive Plan (“AIP”)

The 2013 Annual Incentive Plan (“AIP”) is a new program for fiscal year 2013 designed to align the interests of all eligible employees to the achievement of our annual EBITDA target. The AIP is designed to incentivize maximizing EBITDA through revenue generation, platform growth and development, and operational efficiencies. The bonus pool is determined by achievement of our Company-wide EBITDA goal, and individual bonus amounts are determined by discretionary unit-level pools and individual performance.

For 2013, the bonus pool was determined based on the level of achievement of our Company-wide annual EBITDA goal as compared to our annual target EBITDA goal, as follows:

% of Annual EBITDA achieved compared to target goal:	% of Target Pool Funded

Less than 90%	0%

At 90%	Up to 75%

From 90% to 100%	Between 75% and 100% using linear interpolation

At 100%	100%

From 100% to 110%	Between 100% and 200% using linear interpolation

Above 110%	200%

In 2013, we achieved annual EBITDA of $498.4 million, which represented 109.4% of our target goal, after taking into account certain adjustments for extraordinary items. This achievement resulted in a total 2013 AIP bonus pool of 193.9% of the target bonus pool. This bonus pool was then allocated to the Company’s various business units based on the business unit’s achievement of unit-level performance metrics. The factors considered in the allocation of the bonus pool to various business units include the unit’s attainment of strategic objectives and the unit’s impact on our overall performance and success. The allocated portion of the bonus pool to each business unit was then further allocated to individual participants. The amount of individual bonuses were determined in each case based on the business unit manager’s recommendation of the individual’s performance, taking into account both quantitative and qualitative criteria, such as the individual’s performance against his or her objectives and the individual’s contributions to key strategic initiatives of the business unit or MHGE overall.

Individual allocations to our named executive officers other than our CEO are based on the recommendations of the CEO and are subject to the review and approval of the Compensation Committee. With respect to our named executive officers other than our CEO, our CEO recommended, and the Compensation Committee reviewed and approved, bonus payments under the 2013 AIP at 200% of target performance. This determination was based on MHGE’s strong above-target performance, our named executive officers’ leadership in achieving such goals, and our named executive officers’ leadership in the transition of MHGE as a stand-alone business following the Founding Acquisition.

With respect to our CEO, our Compensation Committee recommended, and the board of directors of Georgia Holdings approved, a bonus payment under the 2013 AIP at 200% of target performance. This determination was made based on MHGE’s strong above-target performance, as well as our CEO’s achievement of the individual performance goals outlined in his employment agreement, which included assisting in providing transition for his successor, providing leadership for the senior management team, promoting us in the industry, building an operational framework for MHGE as a standalone business, building the senior leadership team, and driving growth in key operational areas.

The following table sets forth each of our named executive officers’ target bonus under the 2013 AIP as well as his actual bonus payment, determined at 200% of target:

Executive	2013 AIP Target Bonus	2013 AIP Payment
Lloyd G. Waterhouse President and CEO	$1,000,000	$2,000,000

Patrick Milano Executive Vice President, CFO, CAO and Assistant Secretary	$550,000	$1,100,000

David Stafford Senior Vice President, General Counsel and Secretary	$225,000	$450,000

Thomas Kilkenny Senior Vice President and Controller	$130,000	$260,000

Georgia Holdings Nonqualified Stock Option Program

In fiscal year 2013, each of our named executive officers received options to acquire common stock of Georgia Holdings at a per share exercise price not less than the fair market value of a share of Georgia Holdings’ common stock as of the date of grant. The options were granted under the Georgia Holdings, Inc. Management Equity Plan (the “Management Equity Plan”), which was established in fiscal year 2013. The Management Equity Plan was designed to align the interests of our most senior leaders with those of Georgia Holdings’ stockholders.

The number of options granted was determined as a one-time (not annual) award, tied to service and performance goals which contribute to our five-year economic plan. (Mr. Waterhouse’s option, however, vested solely on service conditions.) The option grants were generally designed to encourage appreciation of the business, retention and achievement of our performance goals for the next five years.

The vesting terms of the options granted to our named executive officers (other than for Mr. Waterhouse) were as follows: 50% of each option vests in equal installments of 20% on each of the first five anniversaries of the closing date of the Founding Acquisition, provided that the executive remains continuously employed by MHGE through the applicable vesting date. The remaining 50% of the option vests in equal installments of 20% on each of the first five anniversaries of the closing date of the Founding Acquisition, provided that the executive remains continuously employed by MHGE through the applicable vesting date and certain performance criteria are met with respect to each fiscal year beginning with fiscal year 2013 and ending with fiscal year 2017.

With respect to the portion of the option which vests based on achievement of performance criteria, 50% of such portion is based on achievement of annual EBITDA targets and the remaining 50% of such portion is based on the achievement of annual free cash flow targets. The applicable performance targets were designed to drive significant growth of our business yet still be achievable, and to focus on long-term value creation. If any installment of the performance-vesting option does not vest as of the vesting date for the applicable year because either of the performance criteria are not met, that installment remains eligible for vesting on any future vesting date, if MHGE’s cumulative EBITDA or cumulative free cash flow, as applicable, for the year(s) prior to that vesting date equals or exceeds the target cumulative EBITDA or target cumulative free cash flow. Excess performance in any given year may not be applied to cumulative results for subsequent years.

The option award agreements granted under the Management Equity Plan generally defines “EBITDA” as consolidated net income before interest, taxes, depreciation, amortization, extraordinary items (including Other Income and Expense items as well as LIFO Income and Expense items) and management or similar fees payable to Apollo Management or any of its affiliates, as reflected on the audited consolidated financial statements of Georgia Holdings for the applicable measurement period. Consolidated net income is determined in accordance with generally accepted accounting principles except that gains or losses from extraordinary, unusual or non-recurring items may be excluded in the discretion of the Compensation Committee. “Free cash flow” is generally defined as operating cash flow minus capital expenditures.

For 2013, after taking into account certain adjustments for extraordinary items, we achieved annual EBITDA of $498.4 million, which represented 109.4% of our target goal, and annual free cash flow of $536.1 million, which represented 114.9% of our target goal. Thus, 20% of the options held by each of our named executive officers (other than Mr. Waterhouse) became vested as of the first anniversary of the closing date of the Founding Acquisition, because each such named executive officer satisfied both the service-vesting and performance-vesting conditions relating to such portion of his option.

Mr. Waterhouse’s option award was scheduled to vest in equal installments of 20% on each of the first five anniversaries of the closing date of the Founding Acquisition. In accordance with the terms of his option award agreement, Mr. Waterhouse’s option award become 40% vested effective upon his retirement, and the remaining portion of the option award was forfeited.

The option award agreements under the Management Equity Plan also contain noncompetition, nonsolicitation, confidentiality, nondisclosure and other restrictive covenants. These restrictions apply to all of the named executive officers. The duration of the noncompetition and nonsolicitation covenants for all named executive officers extend for one year following termination of employment. The restrictive covenants in Mr. Waterhouse’s option agreement supersede those in his employment agreement (described below).

See “—Potential Payments upon Termination or Change in Control” for a description of the treatment of options upon certain events. Following any termination of employment, any vested portion of an option and any shares acquired upon exercise of an option are subject to the repurchase rights of Georgia Holdings and Apollo Management.

Cash Retention Agreements Related to the Founding Acquisition

Continuity of senior leadership was critical to the success of the carve-out of our business from our prior parent company. Prior to the Founding Acquisition, in order to encourage our key employees to continue in their roles with MHGE, we entered into certain cash-based retention incentives with our key employees. Payment of these retention incentives are subject to continued service following the Founding Acquisition.

Messrs. Milano and Stafford (in addition to other key executives of our business) are party to retention agreements. The retention agreements for Messrs. Milano and Stafford provide that the executive is entitled to a special cash bonus payable if he remains continuously employed by MHGE through six months from the closing date of the Founding Acquisition. The retention cash bonus amount for Mr. Milano was $250,000, and the retention cash bonus amount for Mr. Stafford was $125,000. These awards were paid in September 2013. Mr. Stafford also received a special cash bonus equal to $7,500 in April 2013 in recognition of his service towards closing the Founding Acquisition and transition efforts.

The retention agreements for senior executives, including Messrs. Milano and Stafford, further provide that the executive is entitled to enhanced severance benefits if the executive’s employment is terminated during a transition period from the closing date of the Founding Acquisition through the first anniversary of the closing date. These enhanced severance benefits were intended to provide certain senior executives with greater certainty and comfort during a period of transition. The terms of the enhanced severance benefits are described under “—Potential Payments upon Termination or Change in Control.”

In fiscal year 2012, our prior parent company granted cash-based performance awards (each, a “2012 Cash-Based Performance Award”) to our named executive officers (other than Mr. Waterhouse). The value of these awards was determined based on our prior parent company’s achievement of its earnings per share goals for 2012. As a result of our prior parent company exceeding the applicable maximum performance goal, these awards were valued at 150% of target level. To encourage retention, the awards are conditioned on continued

service with MHGE until December 31, 2014. However, for Mr. Milano, payment of 50% of his award was made in fiscal year 2013 in recognition of his service towards closing the Founding Acquisition and transition efforts.

Following the Founding Acquisition, we amended all of the 2012 Cash-Based Performance Awards to provide the executives who hold such awards with protection in case of a termination of employment without cause in connection with or following a sale or other disposition of one of our business units or our education business. Upon such an event, the executive would be eligible to receive payment of the full amount of the award (rather than a pro rata portion of the award, which would otherwise be payable upon a termination of employment without cause unrelated to a sale or disposition event).

Mr. Waterhouse did not receive a 2012 Cash-Based Performance Award, but instead received a special restricted stock unit award in connection with his hire. Our prior parent company remains fully responsible for the payment of this award.

Severance Benefits

We are obligated to pay severance or other enhanced benefits to our named executive officers upon certain terminations of their employment. Mr. Waterhouse’s severance benefits are payable under the terms of his employment agreement, which was entered into in connection with his hire in 2012 and was negotiated at arm’s-length. Mr. Kilkenny’s severance benefits are payable under the terms of his offer letter entered into in connection with his hire in fiscal year 2012.

Messrs. Milano and Stafford, along with other key executives who entered into retention letters prior to the Founding Acquisition, have enhanced severance protections which apply for one year following the closing of the Founding Acquisition. Following this transition period, Mr. Milano and Mr. Stafford will participate in the Georgia Holdings, Inc. Executive Severance Plan (the “Executive Severance Plan”), which was established in fiscal year 2013 to become effective as of the first anniversary of the closing of the Founding Acquisition. Further details regarding the severance benefits provided to our named executive officers can be found under “—Potential Payments upon Termination or Change in Control.”

Retirement Benefits

Each named executive officer participates in our 401(k) plan, a qualified defined contribution plan which is available to our employees generally. We did not assume liabilities under our prior parent company’s pension plan or supplemental pension plan in the Founding Acquisition; however, our named executive officers have accrued benefits under those plans, and such benefits will be paid out by our prior parent company. During fiscal year 2013, our executives received a payout of their accrued balance under our prior parent’s supplemental pension plan.

In addition, in fiscal year 2012, our named executive officers were permitted to defer amounts in excess of the tax code limitations imposed on the 401(k) plan, pursuant to a nonqualified defined contribution plan sponsored by our prior parent company, The McGraw-Hill Companies, Inc. 401(k) Savings and Profit Sharing Supplement Plan. The named executive officers’ accounts under such plan were transferred to us in connection with the Founding Acquisition. The accounts will be payable upon the named executive officer’s retirement or termination. We will continue to credit these accounts until payment, at the rate equal to 120% of the annual applicable deferred long-term rate for December of the prior year. For the fiscal year 2013 portion of interest credited by MHGE, the December 2012 rate was 2.89%, prorated for the period of time between the closing of the Founding Acquisition and the fiscal year-end.

Perquisites and Fringe Benefits

We provide a limited number of perquisites and fringe benefits to our named executive officers, such as health club memberships and annual physical exams, to be competitive with the marketplace. We also provided Mr. Waterhouse with certain benefits related to his travel between his residence in Utah and our headquarters in New York, NY. See “—Fiscal Year 2013 Summary Compensation Table” for a discussion of these benefits.

Health and Welfare Benefits

Our named executive officers participate in our health and welfare benefit plans, which are available to our employees generally. Our health and welfare benefit plans include medical insurance, dental insurance, life insurance, accidental death and dismemberment insurance, and short-term and long-term disability insurance. We also provide our named executive officers supplemental benefits under the Executive AD&D Insurance and Management Supplemental Death & Disability Benefit plans. We provide these benefits in order to provide our workforce with a reasonable level of financial support in the event of illness or injury, to enhance productivity and job satisfaction, and to remain competitive.

Lloyd G. Waterhouse Employment and Option Agreement

As discussed above, Mr. Waterhouse retired from employment effective April 8, 2014. Following Mr. Waterhouse’s announcement of his intent to retire, we made certain modifications to his employment agreement (which was originally entered into in connection with his hire in fiscal year 2012) and his option agreement in order to encourage Mr. Waterhouse to continue employment through a successful transition.

The term of Mr. Waterhouse’s amended employment agreement was scheduled to continue until the earlier of April 30, 2014 or the commencement of employment of his successor as chief executive officer. Mr. Waterhouse agreed to provide advisory assistance and remain on the board of directors of Georgia Holdings following the term if we so request. Upon his retirement, Mr. Waterhouse became entitled to the cash severance payable under the employment agreement, in an amount equal to two times his base salary.

In addition, under his amended employment agreement, Mr. Waterhouse’s annual bonuses for fiscal years 2013 and 2014 were subject to certain individual performance goals to encourage his assistance in providing a transition for his successor, providing leadership for the senior management team, and promoting us in the industry. His performance goals for fiscal year 2013 also focused on building an operational framework for MHGE as a standalone business, by building the senior leadership team and driving growth in key areas. To the extent the board of directors of Georgia Holdings determines that Mr. Waterhouse succeeded in achieving his performance goals for 2014, a pro rata portion of Mr. Waterhouse’s annual bonus for 2014 (calculated based on the number of days that he was employed by us for 2014) will be payable to him.

Mr. Waterhouse’s option award agreement was modified to provide that he will be entitled to vest as to 40% of his award upon his retirement, and we have agreed not to exercise any repurchase rights on his option or the shares he purchased in connection with the Founding Acquisition.

David Levin Employment Agreement

As discussed above, on January 13, 2014, we announced that we had entered into an employment agreement with David Levin, who has succeeded to Mr. Waterhouse as our President and CEO effective April 9, 2014. Mr. Levin will also serve as a member of the board of directors of the Company and the board of directors of Georgia Holdings.

Mr. Levin’s employment agreement was negotiated at arm’s-length, and the compensation and benefits provided under the employment agreement were designed to incentivize Mr. Levin to relocate to the New York, NY area where our headquarters are located, and to provide him with market-competitive compensation and benefits.

Fiscal Year 2013 Summary Compensation Table

The following table sets forth the compensation paid or awarded to our named executive officers by MHGE and its affiliates for services rendered in all capacities to MHGE and its affiliates in fiscal year 2013:

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards	Option Awards (2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(4)	Total
Lloyd G. Waterhouse President and CEO	2013	$1,000,000	—	—	$5,683,511	$2,000,000	—	$292,427	$8,975,938

Patrick Milano Executive Vice President, CFO, CAO and Assistant Secretary	2013	$504,167	$250,000	—	$2,851,315	$1,662,500	—	$0	$5,267,982

David Stafford Senior Vice President, General Counsel and Secretary	2013	$450,000	$132,500	—	$1,140,537	$450,000	—	$0	$2,173,037

Thomas Kilkenny Senior Vice President and Controller	2013	$328,250	—	—	$570,241	$260,000	—	$9,613	$1,168,104

(1)	The amounts reported in this column for Messrs. Milano and Stafford represent (i) the payment of special one-time cash retention bonus awards related to the Founding Acquisition, in the amounts of $250,000 for Mr. Milano and $125,000 for Mr. Stafford, which were paid in September 2013, and (ii) for Mr. Stafford, a special cash bonus equal to $7,500, which was paid in April 2013 in recognition of his service towards closing the Founding Acquisition and transition efforts. Further information on Messrs. Milano’s and Stafford’s retention awards can be found in the “—Compensation Discussion & Analysis” section above.
(2)	The amounts reported in this column represent the aggregate grant date fair value of awards granted during the applicable period determined in accordance with the applicable accounting guidance for equity-based awards. See Note 1 to the combined consolidated financial statements for an explanation of the methodology and assumptions used in the FASB ASC Topic 718 valuations. The per share exercise price for each option award outstanding as of December 17, 2013 reflects the adjustment made to account for the extraordinary cash dividend declared on Georgia Holdings’ common stock on such date. For purposes of ASC Topic 718, no incremental fair value resulted from such adjustment.
(3)	The amounts reported in this column include payments of cash incentive awards paid under the AIP. These cash awards were paid in 2014 in respect of fiscal year 2013, as described above in “Compensation Programs—2013 Annual Incentive Plan (AIP)”. In addition, for Mr. Milano, this column includes the accelerated payment of 50% of his 2012 Cash-Based Performance Award ($562,500).

(4)	For Mr. Waterhouse, the amount reported in this column includes (i) the dollar value of rent paid by us for an apartment used by him when he is in New York ($114,094), (ii) a gross-up payment for taxes on the imputed income to Mr. Waterhouse in respect of the rent paid by us for his New York, NY apartment ($119,213), (iii) the cost of airline tickets and other travel expenses for Mr. Waterhouse’s periodic commuting from his residence in Utah to our headquarters in New York, NY ($51,337), (iv) the cost of Mr. Waterhouse’s spouse’s first-class airline tickets and other travel expenses for visits to New York, NY, and (v) the cost of health club membership dues and an annual physical.

For Mr. Kilkenny, the amount reported in this column includes Company contributions to our 401(k) plan. During the first quarter of fiscal year 2013, our prior parent sponsored a 401(k) plan in which MHGE employees participated, and our prior parent made matching contributions under that plan for Messrs. Waterhouse, Milano and Stafford in respect of periods prior to and through the closing of the Founding Acquisition. As of the closing of the Founding Acquisition, all MHGE employees’ accounts were spun-off to a 401(k) plan established by the Company, and the Company made matching contributions under that plan for Mr. Kilkenny in respect of the period following the closing of the Founding Acquisition and through the end of fiscal year 2013. Our other named executive officers were not eligible for additional contributions under the Company’s 401(k) plan in fiscal year 2013.

Neither Mr. Milano nor Mr. Stafford received perquisites or other personal benefits in excess of $10,000 during fiscal year 2013.

Fiscal Year 2013 Grants of Plan-Based Awards Table

The following table includes each grant of an award made to the named executive officers in fiscal year 2013 under any equity-based and non-equity incentive plan:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
L. G. Waterhouse		0	1,000,000	0
	5/15/2013								106,214	55.93	$5,683,511
	5/15/2013				—	—	—	—

P. Milano		0	550,000	0
	5/15/2013							—	26,553.5	55.93	1,425,657
	5/15/2013				0	26,553.5	0			55.93	1,425,657

D. Stafford		0	225,000	0
	5/15/2013							—	10,621.5	55.93	570,628
	5/15/2013				0	10,621.5	0			55.93	570,628

T. Kilkenny		0	130,000	0
	5/15/2013							—	5,310.5	55.93	285,121
	5/15/2013				0	5,310.5	0			55.93	285,121

(1)	Represents annual cash incentive targets under the AIP for fiscal year 2013. Actual awards under the AIP were finalized and approved by the Compensation Committee in February 2014, and were paid by March 15, 2014. Pursuant to the terms of the AIP, participants are given a target award amount, but are not provided maximum or threshold award amounts on an individual basis.
(2)	Represents performance-vesting stock options awarded to our named executive officers during fiscal year 2013 under the Management Equity Plan. Further information on the performance-vesting stock option awards can be found in the “—Compensation Discussion & Analysis” section above.
(3)	Represents service-vesting stock options awarded to our named executive officers during fiscal year 2013 under the Management Equity Plan. Further information on the service-vesting stock option awards can be found in the “—Compensation Discussion & Analysis” section above.
(4)	The per share exercise price of the named executive officers’ options was determined based on the fair market value per share of Georgia Holdings common stock as of the closing of the Founding Acquisition ($100). The per share exercise price for each option award outstanding as of December 17, 2013 was then adjusted to account for the extraordinary cash dividend declared on Georgia Holdings’ common stock on such date ($44.07 per share). Pursuant to ASC Topic 718, no incremental fair value resulted from such adjustment.
(5)	Represents the aggregate grant date fair value of awards granted during the applicable period determined in accordance with the applicable accounting guidance for equity-based awards. See Note 1 to the combined consolidated financial statements for an explanation of the methodology and assumptions used in the FASB ASC Topic 718 valuations.

Employment Agreement with Lloyd G. Waterhouse

Only one of our named executive officers, Mr. Waterhouse, is party to an employment agreement. His employment agreement is dated as of June 6, 2012, and was amended as of May 15, 2013 and December 5, 2013 in connection with the Founding Acquisition and the announcement of his intention to retire. Described below are the details of the compensation and benefits terms of Mr. Waterhouse’s employment agreement, as amended.

•	Term; Transition: In fiscal year 2013, Mr. Waterhouse announced his retirement from his position as President and CEO, and agreed to assist the Company with selecting his successor and other transition matters. In light of his announcement, the Company and Mr. Waterhouse have agreed that the term of his employment agreement will expire on the earlier of the hiring of his successor or April 30, 2014. In fact, Mr. Waterhouse retired from employment effective April 8, 2014 and David Levin succeeded him as our President and CEO effective April 9, 2014.

•	Base Salary: Mr. Waterhouse was entitled to an annual base salary of no less than $1,000,000, subject to annual review.

•	Annual Bonus: For fiscal year 2013 and subsequent years, Mr. Waterhouse’s annual incentive opportunity was a target bonus of 100% of his base salary, and he had the potential to earn less than or up to 200% of the target bonus based on his achievement against pre-established performance goals. For fiscal years 2013 and 2014, Mr. Waterhouse’s annual bonus was subject to certain individual performance goals to encourage his assistance in providing a transition for his successor, providing leadership for the senior management team, and promoting us in the industry. His performance goals for fiscal year 2013 also focused on building an operational framework for MHGE as a standalone business, by building the senior leadership team and driving growth in key areas.

•	Prior Parent Company RSU Award: In fiscal year 2012, Mr. Waterhouse was granted a restricted stock unit award. The liabilities for this award have been retained by our prior parent company. In accordance with the terms of the restricted stock unit award agreement, the award vested as of the closing of the Founding Acquisition and was converted to a cash value of $4,566,476; one-half of that amount was paid on March 22, 2013 and the remainder will be paid on March 22, 2014.

•	Georgia Holdings Equity: The first amendment to the employment agreement, dated as of May 15, 2013, provided that Mr. Waterhouse would receive an option grant by May 15, 2013, and that Mr. Waterhouse would invest $500,000 in Georgia Holdings by May 15, 2013. The option and stock holdings are not subject to Georgia Holdings’ otherwise applicable repurchase rights.

•	Board Membership: Mr. Waterhouse will be a member of the board of directors of Georgia Holdings during the term. Following the expiration of the term, if requested by us and agreed to by Mr. Waterhouse, Mr. Waterhouse will continue to serve on the board of directors of Georgia Holdings and/or provide advisory assistance to us on a part-time basis. Mr. Waterhouse’s benefits and compensation for any such continued services will be pursuant to a separate agreement and will be comparable to that received by other outside directors.

•	Housing Allowance: Through December 31, 2013, we have reimbursed Mr. Waterhouse for his housing costs in New York, NY, and have provided him with a gross payment for related taxes. Additionally, we have reimbursed Mr. Waterhouse for airfare for himself and his wife for commuting from his home in the Salt Lake City, Utah area to our headquarters in New York, NY.

See “—Potential Payments Upon Termination or Change in Control” below for a discussion of severance payments payable to Mr. Waterhouse under the terms of his employment agreement.

Offer Letter for Thomas Kilkenny

In connection with his hire, Mr. Kilkenny received an offer letter, dated June 18, 2012, which set forth the terms and conditions of his employment. Described below are the details of the compensation and benefits terms of Mr. Kilkenny’s offer letter.

•	Base Salary: Mr. Kilkenny was entitled to an annual base salary of $325,000, subject to annual review. His base salary has since increased to $331,500 as part of the annual merit increase process.

•	Annual Bonus: Mr. Kilkenny was eligible to participate in our prior parent company’s annual incentive plan, with a bonus opportunity ranging from $0 to $180,000. For fiscal year 2013, he is participating in the AIP, with a bonus target of $130,000.

•	2012 Cash-Based Performance Award: Mr. Kilkenny was also awarded a long-term incentive grant equal to $125,000 under the 2012 Cash-Based Performance Award program.

•	Severance: If Mr. Kilkenny’s employment is involuntarily terminated for reasons other than cause within three years of his hire date (i.e., before July 9, 2015), he will be eligible for 12 months’ salary continuation. After July 9, 2015, he is eligible to participate in the severance plan applicable to other executives of his salary grade.

See “—Potential Payments Upon Termination or Change in Control” below for a further discussion of severance payments payable to Mr. Kilkenny under the terms of his offer letter.

Outstanding Equity Awards at Fiscal Year 2013 Year-End Table

Option Awards
Name(1)	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(4)	Option Exercise Price ($)(5)	Option Expiration Date(6)
L. G. Waterhouse		106,214	(2)	—	55.93	5/15/2023
P. Milano		26,553.5 5,310.7	(2) (3)	— 21,242.8	55.93 55.93	5/15/2023 5/15/2023
D. Stafford		10,621.5 2,124.3	(2) (3)	— 8,497.2	55.93 55.93	5/15/2023 5/15/2023
T. Kilkenny		5,310.5 1,062.1	(2) (3)	— 4,248.4	55.93 55.93	5/15/2023 5/15/2023
(1)	This table does not address any legacy equity award holdings by our named executive officers under the equity plans and programs of our prior parent company.
(2)	Stock options awarded to our named executive officers during fiscal year 2013, other than Mr. Waterhouse, vest 50% based on time-based vesting and 50% based on performance-based vesting. Stock options granted to Mr. Waterhouse were solely subject to time-based vesting. The stock options reported here represent the time-based vesting stock options, which vest in equal annual installments on March 22, 2014, March 22, 2015, March 22, 2016, March 22, 2017 and March 22, 2018, subject to continued service through the applicable vesting date.
(3)	The stock options reported here represent 20% of the performance-based vesting stock options awarded to our named executive officers during fiscal year 2013 (described further in footnote 4 below), which vest on March 22, 2014 subject to continued service through such date. The performance conditions with respect to such stock options have been satisfied based on our fiscal year 2013 achievement of specified annual EBITDA and annual free cash flow performance goals.
(4)

Stock options awarded to our named executive officers during fiscal year 2013, other than Mr. Waterhouse, vest 50% based on time-based vesting and 50% based on performance-based vesting. The performance-based vesting stock options vest in equal annual installments on March 22, 2014, March 22, 2015,

March 22, 2016, March 22, 2017 and March 22, 2018, subject to the achievement of specified EBITDA and free cash flow performance goals (on either an annual or cumulative basis) for each of fiscal years 2013, 2014, 2015, 2016 and 2017, as well as continued service through the applicable vesting date. The stock options reported in this column represent the performance-based vesting stock options subject to performance goals for fiscal years 2014 through 2017. The performance conditions for the performance-based vesting stock options subject to performance goals for fiscal years 2013 have been satisfied, and such stock options are described further in footnote 3 above.
(5)	The per share exercise price for each option award outstanding as of December 17, 2013 reflects the adjustment made to account for the extraordinary cash dividend declared on Georgia Holdings’ common stock on such date. For purposes of ASC Topic 718, no incremental fair value resulted from such adjustment.

Fiscal Year 2013 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
L. G. Waterhouse	—	—	—	—	—
P. Milano	—	—	14,814	—	674,534
D. Stafford	—	—	7,253	—	330,247
T. Kilkenny	—	—	—	—	—

(1)	Prior to the Founding Acquisition, Messrs. Milano and Stafford participated in a nonqualified defined contribution plan maintained by our prior parent company, The McGraw-Hill Companies, Inc. 401(k) Savings and Profit Sharing Supplement Plan, which was frozen by our prior parent company prior to the Founding Acquisition. The accounts for Messrs. Milano and Stafford were spun off from our prior parent company’s plan, and we currently maintain the accounts under our successor plan, the McGraw-Hill Education Supplemental Savings Plan.

The amounts in this column show earnings credited to the executive’s accounts following the closing of the Founding Acquisition, at the rate equal to 120% of the annual applicable deferred long-term rate for December of the prior fiscal year. For the fiscal year 2013 portion of interest credited by MHGE, the December 2012 rate was 2.89%, prorated for the period of time between the closing of the Founding Acquisition and the fiscal year-end. The amounts in this column do not reflect any earnings credited by our prior parent company for period prior to the closing of the Founding Acquisition.

Potential Payments Upon Termination or Change In Control

This section describes potential payments to our named executive officers upon termination of employment or change in control, assuming the termination or change in control occurred on December 31, 2013 (in accordance with SEC rules).

Lloyd G. Waterhouse

Mr. Waterhouse’s potential payments upon termination as described in this section are based on his employment agreement, dated as of June 6, 2012, as amended as of May 15, 2013 and December 5, 2013. The description below assumes that the relevant termination of employment or change in control occurred on December 31, 2013; in fact, Mr. Waterhouse retired from employment effective April 8, 2014.

Termination without Cause or for Good Reason

In the event of termination of Mr. Waterhouse’s employment by his employer without “cause” or by him for “good reason” (as such terms are defined in the employment agreement and summarized below), Mr. Waterhouse would be entitled to receive, within 60 days following the date of termination:

(i)	a lump sum cash payment equal to two times his annual base salary;

(ii)	any accrued but unpaid compensation and benefits as of the date of termination; and

(iii)	if Mr. Waterhouse elects to receive COBRA continuation coverage for himself and/or his covered dependants, a payment equal to the value of 18 months’ of the employer-portion of his total monthly premium costs.

The foregoing payments are all conditioned upon Mr. Waterhouse’s signing and delivering an effective and irrevocable general release of claims against the Company and related parties within 30 days following the date of his termination.

Under Mr. Waterhouse’s employment agreement, “cause” is generally defined as the termination of his employment due to his misconduct in respect of his obligations to MHGE or other acts of misconduct occurring during the course of his employment, including violations of certain Company policies, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of MHGE and its affiliates. MHGE must provide Mr. Waterhouse with a written notice specifying in reasonable detail the conduct constituting “cause” within 60 days of MHGE’s first knowledge of its occurrence and the offending conduct is not cured, to the extent it is capable of being cured, or corrected, within 30 days after the date such notice is received by Mr. Waterhouse. In no event would unsatisfactory job performance alone be deemed to be “cause.”

“Good reason” is defined as (1) an adverse change to Mr. Waterhouse’s title, function, duties or responsibilities, which change would cause his position with the Company to become one of materially less responsibility, importance or scope (other than changes in his functions, duties or responsibilities that are solely the result of and occur contemporaneously with the occurrence of a private sale of MHGE, provided that any such change does not materially adversely change his authority and responsibilities as a chief executive officer); (2) the failure of MHGE to pay him any material amounts payable under his employment agreement or his restricted stock unit agreement on or promptly following the date when such amounts are due; (3) a transfer of his principal place of employment to a geographic location that is more than 50 miles from MHGE’s headquarters in New York, NY; or (4) any other material breach of his employment agreement or his restricted stock unit agreement. “Good reason” would not exist unless (a) Mr. Waterhouse provides MHGE with a written notice specifying in reasonable detail the event constituting “good reason” within 60 days of his first knowledge of its occurrence, (b) such breach is not cured, to the extent it is capable of being cured, within 30 days after the date such notice is received by MHGE, and (c) Mr. Waterhouse actually terminates his employment within 30 days following the expiration of such cure period.

Mr. Waterhouse will also receive the payments and benefits outlined above upon his announced retirement, as described in the “Compensation Discussion and Analysis” section above.

Termination due to Death or Disability

In the event of termination of Mr. Waterhouse’s employment due to death or disability, Mr. Waterhouse or his estate (as the case may be) would be eligible for unpaid base salary through the date of termination and any other amounts or benefits required to be paid or provided either by law or under any plan, program, policy or practice of MHGE.

Under Mr. Waterhouse’s employment agreement, “disability” is defined as a physical or mental disability or infirmity that prevents the normal performance of substantially all his duties for a period in excess of 60 consecutive days or for more than 180 days.

Termination for Cause or without Good Reason

If Mr. Waterhouse resigns for any reason other than for good reason, death or disability, or if his employment is terminated for cause, then Mr. Waterhouse would only receive his base salary through the date of termination and any other amounts or benefits required to be paid or provided either by law or under any benefit plan of MHGE.

Patrick Milano and David Stafford

Termination without Cause or for Good Reason

Under their retention agreements, which were entered into prior to the Founding Acquisition to encourage retention in the transition following the Founding Acquisition, each of Messrs. Milano and Stafford are eligible for enhanced severance benefits in the event that his employment is terminated by us without “cause” or by the executive for “good reason” (as defined below) at any time during the one-year period following the closing of the Founding Acquisition (i.e., until March 22, 2014). Severance benefits under the retention agreements are conditioned upon the executive signing and delivering a general release of claims against the Company and related parties. The level of enhanced severance benefits under the retention agreements would equal the level of severance benefits the executives would have received under The McGraw-Hill Companies Executive Severance Plan maintained by our prior parent company with respect to qualifying terminations incurred in connection with the proposed sale of our business.

More specifically, in the event of such a termination by us without cause or resignation by the executive for good reason, assuming such termination occurred on December 31, 2013, Mr. Milano or Mr. Stafford (as applicable) would be eligible for the following:

•	An enhanced cash severance payment equal to (x) his monthly base salary, multiplied by (y) 0.9 times the number of full and partial years of his continuous service with the Company, subject to the executive signing and delivering a general release of claims against the Company and related parties. In any case, the severance payment would not be less than 18 months’ base salary, nor would it be greater than 24 months’ base salary. Such severance payment would generally be payable in installments over the applicable severance period, but with respect to any installments payable for periods after the 12-month anniversary of the termination date, 110% of the value of such installments would be payable as a lump sum.

•	Continued participation in all retirement, life, medical, dental, accidental death and disability insurance benefit plans or programs in which he was participating at the time of his termination, for the duration of the severance period (but not more than 12 months), provided that he would be responsible for any required premiums or other payments under these plans.

•	Under the AIP, upon a termination of employment by us other than for cause, he would be eligible to receive a pro rata award, in such amount, if any, as determined by the Company in its sole discretion, subject to the executive signing and delivering a general release of claims against the Company and related parties.

•	Under the terms of the 2012 Cash-Based Performance Award, upon a termination of employment by us other than for cause, subject to the approval by the Compensation Committee, Messrs. Milano and Stafford would each be eligible to receive a pro rata portion in respect of the number of months worked during the three-year vesting period through the termination date (which, if the termination were effective on December 31, 2013, would be equal to two-thirds of the award). The payout amount would be based on a funded rate of 150% of target. However, because Mr. Milano already received payment in fiscal year 2013 of 50% of this award, he would receive only the remaining unpaid portion upon his termination (in this case, 16.67% of the award).

For purposes of this summary, we have assumed that no sale or other disposition of one of our business units or our education business occurred on or before December 31, 2013. If such sale or disposition had occurred, then upon a termination of employment by us without cause in connection with or following such sale or disposition, the executive would be eligible to receive payment of the full amount of his 2012 Cash-Based Performance Award (rather than a pro rata portion of the award, as described above).

Under the retention letters, “cause” is generally defined as misconduct in respect of the participant’s obligations to the Company or other acts of misconduct by the participant occurring during the course of his employment, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company. In no event would unsatisfactory job performance alone be deemed to be “cause”. “Good reason” is generally defined as a reduction in base salary (in one or more steps) by 10% or more, or written notice of a planned transfer to a principal business location that increases the distance to his residence by more than 50 miles, or the executive ceases to retain his or her current title or ceases to report directly to our CEO.

As used in the AIP, “cause” generally means (in the absence of any applicable employment or similar agreement or participation in a Company-severance plan), a finding by the Company of: (i) gross negligence or willful misconduct, or willful failure to attempt in good faith to substantially perform duties (other than due to physical or mental illness or incapacity), (ii) conviction of, or plea of guilty or nolo contendere to, or confession to, a misdemeanor involving moral turpitude or a felony (or the equivalent of a misdemeanor involving moral turpitude or felony in a jurisdiction other than the United States), (iii) knowing and willful violation of any written Company-policies that the Compensation Committee determines is detrimental to the best interests of MHGE, (iv) fraud or misappropriation, embezzlement or material misuse of funds or property belonging to MHGE, (v) use of alcohol or drugs that materially interferes with the performance of his or her duties, or (vi) willful or reckless misconduct in respect of obligations to MHGE or other acts of misconduct occurring during the course of employment, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of MHGE.

As used in the 2012 Cash Performance Awards, “cause” generally means misconduct in respect of obligations to the Company or other acts of misconduct occurring during the course of employment, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company. In no event would unsatisfactory job performance alone be deemed to be “cause” under the 2012 Cash Performance Awards.

Following the expiration of the one-year period following the closing of the Founding Acquisition, Mr. Milano and Mr. Stafford and certain other senior executives will be eligible to participate in the Executive Severance Plan, under which severance payments and benefits would generally include: (a) cash payments equal to the executive’s monthly base salary, multiplied by 0.9 times the number of full and partial years of his continuous service with the Company, subject to a minimum of 12 months’ base salary and maximum of 18 months’ base salary; (b) the executive’s target annual bonus; and (c) a pro rata portion of the executive’s annual bonus for the year of termination, based on actual performance achievement; and (d) continued participation for 12 months in Company-sponsored medical and dental benefit plans. Severance payments and benefits under the Executive Severance Plan are subject to the executive’s signing and delivering a general release of claims against the Company and related parties, as well as noncompetition, nonsolicitation, nondisclosure and other restrictive covenants substantially similar to the restrictive covenants contained in the named executive officers’ stock option award agreements with Georgia Holdings.

Termination due to Death, Disability or Retirement

In the event of termination of employment due to death, disability or a qualifying retirement, in addition to payment of any unpaid base salary through the date of termination and any other amounts of benefits required to be paid or provided either by law or under any plan, program, policy or practice of the Company, Mr. Milano or Mr. Stafford, or their estate (as the case may be) would receive the following:

•	Under the AIP, upon a termination of employment due to the executive’s death or disability, the executive would be eligible to receive a pro rata award, in such amount, if any, as determined by the Company in its sole discretion, subject to singing and delivering a general release of claims against the Company and related parties.

•	Under the terms of the 2012 Cash-Based Performance Award, upon a termination of employment due to the executive’s death, disability or retirement, Mr. Stafford and Mr. Milano would receive pro rata portion of the award in respect of full or partial years worked during the three-year vesting period (which, if the termination were effective on December 31, 2013, would be equal to two-thirds of the award). The payout amount would be based on a funded rate of 150% of target. However, because Mr. Milano already received payment in fiscal year 2013 of 50% of this award, he would receive only the remaining unpaid portion upon his termination (in this case, 16.67% of the award).

Thomas Kilkenny

Under the terms of his offer letter, dated June 18, 2012, if Mr. Kilkenny’s employment is involuntarily terminated for reasons other than cause within three years of his hire date (i.e., before July 9, 2015), he would be entitled to receive 12 months’ salary continuation. Mr. Kilkenny would also be eligible for continued employee benefits during his severance period consistent with Company practice. After July 9, 2015, he will be eligible to participate in the severance plan applicable to other executives of his salary grade.

In addition, upon termination of Mr. Kilkenny’s employment without cause, or due to death, disability or qualifying retirement, Mr. Kilkenny or his estate (as the case may be) would be eligible for the same treatment under the AIP and 2012 Cash-Based Performance Award as described above for Messrs. Milano and Stafford.

Treatment of Option Award upon Potential Termination or Change in Control

Each of our named executive officers was granted a stock option award under the Management Equity Plan.

Under Mr. Waterhouse’s option award agreement, if his employment terminates during the vesting period because of death, disability, or termination by the Company other than for “cause” or by Mr. Waterhouse for “good reason” (as such terms are defined in Mr. Waterhouse’s employment agreement and summarized above), or if a change in control occurs, the option becomes fully vested and exercisable with respect to 40% of the shares subject to the option.

Under the terms of the stock option award agreement for our other named executive officers, if the executive’s employment terminates due to his death, by us due to his disability, by us other than for “cause” (as defined in the Management Equity Plan and summarized below), or by the executive for “good reason” (to the extent such good reason resignation right is set forth in any applicable employment or similar agreement or Company-severance plan), a pro rata portion of the next installment of the executive’s service-vesting options scheduled to vest would become vested as of the date of termination. The portion of such installment which vests is based on the period elapsed between the last vesting date (or, if no vesting has yet occurred, March 22, 2013) and the date of termination. If a change in control occurs, all outstanding unvested time-based options would accelerate and the performance conditions with respect to the performance-vesting options would be deemed met with respect to all future periods.

If any of our named executive officer’s employment is terminated other than by us for cause or by the executive for good reason within the 90-day period preceding a change in control, then the executive’s stock option would vest as if the change in control occurred immediately prior to the termination.

Under the Management Equity Plan, a “change in control” generally means the occurrence of either of the following:

•	Apollo Management and its affiliates cease to be the beneficial owners, directly or indirectly, of a majority of the combined voting power of Georgia Holdings’ outstanding securities; and a person, entity or group other than Apollo Management and its affiliates becomes the direct or indirect beneficial owner of a percentage of the combined voting power of Georgia Holdings’ outstanding securities that is greater than the percentage of the combined voting power of Georgia Holdings’ outstanding securities beneficially owned directly or indirectly by Apollo Management and its affiliates; or

•	A sale of all or substantially all of the assets of Georgia Holdings to a person, entity or group other than Apollo Management and its affiliates.

Notwithstanding the above, a mere initial public offering or a merger or other acquisition or combination transaction after which Apollo Management and its affiliates retain control or shared control of Georgia Holdings, or have otherwise not sold or disposed of more than 50% of its investment in Georgia Holdings as of March 22, 2013 in exchange for cash or marketable securities, will not result in a change in control.

Further, under the Management Equity Plan, “cause” (in the absence of any applicable employment or similar agreement, participation in a Company-severance plan, or alternative definition set forth in the applicable award agreement) has substantially similar meaning to the definition of “cause” under the AIP (described above), except that (i) the Compensation Committee (rather than the Company) would determine the existence of cause under the Management Equity Plan and (ii) the executive may be provided a limited period to cure certain events or occurrences that may give rise to cause.

The following tables show the incremental payments and benefits (that is, payments beyond what was earned as of December 31, 2013) that would be owed by MHGE to each of the named executive officers upon certain terminations of their employment or upon a change in control, assuming that:

•	The named executive officer’s employment terminated on December 31, 2013;

•	With respect to payments and benefits triggered by a change in control, such change in control occurred on December 31, 2013; and

•	The fair market value per share of Georgia Holdings common stock was $55.93 on December 31, 2013.

The following tables do not include the value of any unvested equity or other compensation or benefits provided by our prior parent company.

Lloyd G. Waterhouse

	Cash Severance(1)	Annual Bonus	Vesting of Equity Awards(2)	Continuation of Other Benefits & Perquisites(3)	Total
By the Company for Cause or by Executive Without Good Reason	$0	$0	$0	$0	$0

By the Company Without Cause, by the Executive for Good Reason, or upon Announced Retirement	$2,000,000	$0	$0	$14,159	$2,014,159

Death or Disability	$0	$0	$0	$0	$0

Change in Control (No Termination)	$0	$0	$0	$0	$0

(1)	Upon a termination of Mr. Waterhouse’s employment by the Company without cause or by him for good reason, pursuant to his employment agreement, MHGE would provide him with a lump sum cash payment equal to two times his base salary, payable within 60 days following the date of termination, subject to his signing and delivering a general release of claims against the Company and related parties. This amount will be payable upon Mr. Waterhouse’s actual retirement effective April 8, 2014.
(2)	Under the terms of Mr. Waterhouse’s option award agreement, if his employment terminates during the vesting period due to death, disability, or termination by the Company other than for cause or by Mr. Waterhouse for good reason, or if a change in control occurs, the option becomes vested and exercisable with respect to 40% of the shares subject to the option. As of December 31, 2013, we have assumed that the fair market value per share of Georgia Holdings common stock did not exceed the exercise price applicable to Mr. Waterhouse’s option; thus, the amounts above show no value in respect of the portion of the option which would become vested and exercisable upon such termination or change in control event.

(3)	Represents the cost of continuing Mr. Waterhouse’s benefits at the current level of the employer-portion of monthly premium costs for a period of 18 months following termination. This amount would be payable in cash to Mr. Waterhouse, assuming he elects to receive COBRA continuation coverage for himself and/or his covered dependants.

Patrick Milano

	Cash Severance(1)	Annual Bonus(2)	Vesting of Equity Awards(3)	Cash Awards (4)	Continuation of Other Benefits & Perquisites(5)	Total
By the Company for Cause or by Executive Without Good Reason	$0	$0	$0	$0	$0	$0

By the Company Without Cause	$1,155,000	$1,000,000	$0	$381,944	$12,933	$2,649,877

By the Executive for Good Reason	$1,155,000	$0	$0	$0	$12,933	$1,167,933

Death or Disability	$0	$1,000,000	$0	$381,944	$0	$1,481,944

Retirement	$0	$1,000,000	$0	$381,944	$0	$1,481,944

Change in Control (No Termination)	$0	$0	$0	$0	$0	$0

(1)	Reflects the cash severance due under Mr. Milano’s retention agreement, equal to (x) 24 times his monthly base salary plus (y) an additional 10% payment in respect of severance due for periods in excess of 12 months. Such severance payment is subject to the executive signing and delivering a general release of claims against the Company and related parties.
(2)	Under the terms of the AIP, if the executive’s employment terminates during any year for any reason other than for cause, the Company has discretion to award the executive a payment for the portion of the year during which he was employed by the Company. Any such payment would be subject to the executive signing and delivering a general release of claims against the Company and related parties. The amount included reflects the executive’s full-year actual bonus amount for fiscal year 2013.
(3)	Under the terms of the executive’s stock option award agreement, if the executive’s employment terminates due to his death, by us due to his disability, by us other than for cause, or by the executive for good reason, a pro rata portion of the next installment of the executive’s service-vesting options scheduled to vest would become vested as of the termination date. The portion of such installment which vests is based on the period elapsed between the last vesting date (or, if no vesting has yet occurred, March 22, 2013) and the date of termination.

If a change in control occurs, all outstanding unvested time-based options would accelerate and the performance conditions with respect to the performance-vesting options would be deemed met for the year of the change in control and all subsequent years.

As of December 31, 2013, we have assumed that the fair market value per share of Georgia Holdings common stock did not exceed the exercise price applicable to Mr. Milano’s options; thus, the amounts above show no value in respect of the options which would become vested and exercisable upon such termination or change in control event.

(4)	Under the terms of the 2012 Cash-Based Performance Award, if the executive’s employment terminates during the vesting period due to his death, disability, or retirement, the executive would receive a pro rata portion of the award in respect of full or partial years worked during the three-year vesting period. If the executive’s employment terminates during the vesting period other than for cause, the executive would be eligible to receive, subject to the approval of the Compensation Committee, a pro rata portion in respect of the number of months worked during the three-year vesting period through the termination date.

We have assumed that no sale or other disposition of one of our business units or our education business occurred on or before December 31, 2013. If such sale or disposition had occurred, then upon a termination of employment without cause in connection with or following such sale or disposition, the executive would be eligible to receive payment of the full amount of the award (rather than a pro rata portion of the award).

(5)	Reflects continued participation in Company-paid health and welfare benefit plans for a period of 12 months following termination without cause, under the terms of the executive’s retention agreement.

David Stafford

	Cash Severance(1)	Annual Bonus(2)	Vesting of Equity Awards(3)	Cash Awards(4)	Continuation of Other Benefits & Perquisites(5)	Total
By the Company for Cause / by Executive Without Good Reason	$0	$0	$0	$0	$0	$0

By the Company Without Cause	$734,625	$450,000	$0	$400,000	$1,442	$1,586,067

By the Executive for Good Reason	$734,625	$0	$0	$0	$1,442	$736,067

Death or Disability	$0	$450,000	$0	$400,000	$0	$850,000

Retirement	$0	$450,000	$0	$400,000	$0	$850,000

Change in Control (No Termination)	$0	$0	$0	$0	$0	$0

(1)	Reflects the cash severance due under Mr. Stafford’s retention agreement, equal to (x) 18.9 times his monthly base salary plus (y) an additional 10% payment in respect of severance due for periods in excess of 12 months. Such severance payment is subject to the executive signing and delivering a general release of claims against the Company and related parties.
(2)	Under the terms of the AIP, if the executive’s employment terminates during any year for any reason other than for cause, the Company has discretion to award the executive a payment for the portion of the year during which he was employed by the Company. Any such payment would be subject to the executive signing and delivering a general release of claims against the Company and related parties. The amount included here reflects the executive’s full-year actual bonus amount for fiscal year 2013.
(3)	Under the terms of the executive’s stock option award agreement, if the executive’s employment terminates due to his death, by us due to his disability, by us other than for cause, or by the executive for good reason, a pro rata portion of the next installment of the executive’s service-vesting options scheduled to vest would become vested as of the termination date. The portion of such installment which vests is based on the period elapsed between the last vesting date (or, if no vesting has yet occurred, March 22, 2013) and the date of termination.

If a change in control occurs, all outstanding unvested time-based options would accelerate and the performance conditions with respect to the performance-vesting options would be deemed met for the year of the change in control and all subsequent years.

As of December 31, 2013, we have assumed that the fair market value per share of Georgia Holdings common stock did not exceed the exercise price applicable to Mr. Stafford options; thus, the amounts above show no value in respect of the options which would become vested and exercisable upon such termination or change in control event.

(4)

Under the terms of the 2012 Cash-Based Performance Award, if the executive’s employment terminates during the vesting period due to his death, disability, or retirement, the executive would receive a pro rata portion of the award in respect of full or partial years worked during the three-year vesting period. If the executive’s employment terminates during the vesting period other than for cause, the executive would be eligible to receive, subject to the approval of the Compensation Committee, a pro rata portion in respect of the number of months worked during the three-year vesting period through the termination date.

We have assumed that no sale or other disposition of one of our business units or our higher education business occurred on or before December 31, 2013. If such sale or disposition had occurred, then upon a termination of employment without cause in connection with or following such sale or disposition, the executive would be eligible to receive payment of the full amount of the award (rather than a pro rata portion of the award).

(5)	Reflects continued participation in Company-paid health and welfare benefit plans for a period of 12 months following termination without cause, under the terms of the executive’s retention agreement.

Thomas Kilkenny

	Cash Severance(1)	Annual Bonus(2)	Vesting of Equity Awards(3)	Cash Awards(4)	Continuation of Other Benefits & Perquisites(5)	Total
By the Company for Cause or by Executive for Any Reason	$0	$0	$0	$0	$0	$0

By the Company Without Cause	$331,500	$260,000	$0	$125,000	$4,532	$721,032

Death or Disability	$0	$260,000	$0	$125,000	$0	$385,000

Retirement	$0	$260,000	$0	$125,000	$0	$385,000

Change in Control (No Termination)	$0	$0	$0	$0	$0	$0

(1)	Reflects the cash severance payable under Mr. Kilkenny’s offer letter (12 months’ base salary).
(2)	Under the terms of the AIP, if the executive’s employment terminates during any year for any reason other than for cause, the Company has discretion to award the executive a payment for the portion of the year during which he was employed by the Company. Any such payment would be subject to the executive signing and delivering a general release of claims against the Company and related parties. The amount included here reflects the executive’s full-year actual bonus amount for fiscal year 2013.
(3)	Under the terms of the executive’s stock option award agreement, if the executive’s employment terminates due to his death, by us due to his disability, by us other than for cause, or by the executive for good reason, a pro rata portion of the next installment of the executive’s service-vesting options scheduled to vest would become automatically vested. The portion of such installment which vests is based on the period elapsed between the last vesting date (or, if no vesting has yet occurred, March 22, 2013) and the date of termination.

If a change in control occurs, all outstanding unvested time-based options would accelerate and the performance conditions with respect to the performance-vesting options would be deemed met for the year of the change in control and all subsequent years.

As of December 31, 2013, we have assumed that the fair market value per share of Georgia Holdings common stock did not exceed the exercise price applicable to Mr. Kilkenny’s options; thus, the amounts above show no value in respect of the options which would become vested and exercisable upon such termination or change in control event.

(4)	Under the terms of the 2012 Cash-Based Performance Award, if the executive’s employment terminates during the vesting period due to his death, disability, or retirement, the executive would receive a pro rata portion of the award in respect of full or partial years worked during the three-year vesting period. If the executive’s employment terminates during the vesting period other than for cause, the executive would be eligible to receive, subject to the approval of the Compensation Committee, a pro rata portion in respect of the number of months worked during the three-year vesting period through the termination date.

We have assumed that no sale or other disposition of one of our business units or our education business occurred on or before December 31, 2013. If such sale or disposition had occurred, then upon a termination of employment without cause in connection with or following such sale or disposition, the executive would be eligible to receive payment of the full amount of the award (rather than a pro rata portion of the award).

(5)	Reflects continued participation in Company-paid health and welfare benefit plans for a period of 12 months following termination without cause, in accordance with the Company’s severance practice as of December 31, 2013 for executives of the same salary grade as Mr. Kilkenny.

Fiscal Year 2013 Director Compensation

Only two members of the board of directors of Georgia Holdings and its subsidiaries who served in fiscal year 2013, Mark Wolsey-Paige and Damian Giangiacomo, received compensation for their services as directors. All other members of the board of directors of Georgia Holdings and its subsidiaries who served in fiscal year 2013 were either employees of MHGE or Apollo Management, and did not receive any additional compensation for their service as directors.

Mr. Wolsey-Paige is entitled to receive an annual cash retainer equal to $60,000 for his service as a director, plus an annual cash retainer equal to $15,000 for his service as the chairperson of the Audit Committee of the board of directors of Georgia Holdings. In addition, upon joining the board of directors of Georgia Holdings, he received a one-time award under the Management Equity Plan of an option to acquire 1,062 shares of Georgia Holdings common stock.

Mr. Giangiacomo served as a director of the board of directors of Georgia Holdings and the board of directors of MHGE Holdings until October 31, 2013. In consideration of such services, Mr. Giangiacomo received an annual cash retainer of $75,000, prorated to reflect that it is being rewarded for the partial year from April 4, 2013 to October 31, 2013. In addition to serving as a director, Mr. Giangiacomo provides separate consulting services to the Company. He has received and will continue to receive compensation in respect of his consulting arrangement. The compensation set forth below for Mr. Giangiacomo is compensation solely for his service as a director.

Name	Fees Earned or Paid in Cash	Option Awards		All Other Compensation	Total
Mark Wolsey-Paige	$75,000	$57,019	(1)	$0	$132,019

Damian Giangiacomo	$43,750	$0		$0	$43,750

(1)	Represents the aggregate grant date fair value, determined in accordance with the applicable accounting guidance for equity-based awards, of a one-time award to Mr. Wolsey-Paige of an option to acquire 1,062 shares of Georgia Holdings common stock. See Note 1 to the combined consolidated financial statements for an explanation of the methodology and assumptions used in the FASB ASC Topic 718 valuations.

The vesting schedule of Mr. Wolsey-Paige’s option award follows the vesting schedule of the stock options granted to our named executive officers: 50% of the option vests in equal installments of 20% on each of the first five anniversaries of the date of grant, subject to continued service, and the remaining 50% of the option vests in equal installments of 20% on each of the first five anniversaries of the date of grant, subject to continued service and the achievement of EBITDA and free cash flow performance goals with respect to each fiscal year beginning with fiscal year 2013 and ending with fiscal year 2017. As of December 31, 2013, no portion of Mr. Wolsey-Paige’s option was vested or exercisable.

The per share exercise price for Mr. Wolsey-Paige’s option award is $55.93. Like the stock options granted to our named executive officers, the per share exercise price was adjusted on December 17, 2013 to account for the extraordinary cash dividend declared on Georgia Holdings’ common stock on such date. For purposes of ASC Topic 718, no incremental fair value resulted from such adjustment.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with certain “related parties.” Related parties include its executive officers, directors, nominees for directors, a beneficial owner of 5% or more of its common stock and immediate family members of these parties. We refer to transactions involving amounts in excess of $120,000 and in which the related party has a direct or indirect material interest as “related party transactions.”

Founding Transactions Fee Agreement

In connection with the Founding Transactions, Apollo Global Securities, LLC (the “Service Provider”) entered into a transaction fee agreement with Georgia Holdings and AcquisitionCo (the “Founding Transactions Fee Agreement”) relating to the provision of certain structuring, financial, investment banking and other similar advisory services by the Service Providers to AcquisitionCo, its direct and indirect divisions and subsidiaries, parent entities or controlled affiliates (collectively, the “Company Group”) in connection with the Founding Transactions and future transactions. AcquisitionCo paid the Service Provider a one-time transaction fee of $25 million in the aggregate in exchange for services rendered in connection with structuring the Founding Transactions, arranging the financing and performing other services in connection with the Founding Transactions. Subject to the terms and conditions of the Founding Transactions Fee Agreement, AcquisitionCo will pay to the Service Provider an additional transaction fee equal to 1% of the aggregate enterprise value paid or provided in connection with any merger, acquisition, disposition, recapitalization, divestiture, sale of assets, joint venture, issuance of securities (whether equity, equity-linked, debt or otherwise), financing or any similar transaction effected by a member of the Company Group. As a result of executing the Founding Transactions Fee Agreement, we are able to retain the services of the Service Provider. In exchange, we have agreed to pay the fees as described above. Ultimately, we believe that the benefit of those services outweighs the cost of such fees.

Management Fee Agreement

In connection with the Founding Transactions, Apollo Management VII, L.P. (the “Management Service Provider”) entered into a management fee agreement with Georgia Holdings and AcquisitionCo (the “Management Fee Agreement”) relating to the provision of certain management consulting and advisory services to the members of the Company Group. In exchange for the provision of such services, AcquisitionCo will pay the Management Service Provider a non-refundable annual management fee of $3.5 million in the aggregate. Subject to the terms and conditions of the Management Fee Agreement, upon a change of control or an initial public offering (“IPO”) of a member of the Company Group, the Management Service Provider may elect to receive a lump sum payment in lieu of future management fees payable to them under the Management Fee Agreement. As a result of executing the Management Fee Agreement, we are able to retain the expertise of the Management Service Provider. In exchange, we have agreed to pay the fees as described above. Ultimately, we believe that the benefit of that expertise outweighs the cost of such fees.

Services Agreements

In connection with the Founding Transactions, we entered into agreements with MHSE, Parent and/or AcquisitionCo relating to shared services, systems, operations and assets (collectively, the “Services Agreements”).

Pursuant to the Services Agreements, we provide to MHSE certain services at cost, which include, but are not limited to, finance, accounting, payroll processing, audit, financial reporting, cash management, legal, tax, information technology, copyright management, digital technology, risk management, security, sourcing and procurement, research and development, logistics, inventory management, investor relations, communications, marketing, customer support, real estate, human resources and operational improvement services as well as distribution, republishing and cross-selling services. Unless terminated in accordance with the Services

Agreements, the ongoing services shall be provided for a term of one year, with automatic annual extensions subject to written notice of termination by us or MHSE at least ninety days prior to such automatic extension. From time to time, we and MHSE may provide certain services at cost to Parent and/or AcquisitionCo.

In addition, we provide to MHSE certain services including payroll and benefits processing services and non-compensation disbursement functions. The payroll processing services that are provided are administrative in nature and do not require the payment of compensation to any MHSE employees using our funds, unless we are promptly reimbursed by MHSE. Pursuant to the non-compensation disbursement functions that we provide, we make disbursements of any costs or expenses identified to us by MHSE, which are required to be promptly reimbursed by MHSE upon receipt of our invoice relating to such disbursements.

The cost of the provision of services pursuant to the Services Agreements generally will be allocated between us and MHSE on the basis of revenue contribution or, where possible, direct or relative consumption of the applicable service, except where an item is demonstrably attributable in its entirety to us or MHSE, in which case it will be allocated accordingly to such entity. Any capital expenditure, which consists of any expenditure pre-approved in the annual budget or otherwise approved by the steering committee that must be capitalized, that relates to a shared service under the Services Agreements will be made by us and its cost will be allocated between us and MHSE based on the allocation methodology for the shared service for which the asset underlying such capital expenditure was intended to support. MHSE will reimburse us for 25% of the aggregate cost of the capital expenditure that is allocated to MHSE pursuant to the preceding sentence, as well as 25% of any related costs for our processing of such reimbursement, on a quarterly basis so that MHSE will have reimbursed us in full for its allocable share of the capital expenditure within a year of us having incurred it.

The allocation of the cost of the provision of services pursuant to the Service Agreements between the Company and MHSE is $160.3 million and $185.4 million, respectively, of which, MHSE has made payments of $166.9 million to the Company during the period March 23, 2013 to December 31, 2013.

The Services Agreements also provide us and MHSE with the limited use of certain of the other party’s intellectual property on a royalty-free basis. In addition, AcquisitionCo and Parent may also provide us with certain services and the costs related to these services will be allocated to us and MHSE in the same manner as detailed above.

Participation of the Service Provider in the Sales of the Initial Notes

The Service Provider is an affiliate our Sponsor and acted as an initial purchaser in the sale of the initial notes. The Service Provider received approximately $986,380 of the gross spread in the sale of the initial notes.

Employment Agreement for Ronald Schlosser

Our Executive Chairman and Director, Mr. Schlosser, is party to an employment agreement with MHGE Holdings. The term of the employment agreement extends until March 21, 2016, unless terminated earlier by MHGE Holdings or Mr. Schlosser. Under his employment agreement, Mr. Schlosser is entitled to a base salary of $500,000. For the fiscal years 2013 through 2015, he is eligible to receive an annual cash performance bonus under MHGE’s annual bonus plan, based on the achievement of pre-established performance criteria. His target bonus opportunity is equal to 200% of his base salary. The performance criteria are determined annually by the Board in its sole discretion, following consultation with Mr. Schlosser. In connection with entering into the employment agreement, Mr. Schlosser invested $1,000,000 in Georgia Holdings common stock pursuant to the terms of a subscription agreement. In addition, Georgia Holdings granted Mr. Schlosser an option to purchase 53,107 shares of common stock of Georgia Holdings pursuant to its management equity plan.

Upon termination of Mr. Schlosser’s employment by MHGE Holdings without cause prior to March 22, 2015, he shall be entitled to a cash severance payment equal to four times his base salary payable over two years. If such termination occurs on or after March 22, 2015 (but prior to March 21, 2016), then his cash severance will equal two times his base salary through the longer of the remainder of his term and the six-month anniversary of his termination date. In addition, upon any termination of his employment by MHGE Holdings without cause or due to his disability, or due to Mr. Schlosser’s death, Mr. Schlosser will receive a pro rata bonus for the year of termination based on actual performance.

If Mr. Schlosser’s employment ends on the expiration of his term on March 21, 2016, and MHGE Holdings has not given him at least six months’ advanced notice of its intention to terminate his employment on such date, then MHGE Holdings will provide him with continued base salary for the six-month period following MHGE Holdings’ notice to him. If Mr. Schlosser’s employment ends due to a termination by MHGE Holdings for cause or by him for any reason, then he shall be entitled only to accrued but unpaid salary and benefits.

Under Mr. Schlosser’s employment agreement and option award agreement, he is subject to noncompetition, nonsolicitation covenants which extend for two years following his termination of employment for any reason. He is also subject to nondisparagement, nondisclosure and intellectual property covenants.

Quest Agreement

Leader’s Quest Ltd (“Quest”) is a UK-based non-profit enterprise at which Lindsay Levin is the founder and managing partner. Ms. Levin is the spouse of David Levin, who serves as our President and Chief Executive Officer. The Company has entered into an agreement with Quest pursuant to which Quest will provide leadership workshops and other leadership training over the course of five and a half days in 2014 for twelve members of the Company’s executive leadership team. The Company will pay Quest total fees of $132,000 in connection with the Quest agreement. As Quest is a non-profit enterprise, Ms. Levin does not stand to benefit financially from the transaction with the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of our issued and outstanding limited liability company units are held indirectly by Parent. The following table sets forth information regarding the beneficial ownership of our equity interests as of April 9, 2014 by (i) each person known to beneficially own more than 5% of our equity interest, (ii) each of our named executive officers, (iii) each member of the Board and (iv) all of our executive officers and members of the Board as a group. At April 9, 2014, there were approximately 100 limited liability company units outstanding.

The amounts and percentages of equity interests beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all equity interests shown as beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (units)	Percentage of Class
Parent(1)	100	100%
Lloyd G. Waterhouse(2)	—	—
David Levin(3)	—	—
Patrick Milano(4)	—	—
David Stafford (5)	—	—
Thomas Kilkenny(6)	—	—
Ronald Schlosser(7)	—	—
Larry Berg(8)	—	—
Antoine Munfakh(8)	—	—
Evan Bayh (9)	—	—
Mark Wolsey-Paige(10)	—	—
Directors and executive officers as a group (10 persons)	—	—

(1)

All of our outstanding limited liability company units are held by Parent. All of Parent’s outstanding limited liability company units are held by AcquisitionCo, and all of AcquisitionCo’s outstanding limited liability company interests are held by Georgia Holdings. Apollo Co-Investors (MHE), L.P. (“Co-Investors LP”) and AP Georgia Holdings, L.P. (“AP Georgia,” and together with Co-Investors LP, the “Apollo Funds”) hold of record over 99% of the issued and outstanding common stock of Georgia Holdings. Apollo Management (MHE), LLC (“Management (MHE)”) is the investment manager for Co-Investors LP. AP Georgia Holdings GP, LLC (“AP Georgia GP”) is the general partner of AP Georgia. Apollo Management VII, L.P. (“Management VII”) is the sole member and manager of Management (MHE) and the manager of AP Georgia GP. The general partner of Management VII is AIF VII Management, LLC (“AIF VII LLC”). Apollo Management, L.P. (“Apollo Management”) is the sole member-manager of AIF VII LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as principal executive officers, of Management Holdings GP, and as such may be deemed to have voting and dispositive control of our equity interests that are held by Parent and indirectly beneficially owned by Georgia Holdings. The principal address for each of Parent, AcquisitionCo and Georgia Holdings is 2 Penn Plaza,

New York, NY 10121. The principal address of each of the Apollo Funds and for AP Georgia GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The principal address of Management (MHE), Management VII, AIF VII LLC, Apollo Management, Management GP, Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 W. 57th Street, 43rd Floor, New York, NY 10019.
(2)	Mr. Waterhouse holds 47,485.6 shares of common stock of Georgia Holdings, which accounts for less than 1% of the issued and outstanding equity interests of Georgia Holdings. Mr. Waterhouse was our President and CEO until his retirement on April 8, 2014. Includes 21,242.8 shares of common stock issuable upon the exercise of options exercisable by April 9, 2014.The address of Mr. Waterhouse is c/o McGraw-Hill Global Education Holdings, LLC, 2 Penn Plaza, New York, NY 10121.
(3)	Mr. Levin currently holds no equity interests of Georgia Holdings. The address of Mr. Levin is c/o McGraw-Hill Global Education Holdings, LLC, 2 Penn Plaza, New York, NY 10121.
(4)	Mr. Milano holds 13,121.4 shares of common stock of Georgia Holdings, which accounts for less than 1% of the issued and outstanding equity interests of Georgia Holdings. The address of Mr. Milano is c/o McGraw-Hill Global Education Holdings, LLC, 2 Penn Plaza, New York, NY 10121.
(5)	Mr. Stafford holds 6,248.6 shares of common stock of Georgia Holdings, which accounts for less than 1% of the issued and outstanding equity interests of Georgia Holdings. The address of Mr. Stafford is c/o McGraw-Hill Global Education Holdings, LLC, 2 Penn Plaza, New York, NY 10121.
(6)	Mr. Kilkenny holds 2,624.2 shares of common stock of Georgia Holdings, which accounts for less than 1% of the issued and outstanding equity interests of Georgia Holdings. The address of Mr. Kilkenny is c/o McGraw-Hill Global Education Holdings, LLC, 2 Penn Plaza, New York, NY 10121.
(7)	Mr. Schlosser holds 33,121.4 shares of common stock of Georgia Holdings, which accounts for less than 1% of the issued and outstanding equity interests of Georgia Holdings. The address of Mr. Schlosser is c/o McGraw-Hill Global Education Holdings, LLC, 2 Penn Plaza, New York, NY 10121.
(8)	The address of Mr. Berg and Mr. Munfakh is c/o Apollo Global Management, LLC, 9 West 57th Street, New York, NY 10019.
(9)	The address of Mr. Bayh is c/o McGraw-Hill Global Education Holdings, LLC, 2 Penn Plaza, New York, NY 10121.
(10)	Mr. Wolsey-Paige holds 2,712.4 shares of common stock of Georgia Holdings, which accounts for less than 1% of the issued and outstanding equity interests of Georgia Holdings. The address of Mr. Wolsey-Paige is c/o McGraw-Hill Global Education Holdings, LLC, 2 Penn Plaza, New York, NY 10121.

DESCRIPTION OF OTHER INDEBTEDNESS

The following summary of the material terms of certain financing arrangements does not purport to be complete and is subject to, and qualified in its entirety by reference to, the underlying documents.

Senior Facilities

General

Our Senior Facilities initially provided for senior secured financing of up to $1,050 million, consisting of a term loan facility in an aggregate principal amount of $810 million with a maturity of six years and a revolving credit facility in an aggregate principal amount of up to $240 million with a maturity of five years, including both a letter of credit sub-facility and a swingline loan sub-facility. As of December 31, 2013, there were $720 million of term loans outstanding under the term loan facility and $0.5 million of letters of credit outstanding under the revolving credit facility.

On March 24, 2014, we closed a repricing transaction with respect to the term loan facility and voluntarily prepaid $35.0 million of the term loans, which resulted in $687.9 million of term loans remaining outstanding pro-forma for the repricing transaction (such repriced loans referred to as the “Refinancing Term Loans”). As a result of the repricing amendment, the LIBOR floor and the LIBOR margin applicable to the Refinancing Term Loans were reduced from 1.25% and 7.75% to 1.00% and 4.75%, respectively. The Refinancing Term Loans are prepayable at any time without premium or penalty, provided that there is a 1.00% fee in connection with any repricing of the Refinancing Term Loans that reduces the interest rate prior to the date that is 6 months after the closing of the reprising amendment.

In addition, we may request one or more incremental term loan facilities and/or increase commitments under our revolving credit facility in an aggregate amount of up to the sum of (x) $275 million plus (y) such additional amount so long as, (i) in the case of loans under additional credit facilities that rank pari passu with the liens on the collateral securing the Senior Facilities, our consolidated net first lien senior secured leverage ratio would be no greater than 4.00 to 1.00 and (ii) in the case of loans under additional credit facilities that rank junior to the liens on the collateral securing the Senior Facilities, our consolidated total net secured leverage ratio would be no greater than 4.75 to 1.00, subject to certain conditions and receipt of commitments by existing or additional lenders.

All borrowings under our revolving credit facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties.

Proceeds of the term loans and the revolving loans drawn on the closing date of the Founding Transactions were used to fund a portion of the consideration for the Founding Acquisition, to pay certain related fees and expenses and to issue certain letters of credit on the closing date. Proceeds of the revolving loans drawn after the closing date of the Founding Transactions, swingline loans and letters of credit will be used for working capital and general corporate purposes.

Interest Rates and Fees

Borrowings under the Senior Facilities will bear interest at a rate equal to, at our option, either (a) a LIBOR rate determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a 1.00% floor in the case of the Refinancing Term Loans or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate of Credit Suisse AG and (iii) the one-month adjusted LIBOR rate plus 1.00%, in each case plus an applicable margin. The applicable margin for borrowings under the revolving credit facilities is 7.75% with respect to LIBOR rate borrowings and 6.75% with respect to base rate borrowings and swingline borrowings. The applicable margin for borrowings under the revolving credit facility may be subject to one or more step-downs based on our net first lien senior secured leverage ratio. The applicable margin for the Refinancing Term Loans is 4.75% with respect to LIBOR rate borrowings and 3.75% with respect to base rate borrowings.

In addition to paying interest on outstanding principal under the Senior Facilities, we are required to pay a commitment fee of 0.50% per annum to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The applicable commitment fee under the revolving credit facility may be subject to one step-down based on our net first lien senior secured leverage ratio. We are also be required to pay customary agency fees as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for LIBOR rate borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges and a fronting fee computed at a rate equal to 0.125% per annum on the daily stated amount of each letter of credit.

Amortization and Prepayments

The Senior Facilities require scheduled quarterly payments on the term loans in amounts equal to 0.25% of the original principal amount of the term loans for five years and three quarters, with the balance paid at maturity.

In addition, the Senior Facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% if our consolidated first lien net senior secured leverage ratio is within a range to be agreed and to 0% if our consolidated first lien net senior secured leverage ratio is below a level to be agreed) of our annual excess cash flow, as defined under the Senior Facilities;

•	100% (which percentage will be reduced to 0% with respect to up to a portion of such net cash proceeds to be agreed if our consolidated total net leverage ratio is below a level to be agreed) of the net cash proceeds of all non-ordinary course asset sales, other dispositions of property or certain casualty events, in each case subject to certain exceptions and provided that we may (a) reinvest within 12 months or (b) commit to reinvest those proceeds and so reinvest such proceeds within 18 months in assets to be used in its business, or certain other permitted investments; and

•	100% of the net cash proceeds of any issuance or incurrence of debt, other than proceeds from debt permitted under the Senior Facilities.

The foregoing mandatory prepayments will generally be applied pro rata among the term loans.

We may voluntarily repay outstanding loans under the Senior Facilities at any time, without prepayment premium or penalty except in connection with a repricing event as described below, subject to customary “breakage” costs with respect to LIBOR rate loans.

Any refinancing through the issuance or repricing amendment of any debt that results in a repricing event applicable to the Refinancing Term Loans resulting in a lower yield occurring at any time during the first year after the closing date will be accompanied by a 1.00% prepayment premium or fee, as applicable.

Collateral and Guarantors

All obligations under the Senior Facilities are unconditionally guaranteed by Holdings and each of our existing and future direct and indirect material, wholly owned domestic subsidiaries. The obligations will be secured by substantially all of our assets and those of each subsidiary guarantor and (prior to an IPO) Holdings, including a pledge of our capital stock (prior to an IPO), capital stock of the subsidiary guarantors and 65% of the capital stock of the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to exceptions. Such security interests will consist of a first-priority lien with respect to the collateral (as defined in the Description of Notes).

Restrictive Covenants and Other Matters

Our revolving credit facility requires that we, subject to a testing threshold, comply on a quarterly basis with a maximum first lien net senior secured leverage ratio of 7.00 to 1.00. The testing threshold will be satisfied at any time at which the sum of outstanding revolving credit facility loans, swingline loans and certain letters of credit exceeds twenty percent of commitments under the revolving credit facility at such time.

The Senior Facilities contain certain customary affirmative covenants and events of default. The negative covenants in the Senior Facilities will include, among other things, limitations (none of which are absolute) on our ability to:

•	incur additional debt or issue certain preferred shares;

•	create liens on certain assets;

•	make certain loans or investments (including acquisitions);

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	sell assets;

•	enter into certain transactions with our affiliates;

•	enter into sale-leaseback transactions;

•	change our lines of business;

•	restrict dividends from our subsidiaries or restrict liens;

•	change our fiscal year; and

•	modify the terms of certain debt or organizational agreements.

Holdings is not bound by any financial or negative covenants contained in the Senior Facilities, other than, in the case of Holdings prior to an IPO, with respect to the incurrence of liens on and the pledge of MHGE Holdings’ capital stock and with respect to the maintenance of its existence.

THE EXCHANGE OFFER

Terms of the Exchange Offer

The Issuers are offering to exchange their exchange notes for a like aggregate principal amount of their initial notes.

The exchange notes that the Issuers propose to issue in this exchange offer will be substantially identical to the forms and terms of their initial notes except that, unlike their initial notes, the exchange notes (i) have been registered under the Securities Act and will be freely tradable by persons who are not affiliates of ours or subject to restrictions due to being a broker-dealer and (ii) are not entitled to the registration rights applicable to the initial notes under the Registration Rights Agreement. You should read the description of the exchange notes in the section in this prospectus entitled “Description of Notes.”

Initial notes may be exchanged only for a minimum principal denomination of $2,000 and in integral multiples of $1,000 in excess thereof.

The Issuers reserve the right in their sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

This exchange offer will expire at 5:00 p.m., New York City time, on             , 2014, unless the Issuers extend it in their reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.

The Issuers expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that they have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by them. The Issuers will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. The Issuers will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require them to do otherwise.

The Issuers also expressly reserve the right to amend the terms of this exchange offer in any manner. If the Issuers make any material change, they will promptly disclose this change in a manner reasonably calculated to inform the holders of their initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If the Issuers make any material change to this exchange offer, they will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, the Issuers will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. The Issuers will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

(1)	Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2)	Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at DTC in accordance with the procedures for book-entry transfer described under “—Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3)	Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedure” below.

The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, the Issuers recommend that you use an overnight or hand-delivery service. If you choose the mail, the Issuers recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to the Issuers. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on the Issuers’ books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1)	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. (“FINRA”),

(2)	a commercial bank or trust company having an office or correspondent in the United States, or

(3)	an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

(1)	by a registered holder or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at DTC, or

(2)	for the account of a member firm of a registered national securities exchange or of FINRA, a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

If the letter of transmittal or any bond powers are signed by:

(1)	the registered holder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

(2)	a participant in DTC: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

(3)	a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to the Issuers as determined in their sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

(4)	trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by the Issuers, evidence satisfactory to them of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in this exchange offer, you must make the following representations:

(1)	you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that the Issuers will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by them,

(2)	any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder,

(3)	you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has no arrangement or understanding with any person to participate in a distribution of such exchange notes (within the meaning of the Securities Act) and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act,

(4)	you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” (as defined in Rule 405 of the Securities Act), of the Issuers, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

(5)	if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

(6)	if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale, offer to resell or other transfer of such exchange notes.

You must also warrant that the acceptance of any tendered initial notes by the Issuers and the issuance of exchange notes in exchange therefor shall constitute performance in full by the Issuers of their obligations under the Registration Rights Agreement relating to the initial notes.

To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that the Issuers may enforce this agreement against this participant.

Book-Entry Delivery Procedure

Any financial institution that is a participant in DTC’s systems may make book-entry deliveries of initial notes by causing DTC to transfer these initial notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. To effectively tender the initial notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the initial notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that the Issuers may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of initial notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, you may still tender in this exchange offer if:

(1)	you tender through a member firm of a registered national securities exchange or of FINRA, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

(2)	on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by the Issuers, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

(3)	the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Your tender of initial notes will constitute an agreement between you and the Issuers governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

The Issuers will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at DTC with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by the Issuers in their sole discretion. The Issuers’ determination will be final and binding.

The Issuers reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in their opinion or their counsel’s opinion, be unlawful. The Issuers also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to this exchange offer relating to the obligations of broker dealers, which the Issuers will not waive. If the Issuers waive a condition to this exchange offer, the waiver will be applied equally to all note holders. The Issuers’ interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as the Issuers shall determine. The Issuers, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. The Issuers and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, the Issuers will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if the Issuers give oral or written notice of acceptance to the exchange agent.

The Issuers will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at DTC with an agent’s message, in each case, in form satisfactory to the Issuers and the exchange agent.

If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

By tendering into this exchange offer, you will irrevocably appoint the Issuers’ designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the initial notes tendered. This proxy will be considered coupled with an interest in the initial tendered notes. This appointment will be effective only when, and to the extent that the Issuers accept your notes in this exchange offer. All prior proxies on these initial notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. The Issuers’ designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if the Issuers are able to exercise full voting rights on the initial notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “—Exchange Agent” and before acceptance of your tendered notes for exchange by the Issuers.

Any notice of withdrawal must:

(1)	specify the name of the person having tendered the initial notes to be withdrawn,

(2)	identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

(3)	be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

(4)	specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

(5)	if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

The Issuers will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and the Issuers’ determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under “—Procedures for Tendering Initial Notes” above at any time on or before the expiration date.

Conditions to the Exchange Offer

The Issuers will complete this exchange offer only if:

(1)	there is no change in the laws and regulations which would reasonably be expected to impair the Issuers’ ability to proceed with this exchange offer,

(2)	there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes,

(3)

there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for the

Issuers’ exchange notes under the TIA and there are no proceedings initiated or, to the Issuers’ knowledge, threatened for that purpose,

(4)	there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair the Issuers’ ability to proceed with this exchange offer, and

(5)	the Issuers’ obtain all governmental approvals that they deem in their sole discretion necessary to complete this exchange offer.

These conditions are for the Issuers’ sole benefit. The Issuers may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time at or before the expiration of the exchange offer, if the Issuers determine in their reasonable judgment that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If the Issuers waive a condition to this exchange offer, the waiver will be applied equally to all note holders. The Issuers will not be deemed to have waived their rights to assert or waive these conditions if they fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which the Issuers may assert at any time and from time to time.

If the Issuers determine that they may terminate this exchange offer because any of these conditions is not satisfied, they may:

(1)	refuse to accept and return to their holders any initial notes that have been tendered,

(2)	extend the exchange offer and retain all initial notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

(3)	waive any condition that has not been satisfied and accept all properly tendered initial notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

The Issuers will record the exchange notes at the same carrying value as the initial notes as reflected in the Issuers’ accounting records on the date of the exchange. Accordingly, the Issuers will not recognize any gain or loss for accounting purposes. The Issuers will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange Agent

The Issuers have appointed Wilmington Trust, National Association as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By mail, hand or overnight delivery:

Wilmington Trust, National Association,

as Exchange Agent

c/o Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

By facsimile:

Wilmington Trust, National Association,

as Exchange Agent

c/o Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

Facsimile: 302-636-4139

Fees and Expenses

The Issuers will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

The Issuers will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, the Issuers will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. The Issuers will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

The Issuers will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1)	certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

(2)	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

(3)	a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, the Issuers will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, except as set forth in this paragraph, you will not be able to obligate the Issuers to register the initial notes under the Securities Act. You will not be able to require the Issuers to register your initial notes under the Securities Act unless:

(1)	the initial purchasers request the Issuers to register initial notes that are not eligible to be exchanged for exchange notes in the exchange offer; or

(2)	you are not eligible to participate in the exchange offer; or

(3)	you may not resell the exchange notes you acquire in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

(4)	you are a broker-dealer and hold initial notes that are part of an unsold allotment from the original sale of the initial notes,

in which case the Registration Rights Agreement requires the Issuers to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. The Issuers do not currently anticipate that they will register under the Securities Act any initial notes that remain outstanding after completion of the exchange offer.

Delivery of Prospectus

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution”.

DESCRIPTION OF NOTES

General

On March 22, 2013, McGraw-Hill Global Education Holdings, LLC, a Delaware limited liability company (“MHGE Holdings”), and McGraw-Hill Global Education Finance, Inc., a Delaware corporation (“MHGE Finance” and together with MHGE Holdings, each, an “Issuer” and together, the “Issuers”), issued $800,000,000 9.75% First-Priority Senior Secured Notes due 2021 (the “notes”) under an indenture (the “indenture”), among the Issuers, McGraw-Hill Global Education Intermediate Holdings, LLC, a Delaware limited liability company (“Holdings”), MHE US Holdings, LLC, a Delaware limited liability company (“Parent”), the Subsidiary Guarantors (as defined below) and Wilmington Trust, National Association, as Trustee. In this “Description of Notes”, (i) “we,” “us” and “our” mean McGraw-Hill Global Education Holdings, LLC and its Subsidiaries and (i) the term “Issuers” refers only to McGraw-Hill Global Education Holdings, LLC and McGraw-Hill Global Education Finance, Inc., but not to any of their Subsidiaries. Copies of the indenture may be obtained from the Issuers upon request. For purposes of this “Description of Notes”, the term “notes” shall refer to both the initial notes and the exchange notes.

The following summary of certain provisions of the indenture, the notes, the Security Documents and the First Lien Intercreditor Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of those agreements, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.”

The Issuers will issue exchange notes in exchange for initial notes, in an initial aggregate principal amount of up to $800 million. Following the Issue Date, the Issuers may issue additional notes from time to time. Any offering of additional notes is subject to the covenants described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” The notes and any additional notes subsequently issued under the indenture may, at our election, be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the additional notes are not fungible with the notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number, if applicable. Unless the context otherwise requires, for all purposes of the indenture and this “Description of Notes,” references to the notes include any additional notes actually issued.

Principal of, premium, if any, and interest on the exchange notes will be payable, and the exchange notes may be exchanged or transferred, at the office or agency designated by the Issuers (which initially shall be the designated office or agency of the Trustee).

The exchange notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof; provided that notes may be issued in denominations of less than $2,000 solely to accommodate book-entry positions that have been created by a DTC participant in denominations of less than $2,000. No service charge will be made for any registration of transfer or exchange of exchange notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Exchange Notes

The notes will be senior obligations of the Issuers, will have the benefit of the security interests in the Collateral described below under “—Security” and will mature on April 1, 2021. Each note will bear interest at a rate of 9.75% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on March 15 or September 15 immediately preceding the interest payment date on April 1 and October 1 of each year, commencing October 1, 2013.

Additional interest is payable with respect to the notes in certain circumstances if the Issuers do not consummate the exchange offer (or shelf registration, if applicable) as provided in the Registration Rights Agreement and as further described under “The Exchange Offer.”

Optional Redemption

On or after April 1, 2016, the Issuers may redeem the notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by the Issuers by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 1 of the years set forth below:

Period	Redemption Price
2016	107.313%
2017	104.875%
2018	102.438%
2019 and thereafter	100.000%

In addition, prior to April 1, 2016 the Issuers may redeem the notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by the Issuers by first-class mail, or delivered electronically if held by DTC, to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to April 1, 2016 the Issuers may redeem in the aggregate up to 35% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) with the net cash proceeds of one or more Equity Offerings (1) by MHGE Holdings or (2) by any direct or indirect parent of MHGE Holdings to the extent the net cash proceeds thereof are contributed to the common equity capital of MHGE Holdings or used to purchase Capital Stock (other than Disqualified Stock) of MHGE Holdings, at a redemption price (expressed as a percentage of principal amount thereof) of 109.750%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed by the Issuers to each holder of notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof. In addition, any redemption described above or notice thereof may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering in the case of a redemption upon completion of an Equity Offering.

Selection

In the case of any partial redemption, selection of notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or if the notes are not so listed, on a pro rata basis to the extent practicable or by lot or by such other method as the Trustee shall deem fair and appropriate (and, in such manner that complies with the requirements of DTC, if applicable); provided that no notes of $2,000 or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the Issuers have deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuers will not be required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Issuers may be required to offer to purchase notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” We may at any time, and from time to time, purchase notes in the open market or otherwise.

Ranking

The indebtedness evidenced by the notes and the Guarantees, respectively, will be senior Indebtedness of the Issuers and the Guarantors, respectively, will rank pari passu in right of payment with all existing and future senior Indebtedness of the Issuers and the Guarantors, will have the benefit of the security interest in the Collateral as described under “—Security” and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers and the Guarantors. Pursuant to the Security Documents and the First Lien Intercreditor Agreement, the notes and the Guarantees will have the benefit of a first-priority security interest in the Collateral, which will also secure all other First-Priority Obligations on a pari passu basis, in each case, subject to Permitted Liens, including exceptions described under the caption “—Security”.

As of December 31, 2013, MHGE Holdings and its Subsidiaries had $1,523 million in aggregate principal amount of outstanding Indebtedness constituting First-Priority Obligations (including the notes), including $723 million outstanding under the Credit Agreement, and approximately $239.5 million of additional borrowings was available and undrawn under the Credit Agreement.

Although the indenture will limit the Incurrence of Indebtedness and the issuance of Disqualified Stock by MHGE Holdings and its Restricted Subsidiaries, and the issuance of Preferred Stock by the Restricted Subsidiaries of MHGE Holdings that are not Subsidiary Guarantors, such limitation is subject to a number of significant qualifications and exceptions. MHGE Holdings and its Subsidiaries are able to Incur additional amounts of Indebtedness. Under certain circumstances the amount of such Indebtedness could be substantial and, subject to certain limitations, such Indebtedness may be Secured Indebtedness constituting additional First-Priority Obligations. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens.”

MHGE Holdings is a holding company that has no material assets or operations other than the equity in the assets of its Subsidiaries. Unless a Subsidiary is an Issuer or a Subsidiary Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary, generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Issuers, including holders of the notes. The notes, therefore, will be effectively subordinated to holders of indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of any Subsidiary of MHGE Holdings that is not an Issuer or a Subsidiary Guarantor. Our only Subsidiaries (other than MHGE Finance) that are not Subsidiary Guarantors will be (i) non-Wholly Owned Subsidiaries and (ii) Foreign Subsidiaries, as well as Domestic Subsidiaries (x) that own no material assets (directly or through their Subsidiaries) other than equity interests of one or more of Foreign Subsidiaries that are CFCs or (y) that are Subsidiaries of Foreign Subsidiaries, all of which, as of December 31, 2013, had no outstanding indebtedness, excluding intercompany obligations.

See “Risk Factors—Risks Related to Our Indebtedness and the Notes—The notes will be structurally subordinated to all liabilities of our non-guarantor subsidiaries.”

Security

The Notes Obligations are secured by first-priority security interests in all property and assets of the Issuers and the Subsidiary Guarantors (collectively, the “Pledgors”) (other than equity interests of MHGE Holdings and Excluded Property (as defined below)) that also secure the obligations of the Issuers and the Guarantors under the Credit Agreement on a first-priority basis (the “Collateral”), subject to Permitted Liens. The Issuers and the Subsidiary Guarantors may incur additional Indebtedness in the future that may be secured by security interests in the Collateral that rank senior to, pari passu with or junior to the security interests securing the Notes Obligations.

The Collateral does not include, subject to certain exceptions, (i) any real property (owned or leased), other than those securing the Credit Agreement, (ii) motor vehicles and other assets subject to certificates of title and letter of credit rights (in each case, other than to the extent a Lien thereon can be perfected by filing a customary financing statement) and commercial tort claims with a value of less than the amount specified in the Security Documents, (iii) those assets over which the pledging or granting of security interests in such assets would be prohibited by applicable law, rule, regulation or contractual obligation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code), (iv) assets to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences as determined in good faith by MHGE Holdings, (v) margin stock, (vi) equity interests in any Person other than Wholly-Owned Subsidiaries to the extent a pledge thereof is prohibited by, or would give any other party (other than an Issuer or any Guarantor) the right to terminate its obligations under, the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement or any other contractual obligation with an unaffiliated third party (other than non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code or other applicable law), (vii) equity interests in foreign subsidiaries and certain related holding companies except as provided above, (viii) any equity interests of any immaterial subsidiary and any unrestricted subsidiary, (ix) any lease, license, or other agreement to which an Issuer or a Subsidiary Guarantor is a party to the extent that a grant of a security interest would violate or invalidate such lease, license or agreement, or create a right of termination in favor of any other party thereto (other than an Issuer or any Subsidiary Guarantor) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (x) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (xi) pending “intent-to-use” trademark applications for which a verified statement of use or an amendment to allege use has not been filed with or accepted by the United States Trademark Office, (xii) other customary exclusions under applicable local law or in applicable local jurisdictions, (xiii) assets subject to Liens securing Qualified Receivables Financings, (xiv) any accounts or funds received by MHGE Holdings or any of its Subsidiaries as agent on behalf of third parties that they have a duty to collect and remit to such third parties, (xv) any asset at any time that is not then subject to a Lien securing First-Priority Obligations under the Credit Agreement at such time, and (xvi) certain other exceptions described in the Security Documents, including the limitation on stock collateral described below (all such excluded assets referred to as “Excluded Property”). The foregoing Excluded Property (other than stock collateral not subject to the limitations described below) will not secure the Credit Agreement or Other First-Priority Obligations. The security interests in the Collateral securing the notes will be pari passu in priority with any and all security interests at any time granted to secure the Credit Agreement and any Other First-Priority Obligations. In addition, the security interests in the Collateral securing the notes will also be subject to all other Permitted Liens. No control agreements or control, lockbox or similar arrangements will be required with respect to any deposit accounts, securities accounts and commodities accounts or other assets. Furthermore, no foreign-law governed security documents shall be required. The First-Priority Obligations include Secured Bank Indebtedness and related obligations, as well as certain Hedging Obligations and certain other obligations in respect of cash management services. The other Persons holding First-Priority Obligations may have rights and remedies with respect to the Collateral that, if exercised, could adversely affect the value of the Collateral or the ability of the First-Priority Collateral Agent under the First Lien Intercreditor Agreement to realize or foreclose on the Collateral on behalf of the holders of the notes. The First-Priority Collateral Agent will also have rights and remedies with respect to the Collateral that, if exercised, could also adversely affect the value of the Collateral or the ability of the holders of the notes to cause a realization or foreclosure on the Collateral, particularly the rights described below under “—Security—First Lien Intercreditor Agreement.”

The Issuers and the Subsidiary Guarantors are able to incur additional Indebtedness in the future that could share in the Collateral, including additional First-Priority Obligations. The amount of such additional First-Priority Obligations and additional Indebtedness is limited by the covenants described under “—Certain Covenants—Liens” and “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuances of Disqualified Stock and Preferred Stock.” Under certain circumstances, the amount of such additional First-Priority Obligations and additional Indebtedness could be significant.

Limitations on Stock Collateral

The Capital Stock and securities of a Subsidiary of MHGE Holdings that are owned by an Issuer or any Subsidiary Guarantor will constitute Collateral only to the extent that such Capital Stock and securities can secure the notes without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary due to the fact that such Subsidiary’s Capital Stock or securities secure the notes or any Guarantee, then the Capital Stock and/or securities of such Subsidiary shall automatically be deemed not to be part of the Collateral (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of the Trustee or any holder of notes, to the extent necessary to release the security interests on the shares of Capital Stock and securities that are so deemed to no longer constitute part of the Collateral.

In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock or securities to secure the notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and/or securities of such Subsidiary shall automatically be deemed to be a part of the Collateral (but only to the extent that will not result in such Subsidiary being subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of the Trustee or any holder of notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and securities, on the terms contemplated herein.

After Acquired Collateral

Subject to certain limitations and exceptions, if an Issuer or any Subsidiary Guarantor creates any additional security interest upon any property or asset (other than Excluded Property) to secure any First-Priority Obligations (which include Obligations in respect of the Credit Agreement), it must concurrently grant a security interest with the priority required by the Notes Documents (subject to Permitted Liens) upon such property as security for the notes. Also, if granting a security interest in such property requires the consent of a third party, MHGE Holdings will use commercially reasonable efforts to obtain such consent with respect to the security interest for the benefit of the First-Priority Collateral Agent on behalf of the Trustee and the holders of the notes.

If such third party does not consent to the granting of the security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.

Security Documents

The Issuers, the Subsidiary Guarantors and the First-Priority Collateral Agent have entered into the Security Documents defining the terms of the security interests that secure the notes. These security interests secure the payment and performance when due of all of the Obligations of the Issuers and the Guarantors under the notes, the Guarantees, the indenture and the Security Documents, as provided in the Security Documents.

Subject to the terms of the Security Documents, the Issuers and the Subsidiary Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the First-Priority Collateral Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

First Lien Intercreditor Agreement

The Trustee, the administrative agent under the Credit Agreement (the “Credit Agreement Agent”) and the First-Priority Collateral Agent entered into an intercreditor agreement (as hereafter amended, restated, supplemented or otherwise modified from time to time, the “First Lien Intercreditor Agreement”) with respect to the Collateral, which may be amended from time to time, without the consent of the Trustee and the holders of the notes, to add other parties holding First-Priority Obligations permitted to be incurred under the indenture and the Credit Agreement.

The First Lien Intercreditor Agreement governs the relative rights and remedies with respect to the Collateral of the lenders under the Credit Agreement, the holders of the notes and the holders of any Other First-Priority Obligations. Under the First Lien Intercreditor Agreement, as described below, the “Applicable Authorized Representative” has the right to direct foreclosures and take other actions with respect to the Common Collateral, and the Authorized Representatives of other Series of First-Priority Obligations have no right to take actions with respect to the Common Collateral. The Applicable Authorized Representative will initially be the Credit Agreement Agent, and the Trustee for the holders of the notes, as Authorized Representative in respect of the notes, will initially have no rights to take any action with respect to the Common Collateral under the First Lien Intercreditor Agreement. The First-Priority Collateral Agent may enter into any amendment (and, upon request by the First-Priority Collateral Agent, each Authorized Representative shall sign a consent to such amendment) to any First-Priority Security Document (including, without limitation, to release any Liens securing any Series of First-Priority Obligations), so long as such amendment is not prohibited by the terms of each then extant First-Priority Obligations Document. The First-Priority Collateral Agent may additionally enter into any amendment (and, upon request by the First-Priority Collateral Agent, each Authorized Representative shall sign a consent to such amendment) to any First-Priority Security Document solely as such First-Priority Security Document relates to a particular Series of First-Priority Obligations (including, without limitation, to release Liens securing such Series of First-Priority Obligations); provided that any such amendment is in accordance with the First-Priority Obligations Documents pursuant to which such Series of First-Priority Obligations was incurred and such amendment does not adversely affect the First-Priority Secured Parties of any other Series.

The Credit Agreement Agent will remain the Applicable Authorized Representative until the earlier of (1) the Discharge of Credit Agreement Obligations and (2) the Non-Controlling Authorized Representative Enforcement Date (such date, the “Applicable Authorized Agent Date”). From and after the Applicable Authorized Agent Date, the Applicable Authorized Representative will be the Authorized Representative of the Non-Controlling Secured Parties of the Series of Other First-Priority Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First-Priority Obligations with respect to the Common Collateral (the “Major Non-Controlling Authorized Representative”).

The “Non-Controlling Authorized Representative Enforcement Date” is the date that is 180 days (throughout which 180-day period the applicable Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (a) an Event of Default, as defined in the indenture or other applicable indenture for that Series of First-Priority Obligations, and (b) the First-Priority Collateral Agent’s and each other Authorized Representative’s receipt of written notice from that Authorized Representative certifying that (i) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default, as defined in the indenture or other applicable indenture for that Series of First-Priority Obligations, has occurred and is continuing and (ii) the First-Priority Obligations of that Series are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the indenture or other applicable indenture for that Series of First-Priority Obligations; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Common Collateral (1) at any time the Credit Agreement Agent or the First-Priority Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Common Collateral or (2) at any time an Issuer or the Subsidiary Guarantor that has granted a security interest in such Common Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding.

The Applicable Authorized Representative has the sole right to instruct the First-Priority Collateral Agent to act or refrain from acting with respect to the Common Collateral, the First-Priority Collateral Agent shall not follow any instructions with respect to such Common Collateral from any Authorized Representative of any Non-Controlling Secured Party or other First-Priority Secured Party (other than the Applicable Authorized Representative), and no Authorized Representative of any Non-Controlling Secured Party or other First-Priority Secured Party (other than the Applicable Authorized Representative) will instruct the First-Priority Collateral Agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, the Common Collateral.

Notwithstanding the equal priority of the Liens on the Common Collateral, the First-Priority Collateral Agent, acting on the instructions of the Applicable Authorized Representative, may deal with the Common Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral. No Authorized Representative of any Non-Controlling Secured Party or any Non-Controlling Secured Party may contest, protest or object to any foreclosure proceeding or action brought by the First-Priority Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party. The Trustee and each other Authorized Representative will agree that it will not accept any Lien on any Common Collateral for the benefit of the holders of notes or of any other Series of First-Priority Obligations, as applicable (other than funds deposited for the discharge or defeasance of the indenture or the agreement governing such other Series of First-Priority Obligations, as applicable), other than pursuant to the First-Priority Security Documents. Each of the First-Priority Secured Parties also will agree that it will not (and will waive any right to) contest or support any other person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First-Priority Secured Parties in all or any part of the Collateral, or the provisions of the First Lien Intercreditor Agreement. The First Lien Intercreditor Agreement will provide that, if any Common Collateral is transferred to a third party or otherwise disposed of in connection with any enforcement by the First-Priority Collateral Agent thereunder, the Liens in favor of the First-Priority Collateral Agent for the benefit of each Series of First-Priority Secured Parties upon such Common Collateral will be automatically released and discharged.

If an Event of Default or any event of default with respect to any other First-Priority Obligations has occurred and is continuing and the First-Priority Collateral Agent or any First-Priority Secured Party is taking action to enforce rights in respect of any Common Collateral, or any distribution is made in respect of any Common Collateral in any bankruptcy case of an Issuer or any Subsidiary Guarantor or any First-Priority Secured Party receives any payment pursuant to any intercreditor agreement (other than the First Lien Intercreditor Agreement) with respect to any Common Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by any First-Priority Secured Party or received by the First-Priority Collateral Agent or any First-Priority Secured Party pursuant to any such intercreditor agreement with respect to such Common Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the paragraph immediately following) to which the First-Priority Obligations are entitled under any other intercreditor agreement shall be applied among the First-Priority Obligations to the payment in full of the First-Priority Obligations on a ratable basis, after payment of all amounts owing to the First-Priority Collateral Agent.

Notwithstanding the foregoing, with respect to any Common Collateral for which a third party (other than a First-Priority Secured Party and after giving effect to any other applicable intercreditor agreements) has a lien or security interest that is junior in priority to the security interest of any Series of First-Priority Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First-Priority Obligations (such third party, an “Intervening Creditor”), the value of any Common Collateral or proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Common Collateral or proceeds to be distributed in respect of the Series of First-Priority Obligations with respect to which such impairment exists.

None of the First-Priority Secured Parties may institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the First-Priority Collateral Agent or any other First-Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Common Collateral. In addition, none of the First-Priority Secured Parties may seek to have any Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral. If any First-Priority Secured Party obtains possession of any Common Collateral or realizes any proceeds or payment in respect thereof, at any time prior to the discharge of each Series of First-Priority Obligations, then it must hold such Common Collateral, proceeds or payment in trust for the other First-Priority Secured Parties and promptly transfer such Common Collateral, proceeds or payment to the First-Priority Collateral Agent to be distributed in accordance with the First Lien Intercreditor Agreement.

If an Issuer or any Subsidiary Guarantor becomes subject to any bankruptcy case, the First Lien Intercreditor Agreement will provide that, if an Issuer or any Subsidiary Guarantor shall, as debtor(s)-in-possession, move for approval of financing (the “DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First-Priority Secured Party (other than any Controlling Secured Party or any Authorized Representative of any Controlling Secured Party) will agree not to object to any such DIP Financing or to the Liens on the Common Collateral securing the same (the “DIP Financing Liens”) or to any use of cash collateral that constitutes Common Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or such use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Common Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Common Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First-Priority Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Common Collateral granted to secure the First-Priority Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Common Collateral as set forth in the First Lien Intercreditor Agreement), in each case so long as:

(A) the First-Priority Secured Parties of each Series retain the benefit of their Liens on all such Common Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First-Priority Secured Parties (other than any Liens of the First-Priority Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the bankruptcy case,

(B) the First-Priority Secured Parties of each Series are granted Liens on any additional collateral pledged to any First-Priority Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First-Priority Secured Parties as set forth in the First Lien Intercreditor Agreement,

(C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First-Priority Obligations, such amount is applied pursuant to the First Lien Intercreditor Agreement, and

(D) if any First-Priority Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection is applied pursuant to the First Lien Intercreditor Agreement;

provided, that the First-Priority Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First-Priority Secured Parties of such Series or its Authorized Representative that shall not constitute Common Collateral; and provided, further, that the First-Priority Secured Parties receiving adequate protection shall not object to any other First-Priority Secured Party receiving adequate protection comparable to any adequate protection granted to such First-Priority Secured Parties in connection with a DIP Financing or use of cash collateral.

The First-Priority Secured Parties acknowledge that the First-Priority Obligations of any Series may, subject to the limitations set forth in the other First-Priority Obligations Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in the First Lien Intercreditor Agreement defining the relative rights of the First-Priority Secured Parties of any Series.

Release of Collateral

The Issuers and the Subsidiary Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the notes under any one or more of the following circumstances:

(1)	to enable us to consummate the disposition of such property or assets to a Person that is not an Issuer or a Subsidiary Guarantor to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales”;

(2)	in respect of the property and assets of a Subsidiary Guarantor, upon the designation of such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(3)	in respect of the property and assets of a Subsidiary Guarantor, upon the release or discharge of the Guarantee of such Subsidiary Guarantor in accordance with the indenture;

(4)	in respect of any property and assets of an Issuer or a Subsidiary Guarantor that would constitute Collateral but is at such time not subject to a Lien securing First-Priority Obligations (other than the Notes Obligations), other than any property or assets that cease to be subject to a Lien securing First-Priority Obligations in connection with a Discharge of First-Priority Obligations; provided that if such property and assets are subsequently subject to a Lien securing First-Priority Obligations (other than Excluded Property), such property and assets shall subsequently constitute Collateral under the indenture;

(5)	in respect of any Common Collateral transferred to a third party or otherwise disposed of in connection with any enforcement by the First-Priority Collateral Agent thereunder, as described under “—First Lien Intercreditor Agreement” above;

(6)	as described under “—Amendments and Waivers” below; and

(7)	if the notes have been discharged or defeased as described under “—Satisfaction and Discharge” below.

The security interests in all Collateral securing the notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the notes and all other Obligations under the indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the indenture as described below under “—Satisfaction and Discharge”) or (ii) a legal defeasance or covenant defeasance under the indenture as described below under “—Defeasance.”

Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Issuers, except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert.

Notwithstanding anything to the contrary herein, MHGE Holdings and its Subsidiaries will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral.

Without limiting the generality of the foregoing, certain no action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. The Issuers and the Subsidiary Guarantors may, subject to the provisions of the indenture, among other things, without any release or consent by the Trustee or the First-Priority Collateral Agent, conduct ordinary course activities with respect to the Collateral, including, without limitation:

•	selling or otherwise disposing of in any transaction or series of related transactions, any property subject to the Lien of the Security Documents that has become worn out, defective, obsolete or not used or useful in the business;

•	abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the indenture or any of the Security Documents;

•	surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents that it may own or under which it may be operating;

•	altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances;

•	granting a license of any intellectual property;

•	selling, transferring or otherwise disposing of inventory in the ordinary course of business;

•	collecting accounts receivable in the ordinary course of business as permitted by the covenant described under “—Asset Sales”;

•	making cash payments (including for the repayment of Indebtedness or interest) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the indenture and the Security Documents; and

•	abandoning any intellectual property that is no longer used or useful in MHGE Holdings’ business.

Guarantees

Holdings and each of MHGE Holdings’ direct and indirect Wholly Owned Restricted Subsidiaries that are Domestic Subsidiaries (other than MHGE Finance or an Excluded Subsidiary) and that are borrowers or guarantors under the Credit Agreement jointly and severally irrevocably and unconditionally guarantee on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the indenture and the notes, whether for payment of principal of, premium, if any, or interest or additional interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Guaranteed Obligations”). The Guaranteed Obligations of all Subsidiary Guarantors will be secured by first-priority security interests (subject to Permitted Liens) in the Collateral owned by such Subsidiary Guarantor on a pari passu basis with other First-Priority Lien Obligations. The Holdings Guarantee is unsecured. The Guarantors agreed to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee in enforcing any rights under the Guarantees.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—A court could void the liens securing the guarantees or the notes under fraudulent transfer laws.” MHGE Holdings will cause each Wholly Owned Restricted Subsidiary (other than an Excluded Subsidiary) that Incurs or guarantees certain Indebtedness of MHGE Holdings or any of its Restricted Subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the notes on the same senior secured basis. See “—Certain Covenants—Future Subsidiary Guarantors.”

In addition, Holdings’ Guarantee is subject to important limitations. Holdings will not be subject to any of the covenants set forth below other than those described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

Each Guarantee will be a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the Guaranteed Obligations of such Guarantor;

(2)	subject to the next four succeeding paragraphs, be binding upon each such Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

Each Restricted Subsidiary’s Guarantee will be automatically released upon:

(1)	the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary), of the applicable Subsidiary Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of the indenture;

(2)	the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(3)	the release or discharge of the guarantee by such Subsidiary Guarantor of the Credit Agreement or any other Indebtedness which resulted in the obligation to guarantee the notes;

(4)	the Issuers’ exercise of their legal defeasance option or covenant defeasance option as described under “—Defeasance” or if the Issuers’ obligations under the indenture are discharged in accordance with the terms of the indenture;

(5)	such Restricted Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest in favor of the First-Priority Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner described under “—Security—Release of Collateral;” and

(6)	the occurrence of a Covenant Suspension Event.

Holdings’ Guarantee will be automatically released upon:

(1)	MHGE Holdings’ transfer of all or substantially all of its assets to, or merger with, an entity that is not a Wholly Owned Subsidiary of Holdings in accordance with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets,” and such transferee entity assumes the Issuer’s obligations under the indenture; and

(2)	the Issuers’ exercise of their legal defeasance option or covenant defeasance option as described under “—Defeasance” or if the Issuers’ obligations under the indenture are discharged in accordance with the terms of the indenture.

Change of Control

Upon the occurrence of a Change of Control, each holder will have the right to require the Issuers to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuers have previously or concurrently elected to redeem notes as described under “—Optional Redemption.”

In the event that at the time of such Change of Control, the terms of the Bank Indebtedness restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuers shall:

(1)	repay in full all Bank Indebtedness or, if doing so will allow the purchase of notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender and/or noteholder who has accepted such offer; or

(2)	obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the notes as provided for in the immediately following paragraph.

See “Risk Factors—Risks Related to Our Indebtedness and the Notes—We may not be able to repurchase the notes upon a change of control.”

Within 30 days following any Change of Control, except to the extent that the Issuers have exercised their right to redeem the notes by delivery of a notice of redemption as described under “—Optional Redemption,” the Issuers shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuers to repurchase such holder’s notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions determined by the Issuers, consistent with this covenant, that a holder must follow in order to have its notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under such Change of Control Offer.

If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers as described above, purchases all of the notes validly tendered and not withdrawn by such holders, the Issuers or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and canceled at the option of the Issuers. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

The Issuers will comply, to the extent applicable, with the requirements of Section 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuers and the initial purchasers. The Issuers have no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuers could decide to do so in the future. Subject to the limitations discussed below, the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuers’ capital structure or credit rating.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Bank Indebtedness of the Issuers may contain prohibitions on certain events which would constitute a Change of Control or require such Bank Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the notes could cause a default under such Bank Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers. Finally, the Issuers’ ability to pay cash to the holders upon a repurchase may be limited by the Issuers’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—We may not be able to repurchase the notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of MHGE Holdings and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” under New York law, which governs the indenture, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of MHGE Holdings and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the indenture relating to the Issuers’ obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the indenture. If on any date following the Issue Date, (i) the notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the indenture then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the covenants specifically listed under the following captions in this “Description of Notes” section of this prospectus will not be applicable to the notes (collectively, the “Suspended Covenants”):

(1)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4)	“—Asset Sales”;

(5)	“—Transactions with Affiliates”;

(6)	clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”; and

(7)	“—Future Subsidiary Guarantors.”

If and while MHGE Holdings and its Restricted Subsidiaries are not subject to the Suspended Covenants, the notes will be entitled to substantially less covenant protection. In the event that MHGE Holdings and its Restricted Subsidiaries are not subject to the Suspended Covenants under the indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the notes below an Investment Grade Rating, then MHGE Holdings and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the indenture with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.” The Issuers will provide the Trustee with notice of each Covenant Suspension Event or Reversion Date within five Business Days of the occurrence thereof.

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the first paragraph of “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (b) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and prior, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted

Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by MHGE Holdings or its Restricted Subsidiaries during the Suspension Period. Within 30 days of such Reversion Date, the Issuers must comply with the terms of the covenant described under “—Certain Covenants—Future Subsidiary Guarantors.”

For purposes of the “—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The indenture provides that:

(1)	MHGE Holdings will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	MHGE Holdings will not permit any of the Restricted Subsidiaries (other than a Subsidiary Guarantor) to issue any shares of Preferred Stock;

provided, however, that an Issuer and any Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary of MHGE Holdings that is not an Issuer or a Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Total Indebtedness Leverage Ratio of MHGE Holdings for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 5.50 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that any Restricted Subsidiary that is not a Subsidiary Guarantor may not incur Indebtedness or issue shares of Disqualified Stock or Preferred Stock in excess of an amount, together with any Refinancing Indebtedness thereof pursuant to clause (n) below, equal to, after giving pro forma effect to such incurrence or issuance (including pro forma effect to the application of the net proceeds therefrom), the greater of $100 million and 4.0% of Total Assets of MHGE Holdings and the Restricted Subsidiaries at the time of Incurrence (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount).

The foregoing limitations will not apply to:

(a)	the Incurrence by MHGE Holdings or any Restricted Subsidiary of Indebtedness (including under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder and Indebtedness represented by the notes and the Guarantees (including exchange notes and related guarantees thereof)) up to an aggregate principal amount outstanding at the time of Incurrence that does not exceed (x) $2,175 million plus (y) an additional aggregate principal amount of Consolidated Total Indebtedness constituting First-Priority Obligations that at the time of Incurrence does not cause the Secured Indebtedness Leverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available, determined on a pro forma basis, to exceed 4.25 to 1.00;

(b)	Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a));

(c)

Indebtedness (including Capitalized Lease Obligations) Incurred by MHGE Holdings or any Restricted Subsidiary, Disqualified Stock issued by MHGE Holdings or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock or Preferred Stock then outstanding and Incurred pursuant to this clause (c), together with any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (n) below, does not exceed the greater of $150 million and 5.75% of Total Assets at the time of Incurrence (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(d)	Indebtedness Incurred by MHGE Holdings or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(e)	Indebtedness arising from agreements of MHGE Holdings or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions, any acquisition or disposition of any business, assets or a Subsidiary in accordance with the terms of the indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(f)	Indebtedness of MHGE Holdings to a Restricted Subsidiary; provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of MHGE Holdings and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Subsidiary Guarantor is subordinated in right of payment to the obligations of the Issuers under the notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to MHGE Holdings or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (f);

(g)	shares of Preferred Stock of a Restricted Subsidiary issued to MHGE Holdings or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to MHGE Holdings or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (g);

(h)	Indebtedness of a Restricted Subsidiary to MHGE Holdings or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of MHGE Holdings and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Guarantee of such Subsidiary Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to MHGE Holdings or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (h);

(i)

Hedging Obligations that are not incurred for speculative purposes but (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof;

(j)	obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by MHGE Holdings or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(k)	Indebtedness or Disqualified Stock of MHGE Holdings or Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (k), together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (n) below, does not exceed the greater of $175 million and 7.5% of Total Assets at the time of Incurrence (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (it being understood that any Indebtedness Incurred pursuant to this clause (k) shall cease to be deemed Incurred or outstanding for purposes of this clause (k) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which MHGE Holdings, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (k));

(l)	Indebtedness or Disqualified Stock of MHGE Holdings or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference at any time outstanding, together with Refinancing Indebtedness in respect thereof incurred pursuant to clause (n) hereof, not greater than 100.0% of the net cash proceeds received by MHGE Holdings and its Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of MHGE Holdings or any direct or indirect parent entity of MHGE Holdings (which proceeds are contributed to MHGE Holdings or its Restricted Subsidiary) or cash contributed to the capital of MHGE Holdings (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, MHGE Holdings or any of its Subsidiaries) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the third paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (l) and (3) of the definition thereof) (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (it being understood that any Indebtedness incurred pursuant to this clause (l) shall cease to be deemed incurred or outstanding for purposes of this clause (l) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which MHGE Holdings, or the Restricted Subsidiary, as the case may be, could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m)	any guarantee by MHGE Holdings or any Restricted Subsidiary of Indebtedness or other obligations of MHGE Holdings or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by MHGE Holdings or such Restricted Subsidiary is permitted under the terms of the indenture; provided that (i) if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Guarantee of MHGE Holdings or such Restricted Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the notes or such Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the notes or the Guarantee, as applicable and (ii) if such guarantee is of Indebtedness of MHGE Holdings, such guarantee is Incurred in accordance with, or not in contravention of, the covenant described under “—Future Subsidiary Guarantors” solely to the extent such covenant is applicable;

(n)

the Incurrence by MHGE Holdings or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (k), (1), (n), (o) and (s) of this paragraph up to the outstanding principal amount (or, if applicable, the liquidation preference face amount, or the like) or, if greater, committed amount (only to the extent the committed amount could have been Incurred on the date of initial Incurrence and was deemed Incurred at such time for the purposes of this covenant) of such Indebtedness or Disqualified Stock or Preferred Stock, in each case at the time such Indebtedness was Incurred or Disqualified Stock or Preferred Stock was issued pursuant to the first paragraph of this covenant or clauses (b), (c), (k), (1), (n), (o) and (s) of this paragraph, or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any notes then outstanding were instead due on such date (provided that this subclause (1) will not apply to any refunding or refinancing of any Secured Indebtedness constituting First-Priority Obligations);

(2)	to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the notes or a Guarantee, as applicable, such Refinancing Indebtedness is junior to the notes or the Guarantee, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and

(3)	shall not include (x) Indebtedness of a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor that refinances Indebtedness of an Issuer or a Subsidiary Guarantor, or (y) Indebtedness of MHGE Holdings or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

(o)	Indebtedness, Disqualified Stock or Preferred Stock of (x) MHGE Holdings or any Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by MHGE Holdings or any Restricted Subsidiary or merged, consolidated or amalgamated with or into MHGE Holdings or any Restricted Subsidiary in accordance with the terms of the indenture; provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(1)	MHGE Holdings would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Indebtedness Leverage Ratio test set forth in the first paragraph of this covenant; or

(2)	the Total Indebtedness Leverage Ratio of MHGE Holdings would be no greater than immediately prior to such acquisition or merger, consolidation or amalgamation;

(p)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to MHGE Holdings or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r)	Indebtedness of MHGE Holdings or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to Bank Indebtedness, in a principal amount not in excess of the stated amount of such letter of credit;

(s)	Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (s), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (s), together with Refinancing Indebtedness in respect thereof Incurred pursuant to clause (n) hereof, does not exceed the greater of $100 million and 4.0% of Total Assets at the time of Incurrence (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (it being understood that any Indebtedness incurred pursuant to this clause (s) shall cease to be deemed incurred or outstanding for purposes of this clause (s) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (s));

(t)	Indebtedness of MHGE Holdings or any Restricted Subsidiary consisting of (1) the financing of insurance premiums or (2) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(u)	Indebtedness consisting of Indebtedness issued by MHGE Holdings or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of MHGE Holdings or any direct or indirect parent of MHGE Holdings to the extent described in clause (4) of the third paragraph of the covenant described under “—Limitation on Restricted Payments”; and

(v)	Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of MHGE Holdings and any Restricted Subsidiary; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (v), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (v), does not exceed the greater of $100 million and 4.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness incurred pursuant to this clause (v) shall cease to be deemed incurred or outstanding for purposes of this clause (v) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (v)).

For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (v) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, then MHGE Holdings may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant, provided that Indebtedness outstanding under the Credit Agreement and the notes on the Issue Date shall be incurred under clause (a) above and may not be reclassified; and

(2)	at the time of incurrence, MHGE Holdings will be entitled to divide and classify an item of Indebtedness in more than one of the categories of Indebtedness described in the first paragraph or clauses (a) through (v) above (or any portion thereof) without giving pro forma effect to the Indebtedness Incurred pursuant to any other clause or paragraph above (or any portion thereof) when calculating the amount of Indebtedness that may be Incurred pursuant to any such clause or paragraph (or any portion thereof).

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt. However, if the Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that MHGE Holdings and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.

Limitation on Restricted Payments

The indenture provides that MHGE Holdings will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of any of MHGE Holdings’ or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving MHGE Holdings (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of MHGE Holdings; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, MHGE Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of MHGE Holdings or any direct or indirect parent of MHGE Holdings;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of an Issuer or any Subsidiary Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (f) and (h) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, MHGE Holdings could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by MHGE Holdings and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (6)(c), (8) and (13)(b) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1)	50% of the Consolidated Net Income of MHGE Holdings for the period (taken as one accounting period, the “Reference Period”) from January 1, 2013 to the end of MHGE Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case of such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by MHGE Holdings) of property other than cash, received by MHGE Holdings after the Issue Date (other than net proceeds to the extent such net proceeds have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (1) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of Equity Interests of MHGE Holdings or any direct or indirect parent entity of MHGE Holdings (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to MHGE Holdings or a Restricted Subsidiary), plus

(3)	100% of the aggregate amount of contributions to the capital of MHGE Holdings received in cash and the Fair Market Value (as determined in good faith by MHGE Holdings) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (1) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), plus

(4)	100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of MHGE Holdings or any Restricted Subsidiary issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in MHGE Holdings (other than Disqualified Stock) or any direct or indirect parent of MHGE Holdings (provided in the case of any such parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5)	100% of the aggregate amount received by MHGE Holdings or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by MHGE Holdings) of property other than cash received by MHGE Holdings or any Restricted Subsidiary from:

(A)	the sale or other disposition (other than to MHGE Holdings or a Restricted Subsidiary) of Restricted Investments made by MHGE Holdings and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from MHGE Holdings and the Restricted Subsidiaries by any Person (other than MHGE Holdings or any Restricted Subsidiary) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) of the succeeding paragraph),

(B)	the sale (other than to MHGE Holdings or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or

(C)	a distribution or dividend from an Unrestricted Subsidiary, plus

(6)	in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, MHGE Holdings or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by MHGE Holdings) of the Investment of MHGE Holdings or the Restricted Subsidiaries in such Unrestricted Subsidiary (which, if the fair market value of such investment shall exceed $25.0 million, shall be determined by the Board of Directors of MHGE Holdings) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) of the succeeding paragraph or constituted a Permitted Investment).

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration or the giving notice of such irrevocable redemption, as applicable, such payment would have complied with the provisions of the indenture;

(2)	(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of an Issuer, any direct or indirect parent of MHGE Holdings or any Subsidiary Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of MHGE Holdings or any direct or indirect parent of MHGE Holdings contributed to MHGE Holdings’ equity or contributions to the equity capital of MHGE Holdings (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of MHGE Holdings) (collectively, including any such contributions, “Refunding Capital Stock”),

(b)	the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of MHGE Holdings) of Refunding Capital Stock, and

(c)	if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph and not made pursuant to clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of MHGE Holdings) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)	the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of an Issuer or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of new Indebtedness of an Issuer or a Subsidiary Guarantor, which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)	the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith),

(b)	such Indebtedness is subordinated to the notes or the related Guarantee of such Subsidiary Guarantor, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(c)	such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any notes then outstanding, and

(d)	such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any notes then outstanding were instead due on such date;

(4)	a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of MHGE Holdings or any direct or indirect parent of MHGE Holdings held by any future, present or former employee, director or consultant of MHGE Holdings or any direct or indirect parent of MHGE Holdings or any Subsidiary of MHGE Holdings pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $25 million in any calendar year (which shall increase to $50 million subsequent to the consummation of an underwritten public Equity Offering of common stock), with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum of $50 million in any calendar year (which shall increase to $100 million subsequent to the consummation of an underwritten public Equity Offering of common stock); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by MHGE Holdings or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of MHGE Holdings or any direct or indirect parent of MHGE Holdings (to the extent contributed to MHGE Holdings) to members of management, directors or consultants of MHGE Holdings and the Restricted Subsidiaries or any direct or indirect parent of MHGE Holdings that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under “—Limitation on Restricted Payments”), plus

(b)	the cash proceeds of key man life insurance policies received by MHGE Holdings or any direct or indirect parent of MHGE Holdings (to the extent contributed to MHGE Holdings) or the Restricted Subsidiaries after the Issue Date;

provided that MHGE Holdings may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to MHGE Holdings or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of MHGE Holdings, any Restricted Subsidiary or the direct or indirect parents of MHGE Holdings in connection with a repurchase of Equity Interests of MHGE Holdings or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the indenture;

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of MHGE Holdings or any Restricted Subsidiary issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) (a)	the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(b)	a Restricted Payment to any direct or indirect parent of MHGE Holdings, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of MHGE Holdings issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (b) does not exceed the net cash proceeds actually received by MHGE Holdings from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; and

(c)	the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a) and (c) above of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions and treating such Designated Preferred Stock as Indebtedness for borrowed money for such purpose) on a pro forma basis (including a pro forma application of the net proceeds therefrom), MHGE Holdings would have had a Total Indebtedness Leverage Ratio of no more than 5.50 to 1.00;

(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by MHGE Holdings), taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of $75 million and 3.0% of Total Assets at the time made (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	the payment of dividends after a public offering of Capital Stock of MHGE Holdings or any direct or indirect parent of MHGE Holdings on MHGE Holdings’ Capital Stock (or a Restricted Payment to any such direct or indirect parent of MHGE Holdings to fund the payment by such direct or indirect parent of MHGE Holdings of dividends on such entity’s Capital Stock) of up to 6% per annum of the net proceeds received by MHGE Holdings from any public offering of such Capital Stock of MHGE Holdings or any such direct or indirect parent of MHGE Holdings, other than public offerings with respect to MHGE Holdings’ (or such direct or indirect parent’s) Capital Stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9)	Restricted Payments that are made with (or in an aggregate amount that does not exceed the aggregate amount of) Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of $75 million and 3.0% of Total Assets at the time made;

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of or Indebtedness owed to MHGE Holdings or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(12)

(a) with respect to any taxable period for which MHGE Holdings and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which a direct or indirect parent of MHGE Holdings is the common parent, or for which MHGE Holdings is a partnership or disregarded entity for U.S. federal income tax purposes that is wholly-owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state or local income tax purposes, distributions to any direct or indirect parent of MHGE Holdings in an amount not to exceed the amount of any U.S. federal, state and/or local income taxes that MHGE Holdings and/or its Subsidiaries, as applicable, would have paid for such taxable period had MHGE Holdings and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group, and (b) with respect to any taxable period ending after the Issue Date for which MHGE Holdings is a partnership or disregarded entity for U.S. federal income tax purposes (other than a partnership or disregarded entity described in clause (a)), distributions to any direct or indirect parent of MHGE Holdings in an amount necessary to permit such direct or indirect parent of MHGE Holdings to make a pro rata distribution to its owners such that each direct or indirect owner of MHGE Holdings receives an amount from such pro rata distribution sufficient to enable such owner to pay its U.S. federal, state and/or local income taxes (as applicable) attributable to its direct or indirect ownership of MHGE Holdings and its Subsidiaries with respect to such taxable period (assuming that each owner is subject to tax at the highest combined marginal federal, state, and/or local income tax rate applicable to any owner for such taxable period and taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes (and any limitations thereon), the alternative minimum tax, any cumulative net taxable loss of MHGE Holdings for prior taxable periods ending after the Issue Date to the extent such loss is of a character that would allow such loss to be available to reduce taxes in the current taxable period (taking into account any limitations on the utilization of such loss to reduce such taxes and assuming such loss had not already been utilized) and the character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income);

(13)	any Restricted Payment, if applicable:

(a)	in amounts required for any direct or indirect parent of MHGE Holdings to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of MHGE Holdings and general corporate operating and overhead expenses of any direct or indirect parent of MHGE Holdings in each case to the extent such fees and expenses are attributable to the ownership or operation of MHGE Holdings, if applicable, and its Subsidiaries;

(b)	in amounts required for any direct or indirect parent of MHGE Holdings, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to MHGE Holdings or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of MHGE Holdings Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	in amounts required for any direct or indirect parent of MHGE Holdings to pay fees and expenses related to any equity or debt offering of such parent (whether or not successful);

(14)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(15)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(16)	Restricted Payments by MHGE Holdings or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(17)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”; provided that all notes tendered by holders of the notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(18)

payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of MHGE Holdings and the Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the

Issuers shall have made a Change of Control Offer (if required by the indenture) and that all notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

(19)	any Restricted Payment used to fund the Transactions and the payment of fees and expenses Incurred in connection with the Transactions or owed by MHGE Holdings or any direct or indirect parent of MHGE Holdings or Restricted Subsidiaries of MHGE Holdings to Affiliates, and any other payments made, including any such payments made to any direct or indirect parent of MHGE Holdings to enable it to make payments in connection with the consummation of the Transactions, whether payable on the Issue Date or thereafter, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”; and

(20)	any Restricted Payment made under the Operations Management Agreements or the Acquisition Documents;

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (6)(b), (7), (10), (11) and (13)(b), no Default shall have occurred and be continuing or would occur as a consequence thereof; provided, further that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value (as determined in good faith by MHGE Holdings) of such property.

As of the Issue Date, all of the Subsidiaries of MHGE Holdings will be Restricted Subsidiaries. MHGE Holdings will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by MHGE Holdings and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The indenture provides that MHGE Holdings will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Issuer or Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to MHGE Holdings or any Restricted Subsidiary (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to MHGE Holdings or any Restricted Subsidiary;

(b)	make loans or advances to MHGE Holdings or any Restricted Subsidiary; or

(c)	sell, lease or transfer any of its properties or assets to MHGE Holdings or any Restricted Subsidiary;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	(i) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Credit Agreement Documents and, in each case, any similar contractual encumbrances effected by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments;

(2)	the indenture, the notes (and any exchange notes) or the Guarantees;

(3)	applicable law or any applicable rule, regulation or order;

(4)

any agreement or other instrument of a Person acquired by MHGE Holdings or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(5)	contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)	purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10)	customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(11)	in the case of clause (c) of the first paragraph of this covenant, any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license (including without limitations, licenses of intellectual property) or other contracts;

(12)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(13)	other Indebtedness, Disqualified Stock or Preferred Stock (a) of MHGE Holdings or any Restricted Subsidiary that is an Issuer or a Subsidiary Guarantor or a Foreign Subsidiary or (b) of any Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuers’ ability to make anticipated principal or interest payments on the notes (as determined in good faith by MHGE Holdings), provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date by the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(14)	any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; or

(15)	any encumbrances or restrictions of the type referred to in clauses (a), (b) or (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of MHGE Holdings, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to MHGE Holdings or a Restricted Subsidiary to other Indebtedness Incurred by MHGE Holdings or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales

The indenture provides that MHGE Holdings will not, and will not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) MHGE Holdings or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by MHGE Holdings) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by MHGE Holdings or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on MHGE Holdings’ or a Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of MHGE Holdings or a Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

(b)	any notes or other obligations or other securities or assets received by MHGE Holdings or such Restricted Subsidiary from such transferee that are converted by MHGE Holdings or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received),

(c)	Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that MHGE Holdings and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale,

(d)	consideration consisting of Indebtedness of MHGE Holdings (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not MHGE Holdings or any Restricted Subsidiary, and

(e)	any Designated Non-cash Consideration received by MHGE Holdings or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by MHGE Holdings), taken together with all other Designated Non-cash Consideration received pursuant to this clause (e) that is at that time outstanding, not to exceed the greater of $100 million and 4.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after MHGE Holdings’ or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, MHGE Holdings or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(1)

to repay (i) Indebtedness constituting First-Priority Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, and, if MHGE Holdings shall so reduce First-Priority Obligations, the Issuers will equally and ratably reduce Notes Obligations in any manner set forth in clause (iv) below), (ii) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, (iii) Obligations under the notes or (iv) other Pari Passu Indebtedness other than First-Priority Obligations so long as the Net Proceeds are with respect to assets not constituting Collateral (provided that if an Issuer or any Subsidiary Guarantor shall so reduce Pari Passu Indebtedness under this clause (iv), the Issuers will equally and ratably reduce Notes Obligations as provided under “Optional Redemption,” through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof or, in the event that the notes were issued with significant original issue discount, 100% of the accreted value thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof or, in the event that the notes were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of notes), in each case other than Indebtedness owed to MHGE Holdings or an Affiliate of MHGE Holdings; and

(2)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of MHGE Holdings), assets, or property or capital expenditures, in each case (a) used or useful in a Similar Business or (b) that replace the properties and assets that are the subject of such Asset Sale.

In the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the 18-month anniversary of the date of the receipt of such Net Proceeds; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, then such Net Proceeds shall constitute Excess Proceeds unless MHGE Holdings or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within six months of such cancellation or termination of the prior binding commitment; provided, further, that MHGE Holdings or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale and to the extent such Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied or are not applied within 180 days of such Second Commitment, then such Net Proceeds shall constitute Excess Proceeds.

Pending the final application of any such Net Proceeds, MHGE Holdings or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by the indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the second paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50 million, the Issuers shall make an offer to all holders of notes (and, at the option of the Issuers, to holders of any other First-Priority Obligations or, if the Asset Sale is not with respect to Collateral, other Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of notes (and such First-Priority Obligations or other Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event the notes or such First-Priority Obligations or other Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such First-Priority Obligations or other Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such First-Priority Obligations or other Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $50 million by mailing, or delivered electronically if held by DTC, the notice required pursuant to the terms of the indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes (and such First-Priority Obligations or other Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for any purpose that is not prohibited by the indenture. If the aggregate principal amount of notes (and such First-Priority Obligations or other Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee, upon receipt of notice from the Issuers of the aggregate principal amount to be selected, shall select the notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

If more notes (and such First-Priority Obligations or other Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuers are required to purchase, selection of such notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, on a pro rata basis to the extent practicable, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with the requirements of DTC, if applicable); provided that no notes of $2,000 or less shall be purchased in part. Selection of such First-Priority Obligations or other Pari Passu Indebtedness will be made pursuant to the terms of such First-Priority Obligations or other Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be mailed by the Issuers by first class mail, postage prepaid, or delivered electronically if held at DTC, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder’s registered address. If any note is to be purchased in part only, any notice of purchase that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates

The indenture provides that MHGE Holdings will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of MHGE Holdings (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $20 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to MHGE Holdings or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by MHGE Holdings or such Restricted Subsidiary with an unrelated Person; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40 million, MHGE Holdings delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of MHGE Holdings, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	transactions between or among MHGE Holdings and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of MHGE Holdings and any direct parent of MHGE Holdings; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of MHGE Holdings and such merger, consolidation or amalgamation is otherwise in compliance with the terms of the indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3)	the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of MHGE Holdings, any Restricted Subsidiary, or any direct or indirect parent of MHGE Holdings;

(4)	transactions in which MHGE Holdings or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to MHGE Holdings or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(5)	payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of MHGE Holdings in good faith;

(6)	any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by MHGE Holdings;

(7)	the existence of, or the performance by MHGE Holdings or any Restricted Subsidiary of its obligations under the terms of any stockholders or limited liability company agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any transaction, agreement or arrangement described in this prospectus and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by MHGE Holdings or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;

(8)	the execution of the Transactions, and the payment of all fees and expenses related to the Transactions, including fees to the Sponsors;

(9)	(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, which are fair to MHGE Holdings and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of MHGE Holdings, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(10)	any transaction effected as part of a Qualified Receivables Financing;

(11)	the issuance of Equity Interests (other than Disqualified Stock) of MHGE Holdings to any Person;

(12)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of MHGE Holdings or any direct or indirect parent of MHGE Holdings or of a Restricted Subsidiary, as appropriate, in good faith;

(13)	the entering into of any tax sharing agreement or arrangement that complies with clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(14)	any contribution to the capital of MHGE Holdings;

(15)	transactions permitted by, and complying with, the provisions of the covenant described under “¬Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(16)	transactions between MHGE Holdings or any Restricted Subsidiary and any Person, a director of which is also a director of MHGE Holdings or any direct or indirect parent of MHGE Holdings; provided, however, that such director abstains from voting as a director of MHGE Holdings or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(17)	pledges of Equity Interests of Unrestricted Subsidiaries;

(18)	the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(19)	any employment agreements entered into by MHGE Holdings or any Restricted Subsidiary in the ordinary course of business;

(20)	(x) the entering into of any agreement (and any amendment or modification of any such agreement so long as, in the good faith judgment of the Board of Directors of MHGE Holdings, any such amendment or modification is not more disadvantageous, taken as a whole, to holders in any material respect as compared to the agreement as in effect on the Issue Date) to pay, and the payment of monitoring, consulting, management, transaction, advisory or similar fees payable to the Sponsors in an aggregate amount in any fiscal year not to exceed the sum of (1) the greater of $10 million and 3% of EBITDA of MHGE Holdings and its Restricted Subsidiaries for such fiscal year, plus reasonable out-of-pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods; plus (2) any deferred fees (to the extent such fees were within such amount in clause (1) above originally) and (y) the payment of the present value of all amounts payable pursuant to any agreement described in this clause (20)(x) in connection with the termination of such agreement;

(21)	payments by MHGE Holdings or any of its Restricted Subsidiaries to any of the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of MHGE Holdings in good faith;

(22)	transactions undertaken in good faith (as certified by a responsible financial or accounting officer of MHGE Holdings in an Officers’ Certificate) for the purpose of improving the consolidated tax efficiency of MHGE Holdings and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the indenture;

(23)	investments by the Sponsors in securities of MHGE Holdings or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by the Sponsors in connection therewith) so long as (i) the investment is being generally offered to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities; and

(24)	any transactions made pursuant to any Operations Management Agreement.

Liens

The indenture provides that the Issuers will not, and will not permit any Subsidiary Guarantors to, directly or indirectly, create, Incur or suffer to exist any Lien (except Permitted Liens) on any asset or property of an Issuer or such Subsidiary Guarantor securing Indebtedness of an Issuer or a Subsidiary Guarantor, other than Liens on Collateral securing Indebtedness that are junior in priority to the Liens on such property or assets securing the notes.

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens”, MHGE Holdings shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” (or any portion thereof) and in such event, such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses (or any portion thereof) or pursuant to the first paragraph hereof.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of MHGE Holdings, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

Reports and Other Information

The indenture provides that notwithstanding that MHGE Holdings may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, MHGE Holdings will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC;

(2)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC;

(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form); and

(4)	subject to the foregoing, any other information, documents and other reports which MHGE Holdings would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that MHGE Holdings shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event MHGE Holdings will make available such information to prospective purchasers of notes in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time MHGE Holdings would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, subject, in the case of any such information, certificates or reports provided prior to the effectiveness of the exchange offer registration statement or shelf registration statement, to exceptions and exclusions consistent with the presentation of financial and other information in this prospectus (including with respect to any periodic reports provided prior to effectiveness of the exchange offer registration statement or shelf registration statement, the omission of financial information required by Rule 3-10 under Regulation S-X promulgated by the SEC (or any successor provision)). In addition to providing such information to the Trustee, MHGE Holdings shall make available to the holders, prospective investors, market makers affiliated with any initial purchaser of the notes and securities analysts the information required to be provided pursuant to clauses (1), (2) and (3) of this paragraph, by posting such information to its website or on IntraLinks or any comparable online data system or website.

If MHGE Holdings has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of MHGE Holdings, then the annual and quarterly information required by clauses (1) and (2) of the first paragraph of this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of MHGE Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

Notwithstanding the foregoing, MHGE Holdings will not be required to furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K prior to the effectiveness of the exchange offer registration statement or shelf registration statement, as applicable.

In the event that:

(a)	the rules and regulations of the SEC permit MHGE Holdings and any direct or indirect parent of MHGE Holdings to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of MHGE Holdings, or

(b)	any direct or indirect parent of MHGE Holdings is or becomes a Guarantor of the notes,

consolidating reporting at the parent entity’s level in a manner consistent with that described in this covenant for MHGE Holdings will satisfy this covenant, and the indenture will permit MHGE Holdings to satisfy its obligations in this covenant with respect to financial information relating MHGE Holdings by furnishing financial information relating to such direct or indirect parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than MHGE Holdings and its Subsidiaries, on the one hand, and the information relating to MHGE Holdings, the Subsidiary Guarantors and the other Subsidiaries of MHGE Holdings on a standalone basis, on the other hand.

In addition, MHGE Holdings will make such information available to prospective investors upon request. In addition, MHGE Holdings has agreed that, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, MHGE Holdings will be deemed to have furnished such reports referred to above to the Trustee and the holders if MHGE Holdings has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, the requirements of this covenant shall be deemed satisfied prior to the commencement of the exchange offer contemplated by the Registration Rights Agreement relating to the notes or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of such Registration Rights Agreement, and any amendments thereto, and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant and/or (2) the posting of reports that would be required to be provided to the holders on MHGE Holdings’ website (or that of any of MHGE Holdings’ parent companies).

Future Subsidiary Guarantors

The indenture provides that MHGE Holdings will cause each Wholly Owned Restricted Subsidiary that is not an Excluded Subsidiary and that guarantees or becomes a borrower under the Credit Agreement or that guarantees any other Indebtedness of an Issuer or any of the Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the notes. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with the provisions of the indenture described under “—Guarantees.”

Transactions Involving the School Education Group Business

Notwithstanding anything to the contrary in the indenture, neither Holdings, MHGE Holdings nor any of their Restricted Subsidiaries may, directly or indirectly, (i) consolidate, amalgamate or merge with or into or wind up or convert into (whether or not such Person is the surviving Person), (ii) otherwise acquire the capital stock of, or all or any substantial parts of, the business or assets of, or (iii) guarantee any Indebtedness of, McGraw-Hill School Education Intermediate Holdings, LLC or any of its Subsidiaries (collectively, “SEG”), unless (a) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of Holdings or any Subsidiary of Holdings as a result of such transaction as having been Incurred at the time of such transaction) the Secured Indebtedness Leverage Ratio of Holdings and its Restricted Subsidiaries would be no worse than 3.00 to 1.00 and (b) in the case of any transaction involving the payment of cash consideration to any equityholder of SEG that is also a Permitted Holder of MHGE Holdings, such transaction is treated as a Restricted Payment or Permitted Investment (other than a Permitted Investment under clauses (1) or (3) of the definition thereof) and is permitted by the covenant described under “—Limitations on Restricted Payments.” To the extent that any assets or securities of McGraw-Hill School Education Intermediate Holdings, LLC or any of its Subsidiaries are contributed to MHGE Holdings, such assets and/or securities shall be disregarded for the purpose of determining the amount available for Restricted Payments under, and excluded from each clause of, the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments.”

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

MHGE Holdings

The indenture provides that MHGE Holdings may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not MHGE Holdings is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	MHGE Holdings is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than MHGE Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (MHGE Holdings or such Person, as the case may be, being herein called the “Successor Company”);

(2)	the Successor Company (if other than MHGE Holdings) expressly assumes all the obligations of MHGE Holdings under the indenture, the Security Documents and the registration rights agreement pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company, or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company, or such Issuer or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company, or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company, or such Restricted Subsidiary at the time of such transaction), either

(a)	the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Total Indebtedness Leverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)	the Total Indebtedness Leverage Ratio would be no greater than such ratio immediately prior to such transaction;

(5)	if MHGE Holdings is not the Successor Company, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the indenture and the notes; and

(6)	the Successor Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with the indenture.

The Successor Company (if other than MHGE Holdings) will succeed to, and be substituted for, MHGE Holdings under the indenture and the notes, and in such event MHGE Holdings will automatically be released and discharged from its obligations under the indenture and the notes. Notwithstanding the foregoing clauses (3) and (4), (a) MHGE Holdings or any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to or to a Restricted Subsidiary, and (b) MHGE Holdings may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating MHGE Holdings in another state of the United States, the District of Columbia or any territory of the United States (collectively, “Permitted Jurisdiction”) or may convert into a corporation, partnership or limited liability company, so long as the amount of Indebtedness of MHGE Holdings and the Restricted Subsidiaries is not increased thereby. This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among MHGE Holdings and the Restricted Subsidiaries.

MHGE Finance

The indenture provides that MHGE Finance may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not MHGE Finance is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	MHGE Finance is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than MHGE Finance) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (MHGE Finance or such Person, as the case may be, being herein called the “Successor Co-Issuer”) and the Successor Co-Issuer (if other than MHGE Finance) expressly assumes all of the obligations of MHGE Finance under the indenture, the Security Documents, the registration rights agreement and the notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; or

(2)	after giving effect thereto, at least one obligor of the notes shall be a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

The Subsidiary Guarantors

The indenture further provides that, subject to certain limitations in the indenture governing release of assets and property securing the notes and a Guarantee upon the sale or disposition of a Restricted Subsidiary of MHGE Holdings that is a Subsidiary Guarantor, no Subsidiary Guarantor will, and MHGE Holdings will not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	either (a) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a company, corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Subsidiary Guarantor”) and the Successor Subsidiary Guarantor (if other than such Subsidiary Guarantor) expressly assumes all the obligations of such Subsidiary Guarantor under the indenture, the Security Documents, the registration rights agreement and the notes or the Guarantee, as applicable, pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales”; and

(2)	the Successor Subsidiary Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Subject to certain limitations described in the indenture, the Successor Subsidiary Guarantor (if other than such Subsidiary Guarantor) will succeed to, and be substituted for, such Subsidiary Guarantor under the indenture and the notes or the Guarantee, as applicable, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under the indenture and the notes or its Guarantee. Notwithstanding the foregoing, (1) a Subsidiary Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Subsidiary Guarantor in a Permitted Jurisdiction or may convert into a limited liability company, corporation, partnership or similar entity organized or existing under the laws of any Permitted Jurisdiction so long as the amount of Indebtedness of such Subsidiary Guarantor is not increased thereby and (2) a Subsidiary Guarantor may merge, amalgamate or consolidate with MHGE Holdings or another Subsidiary Guarantor.

In addition, notwithstanding the foregoing, a Subsidiary Guarantor may consolidate, amalgamate or merge with or into or wind up into, liquidate, dissolve, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to an Issuer or any Subsidiary Guarantor.

Holdings

The indenture provides that, subject to certain limitations in the indenture governing release of Holdings’ Guarantee upon the sale or disposition of MHGE Holdings or MHGE Holdings’ transfer of all or substantially all of its assets to, or merger with, an entity that is not a Wholly Owned Subsidiary of Holdings in accordance with the first two paragraphs of this covenant, Holdings will not consolidate, amalgamate or merge with or into or wind up into (whether or not Holdings is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)

either Holdings or MHGE Holdings (provided that if MHGE Holdings is to be the surviving Person, then such transaction shall comply with the first two paragraphs of this covenant) is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Holdings or MHGE Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a company, corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Holdings or such Person, as the case may be (other than in the case of MHGE Holdings), being herein called the “Successor Holdings Guarantor”) and the Successor Holdings Guarantor (if other than Holdings) expressly assumes all the obligations of Holdings under the indenture , the registration rights agreement and Holdings’ Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; and

(2)	the Successor Holdings Guarantor (if other than Holdings) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Subject to certain limitations described in the indenture, the Successor Holdings Guarantor (if other than Holdings) will succeed to, and be substituted for, Holdings under the indenture and the notes or Holdings’ Guarantee, as applicable, and Holdings will automatically be released and discharged from its obligations under the indenture and its Guarantee.

Defaults

An “Event of Default” is defined in the indenture as:

(1)	a default in any payment of interest (including any additional interest) on any note when due, continued for 30 days;

(2)	a default in the payment of principal or premium, if any, of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)	failure by MHGE Holdings for 120 days after receipt of written notice given by the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements contained in the provisions of the indenture described in “Certain covenants—Reports and Other Information”;

(4)	the failure by MHGE Holdings or any Restricted Subsidiary for 60 days after written notice given by the Trustee or the holders of not less than 25% in principal amount of the notes then outstanding (with a copy to the Trustee) to comply with its other obligations, covenants or agreements (other than a default referred to in clauses (1), (2) and (3) above) contained in the notes or the indenture;

(5)	the failure by MHGE Holdings or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to MHGE Holdings or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $100 million or its foreign currency equivalent (the “cross-acceleration provision”);

(6)	certain events of bankruptcy, insolvency or reorganization of MHGE Holdings or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) (the “bankruptcy provisions”);

(7)	failure by MHGE Holdings or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $100 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”);

(8)

the Guarantee of a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) with respect to the notes ceases to be in full force and effect (except as contemplated by the terms thereof) or an Issuer or any Subsidiary Guarantor that qualifies as a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) denies or disaffirms its obligations under the indenture or any Guarantee with respect to the notes and such Default continues for 10 days;

(9)	unless such Liens have been released in accordance with the provisions of the Security Documents or the First Lien Intercreditor Agreement, the Liens in favor of the holders of the notes with respect to all or substantially all of the Collateral cease to be valid or enforceable and such Default continues for 30 days, or an Issuer shall assert or any Subsidiary Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any Subsidiary Guarantor, the Issuers fail to cause such Subsidiary Guarantor to rescind such assertions within 30 days after the Issuers have actual knowledge of such assertions; or

(10)	the failure by an Issuer or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clause (9) the “security default provisions”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (3), (4) or (10) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding notes notify the Issuers, with a copy to the Trustee, of the default and the Issuers do not cure such default within the time specified in clauses (3), (4) or (10) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of MHGE Holdings) occurs and is continuing, the Trustee by notice to the Issuers or the holders of at least 25% in principal amount of outstanding notes by notice to the Issuers, with a copy to the Trustee, may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of MHGE Holdings occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes, if within 20 days after such Event of Default arose the Issuers deliver an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a Default occurs and is continuing and is actually known to a Trust Officer or the Trustee, the Trustee must mail to each holder of the notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, MHGE Holdings is required to deliver to the Trustee, annually, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. MHGE Holdings also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action MHGE Holdings is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the indenture, the notes, the Guarantees, the Security Documents and the First Lien Intercreditor Agreement may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any note;

(3) reduce the principal of or change the Stated Maturity of any note;

(4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “—Optional Redemption” above;

(5) make any note payable in money other than that stated in such note;

(6) expressly subordinate the notes or any Guarantee to any other Indebtedness of an Issuer or any Guarantor;

(7) impair the right of any holder to receive payment of principal of premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

(9) make any change in the provisions dealing with the pro rata application of proceeds of Collateral in the First Lien Intercreditor Agreement or the indenture that would adversely affect the holders of the notes.

Except as expressly provided by the indenture, without the consent of holders of at least 66.67% in principal amount of notes then outstanding, no amendment may modify or release the Guarantee of any Significant Subsidiary in any manner adverse to the holders of the notes. Without the consent of the holders of at least 66.67% in an aggregate principal amount of the notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of the indenture and the Security Documents with respect to the notes.

Without the consent of any holder, the Issuers and the Trustee may amend the indenture, the notes, the Guarantees, the Security Documents or the First Lien Intercreditor Agreement to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for the assumption by a Successor Company (with respect to MHGE Holdings) of the obligations of the Issuers or by a Successor Co-Issuer (with respect to MHGE Finance) of the obligations of MHGE Finance under the indenture and the notes, to provide for the assumption by a Successor Subsidiary Guarantor (with respect to any Subsidiary Guarantor), as the case may be, of the obligations of a Subsidiary Guarantor under the indenture, its Guarantee and the Security Documents, to provide for the assumption by a Successor Holdings Guarantor (with respect to Holdings) of the obligations of Holdings under the indenture and its Guarantee, to provide for the assumption by a Successor Parent Guarantor (with respect to Parent) of the obligations of Parent under the indenture and its Guarantee, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(0(2)(B) of the Code), to add a Guarantee or collateral with respect to the notes, to secure the notes, to release Collateral or a Guarantee as permitted by the indenture and the First Lien Intercreditor Agreement, to add additional secured creditors holding other First-Priority Obligations or other Junior Lien Obligations so long as such obligations are not prohibited by the indenture or the Security Documents, to add to the covenants of the Issuers for the benefit of the holders or to surrender any right or power conferred upon the Issuers, to make any change that does not adversely affect the rights of any holder, to conform the text of the indenture, Guarantees, the notes, the Security Documents or the First Lien Intercreditor Agreement, to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended by the Issuers to be a verbatim recitation of a provision of the indenture, Guarantees, the notes, the Security Documents or the First Lien Intercreditor Agreement, as applicable, as stated in an Officers’ Certificate, to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA to effect any provision of the indenture or to make certain changes to the indenture to provide for the issuance of additional notes and exchange notes.

The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

No director, officer, employee, manager, incorporator or holder of any Equity Interests in MHGE Holdings or any direct or indirect parent companies, as such, will have any liability for any obligations of an Issuer or any Subsidiary Guarantor under the notes, the indenture or the Guarantees, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a noteholder to pay any taxes required by law or permitted by the indenture. The Issuers are not required to transfer or exchange any notes selected for redemption or to transfer or exchange any notes for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights and immunities of the Trustee and rights of registration or transfer or exchange of notes, as expressly provided for in the indenture) as to all outstanding notes when:

(1)	either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuers and/or the Guarantors have paid all other sums payable under the indenture; and

(3)	the Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Defeasance

The Issuers at any time may terminate all of their obligations under the notes and the indenture with respect to the holders of the notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Issuers at any time may terminate their obligations under the covenants described under “—Certain Covenants” for the benefit of the holders of the notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “—Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the notes) and the undertakings and covenants contained under “—Change of Control” and “—Certain Covenants—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the holders of the notes. If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee and the Security Documents.

The Issuers may exercise their legal defeasance option notwithstanding its prior exercise of the covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6) (with respect only to Significant Subsidiaries), (7), (8) or (9) under “—Defaults” or because of the failure of MHGE Holdings to comply with the first clause (4) under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise their defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable U.S. federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers.

Concerning the Trustee

Wilmington Trust, National Association is the Trustee under the indenture and has been appointed by the Issuers as registrar and a paying agent with regard to the notes.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of such assets.

“Acquisition” means the purchase of McGraw-Hill Education LLC and certain other subsidiaries of The McGraw-Hill Companies, Inc. pursuant to the Acquisition Documents as described in this prospectus under the heading “Summary—The Founding Transactions.”

“Acquisition Documents” means the Purchase and Sale Agreement, dated as of November 26, 2012, by and among MHE Acquisition, LLC, as purchaser, The McGraw-Hill Companies, Inc. and certain other subsidiaries of The McGraw-Hill Companies, Inc., as sellers, and McGraw-Hill Education LLC and any other agreements or instruments contemplated thereby, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Additional First-Priority Secured Party” means the holders of any Other First-Priority Obligations that are Incurred after the Issue Date.

“Additional Refinancing Amount” means, in connection with the Incurrence of any Refinancing Indebtedness, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in respect thereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Authorized Representative” means, with respect to any Common Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the administrative agent under the Credit Agreement and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Applicable Premium” means, with respect to any note on any applicable redemption date, as determined by the Issuers, the greater of:

(1)	1% of the then outstanding principal amount of the note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note, at April 1, 2016 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the note through April 1, 2016 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of the note.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of Sale/ Leaseback Transactions) outside the ordinary course of business of MHGE Holdings or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2)	the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to MHGE Holdings or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of MHGE Holdings in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d)	any disposition of assets of MHGE Holdings or any Restricted Subsidiary or issuance or sale of Equity Interests of MHGE Holdings or any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value (as determined in good faith by MHGE Holdings) of less than $50 million;

(e)	any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary to MHGE Holdings or by MHGE Holdings or a Restricted Subsidiary to a Restricted Subsidiary;

(f)	any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of MHGE Holdings and the Restricted Subsidiaries as a whole, as determined in good faith by MHGE Holdings;

(g)	foreclosure or any similar action with respect to any property or other asset of MHGE Holdings or any of the Restricted Subsidiaries;

(h)	any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j)	any sale of inventory or other assets in the ordinary course of business;

(k)	any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(1)	any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of MHGE Holdings and the Restricted Subsidiaries as a whole, as determined in good faith by MHGE Holdings;

(m)	a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein), including by a Receivables Subsidiary in a Qualified Receivables Financing;

(n)	any financing transaction with respect to property built or acquired by MHGE Holdings or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by the indenture;

(o)	dispositions in connection with Permitted Liens;

(p)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than MHGE Holdings or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(q)	the sale of any property in a Sale/Leaseback Transaction within twelve months of the acquisition of such property;

(r)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(s)	any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind; and

(t)	any disposition made pursuant to an Operations Management Agreement or the Acquisition Documents.

“Authorized Representative” means (i) in the case of the notes, the Trustee, (ii) in the case of the Credit Agreement, the administrative agent under the Credit Agreement, and (iii) in the case of any Series of Other First-Priority Obligation that become subject to the First Lien Intercreditor Agreement, the authorized representative (and any successor thereto) named for such Series in the applicable joinder agreement.

“Bank Indebtedness” means any and all amounts payable under or in respect of (a) the Credit Agreement and the other Credit Agreement Documents, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to MHGE Holdings whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof and (b) whether or not the Indebtedness referred to in clause (a) remains outstanding, if designated by MHGE Holdings to be included in this definition, one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, reserve-based loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Bankruptcy Code” means Title 11 of the United States Code.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof. In the case of MHGE Holdings, the Board of Directors of MHGE Holdings shall be deemed to include the Board of Directors of MHGE Holdings or any direct or indirect parent, as appropriate.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the place of payment.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of MHGE Holdings or its Restricted Subsidiaries, or of a special purpose or other entity not consolidated with MHGE Holdings and its Restricted Subsidiaries, either existing on the Issue Date or created thereafter that (a) initially were not included on the consolidated balance sheet of MHGE Holdings as capital lease obligations and were subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with MHGE Holdings and its Restricted Subsidiaries were required to be characterized as capital lease obligations upon such consideration, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the Issue Date and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on the Issue Date had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Restricted Subsidiaries.

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or such local currencies held by an entity from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper issued by a corporation (other than an Affiliate of MHGE Holdings) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)	Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Change of Control” means the occurrence of either of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of MHGE Holdings and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)	MHGE Holdings becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of MHGE Holdings.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Documents.

“Common Collateral” means, at any time, Collateral in which the holders of two or more Series of First-Priority Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time. If more than two Series of First-Priority Obligations are outstanding at any time and the holders of less than all Series of First-Priority Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Common Collateral for those Series of First-Priority Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Common Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding additional interest in respect of the notes, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives (in each case permitted hereunder) under GAAP); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than MHGE Holdings and the Restricted Subsidiaries; minus

(4)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by MHGE Holdings to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including any costs relating to auditing prior periods, any transition-related expenses, and transaction expenses incurred before, on or after the Issue Date), in each case, shall be excluded;

(2)	effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)	any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations or fixed assets and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded;

(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of MHGE Holdings) shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8)	solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9)	an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10)	any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(11)	any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(12)	any (a) non-cash compensation charges, (b) costs and expenses after the Issue Date related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any Restricted Subsidiary, shall be excluded;

(13)	accruals and reserves that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(14)	(a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15)	(a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(16)	any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded;

(17)	(a) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (b) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period);

(18)	Capitalized Software Expenditures shall be excluded;

(19)	Non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to net income); and

(20)	(A) revenues received during the relevant period in advance of sales, for which recognition has been deferred under GAAP, shall be included in the relevant period, and (B) the amount of deferred revenues recognized under GAAP during the relevant period shall be excluded to the extent such revenues were recognized in a prior period.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries or Restricted Subsidiaries to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Non-Cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate principal amount of all outstanding Indebtedness of MHGE Holdings and the Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of Capitalized Lease Obligations, bankers’ acceptances and Indebtedness for borrowed money, plus (2) the aggregate amount of all outstanding Disqualified Stock of MHGE Holdings and the Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlling Secured Parties” means, with respect to any Common Collateral, the Series of First-Priority Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Common Collateral.

“Credit Agreement” means (i) the credit agreement to be entered into on the Issue Date among the Issuers, the guarantors named therein, the financial institutions named therein and Credit Suisse AG, as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by MHGE Holdings to not be included in the definition of “Credit Agreement”) and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by MHGE Holdings to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by MHGE Holdings) of non-cash consideration received by MHGE Holdings or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of MHGE Holdings or any direct or indirect parent of MHGE Holdings (other than Disqualified Stock), that is issued for cash (other than to MHGE Holdings or any of its Subsidiaries or an employee stock ownership plan or trust established by MHGE Holdings or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.

“Discharge of Credit Agreement Obligations” means, with respect to any Common Collateral, the date on which the Obligations under the Credit Agreement are no longer secured by such Common Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a refinancing of the Obligations under the Credit Agreement or an incurrence of future Obligations under any Credit Agreement with additional First-Priority Obligations secured by such Common Collateral under an agreement relating to Other First-Priority Obligations which has been designated in writing by MHGE Holdings to the First-Priority Collateral Agent and each other Authorized Representative as the Credit Agreement for purposes of the First Lien Intercreditor Agreement.

“Discharge of First-Priority Obligations” means, except to the extent otherwise provided in the First Lien Intercreditor Agreement with respect to the reinstatement or continuation of any First-Priority Obligation under certain circumstances, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all First-Priority Obligations and, with respect to any letters of credit or letter of credit guaranties outstanding under a document evidencing a First-Priority Obligation, delivery of cash collateral or backstop letters of credit in respect thereof in a manner consistent with such document, in each case after or concurrently with the termination of all commitments to extend credit thereunder, and the termination of all commitments of the First-Priority Secured Parties under such document evidencing such Obligation; provided that the Discharge of First-Priority Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other First-Priority Obligations that constitute an exchange or replacement for or a refinancing of such Obligations or First-Priority Obligations. In the event the First-Priority Obligations are modified and the Obligations are paid over time or otherwise modified, in each case pursuant to Section 1129 of the Bankruptcy Code, the First-Priority Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such modified indebtedness shall have been satisfied.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Restricted Subsidiaries, or

(3)	is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of MHGE Holdings or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Fixed Charges; plus

(3)	Consolidated Depreciation and Amortization Expense; plus

(4)	Consolidated Non-Cash Charges; plus

(5)	any expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by the indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Transactions, the notes or any Bank Indebtedness, (ii) any amendment or other modification of the notes or other Indebtedness, (iii) any additional interest in respect of the notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(6)	business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility closures, facility consolidations, retention, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); plus

(7)	the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(8)	any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of an Issuer or a Guarantor or net cash proceeds of an issuance of Equity Interests of MHGE Holdings (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(9)	the amount of any management, monitoring, consulting, transaction and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted by the covenant described under “—Certain Covenants—Transactions with Affiliates”, including, if applicable, the amount of termination fee paid pursuant to clause (20) thereof; plus

(10)	all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (4) to the “Summary Unaudited Pro Forma Consolidated Financial Data” under “Summary” in the offering memorandum dated March 15, 2013 relating to the initial notes to the extent such adjustments, without duplication, continue to be applicable to such period; and

less, without duplication, to the extent the same increased Consolidated Net Income,

(11)	non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

In addition, notwithstanding the foregoing, for purposes of calculating EBITDA for any relevant period, (a) cash expenditures in respect of prepublication costs in the relevant period shall be deducted from EBITDA, and (b) amortization of prepublication costs for the relevant period shall be added to EBITDA to the extent not otherwise added pursuant to the clauses set forth above.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common Capital Stock or Preferred Stock of MHGE Holdings or any direct or indirect parent of MHGE Holdings, as applicable (other than Disqualified Stock), other than:

(1)	public offerings with respect to MHGE Holdings’ or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8;

(2)	issuances to any Subsidiary of MHGE Holdings; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of MHGE Holdings) received by MHGE Holdings after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of MHGE Holdings or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of MHGE Holdings,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate.

“Excluded Subsidiary” means (a) each Unrestricted Subsidiary, (b) each Domestic Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary), (c) each Domestic Subsidiary that is prohibited from guaranteeing the Notes by any requirement of law or that would require consent, approval, license or authorization of a governmental authority to guarantee the Notes (unless such consent, approval, license or authorization has been received), (d) each Domestic Subsidiary that is prohibited by any applicable contractual requirement from guaranteeing the Notes on the Issue Date or at the time such Subsidiary becomes a Subsidiary (to the extent not incurred in connection with becoming a Subsidiary and in each case for so long as such restriction or any replacement or renewal thereof is in effect), (e) any Foreign Subsidiary, (f) any Domestic Subsidiary (i) that owns no material assets (directly or through its Subsidiaries) other than equity interests of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code (“CFCs”) or (ii) that is a direct or indirect Subsidiary of a Foreign Subsidiary, (g) any Receivables Subsidiary and (h) any Subsidiary (other than a Significant Subsidiary) that (i) did not, as of the last day of the fiscal quarter of MHGE Holdings most recently ended, have assets with a value in excess of 5.0% of the Total Assets or revenues representing in excess of 5.0%

of total revenues of MHGE Holdings and the Restricted Subsidiaries on a consolidated basis as of such date and (ii) taken together with all other such Subsidiaries being excluded pursuant to this clause (h), as of the last day of the fiscal quarter of MHGE Holdings most recently ended, did not have assets with a value in excess of 10.0% of the Total Assets or revenues representing in excess of 10.0% of total revenues of MHGE Holdings and the Restricted Subsidiaries on a consolidated basis as of such date.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Lien Intercreditor Agreement” means (i) the intercreditor agreement among Credit Suisse AG, as First-Priority Collateral Agent, the Trustee, as an Authorized Representative, and the other parties from time to time party thereto, to be entered into on the Issue Date, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the indenture or (ii) any replacement or other intercreditor agreement that contains terms not materially less favorable to holders of the notes than the intercreditor agreement referred to in clause (i).

“First-Priority Collateral Agent” means Credit Suisse AG, in its capacity as collateral agent for the First-Priority Secured Parties, together with its successors and permitted assigns under the Credit Agreement and the Credit Agreement Documents exercising substantially the same rights and powers (or if such Person is no longer the First-Priority Collateral Agent, such agent or trustee as is designated as “First-Priority Collateral Agent” under the First-Priority Obligations Documents).

“First-Priority Obligations” means (i) all Secured Bank Indebtedness, (ii) all Note Obligations, (iii) Other First-Priority Obligations and (iv) if such Hedging Obligations or obligations in respect of cash management services have been secured in the collateral that secures the First-Priority Obligations, all other obligations of MHGE Holdings or any of its Restricted Subsidiaries in respect of Hedging Obligations or obligations in respect of cash management services in each case owing to a Person that is a holder of Secured Bank Indebtedness or an Affiliate of such holder on the Issue Date or at the time of entry into such Hedging Obligations or obligations in respect of cash management services.

“First-Priority Obligations Documents” means the Credit Agreement Documents, the Notes Documents and any other documents or instrument evidencing or governing any other First-Priority Obligations.

“First-Priority Secured Parties” means the persons holding any First-Priority Obligations, including the First-Priority Collateral Agent.

“First-Priority Security Documents” means the Security Documents and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing First-Priority Obligations or under which rights or remedies with respect to such Liens are governed.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of: (1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs) of such Person for such period, and (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuers under the indenture and the notes by any Person in accordance with the provisions of the indenture.

“Guarantor” means any Person that incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a note is registered on the registrar’s books.

“Holdings” means McGraw-Hill Global Education Intermediate Holdings, LLC, together with its successors or assigns.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Impairment” means, with respect to any Series of First-Priority Obligations, (i) any determination by a court of competent jurisdiction that (x) any of the First-Priority Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First-Priority Obligations), (y) any of the First-Priority Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First-Priority Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First-Priority Obligations) on a basis ranking prior to the security interest of such Series of First-Priority Obligations but junior to the security interest of any other Series of First-Priority Obligations or (ii) the existence of any Collateral for any other Series of First-Priority Obligations that is not Common Collateral.

“Indebtedness” means, with respect to any Person:

(1)

the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes (i) a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by MHGE Holdings) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing; (5) obligations under the Acquisition Documents; and (6) any obligations under Hedging Obligations; provided that such agreements are entered into for bona fide hedging purposes of MHGE Holdings or its Restricted Subsidiaries (as determined in good faith by the board of directors or senior management of MHGE Holdings, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement, such agreements are related to business transactions of MHGE Holdings or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, such agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of MHGE Holdings or its Restricted Subsidiaries Incurred without violation of the indenture.

Notwithstanding anything in the indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of MHGE Holdings, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)	securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among MHGE Holdings and its Subsidiaries,

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to MHGE Holdings’ equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by MHGE Holdings) of the net assets of a Subsidiary of MHGE Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, MHGE Holdings shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	MHGE Holdings’ “Investment” in such Subsidiary at the time of such redesignation less

(b)	the portion (proportionate to MHGE Holdings’ equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by MHGE Holdings) of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by MHGE Holdings) at the time of such transfer, in each case as determined in good faith by the Board of Directors of MHGE Holdings.

“Issue Date” means the date on which the notes were originally issued.

“Junior Lien Obligations” means the Obligations with respect to other Indebtedness permitted to be incurred under the indenture, which is by its terms intended to be secured by the Collateral on a basis junior to the notes; provided such Lien is permitted to be incurred under the indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of MHGE Holdings or any direct or indirect parent of MHGE Holdings, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of MHGE Holdings or any direct or indirect parent of MHGE Holdings, as applicable, was approved by a vote of a majority of the directors of MHGE Holdings or any direct or indirect parent of MHGE Holdings, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of MHGE Holdings or any direct or indirect parent of MHGE Holdings, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of MHGE Holdings or any direct or indirect parent of MHGE Holdings, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by MHGE Holdings or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (including Tax Distributions and after taking into account any available tax credits or deductions and any tax sharing arrangements related solely to such disposition), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, amounts paid in connection with the termination of Hedging Obligations related to Indebtedness repaid with such proceeds and any deduction of appropriate amounts to be provided by MHGE Holdings as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by MHGE Holdings after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Controlling Secured Parties” means, with respect to any Common Collateral, the First-Priority Secured Parties which are not Controlling Secured Parties with respect to such Common Collateral.

“Notes Documents” means the indenture, the notes, the Guarantees and the Security Documents.

“Notes Obligations” means Obligations in respect of the notes, the indenture, the Guarantees and the Security Documents, including, for the avoidance of doubt, Obligations in respect of exchange notes and guarantees thereof.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnifications in favor of third parties other than the Trustee and the holders of the notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of MHGE Holdings.

“Officers’ Certificate” means a certificate signed on behalf of MHGE Holdings by two Officers of MHGE Holdings, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of MHGE Holdings, which meets the requirements set forth in the indenture.

“Operations Management Agreements” means each of the services agreement, the separation agreement and any other operating management agreement entered into by MHGE Holdings or any of its Restricted Subsidiaries with MHE Acquisition, LLC, Parent, Holdings and/or any other direct or indirect Subsidiary of Parent as in effect on the Issue Date and any and all modifications thereto, substitutions therefor and replacements thereof so long as such modifications, substitutions and replacements are not materially less favorable, taken as a whole, to MHGE Holdings and its Subsidiaries than the terms of such agreements as in effect on the Issue Date.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to MHGE Holdings.

“Other First-Priority Obligations” means other Indebtedness or Obligations of MHGE Holdings and its Restricted Subsidiaries that is equally and ratably secured with the notes as permitted by the indenture and is designated by MHGE Holdings as an Other First-Priority Obligation pursuant to the First Lien Intercreditor Agreement.

“Parent” means MHE US Holdings, LLC, together with its successors or assigns.

“Pari Passu Indebtedness” means: (a) with respect to an Issuer, the notes and any Indebtedness which ranks pari passu in right of payment to the notes; and (b) with respect to any Subsidiary Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Subsidiary Guarantor’s Guarantee.

“Permitted Holders” means, at any time, each of (i) the Sponsors, (ii) the Management Group, (iii) any Person that has no material assets other than the Capital Stock of MHGE Holdings and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of MHGE Holdings, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clauses (i) and (ii) above, holds more than 50% of the total voting power of the Voting Stock thereof and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i) and (ii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of MHGE Holdings (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i) and (ii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in MHGE Holdings or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by MHGE Holdings or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, MHGE Holdings or a Restricted Subsidiary;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the indenture;

(6)	advances to employees, taken together with all other advances made pursuant to this clause (6), not to exceed $25 million at any one time outstanding;

(7)	any Investment acquired by MHGE Holdings or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by MHGE Holdings or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by MHGE Holdings or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (i) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9)	any Investment by MHGE Holdings or any Restricted Subsidiary in a Similar Business having an aggregate Fair Market Value (as determined in good faith by MHGE Holdings), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $100 million and (y) 4.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not MHGE Holdings or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes MHGE Holdings or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be MHGE Holdings or a Restricted Subsidiary;

(10)	additional Investments by MHGE Holdings or any Restricted Subsidiary having an aggregate Fair Market Value (as determined in good faith by MHGE Holdings), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $100 million and (y) 4.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not MHGE Holdings or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes MHGE Holdings or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be MHGE Holdings or a Restricted Subsidiary;

(11)	loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of MHGE Holdings or any direct or indirect parent of MHGE Holdings;

(12)	Investments the payment for which consists of Equity Interests of MHGE Holdings (other than Disqualified Stock) or any direct or indirect parent of MHGE Holdings, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (4), (6), (9)(b) and (16) of such paragraph);

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)

guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Subsidiary Guarantors,” including, without limitation, any guarantee or other obligation issued or incurred under the Credit Agreement in connection with any letter of credit issued for the account of MHGE Holdings or any of its Subsidiaries (including with respect to the issuance of or payments in respect of drawings under, such letters of credit);

(16)	Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(17)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18)	any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Receivable Financing;

(19)	additional Investments in joint ventures not to exceed, at any one time in the aggregate outstanding under this clause (19), $100 million (with the Fair Market Value of each Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (19) is made in any Person that is not MHGE Holdings or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes MHGE Holdings or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (19) for so long as such Person continues to be MHGE Holdings or a Restricted Subsidiary;

(20)	Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with MHGE Holdings or a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(21)	any Investment in any Subsidiary of MHGE Holdings or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or that are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	(A) Liens on assets of a Restricted Subsidiary that is not a Subsidiary Guarantor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(B)	Liens securing (x) Indebtedness Incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) any other Indebtedness permitted to be Incurred under the Indenture if, as of the date such Indebtedness was Incurred, and after giving pro forma effect thereto and the application of the net proceeds therefrom, the Secured Indebtedness Leverage Ratio of MHGE Holdings does not exceed 4.25 to 1.00; and

(C)	Liens securing Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (c), (k) (or (m) to the extent it guarantees any such Indebtedness), (o) or (s) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that (i) in the case of clause (s), such Lien does not extend to the property or assets of any Subsidiary of MHGE Holdings other than a Restricted Subsidiary that is not a Subsidiary Guarantor and (ii) in the case of clause (o), such Liens securing Indebtedness Incurred pursuant to clause (o) shall only be permitted under this clause (C) if, on a pro forma basis after giving effect to the Incurrence of such Indebtedness and Liens, the Secured Indebtedness Leverage Ratio of MHGE Holdings would be no greater than immediately prior to such Incurrence).

(7)	Liens existing on the Issue Date (other than Liens in favor of the lenders under the Credit Agreement and in favor of holders of the notes and the Guarantees);

(8)	Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (o) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (o) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) may not extend to any other property owned by MHGE Holdings or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(9)

Liens on assets or property at the time MHGE Holdings or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into MHGE Holdings or any Restricted Subsidiary; provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (o) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (o) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified

Stock and Preferred Stock”) may not extend to any other property owned by MHGE Holdings or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(10)	Liens securing Indebtedness or other obligations of MHGE Holdings or a Restricted Subsidiary owing to MHGE Holdings or another Restricted Subsidiary permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	Liens securing Hedging Obligations not incurred in violation of the indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of MHGE Holdings or any of the Restricted Subsidiaries;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by MHGE Holdings and the Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of an Issuer or any Subsidiary Guarantor;

(16)	Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)	grants of software and other technology licenses in the ordinary course of business;

(20)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B) or (6)(C), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) or (6)(C) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B) or (6)(C);

(21)	Liens on equipment of MHGE Holdings or any Restricted Subsidiary granted in the ordinary course of business to MHGE Holdings’ or such Restricted Subsidiary’s client at which such equipment is located;

(22)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24)	Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25)	other Liens securing obligations the outstanding principal amount of which does not, taken together with the principal amount of all other obligations secured by Liens incurred under this clause (25) that are at that time outstanding, exceed the greater of $100 million and 4.0% of Total Assets at the time of Incurrence;

(26)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(27)	any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of MHGE Holdings or any Restricted Subsidiary, under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(28)	Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(29)	Liens (i) in favor of credit card companies pursuant to agreements therewith and (ii) in favor of customers; and

(30)	Liens on the Collateral securing Junior Lien Obligations, provided that the notes are secured on a senior priority basis to the obligations so secured until such time as such obligations are no longer secured by a Lien.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors of MHGE Holdings shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to MHGE Holdings and the Receivables Subsidiary;

(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by MHGE Holdings); and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by MHGE Holdings) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of MHGE Holdings or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the notes or any Refinancing Indebtedness with respect to the notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the notes for reasons outside of MHGE Holdings’ control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by MHGE Holdings or any direct or indirect parent of MHGE Holdings as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by MHGE Holdings or any of its Subsidiaries pursuant to which MHGE Holdings or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by MHGE Holdings or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of MHGE Holdings or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by MHGE Holdings or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in Qualified Receivables Financing with MHGE Holdings in which MHGE Holdings or any Subsidiary of MHGE Holdings makes an Investment and to which MHGE Holdings or any such Subsidiary transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of MHGE Holdings and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of MHGE Holdings (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by MHGE Holdings or any other Subsidiary of MHGE Holdings (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates MHGE Holdings or any other Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of MHGE Holdings or any other Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which neither MHGE Holdings nor any Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which MHGE Holdings reasonably believes to be no less favorable to MHGE Holdings or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of MHGE Holdings; and

(c)	to which neither MHGE Holdings nor any Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of MHGE Holdings shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of MHGE Holdings giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to MHGE Holdings, except for such cash and Cash Equivalents subject only to such restrictions that are contained in agreements governing Indebtedness permitted under the indenture and that is secured by such cash or Cash Equivalents.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of MHGE Holdings.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by MHGE Holdings or a Restricted Subsidiary whereby MHGE Holdings or such Restricted Subsidiary transfers such property to a Person and MHGE Holdings or such Restricted Subsidiary leases it from such Person, other than leases between MHGE Holdings and a Restricted Subsidiary or between Restricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (6) of the definition of Permitted Lien, as designated by MHGE Holdings to be included in this definition.

“Secured Indebtedness” means any Consolidated Total Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries constituting First-Priority Obligations as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that MHGE Holdings or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period; provided that MHGE Holdings may elect pursuant to an Officers’ Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that MHGE Holdings or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into MHGE Holdings or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of MHGE Holdings. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of MHGE Holdings as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event, and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (4) to the “Summary Unaudited Pro Forma Consolidated Financial Data” under “Summary” in the offering memorandum dated March 15, 2013 relating to the initial notes to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments, mortgages and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral for the benefit of the Trustee, the First-Priority Collateral Agent and the holders of the notes as contemplated by the indenture.

“Series” means (a) with respect to the First-Priority Secured Parties, each of (i) the “Secured Parties” as defined in the Credit Agreement (or an equivalent provision thereof), (ii) the holders of the notes and the Trustee (each in their capacity as such) and (iii) the Additional First-Priority Secured Parties that become subject to the First Lien Intercreditor Agreement after the Issue Date that are represented by a common Authorized Representative (in its capacity as such for such Additional First-Priority Secured Parties) and (b) with respect to any First-Priority Obligations, each of (i) the Obligations under the Credit Agreement, (ii) the Notes Obligations and (iii) the Other First-Priority Obligations incurred pursuant to any applicable agreement, which pursuant to any joinder agreement, are to be represented under the First Lien Intercreditor Agreement by a common Authorized Representative (in its capacity as such for such Other First-Priority Obligations).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of MHGE Holdings within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Similar Business” means a business, the majority of whose revenues are derived from the activities of MHGE Holdings and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors” means (i) one or more investment funds affiliated with Apollo Global Management, LLC and any of their respective Affiliates other than any portfolio companies (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with the Apollo Sponsors; provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of MHGE Holdings.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by MHGE Holdings or any Subsidiary thereof which MHGE Holdings has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to an Issuer, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. Notwithstanding the foregoing, the definition of the term “Subsidiary” shall not include S&P/CITIC Index Information Services (Beijing) for purposes of the indenture.

“Subsidiary Guarantor” means any Subsidiary that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the indenture, such Subsidiary ceases to be a Subsidiary Guarantor.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the indenture.

“Total Assets” means the total consolidated assets of MHGE Holdings and the Restricted Subsidiaries, as shown on the most recent balance sheet of MHGE Holdings, without giving effect to any amortization of the amount of intangible assets since December 31, 2012, calculated on a pro forma basis after giving effect to any subsequent acquisition or disposition of a Person or business.

“Total Indebtedness Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that MHGE Holdings or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Total Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Total Indebtedness Leverage Ratio is made (the “Total Leverage

Calculation Date”), then the Total Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period; provided that MHGE Holdings may elect pursuant to an Officers’ Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that MHGE Holdings or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Total Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into MHGE Holdings or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Total Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Total Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of MHGE Holdings. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of MHGE Holdings as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event, and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (4) to the “Summary Unaudited Pro Forma Consolidated Financial Data” under “Summary” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Transactions” means the transactions described under “Summary—The Founding Transactions.”

“Treasury Rate” means, as of the applicable redemption date, as determined by the Issuers, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 1, 2016; provided, however, that if the period from such redemption date to April 1, 2016, as applicable, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1)	any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2)	who shall have direct responsibility for the administration of the indenture.

“Trustee” means the party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of MHGE Holdings that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of MHGE Holdings in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary;

MHGE Holdings may designate any Subsidiary of MHGE Holdings (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless at the time of such designation such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, MHGE Holdings or any other Restricted Subsidiary of MHGE Holdings that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of MHGE Holdings or any of the Restricted Subsidiaries; provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

MHGE Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	(1) MHGE Holdings could Incur $1.00 of additional Indebtedness pursuant to the Total Indebtedness Leverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Total Indebtedness Leverage Ratio of MHGE Holdings and its Restricted Subsidiaries would be no greater than such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by MHGE Holdings shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof of MHGE Holdings giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM OF SECURITIES

Except as set forth below, the exchange notes will initially be issued in registered, global notes in global form without coupons (“Global Notes”). Each Global Note shall be deposited with the Trustee, as custodian for, and registered in the name of DTC or a nominee thereof. The initial notes, to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the global note.

Except as set forth below, the Global Notes may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below.

The Global Notes

The Issuers expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC or its nominee is the registered owner or Holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, and premium (if any) and interest (including additional interest, if any) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Issuers, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

The Issuers expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest (including additional interest, if any) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Issuers also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised the Issuers that it will take any action permitted to be taken by a Holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

DTC has advised the Issuers as follows: DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Issuers, the Trustee or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

A Global Note is exchangeable for certificated notes in fully registered form without interest coupons (“Certificated Securities”) only in the following limited circumstances:

•	DTC notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Note and the Issuers fail to appoint a successor depositary within 90 days of such notice, or

•	there shall have occurred and be continuing an event of default with respect to the notes under the indenture and DTC shall have requested the issuance of Certificated Securities.

Certificated Securities may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Subject to the limitations and qualifications set forth herein, this discussion is the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, our U.S. federal income tax counsel. The following is a discussion of the material U.S. federal income tax considerations relevant to the exchange of initial notes for exchange notes pursuant to the exchange offer and the ownership and disposition of exchange notes acquired by U.S. Holders and non-U.S. Holders (each as defined below and collectively referred to as “Holders”) pursuant to the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations. This summary is based on the Code, Treasury Regulations issued thereunder, and administrative and judicial interpretations thereof, all as of the date of this prospectus and all of which are subject to change (perhaps with retroactive effect).

This summary does not represent a detailed description of the U.S. federal income tax consequences to Holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to Holders that are subject to special treatment under the U.S. federal income tax laws, such as financial institutions, regulated investment companies, real estate investment trusts, individual retirement and other tax deferred accounts, dealers or traders in securities or currencies, life insurance companies, partnerships or other passthrough entities (or investors therein), tax-exempt organizations, U.S. expatriates, non-U.S. trusts and estates that have U.S. beneficiaries, persons holding notes as a hedge or hedged against currency risk, in an integrated or conversion transaction, as a position in a constructive sale or straddle, or U.S. Holders whose “functional currency” is other than the U.S. dollar. This summary does not address U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate or gift taxes), the recently enacted Medicare tax on certain investment income, the alternative minimum tax or the consequences under the tax laws of any foreign, state or local jurisdiction. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code. We have not requested a ruling from the Internal Revenue Service (the “IRS”) on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of a note that is:

•	a citizen or resident alien individual of the United States as determined for U.S. federal income tax purposes;

•	a corporation that is organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that is subject to the primary supervision of a court within the United States and under the control of one or more U.S. persons, or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, the term “non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, an individual, corporation, trust, or estate and that is not a U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in such an entity will depend on the status of the partner and the activities of the entity. Partners in such entities that are considering exchanging initial notes for exchange notes pursuant to the exchange offer should consult their own tax advisors.

Prospective investors should consult their own tax advisors concerning the particular U.S. federal income tax consequences of exchanging initial notes for exchange notes pursuant to the exchange offer and owning and disposing exchange notes acquired pursuant to the exchange offer, as well as the consequences arising under other federal tax laws and the laws of any other taxing jurisdiction.

Possible Alternative Treatment

The Issuers may be obligated to pay amounts in excess of the stated interest or principal on the exchange notes, including as described under “Description of Notes—Optional Redemption,” and “Description of Notes—Change of Control.” These potential payments may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” According to the applicable Treasury Regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are remote or incidental. The Issuers intend to take the position that the foregoing contingencies are remote or incidental, and, accordingly, they do not intend to treat the exchange notes as contingent payment debt instruments. Their position that such contingencies are remote or incidental is binding on a Holder, unless such Holder discloses its contrary position in the manner required by applicable Treasury Regulations. The Issuers’ position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, a Holder might be required to accrue ordinary interest income on the exchange notes at a rate in excess of the stated interest rate, and to treat as ordinary interest income any gain realized on the taxable disposition of an exchange note. The remainder of this discussion assumes that the exchange notes will not be treated as contingent payment debt instruments. Holders should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the exchange notes.

U.S. Federal Income Tax Considerations for U.S. Holders

Exchange Offer

Exchanging an initial note for an exchange note pursuant to the exchange offer will not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, U.S. Holders will not recognize gain or loss upon receipt of an exchange note. The holding period for an exchange note will include the holding period for the initial note and the initial basis in an exchange note will be the same as the adjusted basis in the initial note.

Stated Interest

Generally, the amount of any stated interest payments on an exchange note will be treated as “qualified stated interest” for U.S. federal income tax purposes and will be taxable to a U.S. Holder as ordinary interest income in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Market Discount and Bond Premium

Market Discount. If a U.S. Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that is less than its “revised issue price,” the amount of the difference should be treated as market discount for U.S. federal income tax purposes. Any market discount applicable to an initial note should carry over to the exchange note received in exchange therefor. The amount of any market discount will be treated as de minimis and disregarded if it is less than one-quarter of one percent of the revised issue price of the initial note, multiplied by the number of complete years to maturity. For this purpose, the “revised issue price” of an initial note equals the issue price of the initial note. The “issue price” of a note is the first price at which a substantial amount of the notes is sold for cash to investors other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The rules described below do not apply to a U.S. Holder if such holder purchased an initial note that has de minimis market discount.

Under the market discount rules, a U.S. Holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any accrued market discount (on the initial note or the exchange note) that has not previously been included in income. If a U.S. Holder disposes of an exchange note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), such holder will be required to include any accrued market discount as ordinary income as if such holder had sold the exchange note at its then fair market value. In addition, such holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the initial note or the exchange note received in exchange therefor.

Market discount accrues ratably during the period from the date on which such holder acquired the initial note through the maturity date of the exchange note (for which the initial note was exchanged), unless such holder makes an irrevocable election to accrue market discount under a constant yield method. Such holder may elect to include market discount in income currently as it accrues (either ratably or under the constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If such holder elects to include market discount in income currently, such holder’s adjusted basis in an exchange note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS.

Bond Premium. If a U.S. Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount in excess of the principal amount of the initial note, the excess will be treated as bond premium. Any bond premium applicable to an initial note should carry over to the exchange note received in exchange therefor. A U.S. Holder may elect to reduce the amount required to be included in income each year with respect to interest on its note by the amount of amortizable bond premium allocable to that year, based on the exchange note’s yield to maturity. However, because the exchange notes may be redeemed by us prior to maturity at a premium, special rules apply that may reduce or eliminate the amount of premium that a U.S. Holder may amortize with respect to an exchange note. U.S. Holders should consult their tax advisors about these special rules. If a U.S. Holder makes the election to amortize bond premium, it will apply to all debt instruments (other than debt instruments the interest on which is excludible from gross income) that the U.S. Holder holds at the beginning of the first taxable year to which the election applies or thereafter acquires, and the election may not be revoked without the consent of the IRS.

Dispositions

A sale, exchange, redemption, retirement or other taxable disposition of an exchange note will result in taxable gain or loss to a U.S. Holder equal to the difference, if any, between the amount realized on the disposition (excluding amounts attributable to any accrued and unpaid stated interest, which will be taxed as ordinary income to the extent not previously so taxed) and the U.S. Holder’s adjusted tax basis in the exchange note. The amount realized will equal the sum of any cash and the fair market value of any other property received on the disposition. A U.S. Holder’s adjusted tax basis in an exchange note will equal the cost of such exchange note to such Holder, increased by any market discount previously included in gross income and reduced (but not below zero) by the amount of any amortizable bond premium taken into account with respect to the exchange note. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the exchange note (or the initial note exchanged therefor) is held for more than one year. Certain non-corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

U.S. Federal Tax Considerations for Non-U.S. Holders

Exchange Offer

Non-U.S. Holders will not recognize gain or loss upon receipt of an exchange note in exchange for an initial note pursuant to the exchange offer.

Interest

Subject to the discussion below of backup withholding, U.S. federal income or withholding tax will not apply to a non-U.S. Holder in respect of any payment of interest on the exchange notes, provided that such payment is not effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business and such non-U.S. Holder:

•	does not own, actually or constructively, for U.S. Federal income tax purposes, stock constituting 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	is not, for U.S. Federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through equity ownership;

•	is not a bank whose receipt of interest on the exchange notes is described in section 881(c)(3)(A) of the Code; and

either (a) such non-U.S. Holder provides identifying information (i.e., name and address) to us on IRS Form W-8BEN (or successor form), and certifies, under penalty of perjury, that such non-U.S. Holder is not a U.S. person or (b) a financial institution holding the exchange notes on behalf of such non-U.S. Holder certifies, under penalty of perjury, that it has received such a certification from the beneficial owner and, when required, provides us with a copy.

If a non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to such non-U.S. Holder will be subject to a 30% U.S. federal withholding tax, unless such Holder provides us with a properly executed (1) applicable IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the exchange note is not subject to withholding tax because it is effectively connected with such Holder’s conduct of a trade or business in the United States (in which case such interest will be subject to tax as discussed below).

Dispositions

Any gain realized on the sale, exchange, retirement, redemption or other taxable disposition of an exchange note by a non-U.S. Holder will not be subject to U.S. federal income or withholding tax unless (1) such gain is effectively connected with the conduct of a trade or business in the United States by such non-U.S. Holder (in which case such gain will be subject to regular graduated U.S. tax rates as described above) or (2) such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met (in which case such gain, net of certain U.S.-source losses, if any, will be subject to U.S. federal income tax at a flat rate of 30% (or at a reduced rate under an applicable income tax treaty)).

Effectively Connected Interest or Gain

If a non-U.S. Holder is engaged in a trade or business in the United States and interest on the exchange notes or gain from the disposition of the exchange notes is effectively connected with the conduct of that trade or business, such non-U.S. Holder will, subject to any applicable income tax treaty, be subject to U.S. federal income tax on such interest or gain on a net income basis in the same manner as if such non-U.S. Holder were a U.S. Holder. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

U.S. Holders

A U.S. Holder may be subject to information reporting and backup withholding (at a 28% rate) with respect to payments of stated interest and payments of the gross proceeds from the sale or other disposition (including a retirement or redemption) of an exchange note. Certain U.S. Holders (including corporations) are not subject to information reporting and backup withholding. A U.S. Holder will be subject to backup withholding if such U.S. Holder is not otherwise exempt and such U.S. Holder:

•	fails to furnish its correct taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	is notified by the IRS that it is subject to backup withholding because it has previously failed to properly report payments of interest or dividends;

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding; or

•	otherwise fails to comply with applicable requirements of the backup withholding rules.

Non-U.S. Holders

A non-U.S. Holder will not be subject to backup withholding (at a 28% rate) with respect to payments of interest to such non-U.S. Holder if we have received from such non-U.S. Holder the statement described above under “—U.S. Federal Tax Considerations to Non-U.S. Holders—Interest” or the non-U.S. Holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that such non-U.S. Holder is a U.S. person. A non-U.S. Holder may, however, be subject to information reporting requirements with respect to payments of interest on the exchange notes.

Proceeds from the sale, exchange, retirement, redemption or other taxable disposition of the exchange notes made to or through a foreign office of a foreign broker without certain specified connections to the United States will not be subject to information reporting or backup withholding. A non-U.S. Holder may be subject to backup withholding and/or information reporting with respect to the proceeds of the sale, exchange, retirement, redemption or other taxable disposition of an exchange note within the United States or conducted through certain U.S.-related financial intermediaries, unless the payer receives the statement described above under “—U.S. Federal Tax Considerations to Non-U.S. Holders—Interest” and does not have actual knowledge or reason to know that such non-U.S. Holder is a U.S. person, as defined under the Code, or such non-U.S. Holder otherwise establishes an exemption.

U.S. Holders and non-U.S. Holders

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a Holder’s U.S. federal income tax liability, and may entitle a Holder to a refund, provided the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY PROSPECTIVE INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE COMPANY IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE COMPANY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) PROSPECTIVE INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) which are subject to Title I of ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the ERISA Plan and applicable provisions of ERISA, the Code or any Similar Laws (as defined below). The prudence of a particular investment must be determined by the responsible fiduciary of an ERISA Plan by taking into account the ERISA Plan’s particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed above under “Risk Factors” and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of the notes.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans, accounts and arrangements that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts, and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. In addition, a fiduciary of the Plan who engaged in such non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. Further, the U.S. Department of Labor has promulgated regulations 29 C.F.R. Section 2510.3-101 (the “Plan Asset Regulations”), describing what constitutes the assets of a Plan with respect to the Plan’s investment in an entity for purposes of certain provisions of ERISA and Section 4975 of the Code, including the fiduciary responsibility provisions of Title I of ERISA and Section 4975 of the Code.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code may arise if the notes are acquired with the assets of a Plan with respect to which the Issuers, the initial purchasers, the placement agents, the trustee, the lenders under the Issuers’ existing credit facility or any of their respective affiliates, is a party in interest or a disqualified person. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, however, depending in part on the type of Plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made. However, there can be no assurance that any administrative or statutory exemption will be available with respect to any particular transaction involving the notes.

Governmental plans, certain church plans, non-U.S. plans and other plans, while not subject to the fiduciary responsibility provisions of Title I of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to state, local or other federal or non-U.S. laws that are substantially similar to the foregoing provisions of ERISA and the Code (“Similar Laws”). Fiduciaries of any such plans should consult with their counsel before acquiring the notes.

Representations and Further Considerations

By its acquisition of notes, each purchaser and subsequent transferee thereof will be deemed to have represented and warranted, on each day from the date on which such purchaser or transferee, as applicable, acquires its interest in such notes through and including the date on which such purchaser or transferee, as applicable, disposes of its interest in such notes, either that (a) it is not a Plan and is not using the assets of a Plan nor any entity whose underlying assets include “plan assets” by reason of a Plan’s investment in the entity, nor a governmental, church, non-U.S. or other plan which is subject to any Similar Law or (b) its sale, transfer, acquisition or holding of a note will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of a governmental, church, non-U.S. or other plan, a non-exempt violation under any Similar Law). Any purported transfer of such note, or any interest therein, to a purchaser or transferee that does not comply with the requirements specified in the applicable documents shall, to the extent permitted by law, be of no force and effect and shall be null and void ab initio.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that any Plan fiduciary or other person who proposes to use assets of any Plan to acquire the notes should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code, or any other applicable Similar Laws, to such an investment, and to confirm that such investment will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA, the Code or any other applicable Similar Laws.

The sale of the notes to a Plan, a plan subject to Similar Laws, or to a person using assets of any Plan to effect its acquisition of the notes, is in no respect a representation by the Issuers or the placement agent that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes acquired as a result of market making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the exchange notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge in the letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. In addition, until                     , 2014 (90 days after the date of this prospectus) all dealers effecting transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Issuers will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

For a period of 180 days after the expiration date, the Issuers will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Issuers have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for holders of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, NY, will pass on the validity of the exchange notes and guarantees offered hereby, excluding the guarantee of Tegrity, Inc. Orrick, Herrington & Sutcliffe LLP will pass on certain legal matters of California law relating to the guarantee by Tegrity, Inc.

EXPERTS

The combined consolidated financial statements of McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries as of December 31, 2013 and 2012, and for the period January 1, 2013 to March 22, 2013 (Predecessor), March 23, 2013 to December 31, 2013 (Successor) and for the years ending December 31, 2012 and 2011 (including the schedule appearing therein) appearing in this Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 to register the exchange notes to be issued in exchange for the initial notes. Upon the effectiveness of this registration statement on Form S-4, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and will be required to file reports and other information with the SEC. As allowed by the SEC’s rules, this prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Copies of these reports and other information that we file with the SEC may be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public through our internet website at http://www.mheducation.com or on the SEC’s website at www.sec.gov. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any decision with respect to the exchange offer. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

INDEX TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

OF MCGRAW-HILL GLOBAL EDUCATION INTERMEDIATE HOLDINGS, LLC AND SUBSIDIARIES

Page
Combined Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-1

Combined Consolidated Statements of Operations for the Periods March 23, 2013 to December  31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor), and the Years Ended December 31, 2012 and 2011 (Predecessor)

F-2

Combined Consolidated Statements of Comprehensive (Loss) Income for the Periods March  23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and the Years Ended December 31, 2012 and 2011 (Predecessor)

F-3
Combined Consolidated Balance Sheets at December 31, 2013 (Successor) and December 31, 2012 (Predecessor)	F-4

Combined Consolidated Statements of Cash Flows for the Periods March 23, 2013 to December  31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and the Years Ended December 31, 2012 and 2011 (Predecessor)

F-5

Combined Consolidated Statements of Changes in Equity for the Periods December 31, 2011 to December  31, 2012 (Predecessor), December 31, 2012 to March 22, 2013 (Predecessor) and March 23, 2013 to December 31, 2013 (Successor)

F-6
Notes to the Combined Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of McGraw-Hill Global Education Intermediate Holdings, LLC

We have audited the accompanying combined consolidated balance sheets of McGraw-Hill Global Education Intermediate Holdings, LLC and subsidiaries (the “Company”) as of December 31, 2013 (Successor) and 2012 (Predecessor), and the related combined consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the period March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and each of the two years in the period ended December 31, 2012 (Predecessor). Our audits also included the financial statement schedule listed in the Index at Item 21. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined consolidated financial position of McGraw-Hill Global Education Intermediate Holdings, LLC and subsidiaries at December 31, 2013 and 2012, and the combined consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

New York, New York

April 18, 2014

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Combined Consolidated Statements of Operations

(Dollars in thousands)

	Successor	Predecessor
	March 23, 2013	January 1, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
	to	to
	December 31, 2013	March 22, 2013
Revenue	$1,055,805	$186,242	$1,258,946	$1,335,202
Cost of goods sold	460,850	56,249	387,485	406,558

Gross profit	594,955	129,993	871,461	928,644
Operating expenses
Operating & administration expenses	494,565	129,336	640,484	652,389
Depreciation	16,192	3,874	19,257	16,130
Amortization of intangibles	69,231	1,699	6,799	7,230
Transaction costs	27,612	—	—	—

Total operating expenses	607,600	134,909	666,540	675,749

Operating (loss) income	(12,645)	(4,916)	204,921	252,895
Interest expense (income), net	135,022	481	(913)	(2,885)
Other (income)	(2,125)	—	(7,488)	—

(Loss) income from operations before taxes on income	(145,542)	(5,397)	213,322	255,780
Income tax (benefit) provision	(61,831)	(1,213)	86,470	94,013

Net (loss) income	(83,711)	(4,184)	126,852	161,767
Less: Net (income) loss attributable to non-controlling interests	(2,251)	631	(4,559)	(4,320)

Net (loss) income attributable to McGraw-Hill Global Education Intermediate Holdings, LLC	$(85,962)	$(3,553)	$122,293	$157,447

See accompanying notes to the combined consolidated financial statements

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Combined Consolidated Statements of Comprehensive (Loss) Income

(Dollars in thousands)

	Successor	Predecessor
	March 23, 2013	January 1, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
	to	to
	December 31,	March 22,
	2013	2013
Net (loss) income	$(83,711)	$(4,184)	$126,852	$161,767
Other comprehensive (loss) income:
Foreign currency translation adjustment	(9,946)	(1,376)	6,147	(9,903)
Unrealized gain on investments, net of tax of $167, $51, ($500) and ($4,000) in the period March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and the years ended December 31, 2012 and December 31, 2011 (Predecessor), respectively	(263)	79	(2,936)	(5,423)

Comprehensive (loss) income	(93,920)	(5,481)	130,063	146,441
Less: Comprehensive (income) loss attributable to non-controlling interest	(2,251)	631	(4,559)	(4,320)

Comprehensive (loss) income attributable to McGraw-Hill Global Education Intermediate Holdings, LLC	$(96,171)	$(4,850)	$125,504	$142,121

See accompanying notes to the combined consolidated financial statements

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Combined Consolidated Balance Sheets

(Dollars in thousands)

	Successor	Predecessor
	December 31, 2013	December 31, 2012
Current assets
Cash and equivalents	$253,390	$98,188
Accounts receivable, net of allowance for doubtful accounts of $16,213 and $10,725 and sales returns of $168,383 and $163,735 at December 31, 2013 (Successor) and December 31, 2012 (Predecessor), respectively	225,455	218,617
Related party	27,363	—
Inventories, net	80,288	87,343
Deferred income taxes	37,406	76,163
Prepaid and other current assets	25,553	10,067

Total current assets	649,455	490,378
Prepublication costs, net	96,406	106,129
Property, plant and equipment, net	100,688	72,213
Goodwill	314,275	469,239
Other intangible assets, net	1,051,717	30,431
Investments	23,605	11,163
Deferred income taxes non-current	25,831	—
Other non-current assets	105,221	31,969

Total assets	$2,367,198	$1,211,522

Liabilities and equity
Current liabilities
Accounts payable	$131,422	$53,823
Accrued royalties	94,030	95,838
Accrued compensation and contributions to retirement plans	77,395	41,573
Unearned revenue	121,773	99,123
Current portion of long-term debt	8,100	—
Other current liabilities	127,381	53,393

Total current liabilities	560,101	343,750
Long-term debt	1,483,815	—
Deferred income taxes	34,588	137,379
Other non-current liabilities	65,426	55,813

Total liabilities	2,143,930	536,942
Commitments and contingencies
Equity
Parent company investment	—	724,274
Member’s equity	295,949	—
Accumulated deficit	(85,962)	—
Accumulated other comprehensive loss	(10,209)	(74,429)

Total Parent company equity	199,778	649,845
Total equity—non-controlling interests	23,490	24,735

Total equity	223,268	674,580

Total liabilities and equity	$2,367,198	$1,211,522

See accompanying notes to the combined consolidated financial statements

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Combined Consolidated Statements of Cash Flows

(Dollars in thousands)

	Successor	Predecessor
	March 23, 2013	January 1, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
	to	to
	December 31, 2013	March 22, 2013
Operating activities
Net (loss) income including non-controlling interests	$(83,711)	$(4,184)	$126,852	$161,767
Adjustments to reconcile net loss including non-controlling interests to net cash provided by operating activities
Depreciation (including amortization of technology projects)	16,192	3,874	19,257	16,130
Amortization of intangibles	69,231	1,699	6,799	7,230
Amortization of prepublication costs	65,858	10,165	78,890	74,994
Loss on sale of property, plant and equipment	90	5	493	(696)
Provision for losses on accounts receivable	3,936	(34)	(4,505)	4,264
Deferred income taxes	(88,219)	(178)	24,448	6,862
Stock-based compensation	4,886	3,294	15,166	17,003
Amortization of debt discount	4,196	—	—	—
Amortization of deferred financing costs	11,248	—	—	—
Restructuring charges	7,348	—	17,286	34,463
Other	6,941	—	14,055	15,680
Changes in operating assets and liabilities, net of the effect of acquisitions
Accounts receivable	(123,257)	117,941	(15,808)	(39,204)
Inventories	150,309	(10,829)	(21,433)	(4,510)
Prepaid and other current assets	3,728	(19,204)	(2,149)	(3,710)
Accounts payable and accrued expenses	179,679	(50,120)	(39,971)	(2,371)
Unearned revenue	80,709	(26,435)	18,865	28,853
Other current liabilities	12,823	8,221	(30,912)	(32,472)
Net change in prepaid and accrued income taxes	3,770	(8,075)	7,611	(4,179)
Net change in operating assets and liabilities	39,330	3,607	(5,470)	997

Cash provided by operating activities	365,087	29,747	209,474	281,101

Investing activities
Investment in prepublication costs	(52,455)	(14,128)	(78,287)	(73,379)
Capital expenditures	(6,749)	(1,911)	(4,885)	(7,905)
Deferred projects investments	—	—	(12,236)	(7,564)
Acquisitions and investments	(1,764,646)	(33,089)	—	(1,900)
Proceeds from dispositions	46	—	692	780

Cash used for investing activities	(1,823,804)	(49,128)	(94,716)	(89,968)

Financing activities
Net transfers (to) from Parent	—	(55,910)	(117,007)	(176,251)
Borrowings on long-term debt	1,609,796	—	—	—
Payment of term loan	(87,075)	—	—	—
Payment of revolving facility	(35,000)	—	—	—
Equity contribution	950,000	—	—	—
Payment of acquisition costs on behalf of Parent	(28,672)	—	—	—
Distribution to Parent	(628,854)	—	—	—
Dividends paid to non-controlling interests	(526)	(1,814)	(12,627)	(4,427)
Dividends on restricted stock unit	(1,411)	—	—	—
Payment of deferred loan acquisition costs	(84,375)	—	—	—

Cash provided by (used for) financing activities	1,693,883	(57,724)	(129,634)	(180,678)

Effect of exchange rate changes on cash	(1,409)	(1,450)	2,797	(5,085)

Net change in cash and cash equivalents	233,757	(78,555)	(12,079)	5,370
Cash and cash equivalents at the beginning of the period	19,633	98,188	110,267	104,897

Cash and cash equivalents, ending balance	$253,390	$19,633	$98,188	$110,267

Supplemental disclosures
Cash paid for interest expense	100,640	—	—	—
Cash paid for income taxes	11,762	3,855	14,592	13,857

See accompanying notes to the combined consolidated financial statements

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Combined Consolidated Statements of Equity

(Dollars in thousands)

	Member’s Equity/Parent Company Investment	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Parent Company Equity	Non-controlling Interests	Total Equity
Predecessor
Balance at December 31, 2010	$701,296	$—	$(54,856)	$646,440	$34,325	$680,765
Comprehensive income, net of tax	157,447	—	(15,326)	142,121	4,320	146,441
Stock-based compensation	17,003	—	—	17,003	—	17,003
Dividends	—	—	—	—	(4,427)	(4,427)
Net decrease in Parent company investment	(181,189)	—	5,570	(175,619)	(1,660)	(177,279)

Balance at December 31, 2011	$694,557	$—	$(64,612)	$629,945	$32,558	$662,503

Comprehensive loss, net of tax	122,293	—	3,211	125,504	4,559	130,063
Dividends paid to non-controlling interests	—	—	—	—	(12,627)	(12,627)
Stock-based compensation	15,166	—	—	15,166	—	15,166
Net decrease in Parent company investment	(107,742)	—	(13,028)	(120,770)	245	(120,525)

Balance at December 31, 2012	$724,274	$—	$(74,429)	$649,845	$24,735	$674,580

Comprehensive loss, net of tax	—	(3,553)	(1,297)	(4,850)	(631)	(5,481)
Acquisition of non-controlling interest	(14,672)	—	—	(14,672)	(10,374)	(25,046)
Dividends paid to non-controlling interests	—	—	—	—	(1,814)	(1,814)
Stock-based compensation	3,294	—	—	3,294	—	3,294
Net decrease in Parent company investment	(56,418)	—	—	(56,418)	—	(56,418)

Balance at March 22, 2013	$656,478	$(3,553)	$(75,726)	$577,199	$11,916	$589,115

Successor
Balance at March 23, 2013	$—	$—	$—	$—	$—	$—
Equity contribution	950,000	—	—	950,000	—	950,000
Non-controlling interest acquired in the Acquisition	—	—	—	—	22,225	22,225
Comprehensive loss, net of tax	—	(85,962)	(10,209)	(96,171)	1,791	(94,380)
Distribution to Parent	(628,854)	—	—	(628,854)		(628,854)
Payment of acquisition costs on behalf of MHE Acquisition, LLC	(28,672)	—	—	(28,672)	—	(28,672)
Stock-based compensation	4,886	—	—	4,886	—	4,886
Dividend on restricted stock units	(1,411)	—	—	(1,411)	—	(1,411)
Dividends paid to non-controlling interests	—	—	—	—	(526)	(526)

Balance at December 31, 2013	$295,949	$(85,962)	$(10,209)	$199,778	$23,490	$223,268

See accompanying notes to the combined consolidated financial statements

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

1.	Basis of Presentation and Accounting Policies

Basis of Presentation

On March 22, 2013, MHE Acquisition, LLC, a wholly-owned subsidiary of Georgia Holdings, Inc., acquired all of the outstanding equity interests of certain subsidiaries of The McGraw-Hill Companies, Inc. (“MHC”) for $2,184,071 in cash (the “Founding Acquisition”). The acquired subsidiaries included all of MHC’s educational materials and learning solutions business, which is comprised of two elements (i) the Higher Education, Professional, and International Group (the “HPI business” which includes post-secondary education and professional products both in the U.S. and internationally and (ii) the School Education Group business (the “SEG business”), which includes school and assessment products targeting students in the pre-kindergarten through secondary school market. The purchase price was allocated as $1,711,348 and $472,723 to the HPI business and the SEG business, respectively based on their fair values.

MHE Acquisition, LLC was formed and is owned by investment funds affiliated with Apollo Global Management, LLC (“Apollo” or the “Sponsor”). McGraw-Hill Global Education Intermediate Holdings, LLC (the “Company,” “the Successor” or “MHGE Intermediate”) and its wholly owned subsidiary McGraw-Hill Global Education Holdings, LLC (“MHGE Holdings”) were created to facilitate the Founding Acquisition. The terms “we,” “our,” and “us” used herein refer to the Company. In connection with the Founding Acquisition, a restructuring was completed, the result of which was that the HPI business and the SEG business were separated into two legal entities. The HPI business is now owned by MHGE Holdings, and the SEG business is owned by McGraw-Hill School Education Intermediate Holdings, LLC (“MHSE Holdings”), a separate wholly owned subsidiary of MHE US Holdings LLC, our direct parent (“Parent”). MHSE Holdings is financed through a separate debt structure. Neither MHGE Holdings nor its parent companies guarantee or provide any collateral to the financing for MHSE Holdings, and MHSE Holdings does not guarantee or provide collateral to the financing for MHGE Holdings or its parent companies.

Successor Basis of Presentation

The accompanying combined consolidated financial statements present separately the financial position, results of operations, cash flows and changes in invested equity for the Company on a “Successor” basis (reflecting the Company’s ownership by funds affiliated with Apollo) and “Predecessor” basis (reflecting the Company’s ownership by MHC). The financial information of the Company has been separated by a vertical line on the face of the combined consolidated financial statements to identify these different bases of accounting.

Predecessor Basis of Presentation

MHGE Holdings is our predecessor for accounting purposes (the “Predecessor”). Historically, the Predecessor did not operate as an independent standalone company. The Predecessor’s combined financial statements have been carved-out of the historical combined financial statements of McGraw-Hill Education, LLC for the periods prior to the Founding Acquisition. In connection with the Founding Acquisition, all of the HPI business’s assets and liabilities were revised to reflect their fair values on the date of Founding Acquisition, based upon an allocation of the overall purchase price to the underlying net assets acquired.

These combined consolidated financial statements reflect our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The combined financial statements of the Predecessor include certain assets and liabilities that have historically been held at the McGraw-Hill Companies, Inc (“MHC”) corporate level but are specifically identifiable or otherwise attributable to us. The combined balance sheet as of December 31, 2012 has been derived from our audited combined financial statements of our Predecessor.

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

Intercompany transactions between the Company and MHC that have been included in the Predecessor’s combined financial statements are considered to be effectively settled for cash in the combined consolidated financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the Predecessor’s historical combined consolidated statements of cash flows as a financing activity and in the Predecessor’s combined consolidated balance sheets as “Parent company investment.”

The Predecessor’s historical combined financial statements include expense allocations for: (1) certain corporate functions historically provided by MHC including, but not limited to, finance, legal, tax, treasury, information technology, human resources, and certain other shared services; (2) employee benefits and incentives; (3) share-based compensation; and (4) occupancy. These expenses were allocated to the Predecessor on the basis of direct usage when identifiable, with the remainder allocated on a pro-rata basis of square feet occupied for occupancy costs, consolidated sales, operating income, headcount or other measures. The basis on which the expenses were allocated is considered to be a reasonable reflection of the utilization of services provided to or the benefit received by the Predecessor during the periods presented. The allocations may not, however, reflect the expense we have incurred and will incur as a stand-alone company for the periods presented. Actual costs that may have been incurred if the Predecessor had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, which functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

On an ongoing basis, we evaluate our estimates and assumptions, including those related to revenue recognition, allowance for doubtful accounts and sales returns, inventories, prepublication costs, accounting for the impairment of long-lived assets (including other intangible assets), goodwill and indefinite-lived intangible assets, retirement plans and postretirement healthcare and other benefits, stock-based compensation, income taxes and contingencies. Management further considers the accounting policy with regard to the preliminary purchase price allocation to assets and liabilities to be critical. This accounting policy, as more fully described in Note 3, encompasses significant judgments and estimates used in the preparation of these financial statements.

Principles of Combination and Consolidation

The accompanying combined consolidated financial statements have been prepared in accordance with U.S. GAAP and all significant intercompany transactions and balances have been eliminated. In the opinion of management, the accompanying audited combined consolidated financial statements include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation.

We record non-controlling interest in our combined financial statements to recognize the minority ownership interest in certain subsidiaries. Non-controlling interest in the earnings and losses of these subsidiaries represent the share of net income or loss allocated to our combined entities.

Seasonality and Comparability

Our revenues, operating profit and operating cash flows are affected by the inherent seasonality of the academic calendar, which varies by country. Changes in our customers’ ordering patterns may impact the comparison of

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

our results in a quarter with the same quarter of the previous year, or in a fiscal year with the prior fiscal year, where our customers may shift the timing of material orders for any number of reasons, including, but not limited to, changes in academic semester start dates or changes to their inventory management practices.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include ordinary bank deposits and highly liquid investments with original maturities of three months or less that consist primarily of money market funds with unrestricted daily liquidity and fixed term time deposits. The balance also includes cash that is held by the Company outside the United States to fund international operations or to be reinvested outside of the United States. The investments and bank deposits are stated at cost, which approximates market value and were $253,390 and $98,188 as of December 31, 2013 (Successor) and December 31, 2012 (Predecessor), respectively. These investments are not subject to significant market risk.

Accounts receivable

Credit is extended to customers based upon an evaluation of the customer’s financial condition. Accounts receivable are recorded at net realizable value.

Allowance for doubtful accounts and sales returns

The allowance for doubtful accounts and sales returns reserves methodology is based on historical analysis, a review of outstanding balances and current conditions. In determining these reserves, we consider, among other factors, the financial condition and risk profile of our customers, areas of specific or concentrated risk as well as applicable industry trends or market indicators. The allowance for sales returns is a significant estimate, which is based on historical rates of return and current market conditions. The provision for sales returns is reflected as a reduction to “Revenues” in our combined statements of operations. Sales returns are charged against the reserve as products are returned to inventory. Accounts receivable losses for bad debt are charged against the allowance for doubtful accounts when the receivable is determined to be uncollectible. The change in the allowance for doubtful accounts is reflected as part of operating and administrative expenses in our combined statement of operations. The allowance for doubtful accounts was $16,213 and $10,725 and sales returns was $168,383 and $163,735 at December 31, 2013 (Successor) and December 31, 2012 (Predecessor), respectively.

Concentration of Credit Risk

As of December 31, 2013 (Successor) three customers comprised approximately 53% of the gross accounts receivable balance, which is reflective of concentration in our industry and seasonality of the business. As of December 31, 2012 (Predecessor), three customers accounted for 51% of our gross accounts receivable. For the period January 1, 2013 to March 22, 2013 (Predecessor), no single customer accounted for more than 10% of our gross revenue. The Company has a customer that accounted for 12% and 12% of our gross revenues for the period March 23, 2013 to December 31, 2013 (Successor) and the year ended December 31, 2012 (Predecessor), respectively, which is included within the MHGE Higher Education and MHGE Professional segment revenues. In addition, the Company has a second customer that accounted for 11% and 11% of our gross revenues for the period March 23, 2013 to December 31, 2013 (Successor) and the year ended December 31, 2012 (Predecessor), respectively, which is included within the MHGE Higher Education segment revenues.

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

Inventories

Inventories, consisting principally of books, are stated at the lower of cost (first-in, first-out) or market. The majority of our inventories relate to finished goods. A significant estimate is the reserve for inventory obsolescence and is reflected in operating and administration expenses. In determining this reserve, we consider management’s current assessment of the marketplace, industry trends and projected product demand as compared to the number of units currently on hand. The reserve for inventory obsolescence was $45,548 and $54,958 as of December 31, 2013 (Successor) and December 31, 2012 (Predecessor), respectively.

Prepublication Costs

Prepublication costs include both the cost of developing educational content and the development of assessment solution products. Costs incurred prior to the publication date of a title or release date of a product represent activities associated with product development. These may be performed internally or outsourced to subject matter specialists and include, but are not limited to, editorial review and fact verification, graphic art design and layout and the process of conversion from print to digital media or within various formats of digital media. These costs are capitalized when the costs can be directly attributable to a project or title and the title is expected to generate probable future economic benefits. Capitalized costs are amortized upon publication of the title over its estimated useful life of up to six years, with a higher proportion of the amortization typically taken in the earlier years. Amortization expenses for prepublication costs are charged as a component of operating & administration expenses. We periodically evaluate the amortization methods, rates, remaining lives and recoverability of such costs, which are sometimes dependent upon program acceptance by state adoption authorities. In evaluating recoverability, we consider management’s current assessment of the marketplace, industry trends and the projected success of programs.

Property, Plant and Equipment

Property, plant and equipment are stated at fair value as of December 31, 2013 (Successor) and at cost as of December 31, 2012 (Predecessor). Depreciation and amortization are recorded on a straight-line basis, over the assets’ estimated useful lives. Buildings have an estimated useful life, for purposes of depreciation, of forty years. Furniture, fixtures and equipment are depreciated over periods not exceeding ten years. Leasehold improvements are amortized over the life of the lease or the life of the assets, whichever is shorter. The Company evaluates the depreciation periods of property, plant and equipment to determine whether events or circumstances warrant revised estimates of useful lives.

Royalty Advances

Royalty advances are initially capitalized and subsequently expensed as related revenues are earned or when the Company determines future recovery is not probable. The Company has a long history of providing authors with royalty advances, and it tracks each advance earned with respect to the sale of the related publication. Historically, the longer the unearned portion of the advance remains outstanding, the less likely it is that the Company will recover the advance through the sale of the publication, as the related royalties earned are applied first against the remaining unearned portion of the advance. The Company applies this historical experience to its existing outstanding royalty advances to estimate the likelihood of recovery. Additionally, the Company’s editorial staff reviews its portfolio of royalty advances at a minimum quarterly to determine if individual royalty advances are not recoverable for discrete reasons, such as the death of an author prior to completion of a title or titles, a Company decision to not publish a title, poor market demand or other relevant factors that could impact recoverability. Based on this information, the portion of any advance that we believe is not recoverable is expensed. The net amount of royalty advances was $6,831 and $6,815 as of December 31, 2013 (Successor) and December 31, 2012 (Predecessor), respectively.

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

Deferred Technology Costs

We capitalize certain software development and website implementation costs. Capitalized costs only include incremental, direct costs of materials and services incurred to develop the software after the preliminary project stage is completed, funding has been committed and it is probable that the project will be completed and used to perform the function intended. Incremental costs are expenditures that are out-of-pocket to us and are not part of an allocation or existing expense base. Software development and website implementation costs are expensed as incurred during the preliminary project stage. Capitalized costs are amortized from the year the software is ready for its intended use over its estimated useful life, three to seven years, using the straight-line method. Periodically, we evaluate the amortization methods, remaining lives and recoverability of such costs. Capitalized software development and website implementation costs are included in other non-current assets in the combined balance sheets and are presented net of accumulated amortization. Gross deferred technology costs were $20,130 and $110,676 as of December 31, 2013 (Successor) and December 31, 2012 (Predecessor), respectively. Accumulated amortization of deferred technology costs were $5,586 and $87,528 as of December 31, 2013 (Successor) and December 31, 2012 (Predecessor), respectively. $65,500 of both the gross deferred costs and the accumulated amortization of those costs relates to an order to cash system that has been fully amortized and continues to serve as the basis for receiving and processing customer sales.

Accounting for the Impairment of Long-Lived Assets (Including Other Intangible Assets)

We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Upon such an occurrence, recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to current forecasts of undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. For long-lived assets held for sale, assets are written down to fair value, less cost to sell. Fair value is determined based on market evidence, discounted cash flows, appraised values or management’s estimates, depending upon the nature of the assets. There were no material impairments of long-lived assets for the periods March 23 to December 31, 2013 (Successor), January 1 to March 22, 2013 (Predecessor) and the years ended December 31, 2012 and 2011 (Predecessor).

Goodwill and Indefinite-Lived Intangible Assets

Goodwill represents the excess of purchase price and related costs over the fair value of identifiable assets acquired and liabilities assumed in a business combination. Indefinite-lived intangible assets consist of the Company’s acquired brands. Goodwill and indefinite-lived intangible assets are not amortized, but instead are tested for impairment annually during the fourth quarter each year, or more frequently if events or changes in circumstances indicate that the asset might be impaired. We have three reporting units, Higher Education, Professional and International with goodwill and indefinite-lived intangible assets that are evaluated for impairment.

We initially perform a qualitative analysis evaluating whether there are events or circumstances that provide evidence that it is more likely than not that the fair value of any of our reporting units or indefinite-lived intangible assets are less than their carrying amount. If, based on our evaluation we do not believe that it is more likely than not that the fair value of any of our reporting units or indefinite-lived intangible assets are less than their carrying amount, no quantitative impairment test is performed. Conversely, if the results of the qualitative assessment determine that it is more likely than not that the fair value of any reporting units or indefinite-lived intangible assets are less than their respective carrying amounts, we perform a two-step quantitative impairment test.

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

During the first step, the estimated fair value of the reporting units are compared to their carrying value including goodwill and the estimated fair value of the intangible assets. Fair values of the reporting units are estimated using the income approach, which incorporates the use of a discounted free cash flow analysis, and are corroborated using the market approach, which incorporates the use of revenue and earnings multiples based on market data. The discounted free cash flow analysis is based on the current operating budgets and estimated long-term growth projections for each reporting unit. Future cash flows are discounted based on a market comparable weighted average cost of capital rate for each reporting unit, adjusted for market and other risks where appropriate. Fair values of indefinite-lived intangible assets are estimated using avoided royalty discounted free cash flow analyses. Significant judgments inherent in these analyses include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the discounted free cash flow analyses reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the discounted free cash flow analyses are based upon an estimate of the royalty rates that a market participant would pay to license the Company’s trade names and trademarks.

If the fair value of the reporting units or indefinite-lived intangible assets is less than its carrying value, a second step is performed, which compares the implied fair value of the reporting unit’s goodwill or indefinite-lived intangible assets to the carrying value. The fair value of the goodwill or indefinite-lived intangible assets is determined based on the difference between the fair value of the reporting unit and the net fair value of the identifiable assets and liabilities of the reporting unit or carrying value of the indefinite-lived intangible asset. If the implied fair value of the goodwill or indefinite-lived intangible assets is less than the carrying value, the difference is recognized as an impairment charge. Significant judgments inherent in this analysis include estimating the amount and timing of future cash flows and the selection of appropriate discount rates, royalty rate and long-term growth rate assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit and indefinite-lived intangible asset and for some of the reporting units and indefinite-lived intangible assets could result in an impairment charge, which could be material to our financial position and results of operations.

We performed our impairment assessment of goodwill and indefinite-lived intangible assets and concluded that no impairment existed for the periods March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and the years ended December 31, 2012 and 2011 (Predecessor).

Foreign Currency Translation

We have operations in many foreign countries. For most international operations, the local currency is the functional currency. For international operations that are determined to be extensions of the U.S. operations, the United States dollar is the functional currency. For local currency operations, assets and liabilities are translated into United States dollars using end-of-period exchange rates, and revenue and expenses are translated into United States dollars using weighted-average exchange rates. Foreign currency translation adjustments are accumulated in a separate component of equity.

Stock-Based Compensation

The Company issues stock options and other stock-based compensation to eligible employees, directors and consultants and accounts for these transactions under the provisions of ASC Topic 718, Compensation – Stock Compensation (“ASC 718”). For equity awards, total compensation cost is based on the grant date fair value. For liability awards, total compensation cost is based on the fair value of the award on the date the award is exercised and delivered. For performance-based options issued, the value of the instrument is measured at the grant date as the fair value of the common stock and expensed over the vesting term when the performance targets are considered probable of being achieved. The Company recognizes stock-based compensation expense for all awards, on a straight-line basis, over the service period required to earn the award, which is typically the vesting period.

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

Revenue Recognition

Revenue is recognized as it is earned when goods are shipped to customers or services are rendered. We consider amounts to be earned once evidence of an arrangement has been obtained, services are performed, fees are fixed or determinable and collectability is reasonably assured.

Arrangements with multiple deliverables

Revenue relating to products that provide for more than one deliverable is recognized based upon the relative fair value to the customer of each deliverable as each deliverable is provided. Revenue relating to agreements that provide for more than one service is recognized based upon the relative fair value to the customer of each service component as each component is earned. If the fair value to the customer for each service is not objectively determinable, we make our best estimate of the services’ stand-alone selling price and recognize revenue as earned as the services are delivered. Because we determine the basis for allocating consideration to each deliverable primarily on prices experienced from completed sales, over time the portion of consideration allocated to each deliverable in a multiple deliverable arrangement may increase or decrease depending on the most recent selling price of a comparable product or service sold on a stand-alone basis. For example, as the demand for, and prevalence of, digital products increases, we may be required to increase the amount of consideration allocable to digital products included in multiple deliverable arrangements because the fair value of such products or services may increase relative to other products or services bundled in the arrangement. Conversely, in the event that demand for our print products decreases, thereby causing us to experience reduced prices on our print products, we may be required to allocate less consideration to our print products in our arrangements that include multiple deliverables.

Subscription-based products

Subscription income is recognized over the related subscription period that the subscription is available and is used by the customer. Subscription revenue received or receivable in advance of the delivery of services or publications is included in deferred revenue. Incremental costs that are directly related to the subscription revenue are deferred and amortized over the subscription period. For the periods March 23 to December 31, 2013 (Successor), January 1 to March 22, 2013 (Predecessor) and the years ended December 31, 2012 and 2011 (Predecessor), no significant changes have been made to the underlying assumptions related to estimates of revenue or the methodologies applied. Included among the underlying assumptions related to our estimates that impact the recognition of subscription income is the period that our subscriptions are accessed by our customers, the extent of our responsibility to provide access to our subscription-based products, and the extent of complementary support services customers demand to access our products.

Service arrangements

Revenue relating to arrangements that provide for more than one service is recognized based upon the relative fair value to the customer of each service component as each component is earned. Such arrangements may include digital products bundled with traditional print products, obligations to provide products and services in the future at no additional cost, and periodic training pertinent to products and services previously provided. If the fair value to the customer for each service is not objectively determinable, we make our best estimate of the services’ stand-alone selling price and recognize revenue as earned as the services are delivered. Losses on contracts are recognized in the period in which the loss first becomes foreseeable. Contract losses are measured as the amount that the estimated total costs to complete the contract exceed the estimated total revenues that will be generated by the contract.

Shipping and Handling Costs

All amounts billed to customers in a sales transaction for shipping and handling are classified as revenue. Shipping and handling costs are also a component of cost of goods sold. We incurred $7,083, $7,665 and $9,414

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

in shipping and handling costs for the year ended December 31, 2013 (Successor) and the years ended December 31, 2012 and 2011 (Predecessor), respectively.

Income Taxes

The Company’s operations are subject to United States federal, state and local, and foreign income taxes. In several jurisdictions the Predecessor’s operations have historically been included in MHC’s income tax returns, but subsequent to the Founding Transactions, the Company will file as a member of the consolidated group of Georgia Holdings. In preparing the Predecessor’s combined financial statements, the tax provision was determined on a separate return, stand-alone basis.

Because portions of the Company’s operations are included in MHC’s tax returns, payments to certain tax authorities are made by MHC, and not by the Company. With the exception of certain dedicated foreign entities, we do not maintain taxes payable to/from our Parent and we are deemed to settle the annual current tax balances immediately with the legal tax-paying entities in the respective jurisdictions. These settlements are reflected as changes in Parent company investment.

We determine the provision for income taxes using the asset and liability approach. Under this approach, deferred income taxes represent the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities.

Valuation allowances are established when management determines that it is more-likely-than not that some portion or all of the deferred tax asset will not be realized. Management evaluates the weight of both positive and negative evidence in determining whether a deferred tax asset will be realized. Management will look to a history of losses, future reversal of existing taxable temporary differences, taxable income in carryback years, feasibility of tax planning strategies, and estimated future taxable income. The valuation allowance can also be affected by changes in tax laws and changes to statutory tax rates.

We prepare and file tax returns based on management’s interpretation of tax laws and regulations. As with all businesses, our tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax assessments based on differences in interpretation of the tax law and regulations. We adjust our estimated uncertain tax positions reserves based on audits by and settlements with various taxing authorities as well as changes in tax laws, regulations, and interpretations. We recognize interest and penalties on uncertain tax positions as part of interest expense and operating expenses, respectively.

Contingencies

We accrue for loss contingencies when both (a) information available prior to issuance of the financial statements indicates that it is probable that a liability had been incurred at the date of the financial statements and (b) the amount of loss can reasonably be estimated. When we accrue for loss contingencies and the reasonable estimate of the loss is within a range, we record its best estimate within the range. We disclose an estimated possible loss or a range of loss when it is at least reasonably possible that a loss may have been incurred. Neither an accrual nor disclosure is required for losses that are deemed remote.

Recently Issued Accounting Standards

In February 2013, the Financial Accounting Standards Board (“FASB”) issued amended guidance expanding the disclosure requirements for amounts reclassified out of accumulated other comprehensive income. The amendments require an entity to present, either on the face of the statement where net income is presented or in the notes to its financial statements, details of significant items reclassified in their entirety out of accumulated other comprehensive income and identification of the respective line items effecting net income for instances when reclassification is required under U.S. GAAP. For other amounts that are not required under U.S. GAAP to

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

be reclassified in their entirety to net income in the same reporting period, an entity will be required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. The amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by type. The amendments are effective prospectively for our reporting period beginning January 1, 2013. The adoption of the guidance did not have any impact on our financial position, results of operations or cash flows.

In July 2012, FASB issued guidance that simplified how an entity tests for impairment of indefinite-lived intangible assets. Under the revised guidance, an entity has the option first to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity determines that it is more likely than not that the indefinite-lived intangible asset is impaired, then the entity is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value of the indefinite-lived intangible asset with its carrying amount. Otherwise, no further testing is required. The guidance is effective for interim and annual periods beginning after September 15, 2012; however, early adoption is permitted. We adopted the FASB’s guidance during our fourth quarter ended December 31, 2012. The adoption of this guidance did not have an impact on our financial position, results of operations or cash flows.

In September 2011, the FASB issued guidance that simplified how an entity tests goodwill for impairment. The revised guidance provides an entity the option to make a qualitative evaluation about the likelihood of goodwill impairment. Under the revised guidance, an entity is permitted to first assess qualitative factors to determine whether goodwill impairment exists prior to performing analyses comparing the fair value of a reporting unit to its carrying amount. If, after assessing the totality of events or circumstances, an entity determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the quantitative impairment test is required. Otherwise, no further testing is required. The guidance is effective beginning January 1, 2012; however, early adoption is permitted. We adopted the FASB’s guidance during our fourth quarter ended December 31, 2011. The adoption of this guidance did not have a significant impact on our financial position, results of operations or cash flows.

In June 2011, the FASB issued guidance that modified how comprehensive income is presented in an entity’s financial statements. The guidance issued requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements and eliminates the option to present the components of other comprehensive income as part of the statement of equity. The revised financial statement presentation for comprehensive income was effective for us beginning January 1, 2012 and has been incorporated into our financial statements, and did not have any impact on our financial position, results of operations or cash flows.

In May 2011, the FASB issued new guidance for fair value measurements intended to achieve common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards. The amended guidance provides a consistent definition of fair value to ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards. The amended guidance changes certain fair value measurement principles and enhances the disclosure requirements, particularly for Level 3 fair value measurements. The amended guidance, which went into effect for us beginning January 1, 2012, did not have a significant impact on our financial position, results of operations or cash flows.

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

2.	The Founding Transactions

As discussed in Note 1, the Founding Acquisition was completed on March 22, 2013 and financed by:

•	Borrowings under MHGE Holdings senior secured credit facilities (the “Senior Facilities”), consisting of a $810,000, 6-year senior secured term loan credit facility (the “term loan facility”), all of which was drawn at closing and a $240,000, 5-year senior secured revolving credit facility (“revolving credit facility”), $35,000 of which was drawn at closing;

•	Issuance by MHGE Holdings and McGraw-Hill Global Education Finance, Inc., a wholly owned subsidiary of MHGE (together with MHGE Holdings, the “Issuers”) of $800,000, 9.75% first-priority senior secured notes due 2021 (the “Notes”); and

•	Equity contribution of $950,000 from Parent funded by the Sponsor, co-investors and management.

The Founding Acquisition occurred simultaneously with the closing of the financing transactions and equity investments described above.

The Founding Acquisition, related financing and payment of any costs related to these transactions are collectively herein referred to as the “Founding Transactions”.

3.	Apollo Acquisition

The Founding Acquisition was accounted for as a business combination in accordance with Accounting Standards Codification 805 (“ASC 805”), Business Combinations. The Founding Acquisition and the preliminary determination of fair value of the assets acquired and liabilities assumed was recorded as of March 22, 2013 based on the initial purchase price of $1,711,348. As a result of the Founding Acquisition, goodwill of $245,424 was recorded on the Successor’s balance sheet. The Company is still in the process of allocating goodwill to each of its reporting units. Also, the allocation of certain assets and liabilities between the Company and MHSE Holdings has not been finalized. This allocation would impact the fair value of assets acquired and liabilities assumed.

The sources and uses of funds in connection with the Founding Transactions are summarized below:

Sources
Proceeds from term loan facility	$785,700
Proceeds from revolving credit facility	35,000
Proceeds from Notes	789,096
Proceeds from equity contributions	950,000

Total sources	$2,559,796

Uses
Equity purchase price	$1,739,447
Transaction fees and expenses	131,339
Cash to balance sheet	60,156
Distribution to Parent	628,854

Total uses	$2,559,796

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

Purchase Price

The Founding Acquisition has been accounted for using the acquisition method of accounting which requires assets acquired and liabilities assumed to be recognized at their estimated fair values as of the acquisition date, with any excess of the purchase price attributed to goodwill. The estimated fair values have been determined based upon assumptions related to the future cash flows, discount rates and asset lives utilizing currently available information. The Company has not completed the final analysis of the fair values and will continue its review during the measurement period. On October 16, 2013 the working capital adjustment was finalized with MHC and the Company’s share of the proceeds of the working capital adjustment was $28,099. Further changes to the preliminary fair values of the assets acquired and liabilities assumed will be recognized as the valuations are finalized.

The table below summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Cash and equivalents	$19,633
Accounts receivable and other current assets	132,750
Inventory	238,208
Prepublication costs	109,064
Property, plant and equipment	101,106
Identifiable intangible assets	1,062,407
Other noncurrent assets	56,226
Accounts payable and accrued expenses	(92,591)
Unearned revenue	(39,839)
Other current liabilities	(49,767)
Deferred income tax liability	(27,068)
Other long-term liabilities	(21,980)
Non-controlling interests	(22,225)
Goodwill	245,424

Purchase price	$1,711,348

Residual goodwill consists primarily of intangible assets related to the knowhow and design of the Company’s products that do not qualify for separate recognition as well as assembled work force. The amount of goodwill deductible for tax purposes has not been determined and will be finalized with the finalization of the acquisition accounting.

The fair values of the finite acquired intangible assets will be amortized over their useful lives, which is consistent with the estimated useful life considerations used in determining their fair values. Customer intangibles are amortized on a straight-line basis while Content intangibles are amortized using the sum of the years digits method.

	Fair Value	Useful Lives
Brands	$429,000	Indefinite
Customers	461,000	9 -19 years
Content	172,407	4 - 6 years

The Founding Acquisition was a taxable acquisition of the assets of domestic subsidiaries and a non-taxable acquisition of the stock of international subsidiaries for U.S. income tax purposes. Deferred income tax liability

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

of $27,068 has been provided for the difference in fair value of international assets and liabilities over the carryover tax basis. Additional deferred taxes may be recorded as the Company finalizes its assessment of the fair values of the remaining acquired assets and assumed liabilities.

Distribution to Parent

The total amount of $628,854 allocated to MHSE Holdings includes purchase price as well as the working capital adjustment made at closing and is classified as “Distribution to Parent” in the combined consolidated financial statements. MHSE Holdings is not included in these combined consolidated financial statements.

Acquisition of Non-Controlling Interest

On March 15, 2013 the Company acquired the remaining 34% interest in its joint venture in India and now owns all of the outstanding shares of the joint venture. The aggregate purchase price was approximately $25,046. The excess of the purchase price over the book value of the non-controlling interest of $14,672 was recognized as an adjustment to additional paid-in capital. After the transaction the Company owns 100%.

Pro Forma Financial Information

The following unaudited pro forma results of operations give effect to the Founding Transactions as if they had occurred on January 1, 2012. This unaudited pro forma financial information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the Founding Transactions had actually occurred on that date, nor the results of operations in the future.

	Year Ended December 31, 2013		Year Ended December 31, 2012
	As reported	Pro forma	As reported	Pro forma
Revenue	$1,242,047	$1,241,213	$1,258,946	$1,229,449
Net income (loss)	(89,515)	(190,801)	122,293	(134,823)

The above amounts have been calculated after adjusting the amounts reported in our audited financial statements to reflect increased inventory costs, additional amortization expense of intangible assets, decrease in unearned revenue and additional interest expense, all of which would have been recorded assuming the fair value adjustments to inventory, intangible assets, debt and unearned revenue have been recorded from the beginning of the annual periods being reported on, as well as the income tax impact of these pro forma adjustments.

4.	ALEKS Acquisition

On August 1, 2013 the Company acquired all of the outstanding shares of ALEKS Corporation, a developer of adaptive learning technology for the higher education and K-12 education markets. Prior to the acquisition, the Company had a long-term royalty-based partnership with ALEKS where ALEKS technology solutions were incorporated into the Company’s Higher Education’s products.

ALEKS was acquired for $104,000; $50,000 was paid in cash at closing, with $54,000 payable one year after closing and is included in other current liabilities in the combined consolidated balance sheet, $15,000 of which will be held in escrow for six months. On October 31, 2013, the working capital adjustment was finalized and the Company’s share of the proceeds of the working capital adjustment was $1,422. The $50,000 paid at closing was financed by a combination of cash on hand and borrowing under the revolving credit facility. Costs incurred in connection with the acquisition for the year ended December 31, 2013 were $2,549 and are included in operating and administrative expenses in the combined consolidated statements of operations.

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

After closing and within the third quarter, the Company entered into a reseller agreement with MHSE Holdings, which is a separate wholly owned subsidiary of our Parent, granting MHSE Holdings exclusive rights to sell ALEKS products in the K-12 market. MHSE Holdings paid $25,500 to the Company for the exclusivity provision, which is being recognized over five years and renewable for no additional fee after five years, and paid a royalty advance of $12,500. The royalty rate is 15% on net sales.

The companies received a fairness opinion from a third party valuation firm on the terms of the transaction.

The table below summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Tangible assets	9,367
Identifiable intangible assets	58,541
Unearned revenue	(1,149)
Other liabilities	(31,610)
Goodwill	(68,851)

Purchase price	$104,000

Residual goodwill consists primarily of intangible assets related to the knowhow and design of the Company’s products that do not qualify for separate recognition as well as assembled work force. The amount of goodwill deductible for tax purposes has not been determined and will be finalized with the finalization of the acquisition accounting.

The fair values of the acquired intangible assets will be amortized on a straight-line basis over their useful lives of 5 years, which is consistent with the estimated useful life considerations used in determining their fair values. Amortization expense of $4,814 was recorded in the year ended December 31, 2013.

5.	Other Income

In the fourth quarter of 2012, we recorded a pre-tax gain of $7,488 within other income in the combined statement of operations related to a change in our vacation policy. The change in our vacation policy modified the number of days that employees are entitled to for unused vacation time upon termination of employment as they will only be paid for vacation days equivalent to what they have earned in the current year.

6.	Inventories

Inventories consist of the following:

	Successor	Predecessor
	December 31, 2013	December 31, 2012
Raw materials	$1,604	$6,882
Work-in-progress	2,220	3,139
Finished goods	122,012	132,280

	125,836	142,301
Reserves	(45,548)	(54,958)

Inventories, net	$80,288	$87,343

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

7.	Property, Plant and Equipment

		Successor	Predecessor
	Useful Lives	December 31, 2013	December 31, 2012
Furniture and equipment	2-10 years	$39,469	$149,064
Buildings and leasehold improvements	2-40 years	65,980	95,388
Land and land improvements		6,462	5,306

		111,911	249,758
Less: accumulated depreciation		(11,223)	(177,545)

Total Property, plant and equipment, net		$100,688	$72,213

Depreciation related to property, plant and equipment was $11,223, $2,336, $11,474 and $11,197 for the periods March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor), and the years ended December 31, 2012 and 2011 (Predecessor), respectively.

8.	Goodwill and Other Intangible Assets

Goodwill

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. The Company performs an annual impairment test of goodwill and intangible assets with indefinite lives during the fourth quarter and also between annual tests if an event occurs or if circumstances change that would more likely than not reduce the fair value of a reporting unit or an indefinite-lived intangible asset below its carrying value.

The following table summarizes the changes in the carrying value of goodwill:

Total
Balance as of December 31, 2011	$476,342
Adjustment to goodwill	(7,103)

Balance as of December 31, 2012	$469,239

Balance as of March 23, 2013	$—
Adjustment to goodwill	314,275

Balance as of December 31, 2013	$314,275

Goodwill additions/dispositions in the table relate to acquisitions discussed in Note 3 - Apollo Acquisitions and Note 4 - ALEKS Acquisition and include an immaterial impact from foreign exchange.

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

Other Intangible Assets

The following information details the carrying amounts and accumulated amortization of the Company’s intangible assets:

		Successor			Predecessor
		December 31, 2013			December 31, 2012
	Useful Lives	Gross amount	Accumulated amortization	Net amount	Gross amount	Accumulated amortization	Net amount
Copyrights		$—	$—	$—	$52,132	$(44,822)	$7,310
Customers	9 -19 years	461,000	(21,067)	439,933	—	—	—
Content	4 - 6 years	172,407	(43,350)	129,057	—	—	—
Brands	Indefinite	429,000	—	429,000	—	—	—
Other intangibles	6 years	58,541	(4,814)	53,727	69,939	(46,820)	23,119

Total		$1,120,948	$(69,231)	$1,051,717	$122,071	$(91,642)	$30,429

The fair values of the definite-lived acquired intangible assets are amortized over their useful lives, which is consistent with the estimated useful life considerations used in determining their fair values. Customer intangibles are amortized on a straight-line basis while content intangibles are amortized using the sum of the years digits method. Amortization expense was $69,231, $1,699, $6,799 and $7,230 for the periods March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and the years ended December 31, 2012 and 2011 (Predecessor), respectively. The Company’s expected aggregate annual amortization expense for existing intangible assets subject to amortization for each of the years, 2014 through 2018 and thereafter, assuming no further acquisitions or dispositions, is summarized on the following schedule:

Expected amortization expense
2014	$85,347
2015	74,656
2016	63,965
2017	53,868
2018	40,547
2019 and thereafter	304,334

9.	Debt

As of December 31, 2013 (Successor), long-term debt consisted of the following:

	Successor	Predecessor
	December 31, 2013	December 31, 2012
Term loan facility	$701,763	$—
Notes	790,152	—

Less current portion of Long Term Debt	(8,100)	—

Long Term Debt[1]	$1,483,815	$—

[1]	Long Term Debt balances reflect face value of debt less the unamortized discount.

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

Senior Facilities

In connection with the Founding Transactions, on March 22, 2013, MHGE Holdings, our wholly owned subsidiary, together with the Company, entered into the Senior Facilities, which is governed by a first lien credit agreement with Credit Suisse AG, as administrative agent, and the other agents and lenders party thereto, that provided senior secured financing of up to $1,050,000, consisting of:

•	the term loan facility in an aggregate principal amount of $810,000 with a maturity of six years; and

•	the revolving credit facility in an aggregate principal amount of up to $240,000 with a maturity of five years, including both a letter of credit sub-facility and a swingline loan sub-facility. The amount available under the revolving credit facility at December 31, 2013 was $239,478.

The interest rate on the borrowings under the Senior Facilities is based on LIBOR or Prime, plus an applicable margin. The interest rate at December 31, 2013 was 9% for the term loan facility and there were no outstanding borrowings under the revolving credit facility. The term loan facility and the revolving credit facility were issued at a discount of 3% and 2%, respectively. Debt issuance costs and the discount are amortized to interest expense over the term of the respective facility. The amount of amortization included in interest expense for the periods from March 23, 2013 to December 31, 2013 (Successor) was $10,800. There was no amortization expense recorded in the Predecessor periods in both 2012 and 2013.

The term loan facility requires quarterly amortization payments totaling 1% per annum of the original principal amount of the facility, with the balance payable on the final maturity date. The term loan facility also includes custom mandatory prepayments requirements based on certain events such as asset sales, debt issuances, and defined levels of free cash flows.

All obligations under the Senior Facilities are guaranteed by the Parent, the Company and each of MHGE Holdings existing and future direct and indirect material, wholly owned domestic subsidiaries and are secured by first priority lien on substantially all tangible and intangible assets of MHGE Holdings and each subsidiary guarantor, all of the MHGE Holdings capital stock and the capital stock of each subsidiary guarantor and 65% of the capital stock of the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to exceptions.

The revolving credit facility includes a springing financial maintenance covenant that requires MHGE Holdings net first lien leverage ratio not to exceed 7.00 to 1.00 (the ratio of consolidated net debt secured by first-priority liens on the collateral to EBITDA, as defined in the First Lien Credit Agreement, of MHGE Holdings and its consolidated subsidiaries). The covenant will be tested quarterly when the revolving credit facility is more than 20% drawn (including outstanding letters of credit), beginning with the fiscal quarter ended June 30, 2013, and will be a condition to drawings under the revolving credit facility (including for new letters of credit) that would result in more than 20% drawn thereunder. As of December 31, 2013 (Successor), the borrowings under the revolving credit facility were less than 20%, and so the covenant was not in effect.

On December 31, 2013, the Company prepaid 10% of the $810,000 term loan facility outstanding under its First Lien Credit Agreement. This $81,000 prepayment is in addition to the Company’s scheduled quarterly repayment of $2,025 that was paid on the same date.

Pro Forma Post-Plate Adjusted Cash EBITDA reflects EBITDA as defined in the First Lien Credit Agreement. Solely for the purpose of calculating the springing financial covenant, prepublication costs should be excluded from the calculation of EBITDA.

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

The fair value of the term loan facility was approximately $733,769 as of December 31, 2013 (Successor). The Company estimates the fair value of the term loan facility utilizing market quotations for debt that have quoted prices in active markets. Since the term loan facility does not trade on a daily basis in an active market, the fair value estimates are based on market observable inputs based on borrowing rates currently available for debt with similar terms and average maturities, based on fair value hierarchy established in accordance with authoritative guidance for fair value measurements (Level 2). As of December 31, 2013 (Successor), the remaining contractual life of the term loan facility is approximately 5.25 years.

9.75% First-Priority Senior Secured Notes due 2021

In connection with the Founding Acquisition, on March 22, 2013, the Issuers issued $800,000 in principal amount of the Notes in a private placement. The Notes bear interest at a rate of 9.75% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2013. The Notes were issued at a discount of 1.363%. Debt issuance costs and the discount are amortized to interest expense over the term of the Notes using the effective interest method. The amount of amortization included in interest expense for the periods from March 23, 2013 to December 31, 2013 (Successor) was $4,644. There was no amortization expense recorded in the Predecessor periods in both 2012 and 2013.

The Issuers may redeem the Notes at its option, in whole or in part, at any time on or after April 1, 2016, at certain redemption prices.

The Notes are fully and unconditionally guaranteed by the Parent, the Company and each of MHGE Holdings domestic restricted subsidiaries that guarantee the Senior Facilities. In addition, the Notes and the related guarantees are secured by first priority lien on the same collateral that secure the Senior Facilities, subject to certain exclusions.

The Senior Facilities and the Notes contain certain customary affirmative covenants and events of default. In addition, the negative covenants in the Senior Facilities and the Notes limit MHGE Holdings and its restricted subsidiaries’ ability to, among other things: incur additional indebtedness or issue certain preferred shares, create liens on certain assets, pay dividends or prepay junior debt, make certain loans, acquisitions or investments, materially change its business, engage into transactions with affiliates, conduct asset sales, restrict dividends from subsidiaries or restrict liens, or merge, consolidate, sell or otherwise dispose of all or substantially all of MHGE Holdings assets.

The Parent and the Company are not bound by any financial or negative covenants in the Senior Facilities and the notes, other than, in the case of the Company prior to an IPO, with respect to incurrence of liens on and the pledge of MHGE Holdings capital stock and with respect to the maintenance of its existence.

The fair value of the Notes was approximately $882,000 as of December 31, 2013 (Successor). The Company estimates the fair value of its Notes utilizing market quotations for debt that have quoted prices in active markets. Since the Notes do not trade on a daily basis in an active market, the fair value estimates are based on market observable inputs based on borrowing rates currently available for debt with similar terms and average maturities (Level 2). As of December 31, 2013, the remaining contractual life of the Notes is approximately 7.25 years.

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

Scheduled Principal Payments

The scheduled principal payments required under the terms of the Senior Facilities and the Notes as of December 31, 2013 were as follows:

Successor
December 31, 2013
2014	$8,100
2015	8,100
2016	8,100
2017	8,100
2018	8,100
2019 and beyond	1,482,425

1,522,925
Less: Current portion	8,100

$1,514,825

10.	Fair Value Measurements

In accordance with authoritative guidance for fair value measurements, certain assets and liabilities are required to be recorded at fair value. Fair value is defined as the amount that would be received to sell an asset or transfer a liability in an orderly transaction between market participants. A fair value hierarchy has been established which requires us to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of inputs used to measure fair value are as follows:

•	Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities.

•	Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liabilities.

•	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

We have investments in equity securities classified as available-for-sale that are adjusted to fair value on a recurring basis. The fair values of our investments in available-for-sale securities were determined using quoted market prices from daily exchange traded markets and are classified within Level 1 of the valuation hierarchy.

The following table summarizes assets measured at fair value on a recurring basis:

	Level 1
	Successor	Predecessor
	December 31, 2013	December 31, 2012
Assets
Equity securities at fair value	$10,844	$8,791

Total assets at fair value	$10,844	$8,791

There were neither any instruments categorized as level 2 or 3 nor any reclassifications between level 1, 2, or 3 during the periods ended December 31, 2013 (Successor) and December 31, 2012 (Predecessor).

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

Other financial instruments, including cash and cash equivalents and short-term investments, are recorded at cost, which approximates fair value because of the short-term maturity and highly liquid nature of these instruments.

11.	Taxes on Income

Income before taxes on income that resulted from domestic and foreign operations is as follows:

	Successor	Predecessor
	March 23, 2013	January 1, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
	to	to
	December 31, 2013	March 22, 2013
Domestic operations	$(179,330)	$2,769	$148,352	$201,548
Foreign operations	33,788	(8,166)	64,970	54,232

Total (loss) income before taxes	$(145,542)	$(5,397)	$213,322	$255,780

The provision for taxes on income consists of the following:

	Successor	Predecessor
	March 23, 2013	January 1, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
	to	to
	December 31, 2013	March 22, 2013
Federal:
Current	$—	$3,482	$27,562	$67,447
Deferred	(62,758)	—	28,495	1,451

Total federal	(62,758)	3,482	56,057	68,898

Foreign:
Current	10,601	(1,177)	25,149	15,154
Deferred	284	—	(4,322)	(3,194)

Total foreign	10,885	(1,177)	20,827	11,960

State and local:
Current	371	(3,518)	5,593	12,820
Deferred	(10,329)	—	3,993	335

Total state and local	(9,958)	(3,518)	9,586	13,155

Total (benefit) provision for taxes	$(61,831)	$(1,213)	$86,470	$94,013

A reconciliation of the U.S. federal statutory tax rate to our effective income tax rate for financial reporting purposes is as follows:

	Successor	Predecessor
	March 23, 2013	January 1, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
	to	to
	December 31, 2013	March 22, 2013
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%	35.0%
Effect of state and local income taxes	4.3	42.4	2.9	3.4
Meals and entertainment	(0.3)	(4.2)	0.8	0.2
Foreign rate differential	(1.6)	(12.8)	(3.0)	(2.1)
U.S. tax cost of foreign earnings	(1.1)	(36.6)	2.6	0.6
Other - net	3.0	(1.4)	2.2	(0.3)

Effective income tax rate	42.5%	22.4%	40.5%	36.8%

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

The principal temporary differences between the accounting for income and expenses for financial reporting and income tax purposes as of December 31, 2013 (Successor) and 2012 (Predecessor) are as follows:

	(Successor)	(Predecessor)
	December 31,
	2013	2012
Deferred tax assets:
Inventory and prepublication costs	$9,457	$35,288
Doubtful accounts and sales return reserves	21,641	33,755
Accrued expenses	5,093	11,062
Employee compensation	7,950	9,928
Unearned revenue	—	1,361
Fixed assets and intangible assets	3,951	—
Loss carryforwards	12,729	1,564
Other	4,012	—

Total deferred tax assets	64,833	92,958

Deferred tax liabilities:
Fixed assets and intangible assets	—	(147,885)
Investment in subsidiaries	(33,000)	—
Unearned revenue	(2,452)	—
Other	—	(4,208)

Total deferred tax liabilities	(35,452)	(152,093)

Net deferred income tax asset (liability) before valuation allowance	29,381	(59,135)
Valuation allowance	(784)	(1,051)

Net deferred income tax asset (liability)	$28,597	$(60,186)

Reported as:
Current deferred tax assets	$37,406	$76,163
Current deferred tax liabilities	(53)	(305)
Non-current deferred tax assets	25,832	1,335
Non-current deferred tax liabilities	(34,588)	(137,379)

Net deferred income tax asset (liability)	$28,597	$(60,186)

We record valuation allowances against deferred income tax assets when we determine that it is more likely than not based upon all the available evidence that such deferred income tax assets will not be realized. As of December 31, 2013 (Successor), valuation allowances of $784 have been recorded against net operating losses mainly in non-U.S. subsidiaries in India, China and Malaysia.

We have not recorded deferred income taxes applicable to undistributed earnings of foreign subsidiaries that are indefinitely reinvested in foreign operations. Undistributed earnings that are indefinitely reinvested in foreign operations amounted to $162,954 at December 31, 2013 (Successor). Quantification of the deferred tax liability, if any, associated with indefinitely reinvested earnings is not practicable.

Because portions of the Company’s operations are included in MHC’s tax returns, for the Predecessor period, payments to certain tax authorities are made by MHC, and not by the Company. With the exception of certain dedicated foreign entities, we do not maintain taxes payable to/from MHC and we are deemed to settle the annual

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

current tax balances immediately with the legal tax-paying entities in the respective jurisdictions. These settlements are reflected as changes in Parent company investment. In the Successor period, we made net income tax payments of $11,762.

On a separate company basis, the income tax provision considers net operating loss carryback and carryforward rules under applicable federal, state and international tax laws. To the extent that these net operating losses exist only as a result of these separate company financials, they are deemed to be distributed to the Parent as of the balance sheet date.

Subsequent to the Acquisition, the Company (Successor) formed and will file as a consolidated group under Georgia Holdings, Inc. As of December 31, 2013 (Successor), MHGE Holdings had U.S. federal net operating loss carryforwards of $18,014 which will expire in 2033; Federal research and development credit carryforward of $283 which will expire in 2033; and state R&D credit carryforward of $1,049 which does not expire. The Company has Federal charitable contribution carryover of $4,071 subject to expiration in 2018 and foreign tax credit carryovers of $3,743 subject to expiration in 2023.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	(Successor)	(Predecessor)
	Years ended December 31,
	2013	2012	2011
Balance at beginning of year	$32,217	$28,168	$24,414
Additions based on tax positions related to the current year	137	3,597	5,139
Additions for tax positions of prior years	15	570	59
Reduction for tax positions of prior years	(31,229)	(118)	(1,444)

Balance at end of year	$1,140	$32,217	$28,168

The total amounts of federal, state and local, and foreign unrecognized tax benefits as of December 31, 2013 (Successor), 2012 and 2011 (Predecessor) were $1,140, $32,217, and $28,168, respectively, exclusive of interest and penalties, substantially all of which, if recognized, would impact the effective tax rate. We recognize accrued interest and penalties related to unrecognized tax benefits in interest expense and operating expense, respectively. In addition to the unrecognized tax benefits, as of December 31, 2013 (Successor), 2012 and 2011 (Predecessor), we had $2,685, $6,482 and $5,817, respectively, of accrued interest and penalties associated with uncertain tax positions.

Under the terms of the Founding Acquisition, MHC is contractually liable for unrecognized tax benefits incurred by the Company through March 22, 2013. An indemnification receivable from MHC of $3,688 has been recorded in non-current assets as of December 31, 2013 (Successor) for the unrecognized tax benefit, interest, and penalties related to controlled foreign corporations as taxpayers of record.

Prior to 2013 (Predecessor), we joined with MHC in filing income tax returns in the U.S. federal, various state, and foreign jurisdictions, and are routinely under audit by many different tax authorities. We also file separate tax returns in many jurisdictions. During 2013, MHC made a U.S. federal income tax payment in settlement of an issue related to the education business for tax years 2007 through 2010 and also effectively completed the audit for 2011 although the year is open pending an unresolved issue. Also during 2013, MHC completed various state

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

and foreign audits, and with few exceptions, is no longer subject to federal, state and local, or non-U.S. income tax examinations by tax authorities for the years before 2005. During 2012 and 2011, MHC completed various state and foreign tax audits. The impact to tax expense in 2013, 2012 and 2011 was not material.

We believe that our accrual for tax liabilities is adequate for all open audit years based on an assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. Until formal resolutions are reached between us and the tax authorities, the determination of a possible audit settlement range with respect to the impact on unrecognized tax benefits is not practicable. On the basis of present information, it is our opinion that any assessments resulting from the current audits will not have a material adverse effect on our combined financial statements. The uncertain tax liabilities as of December 31, 2013 (Successor) were $3,825, of which $3,688 is included in other non-current liabilities and $137 is included in non-current deferred income taxes within the combined balance sheets. The uncertain tax liabilities as of December 31, 2012 and 2011 (Predecessor) were $38,691 and $33,233, respectively, and is included in other non-current liabilities within the combined balance sheets.

Although the timing of income tax audit resolution and negotiations with taxing authorities is highly uncertain, we do not anticipate a significant change to the total amount of unrecognized income tax benefits as a result of audit developments within the next twelve months.

12.	Employee Benefits

These combined consolidated financial statements reflect the pension and post-retirement plans of the Company on a multiemployer basis in accordance with the accounting guidance for multi-employer pension plans. There is no balance sheet impact from the plans as they are accounted for under a multi-employer plan.

Defined Contribution Plans

A majority of employees of McGraw-Hill Global Education Intermediate Holdings, LLC were participants in voluntary 401(k) plans sponsored by the Company under which the Company may match employee contributions up to certain levels of compensation as well as profit-sharing plans under which the Company contributes a certain percentage of eligible employees’ compensation to the employees’ accounts.

Pension Plans

A majority of employees of the Company were participants in various defined benefit pension plans as well as post-retirement plans administered and sponsored by MHC. Benefits under the pension plans are based primarily on years of service and employees’ compensation. The other post-retirement plans provide employees with health care and life insurance benefits upon retirement.

In December 2011, the Board of Directors of MHC approved a plan amendment that froze the MHC United States Employee Retirement Plan (“United States ERP”) effective on April 1, 2012. The United States ERP is a defined benefit plan. Under the new amendment, no new employees will be permitted to enter the United States ERP and no additional benefits for future services will be accrued.

MHC allocated costs associated with the pension plans in the United States and United Kingdom to McGraw-Hill Education, LLC based upon their payroll as a segment of MHC. Similarly, McGraw-Hill Education, LLC allocated these costs to the Company based on domestic employees participating in their pension plans and was

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

$3,462 and $16,927 for the years ended December 31, 2012 and 2011 (Predecessor), respectively. The Company also has specifically identified the pension expense attributable to employees participating in the pension plans in Mexico. These plans are not material to the Company.

MHC also provides certain post-retirement medical, dental and life insurance benefits for retired employees and eligible dependents. The medical and dental plans are contributory while the life insurance plan is non-contributory. MHC currently does not prefund any of these plans.

Other Post-Retirement Plans

MHC also provides comprehensive medical and group life benefits for substantially all United States retirees who elect to participate in its comprehensive medical and group life plans. The medical plan is contributory. Contributions are adjusted periodically and vary by date of retirement. The life insurance plan is non-contributory. Plan assets consist principally of equity and fixed-income securities. Similar plans exist for employees in certain countries outside of the United States.

MHC allocated costs associated with the medical and life plans to McGraw-Hill Education, LLC based upon a ratio of participant headcount. Similarly, McGraw-Hill Education, LLC allocated these costs to the Company based upon a ratio of participant headcount. The amount of expense allocated to the Company from McGraw-Hill Education, LLC for the Company employees participating in the United States medical and life plans was $18,794 and $34,745 for the years ended December 31, 2012 and 2011 (Predecessor), respectively. The Company has specifically identified the other post-retirement benefit expense attributable to the Company participants for the specific plans in Canada. These plans are not material to the Company.

13.	Stock-Based Compensation

In the quarter ended June 30, 2013, Georgia Holdings, Inc., adopted the Management Equity Plan whereby Georgia Holdings, Inc., the parent of our Parent, can issue stock options, restricted stock, restricted stock units and other equity based awards. The Board of Directors of Georgia Holdings, Inc., authorized up to 752,688 shares under the Plan.

In the year ended December 31, 2013, Georgia Holdings, Inc., issued 369,620 stock options to the Company. The options terminate on the earliest of the tenth year from the date of the grant or other committee actions, as defined in the plan documents. The options are valued at $53.66 each as the fair value of each option; stock options may not be granted at a price less than the fair market value of common stock on the date of grant. We use a Black-Scholes closed form option-pricing model to estimate the fair value of options granted.

The options vest over five years with 50% vesting on cumulative financial performance measures in the Plan and the remaining 50% vesting evenly over five years, in each case, subject to continued service.

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

The following table presents a summary of option activity and data under the Company’s stock incentive plan as of December 31, 2013 (Successor):

	Number of Shares	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, March 23, 2013	—	—
Granted	369,620	$55.93
Exercised	—	—
Forfeited and expired	(4,898)	—

Outstanding, December 31, 2013	364,722	$55.93	9.37	—
Vested and expected to vest, December 31, 2013	322,237	$55.93	9.37	—
Exercisable, December 31, 2013	—	—	—	—
Available for future grant at December 31, 2013	97,593

The Company estimated the fair value of each option on the date of grant using the Black-Scholes closed-form option-pricing model applying the weighted average assumptions in the following table:

Successor
March 23, 2013
to
December 31, 2013
Expected dividend yield	0%
Expected stock price volatility	55.0%
Risk-free interest rate	1.28%
Expected option term (years)	6.49

The weighted-average grant date fair value of options granted for the Successor period was $53.66. As of December 31, 2013, there was approximately $15,861 of total unrecognized compensation costs related to non-vested stock-based employee compensation arrangements granted under the Management Equity Plan. The Company expects to recognize those costs over a weighted average period of 4.2 years.

In 2013, Georgia Holdings Inc., issued 32,000 shares of performance-based restricted stock units to the Company that vest on December 31, 2015 subject to performance achievement. The grant date value is $100.

All outstanding stock options granted by MHC prior to the Founding Acquisition remain under MHC’s share-based compensation plans.

Stock-based compensation for the periods presented was as follows:

	Successor	Predecessor
	March 23, 2013 to December 31, 2013	January 1, 2013 to March 22, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
Stock option expense	$3,688	$74	$1,204	$4,559
Restricted stock and unit awards expense	1,198	3,220	13,962	12,444

Total stock-based compensation expense	$4,886	$3,294	$15,166	$17,003

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

The Company recognized an income tax benefit for stock options and restricted stock units of $1,892, $1,275 and $5,998 for the periods March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and the year ended December 31, 2012 (Predecessor), respectively.

14.	Restructuring

In order to contain costs and mitigate the impact of current and expected future economic conditions, as well as a continued focus on process improvements, we have initiated various restructuring plans over the last several years. The charges for each restructuring plan are classified as operating and administration expenses within the combined consolidated statements of operations.

In certain circumstances, reserves are no longer needed because of efficiencies in carrying out the plans, or because employees previously identified for separation resigned from the Company and did not receive severance or were reassigned due to circumstances not foreseen when the original plans were initiated. In these cases, we reverse reserves through the combined consolidated statements of operations when it is determined they are no longer needed.

During the first quarter of 2013, prior to the Founding Acquisition, MHC continued to identify opportunities for cost savings through workforce reductions and other restructuring activities as part of MHC’s Growth and Value Plan. For the period January 1, 2013 to March 22, 2013 (Predecessor), we reduced the reserve by $4,871, primarily relating to cash payments for employee severance costs. There is no remaining reserve as of December 31, 2013, as the total balance remained with MHC subsequent to the Founding Acquisition.

During the fourth quarter of 2013, the Company initiated restructuring plans across several of its business units to reviews its business models and operating methods for opportunities to increase efficiencies and/or align costs with business performance. The Company expects to incur additional charges of $10,733 in 2014 in connection with these initiatives.

During 2012, we recorded a pre-tax restructuring charge of $9,286, consisting primarily of facility exit costs and employee severance costs related to a workforce reduction for the Company-specific employees and $8,000 of restructuring charges allocated from MHC. The remaining reserve related to the Company employees at December 31, 2012 (Predecessor) is $32,254 and is included in other current liabilities in the combined consolidated balance sheets.

During 2011, MHC initiated a restructuring plan to create a flatter and more agile organization as part of MHC’s Growth and Value Plan. We recorded a pre-tax restructuring charge of $25,463, consisting primarily of facility exit costs and employee severance costs related to a workforce reduction for the Company-specific employees and $9,000 of restructuring charges allocated from MHC.

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

The following table summarizes restructuring information by reporting segment:

	MHGE Higher Education	MHGE Professional	MHGE International	Total
Balance at December 31, 2011	$10,318	$1,581	$6,167	$18,066

Charges:
Employee severance and other personal benefits	6,545	1,310	9,418	17,273
Other associated costs	—	—	13	13
Payments:
Employee severance and other personal benefits	(1,274)	(271)	(1,546)	(3,091)
Other associated costs	—	—	(7)	(7)

Balance at December 31, 2012	$15,589	$2,620	$14,045	$32,254

January 1, 2013 to March 22, 2013 Charges:
Employee severance and other personal benefits	—	—	—	—
Other associated costs	—	—	—	—
January 1, 2013 to March 22, 2013 Payments:
Employee severance and other personal benefits	(2,003)	(426)	(2,442)	(4,871)
Other associated costs	—	—	—	—

Balance at March 22, 2013	$13,586	$2,194	$11,603	$27,383

March 23, 2013 to December 31, 2013 Charges:
Effects of purchase accounting (1)	(13,586)	(2,194)	(11,603)	(27,383)
Employee severance and other personal benefits	4,580	—	3,231	7,811
Other associated costs	—	—	698	698
March 23, 2013 to December 31, 2013 Payments:
Employee severance and other personal benefits	(401)	—	(631)	(1,032)
Other associated costs	—	—	(129)	(129)

Balance at December 31, 2013	$4,179	$—	$3,169	$7,348

(1)	In connection with the Founding Transactions, all restructuring liabilities relating to MHC’s Growth and Value Plan were retained by MHC.

The Company expects to utilize the remaining reserves of $4,473 in 2014 and $2,875 in 2015.

15.	Guarantor Financial Information

On March 22, 2013, in connection with the Founding Acquisition, MHGE Holdings issued $800,000 aggregate principal amount of Notes as described in Note 2. The Notes and the Senior Facilities are jointly and severally, fully and unconditionally guaranteed on a senior unsecured basis subject to certain exceptions, by the Company and each of the Company’s direct and indirect wholly owned domestic subsidiaries (the “Guarantors”). Each of the Guarantors is 100 percent owned, directly or indirectly, by the Company. All other subsidiaries of the Company, either direct or indirect, do not guarantee the Notes and Senior Facilities (“Non-Guarantors”).

The following combined consolidated financial statements are presented for the information of the holders of the Notes and present the combined consolidated balance sheets as of December 31, 2013 (Successor) and December 31, 2012 (Predecessor) and the combined consolidated statements of operations and condensed combined consolidated statements of cash flows for the periods March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and for the years ended December 31, 2012 and 2011 (Predecessor) of the Company. The combined consolidated financial statements present MHGE Intermediate, which is a Guarantor of the Notes, the Guarantor subsidiaries of MHGE Intermediate, the Non-Guarantor subsidiaries of MHGE Intermediate and the elimination entries necessary to combine and consolidate MHGE Intermediate with the Guarantor and Non-Guarantor subsidiaries.

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

Investments in subsidiaries are accounted for using the equity method for purposes of the combined consolidated presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions. Additionally, substantially all of the assets of the Guarantor subsidiaries are pledged under the Notes and, consequently, will not be available to satisfy the claims of the Company’s general creditors.

	Successor
	For the Period from March 23, 2013 to December 31, 2013
	MHGE Intermediate	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	MHGE Intermediate (Consolidated)
Revenue	$—	$759,168	$296,637	$—	$1,055,805
Cost of goods sold	—	300,473	160,377	—	460,850

Gross profit	—	458,695	136,260	—	594,955
Operating expenses
Operating & administration expenses	875	367,324	129,782	(3,416)	494,565
Depreciation	—	12,570	3,622	—	16,192
Amortization of intangibles	—	58,733	10,498	—	69,231
Transaction costs	26,140	—	1,472	—	27,612

Total operating expenses	27,015	438,627	145,374	(3,416)	607,600

Operating (loss) income	(27,015)	20,068	(9,114)	3,416	(12,645)
Interest expense (income), net	135,924	—	(902)	—	135,022
Equity in (income) loss of subsidiaries	(15,146)	—	—	15,146	—
Other (income)	—	(2,125)	—	—	(2,125)

(Loss) income from operations before taxes on income	(147,793)	22,193	(8,212)	(11,730)	(145,542)
Income tax (benefit) provision	(61,831)	8,420	(2,646)	(5,774)	(61,831)

Net (loss) income	(85,962)	13,773	(5,566)	(5,956)	(83,711)
Less: Net (income) loss attributable to non-controlling interests	—	—	(2,251)	—	(2,251)

Net (loss) income attributable to McGraw-Hill Global Education Intermediate Holdings, LLC	$(85,962)	$13,773	$(7,817)	$(5,956)	$(85,962)

Comprehensive (loss) income attributable to McGraw-Hill Global Education Intermediate Holdings, LLC	$(85,962)	$13,773	$(18,026)	$(5,956)	$(96,171)

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

	Predecessor
	For the Period from January 1, to March 22, 2013
	MHGE Intermediate (1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	MHGE Intermediate (Consolidated)
Revenue	$—	$132,283	$53,959	$—	$186,242
Cost of goods sold	—	31,956	24,293	—	56,249

Gross profit	—	100,327	29,666	—	129,993
Operating expenses
Operating & administration expenses	—	90,949	38,954	(567)	129,336
Depreciation	—	2,745	1,129	—	3,874
Amortization of intangibles	—	1,605	94	—	1,699

Total operating expenses	—	95,299	40,177	(567)	134,909

Operating (loss) income	—	5,028	(10,511)	567	(4,916)
Interest expense (income), net	—	—	481	—	481

(Loss) income from operations before taxes on income	—	5,028	(10,992)	567	(5,397)
Income tax (benefit) provision	—	(21)	(1,192)	—	(1,213)

Net (loss) income	—	5,049	(9,800)	567	(4,184)
Less: Net (income) loss attributable to non-controlling interests	—	—	631	—	631

Net (loss) income attributable to McGraw-Hill Global Education Intermediate Holdings, LLC	$—	$5,049	$(9,169)	$567	$(3,553)

Comprehensive (loss) income attributable to McGraw-Hill Global Education Intermediate Holdings, LLC	$—	$5,049	$(10,466)	$567	$(4,850)

(1)	MHGE Intermediate was created to facilitate the Founding Acquisition and therefore was not a legal entity in periods prior to March 22, 2013.

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

	Predecessor
	For the Year Ended December 31, 2012
	MHGE Intermediate (1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	MHGE Intermediate (Consolidated)
Revenue	$—	$888,116	$370,830	$—	$1,258,946
Cost of goods sold	—	242,318	145,167	—	387,485

Gross profit	—	645,798	225,663	—	871,461
Operating expenses
Operating & administration expenses	—	451,713	189,204	(433)	640,484
Depreciation	—	12,454	6,803	—	19,257
Amortization of intangibles	—	6,421	378	—	6,799

Total operating expenses	—	470,588	196,385	(433)	666,540

Operating (loss) income	—	175,210	29,278	433	204,921
Interest expense (income), net	—	408	(1,321)	—	(913)
Other (income)	—	(7,488)	—	—	(7,488)

(Loss) income from operations before taxes on income	—	182,290	30,599	433	213,322
Income tax (benefit) provision	—	65,643	20,827	—	86,470

Net (loss) income	—	116,647	9,772	433	126,852
Less: Net (income) loss attributable to non-controlling interests	—	—	(4,559)	—	(4,559)

Net (loss) income attributable to McGraw-Hill Global Education Intermediate Holdings, LLC	$—	$116,647	$5,213	$433	$122,293

Comprehensive (loss) income attributable to McGraw-Hill Global Education Intermediate Holdings, LLC	$—	$116,647	$8,424	$433	$125,504

(1)	MHGE Intermediate was created to facilitate the Founding Acquisition and therefore was not a legal entity in periods prior to March 22, 2013.

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

	Predecessor
	For the Year Ended December 31, 2011
	MHGE Intermediate (1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	MHGE Intermediate (Consolidated)
Revenue	$—	$932,934	$402,268	$—	$1,335,202
Cost of goods sold	—	248,073	158,485	—	406,558

Gross profit	—	684,861	243,783	—	928,644
Operating expenses
Operating & administration expenses	—	465,615	187,066	(292)	652,389
Depreciation	—	8,973	7,157	—	16,130
Amortization of intangibles	—	6,845	385	—	7,230

Total operating expenses	—	481,433	194,608	(292)	675,749

Operating (loss) income	—	203,428	49,175	292	252,895
Interest expense (income), net	—	(774)	(2,111)	—	(2,885)

(Loss) income from operations before taxes on income	—	204,202	51,286	292	255,780
Income tax (benefit) provision	—	82,053	11,960	—	94,013

Net (loss) income	—	122,149	39,326	292	161,767
Less: Net (income) loss attributable to non-controlling interests	—	—	(4,320)	—	(4,320)

Net (loss) income attributable to McGraw-Hill Global Education Intermediate Holdings, LLC	$—	$122,149	$35,006	$292	$157,447

Comprehensive (loss) income attributable to McGraw-Hill Global Education Intermediate Holdings, LLC	$—	$122,149	$19,680	$292	$142,121

(1)	MHGE Intermediate was created to facilitate the Founding Acquisition and therefore was not a legal entity in periods prior to March 22, 2013.

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

	December 31, 2013
	MHGE Intermediate	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	MHGE Intermediate (Consolidated)
ASSETS
Current assets:
Cash and equivalents	$—	$301,985	$67,429	$(116,024)	$253,390
Accounts receivable	—	138,781	86,674	—	225,455
Related party	—	277,039	—	(249,676)	27,363
Inventories, net	—	47,547	31,396	1,345	80,288
Deferred income taxes	—	29,515	7,891	—	37,406
Prepaid and other current assets	61,381	19,648	5,905	(61,381)	25,553

Total current assets	61,381	814,515	199,295	(425,736)	649,455

Prepublication costs, net	—	75,634	20,772	—	96,406
Property, plant and equipment, net	—	89,531	11,157	—	100,688
Goodwill	—	268,215	46,060	—	314,275
Other intangible assets, net	—	930,848	120,869	—	1,051,717
Investments	1,696,202	8,800	14,805	(1,696,202)	23,605
Deferred income taxes non-current	—	26,426	859	(1,454)	25,831
Other non-current assets	76,368	21,038	7,815	—	105,221

Total assets	$1,833,951	$2,235,007	$421,632	$(2,123,392)	$2,367,198

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$161,024	$120,126	$11,296	$(116,024)	$131,422
Accrued royalties	—	81,216	12,814	—	94,030
Accrued compensation and contributions to retirement plans	—	63,813	13,582	—	77,395
Unearned revenue	—	116,313	5,460	—	121,773
Current portion of long-term debt	8,100	—	—	—	8,100
Other current liabilities	19,500	86,395	21,486	—	127,381

Total current liabilities	143,624	467,863	64,638	(116,024)	560,101

Long-term debt	1,483,815	—	—	—	1,483,815
Deferred income taxes	—	1,454	34,588	(1,454)	34,588
Other non-current liabilities	—	57,947	7,479	—	65,426

Total liabilities	1,627,439	527,264	106,705	(117,478)	2,143,930

Commitments and contingencies
Equity
Member’s equity	292,474	1,694,097	309,336	(1,999,958)	295,949
Accumulated deficit	(85,962)	13,773	(7,817)	(5,956)	(85,962)
Accumulated other comprehensive loss	—	(127)	(10,082)	—	(10,209)

Total Parent company equity	206,512	1,707,743	291,437	(2,005,914)	199,778

Total equity - non-controlling interests	—	—	23,490	—	23,490

Total equity	206,512	1,707,743	314,927	(2,005,914)	223,268

Total liabilities and equity	$1,833,951	$2,235,007	$421,632	$(2,123,392)	$2,367,198

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

	December 31, 2012
	MHGE Intermediate (1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	MHGE Intermediate (Consolidated)
ASSETS
Current assets:
Cash and equivalents	$—	$5,875	$92,313	$—	$98,188
Accounts receivable	—	123,876	94,741	—	218,617
Inventories, net	—	45,870	41,473	—	87,343
Deferred income taxes	—	67,446	8,717	—	76,163
Prepaid and other current assets	—	4,502	5,565	—	10,067

Total current assets	—	247,569	242,809	—	490,378

Prepublication costs, net	—	80,357	25,772	—	106,129
Property, plant and equipment, net	—	52,162	20,051	—	72,213
Goodwill	—	439,803	29,436	—	469,239
Other intangible assets, net	—	29,387	1,044	—	30,431
Investments	—	2,000	993,402	(984,239)	11,163
Other non-current assets	—	25,543	6,426	—	31,969

Total assets	$—	$876,821	$1,318,940	$(984,239)	$1,211,522

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$44,475	$9,348	$—	$53,823
Accrued royalties	—	81,626	14,212	—	95,838
Accrued compensation and contributions to retirement plans	—	29,791	11,782	—	41,573
Unearned revenue	—	95,906	3,217	—	99,123
Other current liabilities	—	27,563	25,830	—	53,393

Total current liabilities	—	279,361	64,389	—	343,750

Deferred income taxes	—	116,184	21,195	—	137,379
Other non-current liabilities	—	47,942	55,706	(47,835)	55,813

Total liabilities	—	443,487	141,290	(47,835)	536,942

Parent company equity:
Parent company investment	—	435,010	1,225,668	(936,404)	724,274
Accumulated other comprehensive loss	—	(1,676)	(72,753)	—	(74,429)

Total Parent company equity	—	433,334	1,152,915	(936,404)	649,845

Total equity - non-controlling interests	—	—	24,735	—	24,735
Total equity	—	433,334	1,177,650	(936,404)	674,580

Total liabilities and equity	$—	$876,821	$1,318,940	$(984,239)	$1,211,522

(1)	MHGE Intermediate was created to facilitate the Founding Acquisition and therefore was not a legal entity in periods prior to March 22, 2013.

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

	Successor
	For the Period from March 23, 2013 to December 31, 2013
	MHGE Intermediate	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	MHGE Intermediate (Consolidated)
Operating activities
Cash provided by operating activities	$(1,692,580)	$2,031,727	$141,964	$(116,024)	$365,087
Investing activities
Investment in prepublication costs	—	(43,653)	(8,802)	—	(52,455)
Capital expenditures	—	(6,284)	(465)	—	(6,749)
Acquisitions and investments	—	(1,650,064)	(114,582)	—	(1,764,646)
Proceeds from dispositions	—	13	33	—	46

Cash used for investing activities	—	(1,699,988)	(123,816)	—	(1,823,804)

Financing activities
Borrowings on long-term debt	1,609,796	—	—	—	1,609,796
Payment of term loan	(87,075)	—	—	—	(87,075)
Payment of revolving facility	(35,000)	—	—	—	(35,000)
Equity contribution	950,000	—	—	—	950,000
Payment of acquisition costs on behalf of Parent	(28,672)	—	—	—	(28,672)
Distribution to Parent	(628,854)	—	—	—	(628,854)
Dividends paid to non-controlling interests	—	—	(526)	—	(526)
Dividends on restricted stock unit	—	(1,307)	(104)	—	(1,411)
Payment of deferred loan acquisition costs	(87,615)	3,240	—	—	(84,375)

Cash provided by (used for) financing activities	1,692,580	1,933	(630)	—	1,693,883

Effect of exchange rate changes on cash	—	—	(1,409)	—	(1,409)

Net change in cash and cash equivalents	—	333,672	16,109	(116,024)	233,757
Cash and cash equivalents at the beginning of the period		(31,684)	51,317	—	19,633

Cash and cash equivalents, ending balance	$—	$301,988	$67,426	$(116,024)	253,390

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

	Predecessor
	For the Period from January 1, 2013 to March 22, 2013
	MHGE Intermediate (1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	MHGE Intermediate (Consolidated)
Operating activities
Cash provided by operating activities	$—	$34,293	$956,718	$(961,264)	$29,747
Investing activities
Investment in prepublication costs	—	(11,317)	(2,811)	—	(14,128)
Capital expenditures	—	(1,818)	(93)	—	(1,911)
Acquisitions and investments	—	(8,043)	(25,046)	—	(33,089)

Cash used for investing activities	—	(21,178)	(27,950)	—	(49,128)

Financing activities
Net transfers (to) from Parent	—	(50,674)	(966,500)	961,264	(55,910)
Dividends paid to non-controlling interests	—	—	(1,814)	—	(1,814)

Cash provided by (used for) financing activities	—	(50,674)	(968,314)	961,264	(57,724)

Effect of exchange rate changes on cash	—	—	(1,450)	—	(1,450)
Net change in cash and cash equivalents	—	(37,559)	(40,996)	—	(78,555)
Cash and cash equivalents at the beginning of the period	—	5,875	92,313	—	98,188

Cash and cash equivalents, ending balance	$—	$(31,684)	$51,317	$—	$19,633

(1)	MHGE Intermediate was created to facilitate the Founding Acquisition and therefore was not a legal entity in periods prior to March 22, 2013.

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

	Predecessor
	Year ended December 31, 2012
	MHGE Intermediate (1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	MHGE Intermediate (Consolidated)
Operating activities
Cash provided by operating activities	$—	$151,247	$62,012	$(3,785)	$209,474
Investing activities
Investment in prepublication costs	—	(64,704)	(13,583)	—	(78,287)
Capital expenditures	—	(4,885)	—	—	(4,885)
Deferred projects investment	—	(12,236)	—	—	(12,236)
Proceeds from dispositions	—	692	—	—	692

Cash used for investing activities	—	(81,133)	(13,583)	—	(94,716)

Financing activities
Net transfers (to) from Parent	—	(65,413)	(55,379)	3,785	(117,007)
Dividends paid to non-controlling interests	—	—	(12,627)	—	(12,627)

Cash provided by (used for) financing activities	—	(65,413)	(68,006)	3,785	(129,634)

Effect of exchange rate changes on cash	—	—	2,797	—	2,797
Net change in cash and cash equivalents	—	4,701	(16,780)	—	(12,079)
Cash and cash equivalents at the beginning of the period	—	1,174	109,093	—	110,267

Cash and cash equivalents, ending balance	$—	$5,875	$92,313	$—	$98,188

(1)	MHGE Intermediate was created to facilitate the Founding Acquisition and therefore was not a legal entity in periods prior to March 22, 2013.

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

	Predecessor
	Year ended December 31, 2011
	MHGE Intermediate (1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	MHGE Intermediate (Consolidated)
Operating activities
Cash provided by operating activities	$—	$210,486	$126,775	$(56,160)	$281,101
Investing activities
Investment in prepublication costs	—	(58,223)	(15,156)	—	(73,379)
Capital expenditures	—	(6,427)	(1,478)	—	(7,905)
Deferred projects investment	—	(7,564)	—	—	(7,564)
Acquisitions, net of cash acquired	—	(1,900)	—	—	(1,900)
Proceeds from dispositions	—	777	3	—	780

Cash used for investing activities	—	(73,337)	(16,631)	—	(89,968)

Financing activities
Net transfers (to) from Parent	—	(136,341)	(96,070)	56,160	(176,251)
Dividends paid to non-controlling interests	—	—	(4,427)	—	(4,427)

Cash provided by (used for) financing activities	—	(136,341)	(100,497)	56,160	(180,678)

Effect of exchange rate changes on cash	—	—	(5,085)	—	(5,085)
Net change in cash and cash equivalents	—	808	4,562	—	5,370
Cash and cash equivalents at the beginning of the period	—	366	104,531	—	104,897

Cash and cash equivalents, ending balance	$—	$1,174	$109,093	$—	$110,267

(1)	MHGE Intermediate was created to facilitate the Founding Acquisition and therefore was not a legal entity in periods prior to March 22, 2013.

16.	Transactions with Sponsors

In connection with the Founding Transactions, MHGE Holdings, our wholly owned subsidiary, entered into a management fee agreement with Apollo Management VII, L. P. (the “Advisor”), an affiliate of our Sponsor pursuant to which the Advisor will provide management consulting services to Parent and its direct and indirect divisions and subsidiaries, including the Company and MHGE Holdings. In exchange for these services, the Advisor will receive an aggregate annual management fee of $3,500 and reimbursement of out-of-pocket expenses incurred in connection with the provision of such services. For the period March 23, 2013 to December 31, 2013, the Successor recorded an expense of $875 for management fees. In connection with the Founding Transactions, Apollo Global Securities, LLC, an affiliate of our Sponsor (the “Affiliate”), entered into a transaction fee agreement with Parent relating to the provision of certain structuring, financial, investment banking and other similar advisory services in connection with the Founding Transactions and future transactions. We paid the Affiliate a one-time transaction fee of $25,000 in exchange for services rendered in connection with the structuring of the Founding Transactions, arranging financing and performing other services with the Founding Transactions. Also, subject to the terms and conditions of the agreement, an additional transaction fee equal to 1% of the aggregate enterprise value will be payable to Affiliate for investment banking, financing and other financial advisory services related to any merger, acquisition, disposition, financing or any similar transaction in the future.

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

17.	Commitments and Contingencies

Rental Expense and Lease Obligations

We are committed under lease arrangements covering property, computer systems and office equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of their economic lives or their lease term. Certain lease arrangements contain escalation clauses covering increased costs for various defined real estate taxes and operating services and the associated fees are recognized on a straight-line basis over the minimum lease period.

Rental expense for property and equipment under all operating lease agreements was $18,528, $6,323, $24,665 and $30,798 for the periods March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and the years ended December 31, 2012 and 2011 (Predecessor), respectively.

Cash amounts for future minimum rental commitments under existing non-cancelable leases with a remaining term of more than one year are shown in the following table.

	Rent commitment	Sublease Income	Net Rent
2014	$13,373	$(942)	$12,431
2015	10,793	(477)	10,316
2016	9,699	(477)	9,222
2017	7,892	(278)	7,614
2018	7,104	—	7,104
2019 and beyond	13,680	—	13,680

Total	$62,541	$(2,174)	$60,367

Legal Matters

In the normal course of business both in the United States and abroad, the Company is a defendant in various lawsuits and legal proceedings which may result in adverse judgments, damages, fines or penalties and is subject to inquiries and investigations by various governmental and regulatory agencies concerning compliance with applicable laws and regulations. In view of the inherent difficulty of predicting the outcome of legal matters, we cannot state with confidence what the timing, eventual outcome, or eventual judgment, damages, fines, penalties or other impact of these pending matters will be. We believe, based on our current knowledge, that the outcome of the legal actions, proceedings and investigations currently pending should not have a material adverse effect on the Company’s combined financial condition.

18.	Segment Reporting

The Company operates in four segments: MHGE Higher Education, MHGE Professional, MHGE International and MHGE Other.

The MHGE Higher Education segment provides instructional content, adaptive learning, assessment and institutional services to students, professors, provosts and presidents in the college, university and postgraduate markets in the United States and around the world.

The MHGE Professional segment provides content and subscription-based information services for the professional business, medical, technical and education/test-preparation communities, including for professionals preparing for entry into graduate programs.

The MHGE International segment operations leverage our global scale, brand recognition and extensive product portfolio to serve educational and professional markets around the world. MHGE International pursues numerous

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

product models to drive growth, ranging from reselling primarily MHGE Higher Education and MHGE Professional offerings to creating locally developed product suites customized for each region.

The MHGE Other segment includes certain transactions or adjustments that our Chief Operating Decision Maker (“CODM”) considers to be unusual and/or non-operational.

The Company’s business segments are consistent with how management views the markets served by the Company. The CODM reviews their separate financial information to assess performance and to allocate resources. We measure and evaluate our reportable segments based on segment Post-Plate Adjusted Cash EBITDA and believe it provides additional information to management and investors to measure our performance and evaluate our ability to service our indebtedness. We exclude from segment Post-Plate Adjusted Cash EBITDA: interest expense (income), net, income tax (benefit) provision, depreciation, amortization and prepublication amortization and certain transactions or adjustments that our CODM does not consider for the purposes of making decisions to allocate resources among segments or assessing segment performance. Although we exclude these amounts from segment Post-Plate Adjusted Cash EBITDA, they are included in reported consolidated net income (loss) and are included in the reconciliation below.

Post-Plate Adjusted Cash EBITDA is not a presentation made in accordance with U.S. GAAP and the use of our term, Post-Plate Adjusted Cash EBITDA, varies from others in our industry. Post-Plate Adjusted Cash EBITDA should be considered in addition to, not as a substitute for, net income (loss) or other measures of financial performance derived in accordance with U.S. GAAP as measures of operating performance or cash flows as measures of liquidity.

Segment asset disclosure is not used by the CODM as a measure of segment performance since the segment evaluation is driven by Post-Plate Adjusted Cash EBITDA. As such, segment assets are not disclosed in the notes to the accompanying combined consolidated financial statements. Effective in the fourth quarter of 2013, the Company changed its reportable segments to present the operating segments mentioned above separately.

The following tables set forth information about the Company’s operations by its four segments:

	Successor	Predecessor
	March 23, 2013 to December 31, 2013	January 1, 2013 to March 22, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Cash Revenues:
MHGE Higher Education	$718,076	$93,289	$779,785	$822,498
MHGE Professional	99,427	25,738	128,041	130,890
MHGE International	300,487	54,289	372,354	403,024

Total Cash Revenues(1)	$1,117,990	$173,316	$1,280,180	$1,356,412

Change in deferred revenue	(62,185)	12,926	(21,234)	(21,210)

Total Consolidated Revenue	$1,055,805	$186,242	$1,258,946	$1,335,202

(1) The elimination of intersegment revenues was not significant to the revenues of any one segment.

Segment Post-Plate Adjusted Cash EBITDA:
MHGE Higher Education	$280,950	$(6,045)	$279,534	$298,817
MHGE Professional	29,249	2,932	29,621	28,291
MHGE International	50,958	(8,630)	47,477	50,523
MHGE Other	2,560	1,571	(2,601)	5,461

Total Segment Post-Plate Adjusted Cash EBITDA	$363,717	$(10,172)	$354,031	$383,092

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

Reconciliation of Segment Post-Plate Adjusted Cash EBITDA to the consolidated statements of operations is as follows:

	Successor	Predecessor
	March 23, 2013 to December 31, 2013	January 1, 2013 to March 22, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Total Segment Post-Plate Adjusted Cash EBITDA	$363,717	$(10,172)	$354,031	$383,092

Interest (expense) income, net	(135,022)	(481)	913	2,885
Benefit (provision) for taxes on income	61,831	1,213	(86,470)	(94,013)
Depreciation, amortization and plate investment amortization	(151,281)	(15,738)	(104,946)	(98,354)
Change in deferred revenue	(62,185)	12,926	(21,234)	(21,210)
Restructuring charges and headcount reductions	(21,933)	(2,767)	(24,386)	(18,305)
Sponsor fees	(875)	—	—	—
Elimination of corporate overhead	—	—	(58,198)	(42,652)
Purchase accounting	(141,100)	—	—	—
Transaction costs	(27,612)	—	—	—
Acquisition costs	(4,296)	—	—	—
Other	(17,410)	(3,293)	9,958	4,428
Prepublication cash costs	52,455	14,128	78,287	73,379
Stand-alone cost savings	—	—	(21,103)	(27,483)

Net (loss) income	(83,711)	(4,184)	126,852	161,767
Less: Net (income) loss attributable to non-controlling interests	(2,251)	631	(4,559)	(4,320)

Net (loss) income attributable to McGraw-Hill Global Education Intermediate Holdings, LLC	$(85,962)	$(3,553)	$122,293	$157,447

The following is a schedule of revenue and long-lived assets by geographic region:

	Revenue (1)				Long-lived Assets (2)
	Successor	Predecessor			Successor	Predecessor
	March 23, 2013 to December 31, 2013	January 1, 2013 to March 22, 2013	Year ended December 31, 2012	Year ended December 31, 2011	As of December 31, 2013	As of December 31, 2012
United States	$754,526	$133,097	$883,736	$934,423	$186,203	$158,062
International	301,279	53,145	375,210	400,779	39,744	52,249

Total	$1,055,805	$186,242	$1,258,946	$1,335,202	$225,947	$210,311

(1)	Revenues are attributed to a geographic region based on the location of customer.
(2)	Reflects total assets less current assets, goodwill, intangible assets, investments, deferred financing costs and non-current deferred tax assets.

19.	Related Party Transactions

In the normal course of business, the Company has transactions with its non-wholly owned combined and consolidated subsidiaries. Purchases of consulting services from our non-wholly owned combined and consolidated subsidiaries, specifically Tata McGraw-Hill Education (on March 15, 2013 the Company acquired

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

the remaining interest in Tata McGraw-Hill Education and now owns 100%), was $141 for the period January 1, 2013 to March 22, 2013 (Predecessor), $12,158 and $11,109 for the years ended December 31, 2012 and 2011(Predecessor), respectively. The amounts payable for these services as of December 31, 2013 (Successor) and December 31, 2012 (Predecessor) were not material. Management believes the costs of such purchases and the prices for such sales were competitive with purchases from other suppliers and sales to other customers.

Employee Loans

During the second quarter of 2013, the Company made unsecured loans to two employees in the amount of $175 for the employees to invest in the Company’s parent common stock. Interest is payable at the federal short-term rate under the Internal Revenue Code, and the loans and accrued interest are repayable in cash in full from any after tax long-term incentive award payments but in no case later than February 15, 2015. The loans can be prepaid at any time. As of December 31, 2013, the balance outstanding was $175 and is included in prepaid and other current assets.

Services Agreements

In connection with the Founding Transactions, MHGE Holdings, our wholly owned subsidiary, entered into services agreement with MHSE Holdings, a separate wholly owned subsidiary of the Parent. Pursuant to the terms of the agreement, MHGE Holdings will provide MHSE Holdings with certain services at cost. The services include finance, accounting, audit, digital technology, sourcing and procurement, research and development, logistics, customer support and distribution.

MHC Service Charges and Allocations & Transition Services

Historically, MHC has provided services to and funded certain expenses for Predecessor and its subsidiaries. These services and expenses include global technology operations and infrastructure, global real estate and occupancy, employee benefits and shared services such as tax, legal, treasury, and finance as well as an allocation of MHC’s corporate management costs. The expenses included in the combined consolidated financial statements were $17,811, $7,661, $246,730 and $231,313 for the periods March 23, 2013 to December 31, 2013 (Successor), January 1, 2013 to March 22, 2013 (Predecessor) and the years ended December 31, 2012 and 2011 (Predecessor), respectively. No further charges and allocations are being made, except for services provided under the Transition Services Agreement as described below, because McGraw-Hill Education, LLC had established its own management structure, benefit plans and other functions.

Effective January 1, 2013, in connection with the Transactions, MHGE Holdings, our wholly owned subsidiary, entered into transition services agreement with MHC, pursuant to which MHC provided MHGE Holdings and us with certain corporate services, including corporate accounting, treasury, global procurement and manufacturing, facilities, human resources and information technology during 2013. Limited technology agreements will continue through part of 2014.

Payment of Acquisition Costs on Behalf of Parent

At the closing of the Founding Transactions MHGE Holdings paid $28,672 for costs related to the Founding Acquisition on behalf of Parent.

Reseller Agreement with MHSE Holdings

As disclose in Note 4, the Company entered into a reseller agreement with MHSE Holdings, which is a separate wholly owned subsidiary of our Parent, granting MHSE Holdings exclusive rights to sell ALEKS products in the

McGraw-Hill Global Education Intermediate Holdings, LLC and Subsidiaries

Notes to the Combined Consolidated Financial Statements

(Dollars in thousands, unless otherwise indicated)

K-12 market. MHSE Holdings paid $25,500 to the Company for the exclusivity provision, which is being recognized over five years and renewable for no additional fee after five years, and paid a royalty advance of $12,500. The royalty rate is 15% on net sales.

20.	Subsequent Events

On February 6, 2014 the Company acquired the remaining 80% of Area 9, a Danish Company and developer of adaptive learning technology for the higher education market. Prior to the acquisition, the Company had a long-term royalty-based relationship with Area 9. The Company had purchased the other 20% stake in Area 9 in March 2013. Consideration for the acquisition is $28,300 in cash at closing, 200,000 shares of Georgia Holdings common stock, and 50,000 additional shares of Georgia Holdings convertible preferred stock held in escrow. The acquisition is subject to an earn-out payable in shares up to a maximum of 50,000 shares and has consulting payments to the founders of Area 9 of $9,800, $2,700 of which is contingent and expense reimbursement over a four year period of $5,000.

On March 24, 2014, the Company closed a repricing transaction with respect to its term loan facility. In connection with the closing of the repricing, the Company voluntarily prepaid $35,000 of the term loans, which resulted in $687,925 of the term loan facility remaining outstanding. As a result of the repricing amendment, the LIBOR floor and the LIBOR margin were reduced from 1.25% and 7.75% to 1.00% and 4.75%, respectively.

Commencing March 24, 2014, the Company is subject to paying an incremental interest rate on the 9.75% First-Priority Senior Secured Notes until the notes are registered with the Securities and Exchange Commission. The rate of the additional interest will be 0.25% per annum for the first 90-day period and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional interest rate of 1.00% per annum. The Company has begun the registration process with the SEC having filed an initial registration on January 31, 2014.

$800,000,000

McGraw-Hill Global Education Holdings, LLC

McGraw-Hill Global Education Finance, Inc.

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Until             , 2014, all dealers effecting transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20: INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants a Delaware corporation the power to indemnify any director, officer, employee or agent against reasonable expenses (including attorneys’ fees) incurred by him in connection with any proceeding brought by or on behalf of the corporation and against judgments, fines, settlements and reasonable expenses (including attorneys’ fees) incurred by him in connection with any other proceeding, if (a) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, however, no indemnification is to be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the corporation.

Section 18 of MHGE Holdings’ limited liability company agreement provides that it shall, to the fullest extent permitted by law, indemnify, hold harmless, protect and defend Holdings and each manager and officer of the Issuer against any losses, claims, damages or liabilities, including legal fees and expenses incurred in investigating or defending against any such losses, claims, damages or liabilities, and any amounts expended in settlement of any claims approved by the Board of Managers to which any manager or officer may become subject: (i) by reason of any act or omission or alleged act or omission (even if negligent) performed or omitted to be performed in connection with the activities of MHGE Holdings; (ii) by reason of the fact that it is or was acting in connection with the activities of MHGE Holdings in any capacity or that it is or was serving at the request of MHGE Holdings as a member, partner, shareholder, director, officer, employee or agent of any person; or (iii) by reason of any other act or omission or alleged act or omission arising out of or in connection with the activities of MHGE Holdings, unless, in each case, such liability results from such manager or officer’s own fraud, gross negligence or willful misconduct.

Article V of MHGE Finance’s limited liability company agreement provides that it shall indemnify to the maximum extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 102 of the DGCL permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relate to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

Article VII of MHGE Finance’s certificate of incorporation limits the personal liability of its directors to the fullest extent permitted by the DGCL.

The amended and restated certificate of incorporation of ALEKS contains a similar provision.

Section 317 of the California Corporations Code grants a California corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an officer or director, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A similar standard is applicable in the case of an action by or in the right of the corporation to procure a judgment in its favor, except that indemnification only extends to expenses actually and reasonably incurred in connection with the defense or settlement of such action, if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. The statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation for a breach of such person’s duty to the corporation and its shareholders and in certain other circumstances involving the settlement or disposal of a pending action without court approval. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

In addition, Section 204(b) of the California Corporations Code allows indemnification of an officer or director in excess of that expressly permitted by Section 317 of the California Corporations Code for breach of duty to the corporation and its shareholders, subject to certain limitations.

Article IV of Tegrity’s amended and restated articles of incorporation eliminates the liability of its directors for monetary damages to the fullest extent permissible under California law. Section 6.1 of Tegrity’s bylaws contains a similar provision.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, the registrants have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits

See the Exhibit Index immediately following the signature pages included in this Registration Statement.

(b)	Financial Statement Schedules

Schedules for the years ended December 31, 2013, 2012 and 2011, are as follows:

Schedule II—Valuation and Qualifying Accounts.

Schedule II - Valuation and Qualifying Accounts

(in thousands)

	Balance at beginning of year	Additions	Deductions	Balance at end of year
Year ended December 31, 2013
Allowance for doubtful accounts	$10,725	$6,362	$(874)	$16,213
Allowance for returns	163,735	388,717	(384,069)	168,383
Inventory	54,958	13,380	(22,790)	45,548
Other	1,051	—	—	784

Year ended December 31, 2012
Allowance for doubtful accounts	$15,812	$5,400	$(10,487)	$10,725
Allowance for returns	177,222	334,470	(347,957)	163,735
Inventory	62,077	15,279	(22,398)	54,958
Other	178	—	—	1,051

Year ended December 31, 2011
Allowance for doubtful accounts	$20,800	$12,778	$(17,766)	$15,812
Allowance for returns	186,321	341,235	(350,334)	177,222
Inventory	62,676	17,969	(18,568)	62,077
Other	1,464	—	—	178

ITEM 22. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY on April 18, 2014.

MCGRAW-HILL GLOBAL EDUCATION HOLDINGS, LLC

By:	/s/ Patrick Milano
	Name:	Patrick Milano
	Title:	Executive Vice President, Chief Financial
Officer, Chief Administrative Officer and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 18th day of April, 2014.

Signature	Title

/s/ David Levin David Levin	President, Chief Executive Officer and Manager (Principal Executive Officer)

* Patrick Milano	Executive Vice President, Chief Financial Officer, Chief Administrative Officer, Assistant Secretary and Manager (Principal Financial Officer)

* Thomas Kilkenny	Senior Vice President and Controller (Principal Accounting Officer)

*By:	/s/ David Stafford
David Stafford
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY on April 18, 2014.

MCGRAW-HILL GLOBAL EDUCATION FINANCE, INC.

By:	/s/ Patrick Milano
	Name:	Patrick Milano
	Title:	Executive Vice President, Chief
Financial Officer, Chief Administrative Officer and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 18th day of April, 2014.

Signature	Title

/s/ David Levin David Levin	President, Chief Executive Officer and Director (Principal Executive Officer)

* Patrick Milano	Executive Vice President, Chief Financial Officer, Chief Administrative Officer, Assistant Secretary and Director (Principal Financial Officer)

* Thomas Kilkenny	Senior Vice President and Controller ( Principal Accounting Officer)

*By	/s/ David Stafford
David Stafford
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY on April 18, 2014.

MCGRAW-HILL GLOBAL EDUCATION INTERMEDIATE HOLDINGS, LLC

By:	/s/ Patrick Milano
	Name:	Patrick Milano
	Title:	Executive Vice President, Chief Financial
Officer, Chief Administrative Officer and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 18th day of April, 2014.

Signature	Title

/s/ David Levin David Levin	President, Chief Executive Officer and Manager (Principal Executive Officer)

* Patrick Milano	Executive Vice President, Chief Financial Officer, Chief Administrative Officer, Assistant Secretary and Manager (Principal Financial Officer)

* Thomas Kilkenny	Senior Vice President and Controller (Principal Accounting Officer)

Signature	Title

* Laurence Berg	Director, Georgia Holdings, Inc.

* Lloyd G. Waterhouse	Director, Georgia Holdings, Inc.

* Antoine Munfakh	Director, Georgia Holdings, Inc.

* Ronald Schlosser	Director, Georgia Holdings, Inc.

* Evan Bayh	Director, Georgia Holdings, Inc.

* Mark Wolsey-Paige	Director, Georgia Holdings, Inc.

*By:	/s/ David Stafford
David Stafford
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY on April 18, 2014.

ALEKS CORPORATION

By:	/s/ Patrick Milano
	Name:	Patrick Milano
	Title:	Executive Vice President, Chief
Financial Officer and Chief Administrative Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on the this 18th day of April, 2014.

Signature	Title

* R.G. Wilmot Lampros	President and Treasurer (Principal Executive Officer)

* Patrick Milano	Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Director (Principal Financial Officer)

* Thomas Kilkenny	Senior Vice President and Controller (Principal Accounting Officer)

* Brian Kibby	Director

*By	/s/ David Stafford
David Stafford
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY on April 18, 2014.

MCGRAW-HILL EDUCATION PUBLICATIONS OVERSEAS LLC

By:	/s/ Patrick Milano
	Name:	Patrick Milano
	Title:	Executive Vice President, Chief Financial
Officer, Chief Administrative Officer and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 18th day of April, 2014.

Signature	Title

/s/ David Levin David Levin	President and Manager (Principal Executive Officer)

* Patrick Milano	Executive Vice President, Chief Financial Officer, Chief Administrative Officer, Assistant Secretary and Manager (Principal Financial Officer)

* Thomas Kilkenny	Senior Vice President and Controller (Principal Accounting Officer)

*By:	/s/ David Stafford
David Stafford
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY on April 18, 2014.

MCGRAW-HILL EDUCATION VENTURES LLC

By:	/s/ Patrick Milano
	Name:	Patrick Milano
	Title:	Executive Vice President, Chief Financial
Officer, Chief Administrative Officer and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 18th day of April, 2014.

Signature	Title

/s/ David Levin David Levin	President and Manager (Principal Executive Officer)

* Patrick Milano	Executive Vice President, Chief Financial Officer, Chief Administrative Officer, Assistant Secretary and Manager (Principal Financial Officer)

* Thomas Kilkenny	Senior Vice President and Controller (Principal Accounting Officer)

*By:	/s/ David Stafford
David Stafford
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY on April 18, 2014.

MCGRAW-HILL GLOBAL EDUCATION, LLC

By:	/s/ Patrick Milano
	Name:	Patrick Milano
	Title:	Executive Vice President, Chief Financial
Officer, Chief Administrative Officer and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 18th day of April, 2014.

Signature	Title

/s/ David Levin David Levin	President and Manager (Principal Executive Officer)

* Patrick Milano	Executive Vice President, Chief Financial Officer, Chief Administrative Officer, Assistant Secretary and Manager (Principal Financial Officer)

* Thomas Kilkenny	Senior Vice President and Controller (Principal Accounting Officer)

*By:	/s/ David Stafford
David Stafford
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY on April 18, 2014.

MCGRAW-HILL GLOBAL EDUCATION MEXICO HOLDINGS, LLC

By:	/s/ Patrick Milano
	Name:	Patrick Milano
	Title:	Executive Vice President, Chief Financial
Officer, Chief Administrative Officer and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 18th day of April, 2014.

Signature	Title

/s/ David Levin David Levin	President, Chief Executive Officer and Manager (Principal Executive Officer)

* Patrick Milano	Executive Vice President, Chief Financial Officer, Chief Administrative Officer, Assistant Secretary and Manager (Principal Financial Officer)

* Thomas Kilkenny	Senior Vice President and Controller (Principal Accounting Officer)

*By:	/s/ David Stafford
David Stafford
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY on April 18, 2014.

MCGRAW-HILL INTERNATIONAL ENTERPRISES LLC

By:	/s/ Patrick Milano
	Name:	Patrick Milano
	Title:	Executive Vice President, Chief Financial
Officer, Chief Administrative Officer and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 18th day of April, 2014.

Signature	Title

/s/ David Levin David Levin	President and Manager (Principal Executive Officer)

* Patrick Milano	Executive Vice President, Chief Financial Officer, Chief Administrative Officer, Assistant Secretary and Manager (Principal Financial Officer)

* Thomas Kilkenny	Senior Vice President and Controller (Principal Accounting Officer)

*By	/s/ David Stafford
David Stafford
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY on April 18, 2014.

MCGRAW-HILL INTERAMERICANA, INC.

By:	/s/ Patrick Milano
	Name:	Patrick Milano
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 18th day of April, 2014.

Signature	Title

/s/ David Levin David Levin	President and Director (Principal Executive Officer)

* Patrick Milano	Vice President and Director (Principal Financial Officer)

* Thomas Kilkenny	Senior Vice President and Controller (Principal Accounting Officer)

*By	/s/ David Stafford
David Stafford
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY on April 18, 2014.

ALEKS HOLDCO, LLC

By: MCGRAW-HILL GLOBAL EDUCATION HOLDINGS, LLC, its sole member

By:	/s/ Patrick Milano
	Name:	Patrick Milano
	Title:	Executive Vice President, Chief Financial
Officer, Chief Administrative Officer and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 18th day of April, 2014.

MCGRAW-HILL GLOBAL EDUCATION HOLDINGS, LLC		Sole Member

By:	* Patrick Milano Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Assistant Secretary

*By:	/s/ David Stafford
David Stafford
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY on April 18, 2014.

TEGRITY, INC.

By:	/s/ Patrick Milano
	Name:	Patrick Milano
	Title:	Executive Vice President, Chief
Financial Officer, Chief Administrative Officer and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 18th day of April, 2014.

Signature	Title

/s/ David Levin David Levin	President and Director (Principal Executive Officer)

* Patrick Milano	Executive Vice President, Chief Financial Officer, Chief Administrative Officer, Assistant Secretary and Director (Principal Financial Officer)

* Thomas Kilkenny	Senior Vice President and Controller (Principal Accounting Officer)

*By:	/s/ David Stafford
David Stafford
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

2.1†	Purchase and Sale Agreement, dated as of November 26, 2012, by and among The McGraw-Hill Companies, Inc., McGraw-Hill Education LLC, the other sellers named therein and MHE Acquisition, LLC

2.2†	Amendment to Purchase and Sale Agreement, dated as of March 4, 2013, by and among The McGraw-Hill Companies, Inc., McGraw-Hill Education LLC, the other sellers named therein and MHE Acquisition, LLC

3.1*	Certificate of Formation, as amended, of McGraw-Hill Global Education Holdings, LLC

3.2*	Amended and Restated Limited Liability Company Agreement of McGraw-Hill Global Education Holdings, LLC

3.3*	Certificate of Incorporation of McGraw-Hill Global Education Finance, Inc.

3.4*	By-laws of McGraw-Hill Global Education Finance, Inc.

3.5*	Certificate of Formation, as amended, of McGraw-Hill Global Education Intermediate Holdings, LLC

3.6*	Amended and Restated Limited Liability Company Agreement of McGraw-Hill Global Education Intermediate Holdings, LLC

3.7*	Amended and Restated Certificate of Incorporation of ALEKS Corporation

3.8*	Amended and Restated By-laws of ALEKS Corporation

3.9*	Certificate of Formation of McGraw-Hill Education Publications Overseas LLC

3.10*	Amended and Restated Limited Liability Company Agreement of McGraw-Hill Education Publications Overseas LLC

3.11*	Certificate of Formation of McGraw-Hill Education Ventures LLC

3.12*	Amended and Restated Limited Liability Company Agreement of McGraw-Hill Education Ventures LLC

3.13*	Certificate of Formation, as amended, of McGraw-Hill Global Education, LLC

3.14*	Second Amended and Restated Limited Liability Company Agreement of McGraw-Hill Global Education, LLC

3.15*	Certificate of Formation, as amended, of McGraw-Hill Global Education Mexico Holdings, LLC

3.16*	Amended and Restated Limited Liability Company Agreement of McGraw-Hill Global Education Mexico Holdings, LLC

3.17*	Certificate of Formation of McGraw-Hill International Enterprises LLC

3.18*	Amended and Restated Limited Liability Company Agreement of McGraw-Hill International Enterprises LLC

3.19*	Certificate of Incorporation, as amended, of McGraw-Hill Interamericana, Inc.

3.20*	By-laws of McGraw-Hill Interamericana, Inc.

3.21*	Certificate of Formation, as amended, of ALEKS Holdco, LLC

3.22*	Amended and Restated Limited Liability Company Agreement of ALEKS Holdco, LLC

3.23*	Amended and Restated Articles of Incorporation of Tegrity, Inc.

3.24*	By-laws of Tegrity, Inc.

4.1†	Indenture, dated as of March 22, 2013, by and among McGraw-Hill Global Education Holdings, LLC, McGraw-Hill Global Education Finance, Inc., McGraw-Hill Global Education Intermediate Holdings, LLC, MHE US Holdings, LLC, the Subsidiary Guarantors party thereto from time to time and Wilmington Trust, National Association.

4.2*	Registration Rights Agreement, dated as of March 22, 2013, by and among McGraw-Hill Global Education Holdings, LLC, McGraw-Hill Global Education Finance, Inc., McGraw-Hill Global Education Intermediate Holdings, LLC, MHE US Holdings, LLC, the Guarantors party thereto, Credit Suisse Securities (USA) LLC, BMO Capital Markets Corp., Jefferies LLC, Morgan Stanley & Co. LLC, Nomura Securities International, Inc., and UBS Securities LLC.

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to validity of the exchange notes and guarantees.

5.2†	Opinion of Orrick, Herrington & Sutcliffe LLP.

8.1†	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain tax matters.

10.1†	First Lien Credit Agreement, dated as of March 22, 2013, among McGraw-Hill Global Education Intermediate Holdings, LLC, as holdings, McGraw-Hill Global Education Holdings, LLC, as borrower, the lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and the other parties thereto.

10.2†	Collateral Agreement (First Lien), dated as of March 22, 2013, among McGraw-Hill Global Education Intermediate Holdings, LLC, as holdings, McGraw-Hill Global Education Holdings, LLC, as borrower, each subsidiary loan party party thereto and Credit Suisse AG, Cayman Islands Branch, as collateral agent.

10.3†	Guarantee Agreement (First Lien), dated as of March 22, 2013, among McGraw-Hill Global Education Intermediate Holdings, LLC, as holdings, the subsidiaries of McGraw-Hill Global Education Holdings, LLC named therein and Credit Suisse AG, Cayman Islands Branch, as collateral agent.

10.4*	Transaction Fee Agreement, dated as of March 22, 2013, among McGraw-Hill Global Education Holdings, LLC and Apollo Securities, LLC.

10.5*	Management Fee Agreement, dated as of March 22, 2013, among McGraw-Hill Global Education Holdings, LLC and Apollo Management VII, L.P.

10.6*	Employment Agreement, dated June 6, 2012, between McGraw-Hill Global Education, Inc. and Lloyd G. Waterhouse.

10.7*	First Amendment to Employment Agreement, dated May 15, 2013, between McGraw-Hill Global Education Holdings, LLC and Lloyd G. Waterhouse.

10.8*	Second Amendment to Employment Agreement, dated December 5, 2013, between McGraw-Hill Global Education Holdings, LLC and Lloyd G. Waterhouse.

10.9*	Offer Letter, dated June 18, 2012, between McGraw-Hill Education and Thomas Kilkenny.

10.10†	Employment Agreement, dated May 31, 2013, between McGraw-Hill Education Holdings, LLC and Ronald Schlosser.

10.11*	Retention Agreement, dated August 1, 2012, between McGraw-Hill Education, Inc. and Patrick Milano.

10.12*	Retention Agreement, dated August 1, 2012, between McGraw-Hill Education, Inc. and David Stafford.

10.13*	Form of 2012 Cash-Based Performance Award under the 2002 Stock Incentive Plan.

10.14*	Form of Amendment to 2012 Cash-Based Performance Award.

10.15*	Georgia Holdings, Inc. Management Equity Plan.

10.16*	Form of Nonqualified Stock Option Grant Certificate under the Georgia Holdings, Inc. Management Equity Plan for Tier I Management.

10.17*	Form of Nonqualified Stock Option Grant Certificate under the Georgia Holdings, Inc. Management Equity Plan for Tier II Management.

10.18*	Nonqualified Stock Option Grant Certificate, dated May 15, 2013, between Georgia Holdings, Inc. and Lloyd G. Waterhouse.

10.19*	Amendment, dated December 5, 2013, to the Nonqualified Stock Option Grant Certificate, dated May 15, 2013, between Georgia Holdings, Inc. and Lloyd G. Waterhouse.

10.20*	Nonqualified Stock Option Grant Certificate, dated May 31, 2013, between Georgia Holdings, Inc. and Ronald Schlosser.

10.21*	Nonqualified Stock Option Grant Certificate, dated June 28, 2013, between Georgia Holdings, Inc. and Mark Wolsey-Paige.

10.22*	McGraw-Hill Education Annual Incentive Plan.

10.23*	McGraw-Hill Education Annual Incentive Plan—2013 Plan Year Addendum.

10.24†	First Amendment to Georgia Holdings, Inc. Management Equity Plan, effective as of February 4, 2014.

10.25*	Georgia Holdings, Inc. Executive Severance Plan.

10.26†	Incremental Assumption Agreement and Amendment No. 1, dated as of March 24, 2014, among McGraw-Hill Global Education Intermediate Holdings, LLC, as holdings, McGraw-Hill Global Education Holdings, LLC, as borrower, the lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and the other parties thereto.

10.27†	Services Agreement, dated as of March 22, 2013, by and among MHE Acquisition, LLC, MHE US Holdings, LLC, McGraw-Hill School Education Holdings, LLC and McGraw-Hill Global Education Holdings, LLC.

10.28†	Employment Agreement, dated December 14, 2013, between McGraw-Hill Education Holdings, LLC and David Levin, as amended by the Amendment, dated March 31, 2014, between McGraw-Hill Education Holdings, LLC and David Levin.

12.1†	Statement regarding Computation of Ratios.

21.1*	List of Subsidiaries of McGraw-Hill Global Education Intermediate Holdings, LLC.

23.1†	Consent of Ernst & Young LLP.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).

23.4†	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.2 to this Registration Statement).

24.1*	Powers of Attorney for officers, directors and managers other than David Levin (included on signature pages of this Part II).

24.2†	Power of Attorney for David Levin.

25.1*	Statement of Eligibility on Form T-1 of Wilmington Trust, National Association.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Clients.

99.4*	Form of Letter to Registered Holders.

*	Previously filed
†	Filed herewith.